Exhibit 10.1

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as each may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 22, 2021, is entered into by and among:

(a)	Diamond Offshore Drilling, Inc. (“Diamond Offshore”) and its affiliated debtors listed on Exhibit A hereto (collectively, the “Debtors,” and together with their non-debtor affiliates, the “Company”);

(b)

each undersigned entity in each such entity’s respective capacity as a holder of, or as nominee, investment advisor, sub-advisor, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a holder of Claims (as defined below) under the:

(i)

5.70% Senior Notes due 2039 (the “2039 Notes”) under that certain indenture, dated February 4, 1997 (the “Base Indenture”), by and among Diamond Offshore, as issuer, and the Chase Manhattan Bank, as trustee, and that certain Seventh Supplemental Indenture, dated October 8, 2009, by and among Diamond Offshore, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Notes Trustee”);

(ii)

3.45% Senior Notes due 2023 (the “2023 Notes”), under the Base Indenture and that certain Eighth Supplemental Indenture, dated November 5, 2013 (the “Eighth Supplemental Indenture”), by and among Diamond Offshore, as issuer, and the Senior Notes Trustee;

(iii)	4.875% Senior Notes due 2043 (the “2043 Notes”) under the Base Indenture and the Eighth Supplemental Indenture; and

(iv)

7.875% Senior Notes due 2025 (the “2025 Notes,” and, collectively with the 2043 Notes, the 2023 Notes, and the 2039 Notes, the “Senior Notes”) under the Base Indenture and that certain Ninth Supplemental Indenture, dated August 15, 2017, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee (such holders of Claims described in clauses (b)(i) through (b)(iv), collectively, the “Consenting Noteholders”); and

(c)

each undersigned entity in each such entity’s respective capacity as a holder of, or as nominee, investment advisor, sub-advisor, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a holder of Claims under the 5-Year Revolving Credit Agreement, dated as of October 2, 2018 (as amended, modified, or otherwise supplemented from time to time, the “RCF Credit Agreement”), by and among the Company, Diamond Foreign Asset Company, each lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent (such holders of Claims described in this clause (c), the “Consenting RCF Lenders,” and together with the Consenting Noteholders, the “Consenting Stakeholders”).

Each Debtor, each Consenting Stakeholder, and any Person (as defined below) that becomes a party hereto after the date hereof in accordance with the terms hereof are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, on April 26, 2020 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which cases are jointly administered under Case Number 20-32307 (DRJ) (collectively, the “Chapter 11 Cases”);

WHEREAS, the Parties have agreed to undertake and support a restructuring of the Debtors (the “Restructuring”), to be implemented through the Plan, a solicitation of votes thereon (the “Solicitation”), the Exit Facilities (as defined below), the Rights Offerings (as defined below), and the Private Placements (as defined below), upon the terms and conditions set forth in this Agreement and in the Plan (including any exhibits, schedules, and attachments thereto and as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof);

WHEREAS, as of the date hereof, the Consenting Noteholders, in the aggregate, hold approximately 70% of the aggregate outstanding principal amount of the Senior Notes;

WHEREAS, as of the date hereof, the Consenting RCF Lenders, in the aggregate, hold approximately 70% of the aggregate outstanding principal amount of the loans outstanding under the RCF Credit Agreement (the “RCF Loans”);

WHEREAS, in connection with the Restructuring, holders of Senior Notes Claims (as defined below) have agreed to receive 70% of the New Common Shares (as defined below), subject to dilution by the MIP Equity Shares (as defined below), the New Warrants (as defined below), the Rights Offerings, and the Private Placements, in partial satisfaction of each such holder’s pro rata portion of the Senior Notes Claims;

WHEREAS, also in connection with the Restructuring, the Debtors will conduct (a) a rights offering (the “Primary Rights Offering”) for (i) $46,875,000 aggregate principal amount of Exit Notes (as defined below) and (ii) New Common Shares representing approximately 12.78% of the total New Common Shares outstanding on the Effective Date (as defined below), subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Primary Rights Offering Stapled Securities”), and (b) a rights offering (the “Delayed Draw Rights Offering,” and, together with the Primary Rights Offering, the “Rights Offerings”) for (i) $21,875,000 aggregate principal amount of Exit Notes and (ii) New Common Shares representing approximately 5.97% of the total New Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Delayed Draw Rights Offering Stapled Securities,” and, together with the Primary Rights Offering Stapled Securities, the “Rights Offering Stapled Securities”), which shall allow each holder of Senior Notes Claims to purchase its pro rata portion of the Rights Offering Stapled Securities;

2

WHEREAS, also in connection with the Restructuring, (a) the Company has agreed to sell (the “Primary Private Placement”) to certain of the Consenting Noteholders (in such capacity, the “Primary Private Placement Investors”) (i) $28,125,000 aggregate principal amount of Exit Notes and (ii) New Common Shares representing approximately 7.67% of the total New Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Primary Private Placement Stapled Securities”) and (b) pursuant to the Delayed Draw Subscription Agreement (as defined below), the Company has agreed to sell (the “Delayed Draw Private Placement” and, together with the Primary Private Placement, the “Private Placements”) to certain of the Consenting Noteholders (in such capacity, the “Delayed Draw Private Placement Investors” and, together with the Primary Private Placement Investors, the “Private Placement Investors”) (i) $13,125,000 aggregate principal amount of Exit Notes and (ii) New Common Shares representing approximately 3.58% of the total New Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Delayed Draw Private Placement Stapled Securities” and, together with the Primary Private Placement Stapled Securities, the “Private Placement Stapled Securities”);

WHEREAS, in connection with the Restructuring, certain of the Consenting RCF Lenders have agreed to provide commitments under a new L+425 bps $300 million to $400 million aggregate principal amount first lien, first out Exit Revolving Credit Facility (the “Exit Revolving Credit Facility”), on substantially the terms set forth on Exhibit A to the Plan (the “Exit Revolver Term Sheet”), in exchange for the treatment of RCF Claims (as defined below) as set forth in the Plan;

WHEREAS, in connection with the Restructuring, certain RCF Lenders that are not Consenting RCF Lenders will receive a new $100 million to $200 million aggregate principal amount first lien last out Exit Term Loan Facility, with such amounts subject to change based upon the Effective Date and interest accrued on RCF Claims through such date (the “Exit Term Loan Facility”) at a rate of (at the Company’s option) L+600 bps (cash), L+1,000 bps (payment-in-kind), or L+800 bps (if 50% cash and 50% payment-in-kind), which will be secured pari passu with the Exit Notes, on substantially the terms set forth in Exhibit B to the Plan, in exchange for the treatment of RCF Claims as set forth in the Plan;

WHEREAS, certain of the Consenting Noteholders (in such capacity, the “Backstop Parties”) will backstop the Rights Offerings in accordance with the terms and conditions described in the Plan and the backstop and private placement agreement, dated as of the date hereof, attached hereto as Exhibit C (the “Backstop Agreement”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitments, specifically as set forth in the Plan and this Agreement, which are the product of arm’s-length, good-faith discussions between the Parties and their respective professionals.

3

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions and Interpretation.

1.01.	Definitions. The following terms used in this Agreement shall have the following definitions:

(a) “Additional Consenting Stakeholder” has the meaning set forth in Section 5(d).

(b) “Ad Hoc Group” means that certain group of holders of Senior Notes represented by the Consenting Noteholders’ Advisors.

(c) “Agreement” has the meaning set forth in the preamble hereof and includes, for the avoidance of doubt, the Plan and any schedules, attachments, and exhibits attached thereto.

(d) “Alternative Restructuring” means any new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding up, assignment for the benefit of creditors, transaction, debt investment, equity investment, joint venture, partnership, sale, plan proposal, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving all or substantially all of the business or assets of the Company, one or more material business units of the Company or a material portion thereof, or the debt, equity, or other interests in any one or more of the Debtors that, in each case, is an alternative to the Restructuring and the Plan, including the Rights Offerings, the Private Placements, the Exit Facilities, and/or the other transactions contemplated by this Agreement (including the schedules, attachments, and exhibits attached hereto) or the Plan.

(e) “Backstop Agreement” has the meaning set forth in the recitals hereof and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(f) “Backstop Order” means an order approving the Backstop Agreement, the Commitment Letter, and the Fee Letters in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders and consistent with and in accordance with the terms of the Backstop Agreement.

(g) “Backstop Parties” has the meaning set forth in the recitals hereof.

(h) “Bankruptcy Code” has the meaning set forth in the recitals hereof.

(i) “Bankruptcy Court” has the meaning set forth in the recitals hereof.

(j) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

4

(k) “Business Day” means any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to close.

(l) “Cause of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, or franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, Secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any Claim or defense, including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any Avoidance Action or state law fraudulent transfer claim.

(m) “Chapter 11 Cases” has the meaning set forth in the recitals hereof.

(n) “Claim” means any claim against the Debtors, whether or not asserted, as that term is defined in section 101(5) of the Bankruptcy Code.

(o) “Commitment Letter” has the meaning set forth in Section 2.

(p) “Company” has the meaning set forth in the recitals hereof.

(q) “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

(r) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(s) “Consenting Noteholder” has the meaning set forth in the preamble hereof.

(t) “Consenting Noteholders’ Advisors” means, collectively, the Consenting Noteholders’ Counsel, Evercore Group L.L.C., Norton Rose Fulbright US LLP, and DNB Markets (a part of DNB Bank ASA).

(u) “Consenting Noteholders’ Counsel” means Milbank LLP, in its capacity as counsel to the Ad Hoc Group.

(v) “Consenting RCF Lenders” has the meaning set forth in the preamble hereof.

5

(w) “Consenting RCF Lenders’ Advisors” means, together, the Consenting RCF Lenders’ Counsel, FTI Consulting, Inc., and Mourant Ozannes.

(x) “Consenting RCF Lenders’ Counsel” means Bracewell LLP.

(y) “Consenting Stakeholder” has the meaning set forth in the preamble hereof.

(z) “Consenting Stakeholder Termination Event” has the meaning set forth in Section 7(c).

(aa) “Consenting Stakeholders’ Advisors” means, collectively, the Consenting Noteholders’ Advisors and the Consenting RCF Lenders’ Advisors.

(bb) “Consenting Stakeholders’ Counsel” means, together, the Consenting Noteholders’ Counsel and the Consenting RCF Lenders’ Counsel.

(cc) “Debtor” has the meaning set forth in the preamble hereof.

(dd) “Debtor Claims and/or Interests” means any Claim against a Debtor and/or Interest held by a Consenting Stakeholder.

(ee) “Debtor Termination Event” has the meaning set forth in Section 7(d).

(ff) “Definitive Documents” has the meaning set forth in Section 3.

(gg) “Delayed Draw Private Placement” has the meaning set forth in the recitals hereof.

(hh) “Delayed Draw Private Placement Investors” has the meaning set forth in the recitals hereof.

(ii) “Delayed Draw Private Placement Stapled Securities” has the meaning set forth in the recitals hereof.

(jj) “Delayed Draw Rights Offering” has the meaning set forth in the recitals hereof.

(kk) “Delayed Draw Rights Offering Documents” means that certain Delayed Draw Subscription Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Delayed Draw Rights Offering, in each case, in form and substance consistent with and in accordance with the terms of the Backstop Agreement.

(ll) “Delayed Draw Rights Offering Stapled Securities” has the meaning set forth in the recitals hereof.

(mm) “Delayed Draw Subscription Agreement” has the meaning set forth in the Backstop Agreement and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

6

(nn) “Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, and each as may be further amended, supplemented, or otherwise modified from time to time in a manner that is reasonably satisfactory to the Requisite Consenting Stakeholders and the Debtors.

(oo) “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(pp) “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms hereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

(qq) “Effective Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 7 and (ii) the Effective Date.

(rr) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ss) “Exhibits and Schedules” has the meaning set forth in Section 3(a).

(tt) “Existing Parent Equity Interests” has the meaning set forth in the Plan.

(uu) “Exit Facilities” means the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Exit Notes.

(vv) “Exit Facilities Documents” means the Exit Revolving Credit Facility Documents, the Exit Term Loan Documents, and the Exit Notes Documents, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(ww) “Exit Notes” means up to $110 million aggregate principal amount of 9.00%/11.00%/13.00% senior secured first lien, last out payment-in-kind toggle notes due 2027, which will be secured and rank pari passu in payment with the Exit Term Loan Facility, issued in connection with the Rights Offerings and the Private Placements, on substantially the terms set forth in the Plan.

(xx) “Exit Notes Documents” means the Exit Notes, including the Exit Notes Indenture and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

7

(yy) “Exit Revolving Credit Facility” has the meaning set forth in the recitals hereof.

(zz) “Exit Revolving Credit Facility Commitment Fee” has the meaning set forth in the Plan.

(aaa) “Exit Revolving Credit Facility Documents” means the agreements with respect to the Exit Revolving Credit Facility, including the Exit Revolving Credit Facility Agreement and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(bbb) “Exit Term Loan Documents” means the agreements with respect to the Exit Term Loan Facility, including any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(ccc) “Exit Term Loan Facility” has the meaning set forth in the recitals hereof.

(ddd) “Fee Letters” means, collectively, that certain fee letter dated as of January 22, 2021, among Diamond Offshore, Diamond Foreign Asset Company, the Consenting RCF Lenders that agree to provide commitments under the Exit Revolving Credit Facility, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC and that certain agent fee letter dated as of January 22, 2021, among Diamond Offshore, Diamond Foreign Asset Company, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC.

(eee) “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement); provided, however, that the term “Interests” shall not include the Intercompany Interests.

(fff) “Joinder Agreement” has the meaning set forth in Section 5(b).

(ggg) “Milestones” means those milestones set forth in Section 4.

(hhh) “MIP Equity Shares” means restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing 5% to 10% of the New Common Shares on a fully diluted and fully distributed basis, pursuant to the establishment of a post-emergence management incentive plan to be determined and adopted by the New Board.

8

(iii) “New Board” means the initial board of directors of Reorganized Diamond Offshore, which shall as of the Effective Date consist of members selected in accordance with the applicable organizational documents and, to the extent known, shall be as set forth in the Plan Supplement or as announced on the record during the Confirmation Hearing.

(jjj) “New Common Shares” means shares of common stock of Reorganized Diamond Offshore.

(kkk) “New Organizational Documents” means the forms of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(lll) “New Warrants” means new warrants with an exercise period of five years, exercisable into 7% of the New Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to holders of Senior Notes Claims on the face value of their Claims (including accrued interest as of the Petition Date), which shall include ride-through protection for the life of the New Warrants in the event of a stock-for-stock merger involving the Reorganized Debtors.

(mmm) “New Warrants Documentation” means any and all agreements, documents, and instruments delivered or entered into in connection with the New Warrants, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(nnn) “Non-Consenting Stakeholder” has the meaning set forth in Section 11(d).

(ooo) “Outside Date” has the meaning set forth in Section 4(a)(v).

(ppp) “Party” has the meaning set forth in the preamble hereof.

(qqq) “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Debtors.

(rrr) “PCbtH Contracts” means, together, that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC.

(sss) “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust governmental entity, or any other entity or organization.

(ttt) “Petition Date” has the meaning set forth in the recitals hereof.

(uuu) “Plan” means the chapter 11 plan of reorganization of the Debtors implementing the Restructuring, attached hereto as Exhibit B, including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with the terms of this Agreement.

9

(vvv) “Plan Supplement” has the meaning set forth in the Plan.

(www) “Primary Private Placement” has the meaning set forth in the recitals hereof.

(xxx) “Primary Private Placement Investors” has the meaning set forth in the recitals hereof.

(yyy) “Primary Private Placement Stapled Securities” has the meaning set forth in the recitals hereof.

(zzz) “Primary Rights Offering” has the meaning set forth in the recitals hereof.

(aaaa) “Primary Rights Offering Stapled Securities” has the meaning set forth in the recitals hereof.

(bbbb) “Private Placement Investors” has the meaning set forth in the recitals hereof.

(cccc) “Private Placement Stapled Securities” has the meaning set forth in the recitals hereof.

(dddd) “Private Placements” has the meaning set forth in the recitals hereof.

(eeee) “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against or Interests in the Debtors (or enter with customers into long and short positions in Claims against or Interests in the Debtors), solely in its capacity as a dealer or market maker in Claims against or Interests in the Debtors, and (ii) is, in fact, regularly in the business of making a market in claims against or interests in issuers or borrowers (including debt securities or other debt).

(ffff) “RCF Agent” means Wells Fargo Bank, National Association, as administrative agent under the RCF Credit Agreement, and any successors and permitted assigns, in such capacity.

(gggg) “RCF Claims” has the meaning set forth in the Plan.

(hhhh) “RCF Credit Agreement” has the meaning set forth in the recitals hereof.

(iiii) “RCF Lenders” means the lenders party to the RCF Credit Agreement.

(jjjj) “RCF Loans” has the meaning set forth in the recitals hereof.

(kkkk) “RCF Steering Committee Members” means the steering committee of RCF Lenders.

(llll) “Released Party” has the meaning set forth in the Plan.

10

(mmmm) “Reorganized Debtors” means each of the Debtors as reorganized on the Effective Date in accordance with the Plan.

(nnnn) “Reorganized Diamond Offshore” means either (a) Diamond Offshore as reorganized on the Effective Date in accordance with the Plan, (b) any successor thereto, by merger, consolidation, or otherwise, or (c) a new corporation or limited liability company that may be formed or caused to be formed by the Debtors to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Shares to be distributed or sold pursuant to the Plan, as approved by the Requisite Consenting Stakeholders in the case of clause (b) or (c) and in accordance with the Restructuring Transaction Memorandum.

(oooo) “Requisite Consenting Noteholders” means, as of the date of determination, Consenting Noteholders holding at least 50.1% of the principal amount of the outstanding Senior Notes held by the Consenting Noteholders as of such date.

(pppp) “Requisite Consenting RCF Lenders” means, as of the date of determination, Consenting RCF Lenders holding at least 50.01% of the principal amount of the RCF Claims held by the Consenting RCF Lenders as of such date.

(qqqq) “Requisite Consenting Stakeholders” means, collectively, the Requisite Consenting Noteholders and the Requisite Consenting RCF Lenders.

(rrrr) “Restructuring” has the meaning set forth in the recitals hereof.

(ssss) “Restructuring Expenses” means all reasonable and documented prepetition and post-petition fees and out-of-pocket expenses incurred by the Consenting Stakeholders’ Advisors, the RCF Agent, and the RCF Steering Committee Members related to the Debtors, the Restructuring, or the Chapter 11 Cases.

(tttt) “Restructuring Transaction” means any transaction contemplated in connection with the Restructuring.

(uuuu) “Restructuring Transaction Memorandum” means a document to be included in the Plan Supplement that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan, including the reorganization of the Debtors and the issuance of the New Common Shares, through the Chapter 11 Cases, the Plan, or this Agreement, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(vvvv) “Rights Offering Documents” means the Backstop Agreement, the Backstop Order, the Rights Offering Procedures, the Rights Offering Stapled Securities, the Delayed Draw Rights Offering Documents, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offerings, in each case, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors and consistent with and in accordance with the terms of the Backstop Agreement.

11

(wwww) “Rights Offering Procedures” means the procedures for each Rights Offering that are approved by the Bankruptcy Court, which set forth the procedures for holders of Senior Notes Claims to participate in the Rights Offerings, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(xxxx) “Rights Offering Stapled Securities” has the meaning set forth in the recitals hereof.

(yyyy) “Rights Offerings” has the meaning set forth in the recitals hereof.

(zzzz) “Schedule of Rejected Contracts” means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, if any, as the same may be amended, modified, or supplemented from time to time, in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(aaaaa) “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

(bbbbb) “Senior Notes Claims” has the meaning set forth in the Plan.

(ccccc) “Senior Notes Trustee” has the meaning set forth in the preamble hereof.

(ddddd) “Solicitation” has the meaning set forth in the recitals hereof.

(eeeee) “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement, the Disclosure Statement Order, the Rights Offering Procedures, and related ballots.

(fffff) “Support Effective Date” has the meaning set forth in Section 2.

(ggggg) “Termination Date” means the date on which this Agreement terminates in accordance with Section 7(f).

(hhhhh) “Termination Event” means a Consenting Stakeholder Termination Event or Debtor Termination Event.

(iiiii) “Transfer” has the meaning set forth in Section 5(b).

(jjjjj) “Voting Deadline” means the deadline to submit votes to accept or reject the Plan.

1.02. Interpretation. For the purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

12

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws; and

(i) the use of “include” or “including” is without limitation, whether stated or not.

2. Support Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, on the date (such date, the “Support Effective Date”) that (a) this Agreement has been executed by (i) each Debtor, (ii) the Consenting Noteholders holding, in the aggregate, at least 66.67% in principal amount of the Senior Notes, and (iii) the Consenting RCF Lenders holding, in the aggregate, at least 66.67% in principal amount of the RCF Loans and representing at least a majority in number of claimants asserting Claims arising under the RCF Credit Agreement and (b) the Debtors shall have received binding commitments from Consenting RCF Lenders for at least $300 million and up to $400 million in aggregate principal amount of commitments under the Exit Revolving Credit Facility pursuant to the fully-executed commitment letter (the “Commitment Letter”) attached hereto as Exhibit E.

3. Exhibits; Definitive Documents; Bankruptcy Process.

(a) Each of the schedules, attachments, and exhibits attached hereto, including the Plan, and any schedules, attachments, or exhibits to such schedules, attachments, and exhibits (collectively, the “Exhibits and Schedules”) are expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between the terms of this Agreement (excluding the Exhibits and Schedules) and the Exhibits and Schedules, the Exhibits and Schedules shall govern. In the event of any inconsistency between the terms of this Agreement (including the Exhibits and Schedules) and the other Definitive Documents, as applicable, the terms of the other Definitive Documents shall govern, as applicable.

13

(b) The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documents”), which shall in each case be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors and consistent with this Agreement, shall include:

(i) this Agreement;

(ii) the Plan and the Plan Supplement, including each schedule, attachment, and exhibit thereto;

(iii) the Confirmation Order and any motion or other pleadings related to the Plan or confirmation of the Plan;

(iv) the Disclosure Statement, the Disclosure Statement Order, and the Solicitation Materials, including the motion seeking approval of the Solicitation Materials;

(v) the Backstop Agreement, the Backstop Order, the motion and other pleadings seeking approval of the Backstop Agreement and entry of the Backstop Order, and the Rights Offering Documents, including the order or orders of the Bankruptcy Court approving the Rights Offering Procedures;

(vi) the Exit Facilities Documents;

(vii) the Restructuring Transaction Memorandum;

(viii) the Delayed Draw Subscription Agreement;

(ix) the New Organizational Documents;

(x) the Schedule of Rejected Contracts;

(xi) the New Warrants Documentation;

(xii) any other material documents, certificates, opinions, motions, pleadings, orders, agreements, instruments, schedules, or exhibits related to or contemplated by the Restructuring, including any documents filed by the Debtors in the Chapter 11 Cases to implement any of the foregoing; and

(xiii) in the case of each of the foregoing clauses (i) through (xii), all schedules, exhibits, appendices, and supplements thereto.

(c) The Definitive Documents not executed, in a form attached to this Agreement, or otherwise in substantially final form as of the Support Effective Date remain subject to negotiation and, upon completion, such Definitive Documents shall contain terms, conditions, representations, warranties, and covenants consistent in all respects with the terms of this Agreement and otherwise be in form and substance reasonably acceptable (including with respect to tax structuring and elections) to the Debtors and the Requisite Consenting Stakeholders.

14

4. Milestones

(a) As provided in and subject to Section 6 the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”):

(i) no later than Support Effective Date, which shall be no later than January 22, 2021, at 11:59 p.m. (prevailing Central Time), the Debtors shall file with the Bankruptcy Court (A) the Plan, (B) the Disclosure Statement, (C) a motion seeking entry of the Disclosure Statement Order(the “Disclosure Statement Motion”), and (D) a motion seeking entry of the Backstop Order and approving the Rights Offerings;

(ii) no later than March 1, 2021 at 11:59 p.m. (prevailing Central Time), the Bankruptcy Court shall have entered (A) the Disclosure Statement Order,(B) the Backstop Order, and (C) an order approving the Rights Offerings;

(iii) no later than March 3, 2021 at 11:59 p.m. (prevailing Central Time), the Debtors shall have commenced the Solicitation and Rights Offerings;

(iv) no later than April 8, 2021 at 11:59 p.m. (prevailing Central Time), the Bankruptcy Court shall have entered the Confirmation Order; and

(v) no later than April 23, 2021 at 11:59 p.m. (prevailing Central Time) (the “Outside Date”), the Effective Date shall have occurred.

(b) Except as set forth in Section 11(e), each of the Milestones may be extended or waived with the express prior written consent of the Requisite Consenting Stakeholders.

5. Agreements of the Consenting Stakeholders.

(a) Voting; Support. Each Consenting Stakeholder (severally and not jointly) agrees that, for the duration of the Effective Period applicable to such Consenting Stakeholder, such Consenting Stakeholder (to the extent applicable) shall:

(i) use commercially reasonable efforts to (A) support, implement and consummate the Restructuring, as contemplated under this Agreement and the Plan, and all of the Restructuring Transactions contemplated therein, in each case in a timely manner, and take any and all commercially reasonable actions in furtherance of the Restructuring, as contemplated under this Agreement and the Plan, and (B) negotiate in good faith the form of the Definitive Documents and execute the Definitive Documents (as applicable and subject to such Definitive Documents being in form and substance reasonably acceptable to the Requisite Consenting Stakeholders to the extent set forth in and in accordance with the terms of this Agreement and the Backstop Agreement, as applicable);

15

(ii) not directly or indirectly (A) seek, solicit, support, propose, assist, encourage, vote for, consent to, enter into, or participate in any discussion regarding the negotiation or formulation of an Alternative Restructuring, (B) publicly announce its intention not to pursue the Restructuring, or (C) object to, impede, delay, or take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, or materially impede or delay, the confirmation or consummation of the Restructuring;

(iii) as long as its votes have been solicited in a manner that complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code, timely vote or cause to be voted its Debtor Claims and/or Interests, to the extent entitled to vote on the Plan, to accept the Plan by delivering or causing to be delivered its duly authorized, executed, and completed ballot or ballots, and consent to and, if applicable, not opt out of, the releases set forth in the Plan against each Released Party on a timely basis;

(iv) not change or withdraw (or cause or direct to be changed or withdrawn) any such vote or release described in clause (i) above; provided, however, that notwithstanding anything in this Agreement to the contrary, a Consenting Stakeholder’s vote and release may, upon prior written notice to the Debtors and the other Parties, be revoked (and, upon such revocation, be deemed void ab initio) by any Consenting Stakeholder at any time following (and solely in the event of) the termination of this Agreement pursuant to Section 7 with respect to such Consenting Stakeholder;

(v) timely vote (or cause to be voted) its Debtor Claims and/or Interests, to the extent entitled to vote, against any Alternative Restructuring;

(vi) not object to, or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede, the Solicitation, the Rights Offering, the Exit Facilities, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring;

(vii) not take any action, or direct any party, including the Senior Notes Trustee or the RCF Agent, to take any action that is inconsistent with such Consenting Stakeholder’s obligations under this Agreement or the Plan;

(viii) if the Senior Notes Trustee takes any action that is inconsistent with the Consenting Noteholders’ obligations under this Agreement or the Plan, such Consenting Noteholders shall use commercially reasonable efforts to direct (if reasonably requested by the Debtors and at no cost to such Consenting Noteholders) the Senior Notes Trustee to cease, withdraw, and refrain from taking any such action;

(ix) if the RCF Agent takes any action that is inconsistent with the Consenting RCF Lenders’ obligations under this Agreement or the Plan, such Consenting RCF Lenders shall use commercially reasonable efforts to direct (if reasonably requested by the Debtors and at no cost to such Consenting RCF Lenders) the RCF Agent to cease, withdraw, and refrain from taking any such action; and

16

(x) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Debtors in good faith to implement appropriate additional or alternative provisions to address any such impediment.

(b) Transfers. Each Consenting Stakeholder agrees (severally and not jointly) that, for the duration of the Effective Period applicable to such Consenting Stakeholder, such Consenting Stakeholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, encumber, or otherwise dispose of (including through derivatives, options, swaps, pledges, forward sales, or other transactions in which any Person receives the right to own or acquire any current or future interest in) (each, a “Transfer”), or permit a Transfer of, directly or indirectly, in whole or in part, any of its Debtor Claims and/or Interests, or any option thereon, or any right therein in the Debtors (including grant any proxies, deposit any Debtor Claims and/or Interests into a voting trust, or enter into a voting agreement with respect to any such Debtor Claims and/or Interests), unless the transferee thereof either (i) is a Consenting Stakeholder or an entity that is controlled by such Consenting Stakeholder for which such Consenting Stakeholder acts as investment manager, advisor, or sub-advisor, or (ii) prior to or contemporaneously with such Transfer, agrees in writing to become a Consenting Stakeholder and to be bound by all of the terms of this Agreement applicable to Consenting Stakeholders (including with respect to any and all Debtor Claims and/or Interests it may already hold against or in the Debtors prior to such Transfer) by executing a joinder agreement, the form of which is attached hereto as Exhibit D (the “Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days following such execution to Paul, Weiss, as counsel to the Debtors, and the Consenting Stakeholders’ Counsel, in which event (A) the transferee shall be deemed to be a Consenting Stakeholder hereunder and (B) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement with respect to the Debtor Claims and/or Interests that are the subject of the Transfer. Each Consenting Stakeholder agrees that any Transfer of any Debtor Claims and/or Interests that do not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Debtors and each other Consenting Stakeholder shall have the right to enforce the voiding of any such Transfer. Notwithstanding anything to the contrary herein, a Consenting Stakeholder may complete a Transfer of its Debtor Claims and/or Interests to any entity that (Y) is already a Consenting Stakeholder or (Z) is acting in its capacity as a Qualified Marketmaker without the requirement that such Consenting Stakeholder or Qualified Marketmaker execute a Joinder Agreement; provided, however, that (x) such Qualified Marketmaker must complete such Transfer of rights, title, or interests by the earlier of ten (10) Business Days following its receipt thereof and, if received prior to the Voting Deadline, ten (10) Business Days prior to the Voting Deadline, (y) any subsequently completed Transfer by such Qualified Marketmaker of the rights, title, or interests in such Debtor Claims and/or Interests is to a transferee that is or becomes a Consenting Stakeholder at the time of such Transfer, and (z) such Consenting Stakeholder shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 5(b). To the extent an entity is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interests in Debtor Claims and/or Interests that such Qualified Marketmaker acquires from a holder of such Debtor Claims and/or Interests that is not a Consenting Stakeholder without the requirement that the transferee be or become a Consenting Stakeholder.

17

(c) Additional Debtor Claims and/or Interests. If any Consenting Stakeholder (i) acquires additional Debtor Claims and/or Interests, (ii) holds or acquires any other Debtor Claims and/or Interests entitled to vote on the Plan, or (iii) completes any Transfers of any Debtor Claims and/or Interests, then, in each case, such Consenting Stakeholder shall promptly notify Paul, Weiss and the Consenting Stakeholders’ Counsel (within five (5) Business Days following such completed Transfer, with notice via electronic mail being sufficient), which notice shall identify the Debtor Claims and/or Interests purchased, the amount of such Debtor Claims and/or Interests purchased, and the transferor of such Debtor Claims and/or Interests (to the extent known by such Consenting Stakeholder). Each such Consenting Stakeholder agrees that such additional Debtor Claims and/or Interests shall automatically be subject to this Agreement and that, for the duration of the Effective Period applicable to such Consenting Stakeholder, it shall comply with Section 5(a) to the extent applicable with respect to such additional Debtor Claims and/or Interests.

(d) Additional Parties. Any Person may, at any time after the Support Effective Date, become a party to this Agreement as a Consenting Stakeholder (each, an “Additional Consenting Stakeholder”), by delivering an executed copy of a Joinder Agreement to Paul, Weiss and the Consenting Stakeholders’ Counsel, pursuant to which such Additional Consenting Stakeholder shall be bound by the terms of this Agreement as a Consenting Stakeholder hereunder as of the date of execution of its Joinder Agreement and shall be deemed a Consenting Stakeholder for all purposes hereunder.

(e) Notwithstanding anything contained in this Agreement, nothing in this Agreement will limit (i) any Consenting Stakeholder’s rights to enforce any rights or obligations under this Agreement or any Definitive Document, including to contest whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (ii) any Consenting Stakeholder’s ability to consult with any other Consenting Stakeholder, the Company, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), (iii) any Consenting Stakeholder’s right to assert or raise any objection permitted under this Agreement in connection with the Restructuring, (iv) any Consenting Stakeholder’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law consistent with this Agreement, (v) any Consenting Stakeholder from appearing as a party-in-interest in any matter to be adjudicated in a court of competent jurisdiction or the Chapter 11 Cases (as applicable), so long as, from the Support Effective Date and continuing for the Effective Period, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement, are not in violation of this Agreement, and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, or (vi) any Consenting Stakeholder’s right to assert or raise any objection permitted under this Agreement in connection with the Confirmation Hearing or any other hearing in the Bankruptcy Court.

(f) The Debtors understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Debtors acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of each Consenting Stakeholder that principally manage and/or supervise such Consenting Stakeholder’s investment in the Debtors, and shall not apply to any other trading desk or business group of any such Consenting Stakeholder that is not acting at the direction or for the benefit of such Consenting Stakeholder or in connection with such Consenting Stakeholder’s investment in the Debtors.

18

6. Agreements of the Debtors.

(a) Covenants. The Debtors agree that, for the duration of the Effective Period, the Debtors shall, subject to Section 30:

(i) use commercially reasonable efforts to (A) support, implement and consummate the Restructuring, as contemplated under this Agreement and the Plan, and all of the Restructuring Transactions contemplated therein, in each case in a timely manner, and take any and all commercially reasonable actions in furtherance of the Restructuring, as contemplated under this Agreement and the Plan, (B) negotiate in good faith with the Consenting Stakeholders the form of the Definitive Documents and (as applicable) execute the Definitive Documents, (C) complete the Restructuring set forth in the Plan in accordance with each Milestone set forth in Section 4, and (D) obtain, file, submit, or register any and all required governmental, regulatory, and third-party approvals that are necessary for the Restructuring;

(ii) not directly or indirectly (A) seek, solicit, support, propose, assist, encourage, vote for, consent to, enter into, or participate in any discussion regarding the negotiation or formulation of an Alternative Restructuring, (B) publicly announce their intention not to pursue the Restructuring, or (C) object to, impede, delay, or take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, or materially impede or delay, the confirmation or consummation of the Restructuring;

(iii) operate their business in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (A) resulting from or relating to this Agreement or the filing or prosecution of the Chapter 11 Cases or (B) imposed by the Bankruptcy Court), including (X) maintaining their physical assets in their working order condition in the ordinary course of business, (Y) maintaining their books and records, and (Z) maintaining their insurance policies or suitable replacements in the ordinary course of business;

(iv) maintain good standing and legal existence under the laws of the state or other jurisdiction in which each such Debtor entity is incorporated, organized, or formed;

(v) promptly provide written notice to the Consenting Stakeholders and the Consenting Stakeholders’ Advisors, and within two (2) Business Days to the extent reasonably practicable, of (A) the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge that such occurrence or failure to occur would be likely to cause any condition precedent contained in this Agreement or the Plan not to occur or become impossible to satisfy, (B) the receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the Restructuring, (C) the receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the Restructuring, (D) any failure of the Debtors to comply in any material respect with or to satisfy any covenant, condition, or agreement to be complied with or satisfied by them hereunder, (E) the occurrence of any Termination Event, or (F) any Person challenging the validity or priority of, or seeking to avoid, the Senior Notes or the RCF Loans;

19

(vi) promptly notify the Consenting Stakeholders and the Consenting Stakeholders’ Advisors in writing, and within two (2) Business Days to the extent reasonably practicable, following the receipt of notice of any material governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) related to the Debtors, the Chapter 11 Cases, this Agreement, or the Restructuring;

(vii) not take any action that is inconsistent with, or that is intended to or that would reasonably be expected to prevent, interfere with, delay, or impede, the Solicitation, the Rights Offerings, the Private Placements, the Exit Facilities, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring;

(viii) not take any action, or direct any Person to take any action, that is inconsistent with the Debtors’ obligations under this Agreement or the Plan, including to modify the Plan, in whole or in part, in a manner that is inconsistent with Agreement;

(ix) provide draft copies of all material motions or applications related to the Chapter 11 Cases (including any Definitive Documents, the Plan, the Disclosure Statement, the ballots and other Solicitation Materials in respect of the Plan, any proposed amended version of the Plan, the Plan Supplement, or the Disclosure Statement, and the proposed Confirmation Order) that the Debtors intend to file with the Bankruptcy Court to the Consenting Stakeholders’ Counsel, if reasonably practicable, at least three (3) Business Days prior to the date when the Debtors intend to file any such pleading or other document; provided that if delivery of any such motions, orders, or other documents at least three (3) Business Days in advance of filing is not reasonably practicable, any such motions, orders, or other documents shall be delivered to the Consenting Stakeholders’ Counsel as soon as reasonably practicable prior to filing; provided, further, that the Debtors shall consult in good faith with the Consenting Stakeholders’ Counsel regarding the form and substance of any such motions, orders, or other documents prior to filing with the Bankruptcy Court;

(x) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(xi) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting Stakeholders in good faith to implement appropriate additional or alternative provisions to address any such impediment; provided, however, that no such additional or alternative provisions shall modify any Consenting Stakeholder’s economic treatment as set forth in the Plan in an adverse, material, and disproportionate manner without such Consenting Stakeholder’s written consent;

20

(xii) use commercially reasonable efforts to renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion, and, if the PCbtH Contracts cannot be renegotiated on such terms, provide for alternative treatment under the Plan that is reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion;

(xiii) promptly pay in cash (to the extent not previously paid) all Restructuring Expenses (including reasonable retainers) incurred and outstanding (including any estimated fees and expenses estimated to be incurred through the Effective Date) in accordance with the Order (I) Approving the Noteholder Professionals’ Fee Protocol and (II) Granting Related Relief [ECF No. 584] or the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [ECF No. 465], as applicable;

(xiv) not authorize, create, or issue any additional equity interests, or redeem, purchase, acquire, declare, or make any distribution on any equity interests, except pursuant to the Restructuring or as set forth in the Plan or any other Definitive Document, including the Restructuring Transaction Memorandum;

(xv) not grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, officer, or employee of any of the Debtors, except for (i) in the ordinary course of business (including annual and contractual increases), (ii) pursuant to and in accordance with the terms of the Debtors’ plans and programs existing as of the date hereof, and (iii) any increase that is done with the written consent of the Requisite Consenting Stakeholders; and

(xvi) not (A) enter into any material proposed settlement of any Claim, litigation, dispute, controversy, Cause of Action, proceeding, appeal, determination, investigation, or matter without the prior written consent of the Consenting Stakeholders, or (B) incur any material liens, security interests, or encumbrances other than as expressly contemplated by the Plan or in the ordinary course of business.

7.	Termination of this Agreement.

(a) This Agreement shall terminate three (3) Business Days following the delivery of written notice (in accordance with Section 24) from: (i) the Requisite Consenting Noteholders to the Debtors at any time after the occurrence and during the continuance of any Consenting Stakeholder Termination Event, solely with respect to the Consenting Noteholders;

21

(ii) the Requisite Consenting RCF Lenders to the Debtors at any time after the occurrence and during the continuance of any Consenting Stakeholder Termination Event, solely with respect to the Consenting RCF Lenders; or (iii) the Debtors to the Consenting Stakeholders at any time after the occurrence and during the continuance of any Debtor Termination Event. Notwithstanding any provision to the contrary in this Section 7, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement as of the time of any such Termination Event (unless such failure to perform or comply arises as a result of such Termination Event), with such failure to perform or comply causing, or resulting in, the occurrence of a Consenting Stakeholder Termination Event or Debtor Termination Event as specified herein.

(b) This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Effective Date. This Agreement shall terminate automatically as to any Consenting Stakeholder that sells or transfers all Debtor Claims and/or Interests that it holds in accordance with Section 5(b).

(c) A “Consenting Stakeholder Termination Event” shall mean any of the following:

(i) the failure of the Debtors to meet any of the Milestones in Section 4 unless (A) such failure is the direct result of any act, omission, or delay on the part of any Consenting Stakeholder in violation of its obligations under this Agreement, or (B) such Milestone is extended by the Requisite Consenting Stakeholders in accordance with Section 4;

(ii) the breach by the Debtors of any of the undertakings, representations, warranties, or covenants of the Debtors as set forth herein in any material respect that remains uncured (if susceptible to cure) for a period of five (5) Business Days after the receipt of written notice of any such breach pursuant to this Section 7 and in accordance with Section 24 (as applicable);

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of, or prohibiting the Debtors from implementing, the Plan or the Restructuring (or that would materially alter the Plan or the Restructuring), and such ruling, judgment, or order has not been stayed, reversed, or vacated within twenty (20) days after such issuance;

(iv) the Bankruptcy Court (A) enters an order denying confirmation of the Plan or (B) after entry of the Confirmation Order, enters an order (a) vacating the Plan or the Confirmation Order or (b) modifying or otherwise amending the Plan or the Confirmation Order in a manner that is materially inconsistent with this Agreement, the Restructuring, the Plan, or any of the other Definitive Documents then in effect;

(v) the Bankruptcy Court enters an order, or the Debtors file a motion seeking an order, (A) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (B) dismissing any of the Chapter 11 Cases; or (C) appointing an examiner or trustee with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases;

22

(vi) the Debtors enter into a definitive agreement with respect to an Alternative Restructuring or publicly announce their intention to pursue an Alternative Restructuring;

(vii) the Debtors withdraw the Plan, publicly announce their intention to withdraw the Plan without the prior written consent of the Requisite Consenting Stakeholders;

(viii) any of the Definitive Documents is filed with the Bankruptcy Court, otherwise finalized, or has become effective containing terms and conditions that are materially inconsistent with this Agreement or the Plan, or the Debtors amend any of the Definitive Documents in any material respect without the prior written consent of the Requisite Consenting Stakeholders;

(ix) the failure of the Debtors to pay any of the Restructuring Expenses in accordance with the terms of the Order (I) Approving the Noteholder Professionals’ Fee Protocol and (II) Granting Related Relief [ECF No. 584] or the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [ECF No. 465], as applicable.

(x) the failure of the Debtors to either renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion, or, if the PCbtH Contracts cannot be renegotiated on such terms, provide for alternative treatment under the Plan that is reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion;

(xi) the termination of the Backstop Agreement, other than as a result of the consummation of the Rights Offerings and Primary Private Placement;

(xii) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any material asset of the Debtors or that would materially and adversely affect the Debtors’ ability to operate their business in the ordinary course;

(xiii) either (A) the Debtors file a motion, application, or adversary proceeding (or the Debtors support any such motion, application, or adversary proceeding filed or commenced by any third party) (a) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, any portion of the Claims arising under the Senior Notes, the Base Indenture (or any supplemental indenture thereto), or the

23

RCF Credit Agreement, or (b) asserting any other Cause of Action against the Consenting Stakeholders with respect or relating to the Claims arising under the Senior Notes, the Base Indenture (or any supplemental indenture thereto), or the RCF Credit Agreement; or (B) the Bankruptcy Court (or any other court with jurisdiction over the Chapter 11 Cases) enters an order that is inconsistent with this Agreement or the Plan in any material respect;

(xiv) the Debtors fail to obtain the consent of the Requisite Consenting Stakeholders (not to be unreasonably withheld, conditioned, or delayed) before entering into an agreement to sell, lease, abandon, or otherwise dispose of, or file a motion with the Bankruptcy Court seeking authority to sell, lease, abandon, or otherwise dispose of, any assets with a book value greater than $5 million or otherwise fail to adhere to the Order (I) Approving Procedures for the Sale or Transfer of De Minimis Assets Free and Clear of Liens, Claims, Interests, and Encumbrances; and (II) Granting Related Relief [ECF No. 765] to the extent applicable;

(xv) the Debtors provide notice of their intention to take or refrain from taking, or actually take or refrain from taking, any action in reliance on Section 30 that is materially inconsistent with the terms of this Agreement, the Plan, or the Definitive Documents; or

(xvi) the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date is not reasonably acceptable to the Requisite Consenting Stakeholders, as a result of being materially inconsistent with the estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020.1

(d) A “Debtor Termination Event” shall mean any of the following:

(i) the breach by one or more of the Consenting Stakeholders of any of the undertakings, representations, warranties, or covenants of the Consenting Stakeholders as set forth herein in any material respect that remains uncured for a period of five (5) Business Days after the receipt of written notice of any such breach pursuant to this Section 7 and in accordance with Section 24 (as applicable), but only if the non-breaching Consenting Stakeholders (A) hold less than 66.67% of the aggregate principal amount of Senior Notes or RCF Claims, as applicable or (B) represent less than a majority in number of claimants asserting Claims arising under the RCF Credit Agreement, as applicable;

(ii) if, pursuant to Section 30, the board of directors, board of managers, or similar governing body, as applicable, of any Debtor entity party hereto reasonably determines in good faith based upon the advice of legal counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties under applicable law;

1

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims.

24

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of, or prohibiting the Debtors from implementing, the Plan or the Restructuring, and such ruling, judgment, or order has not been stayed, reversed, or vacated within twenty (20) days after such issuance;

(iv) the Bankruptcy Court (A) enters an order denying confirmation of the Plan or (B) after entry of the Confirmation Order, enters an order (a) vacating the Plan or the Confirmation Order or (b) modifying or otherwise amending the Plan or the Confirmation Order in a manner that is materially inconsistent with this Agreement, the Restructuring, the Plan, or any of the other Definitive Documents then in effect;

(v) the Bankruptcy Court enters an order (A) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (B) dismissing any of the Chapter 11 Cases; or (C) appointing an examiner or trustee with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases;

(vi) the termination of the Backstop Agreement in accordance with its terms, other than as a result of the consummation of the Rights Offerings and Primary Private Placement;

(vii) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any material asset of the Debtors or that would materially and adversely affect the Debtors’ ability to operate their business in the ordinary course; or

(viii) the occurrence of the Outside Date if the Effective Date has not occurred.

Notwithstanding the foregoing, any of the dates or deadlines set forth in Sections 7(c) and 7(d) may be extended or waived by the mutual written agreement of the Debtors and the Requisite Consenting Stakeholders (which may be provided by the Consenting Stakeholders’ Counsel on behalf of the Requisite Consenting Stakeholders).

(e) Mutual Termination. This Agreement may be terminated in its entirety at any time by the mutual written agreement of the Debtors and the Requisite Consenting Stakeholders.

(f) Effect of Termination.

(i) The date on which the termination of this Agreement becomes effective as to a Party in accordance with this Section 7 shall be referred to as the “Termination Date,” and the provisions of this Agreement shall terminate on the Termination Date with respect thereto, except as otherwise provided in Section 16.

25

(ii) Subject to the provisions contained in Section 6(a) and Section 16, upon the Termination Date, this Agreement shall forthwith become null and void and of no further force or effect and each affected Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, and shall have all the rights and remedies that it would have had, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to all Claims or Causes of Action and all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for any breach or non-performance of its obligations hereunder prior to the Termination Date. Upon the occurrence of the Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Consenting Stakeholders before the Termination Date that are subject to such termination shall be deemed, for all purposes, to be null and void and shall not be considered or otherwise used in any manner in connection with the Plan, the Restructuring, this Agreement, or otherwise.

(g) Limited Waiver of Automatic Stay. The Debtors acknowledge and agree and shall not dispute that the giving of any notice, including notice of the termination of this Agreement, by any Party solely in accordance with the terms of this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice, and if this Agreement is terminated in accordance with Section 7, each Consenting Stakeholder’s vote or release described in Section 5(a)(iii) may be revoked (and, upon such revocation, be deemed void ab initio) notwithstanding the automatic stay or passage of the Voting Deadline); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement. All Parties acknowledge that the valid termination of this Agreement would be an occurrence of the type that constitutes “cause” under Bankruptcy Rule 3018. The foregoing sentence shall survive termination of this Agreement.

(h) Reservation of Rights. If the Restructuring is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party, to protect and preserve its rights (including its rights under this Agreement), remedies, and interests, including its Claims against any other Party. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce its terms.

26

8. Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents, which shall be subject to the applicable consent rights of the Requisite Consenting Stakeholders in Section 5. Furthermore, subject to the terms hereof, each of the Parties shall (i) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement and the Restructuring, including making and filing any required regulatory filings, and (ii) refrain from taking any action that would frustrate the purposes and intent of this Agreement.

9. Representations and Warranties.

(a) Each Party severally (and not jointly) represents and warrants to the other Parties that the following statements are true, correct, and complete as of the Support Effective Date (or such later date on which a Consenting Stakeholder becomes a Party to this Agreement by executing and delivering a Joinder Agreement, as applicable):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, subject to the entry of the Backstop Order (as applicable), has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the Restructuring Transactions contemplated hereby and perform its obligations contemplated by the Backstop Agreement (to the extent such Party is party to the Backstop Agreement), and, subject to the entry of the Backstop Order (as applicable), the execution and delivery of this Agreement, and the performance of such Party’s obligations hereunder, such Party has been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) subject to entry of the Backstop Order (as applicable), the execution, delivery, and performance by such Party of this Agreement does not (A) violate any material provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Bankruptcy Court and the U.S. Securities and Exchange Commission or other securities regulatory authorities under applicable securities laws; and

(iv) subject to entry of the Backstop Order (as applicable), this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

27

(b) Representations and Warranties of the Consenting Stakeholders. Each Consenting Stakeholder severally (and not jointly) represents and warrants to the other Parties that, as of the Support Effective Date (or such later date on which a Consenting Stakeholder becomes a Party to this Agreement by executing and delivering a Joinder Agreement, as applicable), such Consenting Stakeholder (as may be updated pursuant to Section 5) (i) is the owner of the aggregate principal amount of Debtor Claims and/or Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Stakeholder that becomes a Party hereto after the date hereof), free and clear of any restrictions on transfer, liens or options, warrants, purchase rights, contracts, commitments, Claims, demands, and other encumbrances, and, subject to Section 5(f), does not own any other Debtor Claims and/or Interests that are subject to the control or direction of such Consenting Stakeholder; or (ii) has, with respect to the beneficial owners of such Debtor Claims and/or Interests, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Debtor Claims and/or Interests, or to exchange, assign, and transfer such Debtor Claims and/or Interests, and (C) full power and authority to bind or act on the behalf of such beneficial owners.

(c) Representations and Warranties of the Debtors. Each Debtor represents and warrants, on a joint and several basis, to the other Parties as of the Support Effective Date:

(i) there is no pending or undisclosed agreement, understanding, negotiation, or discussion (in each case, whether oral or written) with respect to any Alternative Restructuring;

(ii) when furnished, none of the material and information regarding the Debtors that was provided to the Consenting Stakeholders in the virtual data room maintained by or on behalf of the Debtors, or provided by or on behalf of the Debtors to the Consenting Stakeholders’ Advisors on an advisors’ eyes-only basis, in each case in connection with the Restructuring, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made therein from being materially misleading;

(iii) the aggregate principal amount of outstanding indebtedness (excluding any fees, costs, expenses, and indemnities that may be owed by the applicable obligors) on account of the Senior Notes is at least $2.0 billion; and

(iv) the aggregate principal amount of outstanding indebtedness (excluding any fees, costs, expenses, and indemnities that may be owed by the applicable obligors) on account of the RCF Credit Agreement is at least $442 million.

10. Disclosure; Publicity. The Debtors shall submit drafts to the Consenting Stakeholders’ Counsel of any press releases and any and all filings with the U.S. Securities and Exchange Commission that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement or that otherwise reference the Restructuring at least two (2) Business Days prior to making any such disclosure to the extent reasonably practicable. Subject to the Debtors’ submission of such drafts to the Consenting Stakeholders’ Counsel at least two (2) Business Days prior to making any such disclosure, no later than one (1) Business Day prior to the publication of any such press releases or filings, the Consenting Stakeholders’ Counsel shall provide comments (if any) to the Debtors with respect thereto, which shall be incorporated

28

such that any such press releases or filings will be in a form acceptable to the Consenting Stakeholders in their reasonable discretion. Except as required by applicable law, and notwithstanding any provision of any other agreement between the Debtors and such Consenting Stakeholder to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Stakeholder), other than Paul, Weiss and the Consenting Stakeholders’ Counsel, the principal amount or percentage of any Debtor Claims and/or Interests held by any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take commercially reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Stakeholder) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of (a) Senior Notes collectively held by the Consenting Noteholders and (b) RCF Claims collectively held by the Consenting RCF Lenders. Notwithstanding the provisions in this Section 10, any Party may disclose, to the extent consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s individual holdings. For the avoidance of doubt, when attaching a copy of this Agreement to any press release or public filing in accordance with this Section 10, the Debtors will redact any reference to any Consenting Stakeholder’s holdings information, including the signature pages hereto. Notwithstanding anything to the contrary herein, nothing in this Section 10 shall prevent the Debtors from complying with all applicable securities laws.

11. Amendments and Waivers.

(a) Other than as set forth in Section 11(b), this Agreement, including the Exhibits and Schedules, may not be waived, modified, amended, or supplemented except with the written consent of the Debtors and the Requisite Consenting Stakeholders.

(b) Notwithstanding Section 11(a):

(i) any waiver, modification, amendment, or supplement to this Section 11 shall require the written consent of all of the Parties;

(ii) any modification, amendment, or change to (A) the definition of Requisite Consenting Noteholders shall require the prior written consent of each Consenting Noteholder and (B) the definition of Requisite Consenting RCF Lenders shall require the prior written consent of each Consenting RCF Lender;

(iii) any change, modification, or amendment to this Agreement or the Plan that treats or affects any Consenting Stakeholder’s Senior Notes Claims or RCF Claims in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other Consenting Stakeholder’s Senior Notes Claims, or RCF Claims are treated shall require the written consent of such materially adversely and disproportionately affected Consenting Stakeholder.

29

(c) In the event a change, modification or amendment to this Agreement that materially and adversely alters on an economic basis the terms provided in this Agreement affects a Consenting Stakeholder and such Consenting Stakeholder does not consent or otherwise agree to such change, modification, or amendment, such Consenting Stakeholder may terminate this Agreement solely as to itself by delivering written notice to the other Parties (in accordance with Section 24) on three (3) Business Days’ notice, so long as such change, modification, or amendment received consent from the Requisite Consenting Stakeholders. In such case, this Agreement shall continue in full force and effect with respect to the Debtors and all other Consenting Stakeholders.

(d) In the event that a materially adversely and disproportionately affected Consenting Stakeholder does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Consenting Stakeholder (a “Non-Consenting Stakeholder”), but such waiver, change, modification, or amendment receives the consent of the Requisite Consenting Stakeholders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Stakeholder, and this Agreement shall continue in full force and effect with respect to all other Consenting Stakeholders from time to time without the consent of any Consenting Stakeholders who have so consented.

(e) Notwithstanding anything in this Agreement to the contrary, no amendment or waiver of the Outside Date shall be effective as to any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent. In the event that the Parties properly amend or waive the Outside Date in accordance with Section 4(b), this Agreement shall terminate on the Outside Date that existed under this Agreement immediately prior to such amendment or waiver with respect to each Party that did not expressly consent in writing (notice via electronic mail being sufficient) to such amendment or waiver.

(f) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power, or remedy or any provision of this Agreement.

12. Effectiveness. This Agreement shall become effective and binding upon each Party on the Support Effective Date; provided, however, that signature pages executed by Consenting Stakeholders shall be delivered to (i) other Consenting Stakeholders in a redacted form that removes such Consenting Stakeholders’ holdings of Senior Notes, RCF Claims, or Existing Parent Equity Interests and (ii) the Debtors and the Consenting Stakeholders’ Counsel in an unredacted form (to be held by the Consenting Stakeholders’ Counsel on a professionals’ eyes-only basis).

13. Fees and Expenses. In accordance with and subject to Section 6(a)(xiii), the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [ECF No. 465], the Order (I) Approving the Noteholder Professionals’ Fee Protocol and (II) Granting Related Relief [ECF No. 584], the Plan, and any other applicable orders of the Bankruptcy Court (including the Backstop Order and the Confirmation Order), the Debtors shall pay or reimburse all reasonable and documented fees and expenses of the Consenting Stakeholders’ Advisors (regardless of whether such fees and expenses were incurred before or after the Petition Date) (A) promptly as they are incurred, and (B) on the Effective Date for any such fees and expenses that remain outstanding at that time.

30

14. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in the Bankruptcy Court and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating to this Agreement or the Restructuring except in the Bankruptcy Court, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by the Bankruptcy Court. Each of the Parties further agrees that notice as provided in Section 24 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of the Bankruptcy Court or from any legal process commenced in the Bankruptcy Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) that (A) the proceeding in the Bankruptcy Court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by the Bankruptcy Court.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, including through an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

31

16. Survival. Notwithstanding the termination of this Agreement pursuant to Section 7, the acknowledgements, agreements, rights, and obligations of the Parties in this Section 16 and Sections 6(a)(xiii), 7, 13 (for purposes of enforcement of obligations accrued through the Termination Date), 14, 15, 17–21, 23, and 25–29 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

17. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18. Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 18 shall be deemed to permit Transfers of Debtor Claims and/or Interests other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or circumstance thereof and any remaining part of such provision hereof, and this Agreement, shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Restructuring Transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible. Except as expressly provided for herein, the agreements, representations, warranties, and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

19. No Third-Party Beneficiaries. Subject to Section 5(b), the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall be a third-party beneficiary hereof.

20. Prior Negotiations; Entire Agreement. This Agreement, including the Exhibits and Schedules, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements (oral or written), negotiations, and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Debtors and any Consenting Stakeholder shall continue in full force and effect in accordance with the terms thereof.

32

21. Relationship among Parties. Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Consenting Stakeholders under this Agreement shall be several and not joint, (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other Person, and (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

22. Relationship among Consenting Stakeholders. Notwithstanding anything herein to the contrary, each Consenting Stakeholder hereby agrees and acknowledges that (i) this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and the Consenting Stakeholders do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, (ii) none of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Debtors, or any of the Debtors’ other lenders, senior noteholders, or stakeholders, including as a result of this Agreement or the Restructuring Transactions contemplated herein, and (iii) no action taken by any Consenting Stakeholders pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Consenting Stakeholders that the Consenting Stakeholders are in any way acting in concert or as a “group.”

23. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the New York Electronic Signatures and Records Act, or other applicable law, e.g., www.docusign.com), or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

24. Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses:

(1) If to the Debtors, to:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

33

Attention: Paul M. Basta

(pbasta@paulweiss.com)

Robert A. Britton

(rbritton@paulweiss.com)

Christopher Hopkins

(chopkins@paulweiss.com)

(2) If to a Consenting Noteholder, or a transferee thereof, to the addresses set forth below the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with a copy to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Dennis F. Dunne

(ddunne@milbank.com)

Tyson M. Lomazow

(tlomazow@milbank.com)

Paul Denaro

(pdenaro@milbank.com)

(3) If to a Consenting RCF Lender, or a transferee thereof, to the addresses set forth below the Consenting RCF Lender’s signature (or as directed by any transferee thereof), as the case may be, with a copy to:

Bracewell LLP

711 Louisiana Street

Suite 2300

Houston, TX 77002

Attention: Kate Day

(kate.day@bracewell.com)

William A. (Trey) Wood III

(trey.wood@bracewell.com)

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission (and if not so confirmed, on the next Business Day following delivery).

25. No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases or a solicitation of an offer to buy securities, including with respect to the Rights Offerings or the Private Placements. The acceptances of the Consenting Stakeholders with respect to the Plan will not be solicited until such Consenting Stakeholder has received the Disclosure Statement and, as applicable, related ballots and Solicitation Materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person or a solicitation of an offer to acquire or buy securities in any jurisdiction where such offer or solicitation would be unlawful.

34

(b) Each Party acknowledges that it has had an opportunity to receive information from the Debtors and that it has been represented by counsel in connection with this Agreement and the Restructuring Transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon the lack of legal counsel shall have no application and is expressly waived.

(c) Each Consenting Stakeholder acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act or a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (ii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring, such securities have not been registered under the Securities Act and that such securities are, to the extent not offered, solicited, or acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Stakeholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters to properly evaluate the terms and conditions of this Agreement and the Restructuring and understands the economic risks of such investment.

26. Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

27. No Waiver of Participation and Preservation of Rights. Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including any Claims, liens, or security interests it may have in or against any assets of the Debtors. Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason (other than the consummation of the Restructuring), the Parties each fully and expressly reserve any and all of their respective rights, remedies, Claims, defenses, and interests, in the case of any Claim for breach of this Agreement arising prior to the Termination Date.

28. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein (including the Exhibits and Schedules) shall be construed as or be deemed to be evidence of an admission or concession of any kind on the part of any Party for any Claim, fault, liability, or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

35

29. Miscellaneous. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner. Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement shall not be effective in regard to the interpretation of this Agreement. When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to the Exhibits and Schedules attached to this Agreement unless otherwise indicated. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including electronic mail) between each such counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, without representations or warranties of any kind on behalf of such counsel.

30. Fiduciary Duty. Notwithstanding anything to the contrary herein, nothing in this Agreement, the Plan, or any of the Definitive Documents shall require any Debtor or any board of directors, board of managers, or similar governing body of any Debtor, upon the advice of counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent that taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 30 shall not be deemed to constitute a breach of this Agreement, the Plan, or any of the Definitive Documents. The Debtors may terminate this Agreement, the Plan, or any of the Definitive Documents if the board of directors, board of managers, or similar governing body of any Debtor determines, upon the advice of counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law. The Debtors shall provide three (3) Business Days’ notice to the extent reasonably practicable to the Consenting Stakeholders prior to taking any action or refraining from taking any action in reliance on this Section 30. The Consenting Stakeholders reserve their rights to challenge any exercise of fiduciary duties by any Debtor or any board of directors, board of managers, or similar governing body of any Debtor pursuant to this Section 30.

[Signature Pages Follow]

36

[Signature Pages Omitted]

EXHIBIT A

DEBTORS

Diamond Offshore Drilling, Inc.

Diamond Offshore International Limited

Diamond Offshore Finance Company

Diamond Offshore General Company

Diamond Offshore Company

Diamond Offshore Drilling (UK) Limited

Diamond Offshore Services Company

Diamond Offshore Limited

Diamond Rig Investments Limited

Diamond Offshore Development Company

Diamond Offshore Management Company

Diamond Offshore (Brazil) L.L.C.

Diamond Offshore Holding, L.L.C.

Arethusa Off-Shore Company

Diamond Foreign Asset Company

EXHIBIT B

PLAN

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)
	)	Chapter 11
)
DIAMOND OFFSHORE DRILLING, INC., et al.,[1]	)	Case No. 20-32307 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF DIAMOND OFFSHORE

DRILLING, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	PORTER HEDGES LLP
Paul M. Basta	John F. Higgins
Robert A. Britton	Eric M. English
Christopher J. Hopkins	M. Shane Johnson
Alice Nofzinger	1000 Main St., 36th Floor
Shamara R. James	Houston, Texas 77002
1285 Avenue of the Americas	Telephone: (713) 226-6000
New York, New York 10019	Facsimile: (713) 226-6248
Telephone: (212) 373-3000
Facsimile: (212) 757-3990

Co-Counsel for Debtors and Debtors-in-Possession Co-Counsel for Debtors and Debtors-in-Possession

Dated:  January 22, 2021

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Diamond Offshore Drilling, Inc. (1760), Diamond Offshore International Limited (4671), Diamond Offshore Finance Company (0712), Diamond Offshore General Company (0474), Diamond Offshore Company (3301), Diamond Offshore Drilling (UK) Limited (1866), Diamond Offshore Services Company (3352), Diamond Offshore Limited (4648), Diamond Rig Investments Limited (7975), Diamond Offshore Development Company (9626), Diamond Offshore Management Company (0049), Diamond Offshore (Brazil) L.L.C. (9572), Diamond Offshore Holding, L.L.C. (4624), Arethusa Off-Shore Company (5319), Diamond Foreign Asset Company (1496). The Debtors’ primary headquarters, and mailing address is 15415 Katy Freeway, Houston, TX 77094.

ii

R.	Director and Officer Liability Insurance	48
S.	Management Incentive Plan	48
T.	Deferred Payment	49
U.	Employee Arrangements of the Reorganized Debtors	50
V.	Restructuring Expenses	51
W.	Ordinary Course Professionals	51
X.	Reporting Company	51
Y.	Notice of Effective Date	51

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		51
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	51
B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	52
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	53
D.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	54
E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	54
F.	Indemnification Obligations	54
G.	Insurance Policies	55
H.	Modifications, Amendments, Supplements, Restatements or Other Agreements	55
I.	Contracts and Leases Entered into after the Petition Date	55
J.	PCbtH Contracts	55
K.	Reservation of Rights	56

ARTICLE VI. PROCEDURES FOR DISPUTED CLAIMS AND/OR INTERESTS		56
A.	Disputed Claims Process	56
B.	Disputed and Contingent Claims Reserve	57
C.	Objections to Claims	57
D.	Reinstatement of Claims	58
E.	Estimation of Claims or Interests	58
F.	Adjustment to Claims without Objection	58
G.	Disallowance of Claims or Interests	59
H.	Single Satisfaction Rule	59
I.	Omnibus Objection Procedures Cumulative	60

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		60
A.	Distributions Generally	60
B.	Distribution Record Date	60
C.	Timing and Calculation of Amounts to Be Distributed	60
D.	Disbursing Agent	61
E.	Rights and Powers of Disbursing Agent	61
F.	Expenses of Disbursing Agent	61
G.	No Post-petition Interest on Claims	62
H.	Delivery of Distributions	62
I.	Securities Registration Exemption	63
J.	Compliance with Tax Requirements and Allocation of Distribution	64
K.	Distributions after Effective Date	65
L.	Unclaimed Property	65
M.	Satisfaction of Claims	65
N.	Fractional Shares and De Minimis Cash Distributions	65
O.	Setoffs	66
P.	Claims Paid or Payable by Third Parties	66
Q.	Hart-Scott-Rodino Antitrust Improvements Act	67

ARTICLE VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		67
A.	Discharge of Claims and Termination of Interests	67
B.	Release of Liens	67
C.	Debtor Release	68

iii

D.	Third-Party Release	69
E.	Exculpation	71
F.	Injunction	71
G.	Waiver of Statutory Limitations on Releases	72
H.	Protection against Discriminatory Treatment	73
I.	Release of Preference Actions	73
J.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications	73

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		73
A.	Conditions Precedent to the Effective Date	73
B.	Waiver of Conditions	75
C.	Substantial Consummation	75
D.	Effect of Failure of a Condition	75

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		76
A.	Modification and Amendments	76
B.	Effect of Confirmation on Modifications	76
C.	Revocation or Withdrawal of This Plan	76

ARTICLE XI. RETENTION OF JURISDICTION		77

ARTICLE XII. MISCELLANEOUS PROVISIONS		80
A.	Immediate Binding Effect	80
B.	Additional Documents	80
C.	Reservation of Rights	80
D.	Successors and Assigns	80
E.	Service of Documents	81
F.	Term of Injunctions or Stays	82
G.	Entire Agreement	83
H.	Exhibits	83
I.	Deemed Acts	83
J.	Severability of Plan Provisions	83
K.	Votes Solicited in Good Faith	84
L.	Request for Expedited Determination of Taxes	84
M.	No Waiver or Estoppel	84
N.	Dissolution of the Committee	84
O.	Closing of Chapter 11 Cases	85

iv

INTRODUCTION

Diamond Offshore Drilling, Inc. (“Diamond Offshore”), Diamond Offshore International Limited, Diamond Offshore Finance Company, Diamond Offshore General Company, Diamond Offshore Company, Diamond Offshore Drilling (UK) Limited, Diamond Offshore Services Company, Diamond Offshore Limited, Diamond Rig Investments Limited, Diamond Offshore Development Company, Diamond Offshore Management Company, Diamond Offshore (Brazil) L.L.C., Diamond Offshore Holding, L.L.C., Arethusa Off-Shore Company, and Diamond Foreign Asset Company (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Holders of Claims and Interests may refer to the Disclosure Statement for a description of the Debtors’ history, business, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of this Plan and the Restructuring Transactions contemplated thereby. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, AS APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN, THE DISCLOSURE STATEMENT, AND THE PLAN SUPPORT AGREEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAWS

A.	Defined Terms

As used in this Plan or the Confirmation Order, capitalized terms have the meanings set forth below. Any term used in this Plan that is not defined herein or in the Confirmation Order, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

1. “2023 Notes” means those certain 3.45% Senior Notes due 2023 under the Base Indenture and the Eighth Supplemental Indenture.

2. “2025 Notes” means those certain 7.875% Senior Notes due 2025 under the Base Indenture and the Ninth Supplemental Indenture.

3. “2039 Notes” means those certain 5.70% Senior Notes due 2039 under the Base Indenture and the Seventh Supplemental Indenture.

4. “2043 Notes” means those certain 4.875% Senior Notes due 2043 under the Base Indenture and the Eighth Supplemental Indenture.

5. “Accrued Professional Compensation Claims” means Claims for all accrued, contingent or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses of the Professionals that are awardable and allowable under sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code or otherwise incurred before the Effective Date and Allowed before or after the Effective Date. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, or the Professional otherwise agrees to reduce its fees and expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

6. “Ad Hoc Group” means that certain group of Holders of Senior Notes represented by the Consenting Noteholders’ Advisors.

7. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the business of the Debtors; (b) the Accrued Professional Compensation Claims; (c) the Restructuring Expenses; (d) the Statutory Fees; and (e) all payments afforded administrative expense treatment under the Backstop Agreement, including the Commitment Premium.

8. “Administrative Claims Bar Date” means the deadline for Filing proofs of or requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to Accrued Professional Compensation Claims and Restructuring Expenses, which shall be subject to the provisions of Article II.B and Article IV.V, respectively, hereof.

9. “Administrative Expense Account” means the Administrative Expense Account established pursuant to the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [Docket No. 465].

10. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

11. “Allowed” means, for distribution purposes, a Claim or Interest, or any portion thereof, or a particular class of Claims or Interests (a) that has been Allowed by a Final Order of the Bankruptcy Court (or such other court as the Reorganized Debtor and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and any objections thereto), (b) which is not the subject of a Proof of Claim timely Filed with the Bankruptcy Court solely to the extent that such Claim or Interest is scheduled as liquidated, undisputed and non-contingent, (c) for which a Proof of Claim in a liquidated amount has been timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which (i) no objection to its allowance has been Filed within the periods of limitation fixed by this Plan, the Confirmation Order, the Bankruptcy Code or by any Order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount pursuant to this Plan or the Confirmation Order. Notwithstanding the foregoing, any Disputed Claim or Disputed Interest that is Reinstated pursuant to Article III of this Plan shall not be deemed Allowed until such Disputed Claim is liquidated pursuant to a Final Order of the Bankruptcy Court or such other court as the Reorganized Debtor and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and any objections, litigation, or proceeding related thereto. Notwithstanding anything to the contrary contained herein, no Claim that is Disallowed in accordance with Bankruptcy Rule 3003 or section 502(d) of the Bankruptcy Code is Allowed.

12. “Alternative Restructuring” means, other than the Restructuring Transactions, any new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding up, assignment for the benefit of creditors, transaction, debt investment, equity investment, joint venture, partnership, sale, plan proposal, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving all or substantially all of the business or assets of the Company, one or more material business units of the Company or a material portion thereof, or the debt, equity, or other interests in any one or more of the Debtors.

13. “Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration, or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration, or notification required under any Antitrust and Foreign Investment Laws.

14. “Antitrust and Foreign Investment Laws” means any Law governing foreign investment, agreements in restraint of trade, monopolization, merger or pre-merger notification, or the lessening of competition through merger, acquisition, or anti-competitive conduct, including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, and any other applicable federal, state, national, or foreign laws.

15. “Assumption Dispute” means an unresolved objection regarding assumption, Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues relating to the assumption of any Executory Contracts and Unexpired Leases.

16. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors and any recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates arising under chapter 5 of the Bankruptcy Code, including actions or remedies under sections 502, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code or under similar or related state, federal, or foreign statutes and common law, including fraudulent transfer laws.

17. “Backstop Agreement” means the backstop and private placement agreement memorializing the backstop of the Rights Offerings by the Commitment Parties and the investment of the Private Placements by the Private Placement Investors substantially in the form attached as Exhibit C to the Plan Support Agreement, with such modifications, amendments, or supplements as are permitted under the terms thereof and the Plan Support Agreement, on terms reasonably acceptable to the Debtors, the Requisite Financing Parties, and the Requisite Consenting Stakeholders.

18. “Backstop Order” means an Order of the Bankruptcy Court approving the Backstop Agreement, the Commitment Letter, and the Fee Letters and authorizing the Debtors to perform thereunder, in form and substance reasonably acceptable to the Requisite Financing Parties, the Debtors, and the Requisite Consenting Stakeholders.

19. “Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Interests entitled to vote may, among other things, indicate their acceptance or rejection of this Plan in accordance with the procedures governing the solicitation process and, if they vote to reject this Plan, whether they elect to opt out of the release granted pursuant to Article VIII.D of this Plan, and which must be actually received by the Notice and Claims Agent on or before the Voting Deadline.

20. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as may be amended from time to time.

21. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases and, if any reference is made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

22. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time

23. “Bar Date Order” means the Order entered by the Bankruptcy Court on July 13, 2020 [Docket No. 496] and any subsequent Order supplementing such Order or relating thereto.

24. “Base Indenture” means that certain base indenture, as may be amended, supplemented, or otherwise modified from time to time, dated February 4, 1997, by and among Diamond Offshore, as issuer, and the Chase Manhattan Bank, as trustee.

25. “Business Day” means any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to close.

26. “Cash” means the legal tender of the United States of America and equivalents thereof.

27. “Cause of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, Liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, right to payment, offset, power, promise, privilege, proceeding, license, or franchise of any kind or character whatsoever, known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, reduced to judgment or not reduced to judgment, disputed or undisputed, Secured or unsecured, assertable directly or derivatively (including any theories of veil piercing, alter ego, or joint or several liability), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal tort, contract, or securities laws) that the Debtors, the Reorganized Debtors, their Estates, or their Affiliates would be or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any Holder of any Claim against, or Interest in, any Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date. For the avoidance of doubt, Cause of Action also includes (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any Claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any Avoidance Action or state law fraudulent transfer claim.

28. “Certificate” means any instrument evidencing a Claim or an Interest.

29. “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

30. “Claim” means any claim against the Debtors, as that term is defined in section 101(5) of the Bankruptcy Code.

31. “Claims Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing Proofs of Claim in these Chapter 11 Cases.

32. “Claims Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of the First Business Day that is at least 180 days after the Effective Date or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors.

33. “Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

34. “Class” means a category of Holders of Claims or Interests classified together, as set forth in Article III of this Plan pursuant to section 1122(a) and 1123(a)(1) of the Bankruptcy Code.

35. “Collateral Trustee” means Wilmington Savings Fund Society, FSB, as collateral trustee under the Exit Notes Indenture.

36. “Commitment Letter” means the Commitment Letter between the Debtors and the Commitment Parties thereto, attached as Exhibit E to the Plan Support Agreement.

37. “Commitment Parties” has the meaning set forth in the Backstop Agreement.

38. “Commitment Premium” has the meaning set forth in Article IV.E of this Plan.

39. “Commitment Premium Exit Notes” has the meaning set forth in Article IV.E of this Plan.

40. “Committee” means the official committee of unsecured creditors appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as later reconstituted from time to time [Docket Nos. 147, 357, and 588] and as may be further reconstituted from time to time.

41. “Company” means the Debtors and their Non-Debtor Affiliates.

42. “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order on the docket of the Chapter 11 Cases.

43. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

44. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider Confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

45. “Confirmation Order” means an Order of the Bankruptcy Court confirming this Plan in the Chapter 11 Cases under section 1129 of the Bankruptcy Code, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

46. “Consenting Noteholders” has the meaning set forth in the Plan Support Agreement.

47. “Consenting Noteholders’ Advisors” means, collectively, the Consenting Noteholders’ Counsel, Evercore Group L.L.C., as financial advisor, Norton Rose Fulbright US LLP, and DNB Markets (a part of DNB Bank ASA).

48. “Consenting Noteholders’ Counsel” means Milbank LLP, in its capacity as counsel to the Ad Hoc Group.

49. “Consenting RCF Lender” has the meaning set forth in the Plan Support Agreement.

50. “Consenting RCF Lenders’ Advisors” means, collectively, the Consenting RCF Lenders’ Counsel, FTI Consulting, Inc., and Mourant Ozannes.

51. “Consenting RCF Lenders’ Counsel” means Bracewell LLP.

52. “Consenting Stakeholders” means, together, the Consenting RCF Lenders and the Consenting Noteholders.

53. “Consenting Stakeholders’ Advisors” means, together, the Consenting Noteholders’ Advisors and the Consenting RCF Lenders’ Advisors.

54. “Consenting Stakeholders’ Counsel” means, together, the Consenting Noteholders’ Counsel and the Consenting RCF Lenders’ Counsel.

55. “Consummation” means the occurrence of the Effective Date.

56. “CSA” means that certain Contractual Service Agreement between Diamond Offshore Company and Hydril, dated as of February 5, 2016.

57. “Cure Amount” means the payment of Cash or the distribution of other property (as the Debtors or the Reorganized Debtors (or the cure of any non-monetary defaults to the extent required, if at all), as applicable, (subject to the consent of the Requisite Consenting Stakeholders), and the counterparty to any such Executory Contracts and Unexpired Leases may agree or the Bankruptcy Court may order), as necessary to satisfy a Cure Claim.

58. “Cure Claim” means any monetary Claim based upon the Debtors’ defaults under any Executory Contracts and Unexpired Leases at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

59. “Cure Notice” means the notice of the proposed Cure Amount provided to counterparties to assumed Executory Contracts and Unexpired Leases pursuant to Article V.C of this Plan.

60. “D&O Liability Insurance Policies” means all insurance policies that cover current or former directors’, members’, managers’, and officers’ liability issued at any time to or providing coverage to, or for the benefit of, the Debtors, and all agreements, documents or instruments relating thereto (including any “tail policy”) in effect or purchased on or prior to the Effective Date.

61. “Debtors” has the meaning set forth in the preamble hereof.

62. “Deferred Payment” has the meaning set forth in the KEIP Order.

63. “Delayed Draw Notes” means $35 million of Exit Notes committed to but unfunded as of the Effective Date, pursuant to the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

64. “Delayed Draw Private Placement” has the meaning set forth in the Backstop Agreement.

65. “Delayed Draw Private Placement Stapled Securities” has the meaning set forth in the Backstop Agreement.

66. “Delayed Draw Rights Offering” has the meaning set forth in the Backstop Agreement.

67. “Delayed Draw Rights Offerings Documents” has the meaning set forth in the Plan Support Agreement.

68. “Disallowed” means (a) a Claim or Interest, or any portion thereof, that has been disallowed by a Final Order or a settlement, or as provided in this Plan or the Confirmation Order, (b) a Claim or Interest or any portion thereof that is not scheduled or that is scheduled at zero or as contingent, Disputed, or unliquidated and as to which a bar date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable Law, or (c) a Claim or Interest or any portion thereof that is not Allowed.

69. “Disbursing Agent” means any Entity (including any applicable Debtor or Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VII of this Plan; provided, however, that with respect to the Senior Notes, the Senior Notes Trustee shall be the Disbursing Agent and shall make, direct, or facilitate distributions to Senior Noteholders.

70. “Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017 in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, and each as may be further amended, supplemented or otherwise modified from time to time in a manner that is reasonably satisfactory to the Requisite Consenting Stakeholders and the Debtors.

71. “Disclosure Statement Order” means the Order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

72. “Disputed” means with respect to a Claim or Interest, any Claim or Interest that (a) is neither Allowed nor Disallowed under this Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) is otherwise disputed by any of the Debtors or Reorganized Debtors or for which any of the Debtors or Reorganized Debtors has made a request for estimation in accordance with applicable Law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order; or (c) the Debtors or any parties-in-interest have interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute, and Disputed as to the balance of such Claim.

73. “Distribution Record Date” means, except with respect to holders of public securities, the date for determining which Holders of Allowed Claims and Allowed Interests are eligible to receive distributions under this Plan, which shall be (a) ten (10) Business Days after entry of the Confirmation Order or (b) such other date as designated by an Order of the Bankruptcy Court.

74. “DTC” means the Depository Trust Company.

75. “Effective Date” means the date upon which no stay of the Confirmation Order is in effect and all conditions precedent to the effectiveness of this Plan have been satisfied or are expressly waived in accordance with the terms hereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to this Plan become effective or are consummated.

76. “EFS BOP” means EFS BOP, LLC, a subsidiary of GE Energy Financial Services.

77. “EFS BOP Contract” means that certain Lease Agreement between Diamond Offshore Limited and EFS BOP, dated as of February 5, 2016.

78. “Eighth Supplemental Indenture” means that certain supplemental indenture, dated November 5, 2013, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee.

79. “Employee Compensation Plans” means the emergence compensation plans for KEIP Participants, on the terms and conditions set forth in the Employee Matters Term Sheet.

80. “Employee Compensation Programs” means the incentive programs approved by the Bankruptcy Court pursuant to the Order Authorizing and Approving the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving the Debtors’ Non-Insider Compensation Program and (II) Granting Related Relief, entered by the Bankruptcy Court on May 27, 2020 [Docket No. 234] and the KEIP Order.

81. “Employee Matters Term Sheet” means the term sheet outlining the Employee Compensation Plans on the terms and conditions set forth in Exhibit D attached hereto.

82. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

83. “Equity Interests” means all shares of capital stock, including, but not limited to, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the same.

84. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of its Chapter 11 Case.

85. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and its members; (d) the parties to the Plan Support Agreement; and (e) the Senior Notes Trustee (solely to the extent acting in the capacity as Disbursing Agent), and (f) with respect to each of the foregoing Persons in clauses (a) through (e), each of their current and former Affiliates; and (f) with respect to each of the foregoing Persons in clauses (a) through (f), such Person’s predecessors, successors, assigns, subsidiaries, Affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, Representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, in each case in their capacity as such.

86. “Executory Contract and Unexpired Leases” means any contracts and leases to which a Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

87. “Existing Parent Equity Interests” means Interests in Diamond Offshore that existed immediately prior to the Effective Date.

88. “Exit Agents” means each agent or trustee, as applicable, under the Exit Facilities.

89. “Exit Facilities” means the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Exit Notes.

90. “Exit Facilities Documents” means the Exit Revolving Credit Facility Documents, the Exit Term Loan Facility Documents, and the Exit Notes Documents, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

91. “Exit Notes” means up to $110 million aggregate principal amount of 9.00%/11.00%/13.00% senior secured first lien, last out payment-in-kind toggle notes due 2027, issued pursuant to the Exit Notes Indenture (which is comprised of the Funded Notes and the Delayed Draw Notes), which will be pari passu with the Exit Term Loan Facility, and last out with respect to the first out Exit Revolving Credit Facility, issued in connection with the Rights Offerings and the Private Placements, on substantially the terms set forth in this Plan.

92. “Exit Notes Documents” means the agreements with respect to the Exit Notes, including the Exit Notes Indenture and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto or entered into in connection therewith (in each case, as may be amended, restated, modified, or supplemented from time to time), on the terms set forth in the term sheet attached hereto as Exhibit C, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

93. “Exit Notes Indenture” means that certain indenture entered into pursuant to and in connection with the Exit Notes, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

94. “Exit Revolving Credit Facility” means a $300 million to $400 million first lien, first out exit revolving credit facility, on terms substantially in the form set forth in Exhibit A attached hereto.

95. “Exit Revolving Credit Facility Agent” means the agent under the Exit Revolving Credit Facility.

96. “Exit Revolving Credit Facility Agreement” means that certain credit agreement entered into pursuant to or in connection with the Exit Revolving Credit Facility, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

97. “Exit Revolving Credit Facility Commitment Fee” has the meaning set forth in Article IV.D.e of this Plan.

98. “Exit Revolving Credit Facility Documents” means the agreements with respect to the Exit Revolving Credit Facility, including the Exit Revolving Credit Facility Agreement and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto on terms substantially in the form set forth in Exhibit A attached hereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

99. “Exit Term Loan Agent” means the agent under the Exit Term Loan Facility.

100. “Exit Term Loan Credit Agreement” means that certain agreement entered into pursuant to or in connection with, and governing the terms and conditions of, the Exit Term Loan Facility, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

101. “Exit Term Loan Facility” means a new $100 million – $200 million first lien last out term loan, with such amounts subject to change based on the Effective Date and interest accrued on RCF Claims through such date, at a rate of (at the Company’s option) L+600 bps (cash), L+1,000 bps (payment-in-kind), or L+800 bps (if 50% cash and 50% payment-in-kind), on terms substantially in the form set forth in this Plan, which will be pari passu with the Exit Notes and last out with respect to the first out Exit Revolving Credit Facility.

102. “Exit Term Loan Facility Documents” means the agreements with respect to the Exit Term Loan Facility, including the Exit Term Loan Credit Agreement and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto on terms substantially in the form set forth in Exhibit B attached hereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

103. “Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date.

104. “Fee Letters” has the meaning set forth in the Plan Support Agreement.

105. “File,” “Filed,” or “Filing” means file, filed or filing in the Chapter 11 Cases with the Bankruptcy Court.

106. “Final Order” means an Order, ruling, or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended, or vacated, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, that may be Filed relating to such Order, shall not cause an Order not to be a Final Order.

107. “Financing Parties” has the meaning set forth in the Backstop Agreement.

108. “Funded Notes” means $75 million in aggregate principal amount of Exit Notes funded on the Effective Date, pursuant to the Primary Private Placement and the Primary Rights Offering.

109. “General Unsecured Claim” means a Claim consisting of any unsecured prepetition Claim against any Debtor that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, RCF Claim, Senior Notes Claim, Subordinated Claim, or Intercompany Claim. Without limiting the foregoing, General Unsecured Claims include all Rejection Damages Claims that are not Administrative Claims.

110. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

111. “Holder” means any Entity holding a Claim against or Interest in a Debtor.

112. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

113. “Hydril” means Hydril USA Distribution LLC, a subsidiary of Baker Hughes (a member of the Committee).

114. “Impaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

115. “Intercompany Claim” means a Claim or a Cause of Action against a Debtor held by a Debtor or a Non-Debtor Affiliate.

116. “Intercompany Interest” means an Interest in a Debtor held by another Debtor or Non-Debtor Affiliate.

117. “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement and whether or not certificated, vested, transferrable, voting, or denominated “stock” or a similar security) existing immediately prior to the Effective Date; provided, however, that the term “Interests” shall not include the Intercompany Interests.

118. “IRS” means the Internal Revenue Service.

119. “KEIP” has the meaning set forth in the KEIP Order.

120. “KEIP Escrow” means an interest-bearing account to hold and maintain an amount of Cash equal to the KEIP Escrow Amount to be funded by the Debtors on the Effective Date solely for the purpose of paying such amounts to the KEIP Participants pursuant to the KEIP.

121. “KEIP Escrow Amount” means the amount of Cash transferred by the Debtors, determined by the Debtors in accordance with KEIP, to the KEIP Escrow to satisfy the maximum amount that may be owed to KEIP Participants pursuant to the KEIP as of the Effective Date after accounting for the payment of the Deferred Payment on the Effective Date and any other amounts actually paid to the KEIP Participants pursuant to the KEIP on or before the Effective Date.

122. “KEIP Order” means the Order Authorizing and Approving the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving the Debtors’ Key Employment Incentive Plan and (II) Granting Related Relief (the “KEIP Order”), entered by the Bankruptcy Court on June 23, 2020 [Docket No. 448]

123. “KEIP Participants” has the meaning set forth in the KEIP Order.

124. “Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued, or promulgated by any Governmental Unit.

125. “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, recovery actions, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity, or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, or agreement.

126. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

127. “MIP” means the post-Effective Date management incentive plan, to be approved by the New Board and in form and substance acceptable to the Requisite Consenting Noteholders and consistent with the terms set forth in the Employee Matters Term Sheet.

128. “MIP Equity Shares” means restricted stock units, options, New Diamond Common Shares, or other rights exercisable, exchangeable, or convertible into New Diamond Common Shares representing 5% – 10% of the New Diamond Common Shares on a fully diluted and fully distributed basis.

129. “New Board” means the initial board of directors of the Reorganized Company, which shall as of the Effective Date consist of members selected and agreed to by the Ad Hoc Group in accordance with the applicable organizational documents, as set forth in the Plan Supplement or as announced on the record during the Confirmation Hearing; provided that Marc Edwards, Diamond Offshore’s current chief executive officer, shall be a member of the New Board other than (a) as otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date or (b) in the event of his death or voluntary resignation prior to the Effective Date.

130. “New Diamond Common Shares” means those certain shares of common stock or other membership units, partnership interests, or other Equity Interests issued by the Reorganized Company representing 100% of the equity interests in the Reorganized Company.

131. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation and governance documents of each of the Reorganized Debtors, which shall be reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors. The New Organizational Documents or a representative form thereof shall be included in the Plan Supplement.

132. “New Warrants” means new warrants with an exercise period of five years, exercisable into 7% of the New Diamond Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to Holders of Senior Notes Claims on the face value of their Claims (including accrued interest as of the Petition Date), which shall include ride-through protection for the life of the New Warrants in the event of a stock-for-stock merger involving the Reorganized Debtors.

133. “New Warrants Agreement” means that certain agreement providing for, among other things, the issuance of the New Warrants by the Reorganized Company, a form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders and the Debtors.

134. “New Warrants Documentation” means any and all agreements (including the New Warrants Agreement), documents, and instruments delivered or entered into in connection with the New Warrants, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

135. “Ninth Supplemental Indenture” means that certain supplemental indenture, dated August 15, 2017, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee.

136. “Non-Debtor Affiliate” means any subsidiary or Affiliate of a Debtor that is not a Debtor.

137. “Non-Participating RCF Lender Share” has the meaning set forth in Article III.B.3.b.ii of this Plan.

138. “Notice and Claims Agent” means Prime Clerk, LLC.

139. “Omnibus Objection Procedures” means the procedures set forth in the Order (I) Approving Omnibus Claims Objection Procedures and (II) Granting Related Relief [Docket No. 582] that will govern the resolution of the Claims or Interests asserted against the Debtors and the Debtors’ authority to settle such Claims or Interests, which shall be subject to the reasonable consent of the Requisite Consenting Stakeholders.

140. “Order” means any judgment, order, award, injunction, writ, permit, license, or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

141. “Ordinary Course Professional” means any professional retained under the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 265].

142. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

143. “Other Secured Claim” means any Secured Claim against any Debtor other than an RCF Claim.

144. “Participating RCF Lender Share” has the meaning set forth in Article III.B.3.b.i of this Plan.

145. “PCbtH Contracts” means the CSA and the EFS BOP Contract.

146. “PCbtH Litigation” means (a) a motion filed by the Debtors seeking the authority, but not direction, to reject the CSA and (b) litigation commenced against Hydril and EFS BOP seeking to, among other things, establish (i) the amount (if any) of Hydril’s potential Rejection Damages Claim if the Debtors reject the CSA and (ii) that the Debtors’ rejection of the CSA would not trigger any of EFS BOP’s termination rights under the EFS BOP Contract or prevent the Debtors from assuming the EFS BOP Contract, in each case as further described in Article V.B. of the Disclosure Statement.

147. “Performance Period” has the meaning set forth in the KEIP Order.

148. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

149. “Petition Date” means April 26, 2020, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

150. “Plan” means this joint chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

151. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to this Plan that will be Filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders or the Requisite Financing Parties, as applicable, and which includes: (a) the New Organizational Documents; (b) the identity of the members of the New Board (to the extent known); (c) the New Warrants Agreement; (d) the Schedule of Rejected Contracts; (e) the Rights Offerings Documents; (f) the Exit Term Loan Credit Agreement; (g) the Exit Revolving Credit Facility Agreement; (h) the Exit Notes Indenture; (i) the schedule of Preserved Causes of Action; and (j) the Restructuring Transaction Memorandum.

152. “Plan Support Agreement” means the Plan Support Agreement, dated January 22, 2021, as amended, modified, or supplemented from time to time in accordance with its terms.

153. “Preserved Causes of Action” means the retained Causes of Action, set forth in the Plan Supplement, which shall vest in the Reorganized Debtors and not be subject to the releases set forth in Article VIII of this Plan.

154. “Primary Private Placement” has the meaning set forth in the Backstop Agreement.

155. “Primary Private Placement Stapled Securities” has the meaning set forth in the Backstop Agreement.

156. “Primary Rights Offering” has the meaning set forth in the Backstop Agreement.

157. “Priority Claims” means Priority Tax Claims and Other Priority Claims.

158. “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor entitled to priority as specified in section 507(a)(8) of the Bankruptcy Code.

159. “Private Placement Investors” has the meaning set forth in the Backstop Agreement.

160. “Private Placement Stapled Securities” has the meaning set forth in the Backstop Agreement.

161. “Private Placements” has the meaning set forth in the Backstop Agreement.

162. “Pro Rata” means the proportion that the amount of an Allowed Claim or Interest in a particular Class bears to the aggregate amount of all Allowed and Disputed Claims or Interests (but excluding Disallowed Claims) in such Class.

163. “Professional” means any Entity retained by Order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding Ordinary Course Professionals retained pursuant to an Order of the Bankruptcy Court.

164. “Professional Fee Escrow” means an interest-bearing account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims of any Professional estimated through and including the Effective Date.

165. “Professional Fee Escrow Amount” means the amount of Cash transferred by the Debtors, determined by the Debtors in consultation with the Requisite Consenting Stakeholders and the Committee, and in accordance with Article II.B of this Plan, to the Professional Fee Escrow to pay outstanding and Accrued Professional Compensation Claims of the Professionals incurred through and including the Effective Date.

166. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

167. “RCF Agent” means Wells Fargo Bank, National Association, as administrative agent under the RCF Credit Agreement, and any successors and permitted assigns, in such capacity.

168. “RCF Cash Paydown” means an amount in Cash of approximately $275 million to $279.6 million.2

169. “RCF Claims” means all Claims arising from or based upon the RCF Credit Agreement, or any of the security documents governing or evidencing any security interests entered into in connection therewith, including accrued but unpaid interest (but excluding interest on unpaid interest), costs, fees and indemnities through the Effective Date.

170. “RCF Credit Agreement” means the 5-Year Revolving Credit Agreement, dated as of October 2, 2018 (as amended, modified, or otherwise supplemented from time to time), by and among certain of the Debtors, each lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

171. “RCF Documents” means any documents related to the RCF Claims, including any agreements, commitment letters, documents, guaranties, instruments, collateral, and security documentation, and other ancillary documentation related thereto.

172. “RCF Lenders” means the lenders party to the RCF Credit Agreement.

173. “RCF Steering Committee Members” means, collectively, the steering committee of RCF Lenders.

174. “Rejection Damages Claim” means any Claim on account of the rejection of any Executory Contracts and Unexpired Leases pursuant to section 365 of the Bankruptcy Code.

175. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

176. “Released Parties” means, each of and collectively, (a) the Debtors and the Reorganized Debtors, (b) the Consenting Stakeholders, (c) the Ad Hoc Group and each of its members, (d) the Senior Notes Trustee, (e) the Financing Parties, (f) the RCF Agent and the RCF Lenders, (g) the Exit Agents, the Exit Revolving Credit Facility Lenders, the Exit

[2]

The exact amount of the RCF Cash Paydown is subject to finalizing the amount of post-petition interest due to Holders of RCF Claims on the Effective Date; provided that if the amount of the RCF Cash Paydown is less than $279.6 million it shall require 100% approval of the RCF Lenders and if the amount of RCF Cash Paydown is more than $275 million it shall require the reasonable consent of the Debtors; provided further that if the date of emergence extends beyond April 23, 2021, the amount of the RCF Cash Paydown shall increase accordingly.

Term Loan Lenders and the Exit Noteholders; (h) any Releasing Party, (i) the Committee and each of its members, (j) with respect to each of the foregoing Persons, in clauses (a) through (i), each of their current and former Affiliates, and (k) with respect to each of the foregoing Persons in clauses (a) through (j), such Person’s predecessors, successors, assigns, subsidiaries, current and former Affiliates, current and former officers and directors, principals, equity holders (regardless of whether such interests are held directly or indirectly), members, partners (including both general and limited partners), managers, employees, agents, managed accounts or funds, management companies, fund advisors, financial advisors, advisory board members, attorneys, accountants, investment bankers, consultants, Representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees and any and all other persons or entities that may purport to assert any cause of action derivatively, by or through the foregoing, in each case in their capacity as such.

177. “Releasing Parties” means, collectively, (a) the Holders of all Claims or Interests who vote to accept this Plan, (b) the Holders of all Claims or Interests whose vote to accept or reject this Plan is solicited, or that otherwise receive notice of the opportunity to opt out of granting the releases set forth in this Plan, that vote to reject or abstain from voting and do not opt out of granting the releases under this Plan, (c) the Holders of all Claims or Interests that are conclusively presumed to accept, and do not opt out of granting the releases under this Plan, (d) the Holders of all Claims or Interests who are deemed to reject this Plan and do not opt out of granting the releases under this Plan, (e) the Consenting Stakeholders, (f) the Ad Hoc Group and each of its members, (g) the Senior Notes Trustee, (h) the Financing Parties, (i) the RCF Agent and each of the RCF Lenders, (j) the Committee and each of its members (solely in their capacity as such), (k) any Released Party, (l) with respect to each of the foregoing Persons, in clauses (a) through (k), each of their current and former Affiliates, and (m) with respect to each of the foregoing Persons in clauses (a) through (l), such Person’s predecessors, successors, assigns, subsidiaries, current and former Affiliates, current and former officers and directors, principals, equity holders (regardless of whether such interests are held directly or indirectly), members, partners (including both limited and general partners), managers, employees, agents, managed accounts or funds, management companies, fund advisors, financial advisors, advisory board members, attorneys, accountants, investment bankers, consultants, Representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, and any and all other persons or entities that may purport to assert any cause of action derivatively, by or through the foregoing in each case in their capacity as such.

178. “Reorganized Company” means Diamond Offshore as reorganized on the Effective Date in accordance with the Plan Support Agreement.

179. “Reorganized Debtors” means each of the Debtors or any successor thereto, as reorganized on the Effective Date in accordance with this Plan.

180. “Representatives” means, with respect to any Entity, any successor, officer, director, partner (including both general and limited partners), shareholder, manager, member, management company, investment manager, Affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, investment advisor, accountant, or other Professional of such Entity and any committee of which such Entity is a member, in each case, solely in such capacity, serving on or after the Petition Date.

181. “Requisite Consenting Noteholders” has the meaning used in the Plan Support Agreement.

182. “Requisite Consenting Stakeholders” has the meaning used in the Plan Support Agreement.

183. “Requisite Financing Parties” has the meaning used in the Backstop Agreement.

184. “Restructuring” means the restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

185. “Restructuring Documents” means the (a) Plan and its exhibits, Ballots, and solicitation procedures, (b) Confirmation Order, (c) Disclosure Statement, (d) Order of the Bankruptcy Court approving the Disclosure Statement and the other solicitation materials in respect of this Plan, (e) “first day” pleadings and all Orders sought pursuant thereto, (f) Plan Supplement, (g) Exit Facilities Documents, (h) New Organizational Documents, (i) Backstop Agreement, (j) Backstop Order, (k) New Warrants Documentation, and (l) any documents with respect to the Rights Offerings, including the Rights Offerings Procedures (with each of (a) through (l) being in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, and with each of (h) through (l) being in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors).

186. “Restructuring Expenses” means all reasonable and documented prepetition and post-petition fees and out-of-pocket expenses incurred by the Consenting Stakeholders’ Counsel, the other Consenting Stakeholders’ Advisors, the RCF Agent, the RCF Steering Committee Members, and the Senior Notes Trustee related to the Debtors, the Restructuring, or the Chapter 11 Cases.

187. “Restructuring Transaction” means any transaction contemplated in connection with the Restructuring, including as set forth in Article IV.B of this Plan.

188. “Restructuring Transaction Memorandum” means a document, to be included in the Plan Supplement, that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with this Plan, including the reorganization of the Debtors and the issuance of New Diamond Common Shares, through the Chapter 11 Cases, this Plan, or any Restructuring Documents, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

189. “Rights Offerings” has the meaning set forth in the Backstop Agreement.

190. “Rights Offerings Documents” means the Backstop Agreement, the Backstop Order, the Rights Offerings Procedures, the Delayed Draw Rights Offerings Documents, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offerings in the form and substance reasonably acceptable to the parties thereto, the Requisite Consenting Stakeholders and the Debtors.

191. “Rights Offerings Procedures” means the procedures for each Rights Offering that are approved by the Bankruptcy Court, which set forth the procedures for Holders of Senior Notes Claims to participate in the Rights Offerings, in form and substance reasonably acceptable to the Requisite Financing Parties, the Requisite Consenting Stakeholders, and the Debtors, as may be amended or modified in a manner that is reasonably acceptable to the Requisite Financing Parties, the Requisite Consenting Stakeholders, and the Debtors.

193. “Rights Offerings Stapled Securities” means the Rights Offerings Shares and Exit Notes.

194. “Rights Offerings Shares” has the meaning set forth in Article IV.D.b of this Plan.

195. “Schedule of Rejected Contracts” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, if any, as the same may be amended, modified, or supplemented from time to time, in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

196. “Scheduled Claim” means a Claim that is listed on the Debtors’ Statements and Schedules.

197. “SEC” means the United States Securities and Exchange Commission.

198. “Secured” means, when referring to a Claim, a Claim: (a) secured by a Lien on property, including any maritime Lien, in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan or the Confirmation Order as a Secured Claim.

199. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations of the SEC promulgated thereunder.

200. “Security” has the meaning set forth in section 101(49) of the Bankruptcy Code.

201. “Senior Noteholder” means a Holder of Senior Notes.

202. “Senior Notes” means, collectively, the 2039 Notes, the 2023 Notes, the 2043 Notes, and the 2025 Notes.

203. “Senior Notes Claims” means all Claims against Diamond Offshore, as issuer, arising from or based on the Senior Notes, including accrued but unpaid interest, costs, fees, and indemnities through the Petition Date.

204. “Senior Notes Indenture” means, collectively, the Base Indenture, the Seventh Supplemental Indenture, the Eight Supplemental Indenture, and the Ninth Supplemental Indenture.

205. “Senior Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. as trustee for the Senior Notes.

206. “SERP” means the non-qualified supplemental retirement plan, effective as of January 1, 1996, as amended on January 1, 2008, and as adopted by Debtor Diamond Offshore Management Company.

207. “Seventh Supplemental Indenture” means that certain supplemental indenture, dated October 8, 2009, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee.

208. “Statement and Schedules” means the statements of financial affairs and the schedules of assets and liabilities Filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such statements and schedules may be amended, supplemented, or modified from time to time.

209. “Statutory Fees” means all fees for which the Debtors are obligated pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

210. “Subordinated Claim” means a Claim against any Debtor, if any, subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code.

211. “Subscription Commencement Date” has the meaning set forth in the Rights Offering Procedures.

212. “Subscription Rights” has the meaning set forth in the Backstop Agreement.

213. “Substantial Consummation” has the meaning set forth in section 1101(2) of the Bankruptcy Code.

214. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, property, environmental, or other tax assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local, or foreign Taxing Authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an Affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amount is determined by reference to the liability of any other Entity.

215. “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess, or administer the imposition of any Tax.

216. “U.S. Trustee” means the United States Trustee for the Southern District of Texas (Region 7).

217. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through Reinstatement or payment in full in Cash.

218. “Unsubscribed Stapled Securities” has the meaning set forth in the Backstop Agreement.

219. “Voting Deadline” means the deadline to submit votes to accept or reject this Plan.

B.	Rules of Interpretation

For purposes herein: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of the applicable agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Effective Date; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;(j) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) all references to statutes, regulations, Orders, rules of courts, and the like shall mean such statutes, regulations, Orders, rules of courts, and the like as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (l) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (m) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan or the Confirmation Order, all without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control in all respects; (n) except as otherwise provided, any references to the Effective Date shall mean on the Effective Date or as soon as reasonably practicable thereafter; and (o) any docket number references in this Plan or the Confirmation Order shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan or the Confirmation Order shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Laws

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to the principles of conflicts of law, shall govern the rights, obligations, construction, and implementation of this Plan and the Confirmation Order, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan or the Confirmation Order (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) or the foreign laws of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F.	Certain Consent Rights

Notwithstanding anything in this Plan or the Confirmation Order to the contrary (including Article XII.G of this Plan), all consent rights, including the various consent rights of the Requisite Consenting Stakeholders set forth in the Plan Support Agreement and the Requisite Financing Parties set forth in the Backstop Agreement, with respect to the form and substance of this Plan, the Plan Supplement, and any Restructuring Documents shall be incorporated herein by this reference and fully enforceable as stated herein until such time as the Plan Support Agreement and the Backstop Agreement are terminated in accordance with their terms. For the avoidance of doubt, the failure to specify a particular consent right in this Plan or the Confirmation Order that is otherwise set forth in the Plan Support Agreement or the Backstop Agreement does not in any way impair, alter, or amend such consent or consultation rights, which remain binding on the parties to the Plan Support Agreement and the Backstop Agreement and are incorporated into this Plan, the Plan Supplement, the Confirmation Order and any Restructuring Documents or other related documents.

G.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan or the Confirmation Order to the contrary, references in this Plan or the Confirmation Order to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

H.	Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A.	Administrative Claims

On (or as soon thereafter as is reasonably practicable) the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Claim becomes an Allowed Administrative Claim, the Holder of an Allowed Administrative Claim (other than Accrued Professional Compensation Claims or Restructuring Expenses) shall receive in full and final satisfaction, settlement, and release of, and in exchange for such Claim, either (i) Cash in an amount equal to the unpaid portion of such Allowed amount of such Claim or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (ii) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim have agreed upon in writing; provided, that Allowed Administrative Claims representing Liabilities incurred in the ordinary course of business by the Debtors, as debtors-in-possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any Orders or agreements governing, instruments evidencing, or other documents establishing such Liabilities without any further action by the Holders of such Allowed Administrative Claims, including the need to File requests for payment of such Administrative Claims with the Bankruptcy Court and to serve such requests on the Reorganized Debtors.

Except as otherwise provided in this Article II.A and with respect to Administrative Claims that are Accrued Professional Compensation Claims or Restructuring Expenses, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Reorganized Debtors or their property and such Administrative Claims shall be forever released and discharged from any and all indebtedness or liability with respect to or arising from such Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to any Administrative Claim that was previously Allowed.

B.	Accrued Professional Compensation Claims

1.	Professional Fee Escrow

On the Effective Date, the Debtors shall establish the Professional Fee Escrow and transfer an amount equal to the Professional Fee Escrow Amount, which funds shall come first from the Administrative Expense Account and then, solely to the extent the Administrative Expense Account does not otherwise contain sufficient funds, from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Accrued Professional Compensation Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Accrued Professional Compensation Claims of the Professionals to be paid from the Professional Fee Escrow. When such Accrued Professional Compensation Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

2.	Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash from the Professional Fee Escrow in the case of the Professionals, and by the Reorganized Debtors in the case of all other professionals, as soon as reasonably practicable after such Accrued Professional Compensation Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A of this Plan and notwithstanding any obligation to File Proofs of Claim or requests for payment on or before the Administrative Claims Bar Date. After all Accrued Professional Compensation Claims have been paid in full, the Final Order allowing such Accrued Professional Compensation Claims shall direct the escrow agent of the Professional Fee Escrow to return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

3.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate their Accrued Professional Compensation Claims through and including the Effective Date, and shall deliver such estimate to the Debtors no later than ten (10) calendar days prior to the Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors (in consultation with the Committee and the Requisite Consenting Stakeholders) to determine the Professional Fee Escrow Amount.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in this Plan or the Confirmation Order, from and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, Order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the unpaid amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims or Interests, except Administrative Claims and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified in this Article III.

A.	Summary of Classification

All Claims or Interests, other than Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to this Plan and sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

This Plan is a separate plan of reorganization for each Debtor. This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, Confirmation of this Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.

1.	Class Identification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H of this Plan.

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	RCF Claims	Impaired	Entitled to Vote

4	Senior Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

6	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

7	Existing Parent Equity Interests	Impaired	Entitled to Vote

8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

B.	Treatment of Claims and Interests

The treatment and voting rights provided under this Plan to each Class for distribution purposes is specified below:

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Allowed Other Secured Claims.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Other Secured Claim, at the option of the Reorganized Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), each such Holder of an Allowed Other Secured Claim shall receive (i) payment in full in Cash, or (ii) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.

c.

Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject this Plan.

2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Allowed Other Priority Claims against any Debtor.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, (i) payment in Cash of the unpaid portion of its Allowed Other Priority Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.

Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject this Plan.

3.	Class 3 – RCF Claims

a.	Classification: Class 3 consists of all Allowed RCF Claims.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such RCF Claim, each Holder of an Allowed RCF Claim shall receive, either:

i.

if such Holder elects to participate in the Exit Revolving Credit Facility, (A) first, its Pro Rata share calculated as a percentage of all Holders in such Class that elect to participate in the Exit Revolving Credit Facility (its “Participating RCF Lender Share”) of the RCF Cash Paydown; (B) second, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (A) above, its Participating RCF Lender Share of up to $100 million of funded loans under the Exit Revolving Credit Facility, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[3]; and (C) third, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash

[3]	Amounts determined assuming an April 23, 2021 emergence date.

Paydown under clause (A) above and the allocation of funded loans under clause (B) above, a share of $200 million (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (B) above) of the Exit Term Loan Facility that is equal to the remaining unsatisfied amount of such Holder’s RCF Claims, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[4], provided that the aggregate amount of any such Holder’s shares of the amounts described in the foregoing clauses (A), (B), and (C) shall not exceed the amount of such Holder’s RCF Claims; or

ii.

if such Holder does not elect to participate in the Exit Revolving Credit Facility, (A) first, a share of $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[5] (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (i)(B) above) of the Exit Term Loan Facility that is equal to the lesser of (x) its RCF Claims and (y) its Pro Rata share (calculated as a percentage of all Holders in such Class that do not elect to participate in the Exit Revolving Credit Facility) (its “Non-Participating RCF Lender Share”) of the portion of the $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[6], of the Exit Term Loan Facility that is not allocated to participating Holders pursuant to clause (i)(C) above and (B) second, solely to the extent such Holder’s RCF Claims have not been satisfied in full after the allocation of the Exit Term Loan Facility under clause (A) above, a portion of the RCF Cash Paydown equal to the lesser of (x) such Holder’s remaining unsatisfied RCF Claims and (y) such Holder’s Non-Participating RCF Lender Share of the amount of the RCF Cash Paydown that has not been allocated to the participating RCF Lenders pursuant to clause (i)(A) above.

c.	Voting: Class 3 is Impaired under this Plan. Each Holder of an Allowed RCF Claim will be entitled to vote to accept or reject this Plan.

4.	Class 4 – Senior Notes Claims

a.	Classification: Class 4 consists of all Allowed Senior Notes Claims.

[4]	Amounts determined assuming an April 23, 2021 emergence date.
[5]	Amounts determined assuming an April 23, 2021 emergence date.
[6]	Amounts determined assuming an April 23, 2021 emergence date.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive (i) its Pro Rata share of 70.0% of the New Diamond Common Shares, subject to dilution by the New Warrants and the MIP Equity Shares; and (ii) Subscription Rights to participate in the Rights Offerings to (a) pursuant to the Primary Rights Offering, purchase such Holder’s Pro Rata portion of $46,875,000 of Exit Notes and 12.78% of the issued and outstanding New Diamond Common Shares as of the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares and (b) pursuant to the Delayed Draw Rights Offering, subscribe for such Holder’s Pro Rata portion of commitments to purchase up to $21,875,000 of Delayed Draw Notes and 5.97% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares.

With respect to subsection (b)(ii) above, pursuant to, and in accordance with, the Backstop Agreement and the Rights Offerings Procedures, each Financing Party has agreed to, severally and not jointly, (i) fully exercise all Subscription Rights that are properly issued to it on the applicable Subscription Commencement Date on account of its Allowed Senior Notes Claims and (ii) duly purchase all Exit Notes on account of its Allowed Senior Notes Claims.

c.	Voting: Class 4 is Impaired under this Plan. Each Holder of an Allowed Senior Notes Claim will be entitled to vote to accept or reject this Plan.

5.	Class 5 – General Unsecured Claims

a.	Classification: Class 5 consists of all Allowed General Unsecured Claims.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such General Unsecured Claims, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders): (i) payment in full in Cash (inclusive of post-petition interest at the Federal Judgment Rate, any applicable contract rate solely to the extent such rate applies, or such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise), on the later of (w) the Effective Date or as soon as reasonably practicable thereafter, (x) the date such Claim becomes Allowed or as soon as reasonably practicable thereafter, (y) the date such

Claim comes due under applicable Law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (z) such other date as agreed between the Debtors or the Reorganized Debtors and such Holder; (ii) Reinstatement; or (iii) such other treatment sufficient to render such Claims Unimpaired. General Unsecured Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.

Voting: Class 5 is deemed Unimpaired under this Plan. Each Holder of an Allowed General Unsecured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject this Plan.

6.	Class 6 – Intercompany Claims

a.	Classification: Class 6 consists of all Allowed Intercompany Claims.

b.

Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged at the Debtors’ discretion, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders).

c.

Voting: Class 6 is either deemed Unimpaired under this Plan, and each such Holder of an Allowed Intercompany Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Allowed Intercompany Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code.

7.	Class 7 – Existing Parent Equity Interests

a.	Classification: Class 7 consists of all Allowed Existing Parent Equity Interests.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Parent Equity Interest will receive its Pro Rata share of the New Warrants, subject to dilution by the MIP Equity Shares.

b.	Voting: Class 7 is Impaired under this Plan. Each Holder of an Allowed Existing Parent Equity Interest will be entitled to vote to accept or reject this Plan.

8.	Class 8 – Intercompany Interests

a.	Classification: Class 8 consists of all Allowed Intercompany Interests.

b.

Treatment: On the Effective Date, all Intercompany Interests shall be (i) cancelled (or otherwise eliminated) and receive no distribution under this Plan or (ii) Reinstated at the Debtors’ option, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders). To the extent Reinstated, Intercompany Interests are Unimpaired solely to preserve the Debtors’ corporate structure, and Holders of such Intercompany Interests shall not otherwise receive or retain any property on account of such Intercompany Interests.

c.

Voting: Class 8 is either deemed Unimpaired under this Plan, and each such Holder of an Allowed Intercompany Interest will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Allowed Intercompany Interest is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify this Plan in accordance with Article X.A of this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification (subject to the reasonable consent of the Requisite Consenting Stakeholders).

D.	No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization for administrative purposes, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in this Plan, the Confirmation Order or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim or Interest under the Plans for all such Debtors.

E.	Allowance of Senior Notes Claims

The principal and unpaid accrued interest as of the Petition Date comprising the Senior Notes Claims shall be Allowed in the amount of $ 2,044,877,422.90, excluding amounts to be paid in Cash on account of services provided by the Senior Notes Trustee.

F.	Allowance of RCF Claims

The principal and unpaid accrued interest comprising the RCF Claims shall be Allowed in the amount of $444,691,711.18 as of the Petition Date, plus accrued and unpaid post-petition interest through the Effective Date pursuant to, and at the interest rates prescribed by the RCF Credit Agreement.

G.	Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in this Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

H.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Interest as of the date of the commencement of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.	Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 1010(31) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan, and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan.

J.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

K.	Presumed Acceptance of this Plan

To the extent that Claims of any Class are Reinstated or otherwise Unimpaired, each Holder of a Claim or Interest in such Class is presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject this Plan.

L.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

M.	Intercompany Interests

Intercompany Interests, to the extent Reinstated, are being Reinstated to maintain the existing corporate structure of the Debtors. For the avoidance of doubt, any Interest in non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

N.	Relative Rights and Priorities

Unless otherwise expressly provided in this Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims or Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan and the Confirmation Order, upon the Effective Date, the provisions of this Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests, as resolved pursuant to this Plan and the Confirmation Order. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. All distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan.

B.	Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effectuate a corporate restructuring of their business, to otherwise simplify the overall corporate structure of the Debtors, or to organize certain of the Debtors under the Laws of jurisdictions other than the jurisdictions in which such Debtors currently are organized, which restructuring may include one or more mergers, consolidations, acquisitions, transfers, assignments, dispositions, liquidations, or dissolutions as may be determined by the Debtors, in accordance with the Plan Support Agreement, the Backstop Agreement, and the Restructuring Transaction Memorandum (collectively, the “Restructuring Transactions”). In each case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of such Debtor pursuant to this Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which provides that another Debtor shall perform such obligations.

In effectuating the Restructuring Transactions, the Debtors shall be permitted to:

(a)

execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, transfer, assignment, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and the Confirmation Order and that satisfy the requirements of applicable state Law and such other terms to which the applicable Entities may agree;

(b)

execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, Liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree;

(c)	file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state Law; and

(d)

take all other actions that the applicable Entities determine to be necessary or appropriate, in accordance with the consent rights set forth in the Plan Support Agreement and the Backstop Agreement, including making filings or recordings that may be required by applicable Law in connection with such transactions.

Upon the Confirmation Date, without any further Bankruptcy Court approval, the Debtors shall have the right, but not the obligation, to acquire any asset of any other Debtor (including a Debtor for which Confirmation of this Plan has not occurred) in exchange for an assumption of certain Liabilities of such Debtor (including all General Unsecured Claims asserted against such Debtor’s Estate, which General Unsecured Claims shall receive the treatment provided to such Claims under Article III.B.5 of this Plan regardless of the treatment of any other Claim or Interest of any acquiring Debtor), provided that the acquiring Debtor and the selling Debtor each determine that such transfer, in the exercise of its business judgment, and in accordance with and subject always to the consent rights set forth in the Plan Support Agreement and the Backstop Agreement, is in the best interest of such Debtor and its respective Estate.

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors may take all actions consistent with this Plan, the Confirmation Order, the Plan Support Agreement, the Backstop Agreement, and the Restructuring Transaction Memorandum, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan, including:

(a)

the execution, adoption, amendment, and/or delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, interest, right, Liability, debt, or obligation on terms consistent with the terms of this Plan and the Confirmation Order, and having other terms for which the applicable parties agree, including the Exit Facilities, the Rights Offerings, and New Warrants;

(b)	the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable Law;

(c)

the execution, adoption, amendment, and/or delivery of the applicable documents included in the Plan Supplement, to the extent required by the Debtors, including, but not limited to, the Restructuring Documents where relevant; and

(d)

all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable Law and opening new bank accounts, but in each case only to the extent not inconsistent with the Plan Support Agreement and the Backstop Agreement.

For purposes of consummating this Plan and the Restructuring Transactions, none of the transactions contemplated in this Article IV.B shall constitute a change of control under any agreement, contract, or document of the Debtors.

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorizations, consents, or any further actions required under applicable Law, regulation, Order, or rule (including, without limitation, any action by the shareholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to this Plan.

All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

C.	Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, lis pendens, or similar interests or documents.

D.	Sources of Consideration for Plan Distributions

Consideration for Plan distributions shall come from:

a.	Equity Interests in the Reorganized Company

On the Effective Date, all Existing Parent Equity Interests shall be cancelled and the Reorganized Company shall issue or cause to be issued the New Diamond Common Shares and New Warrants in accordance with the terms of this Plan and the Confirmation Order. On the Effective Date, applicable Holders of eligible Claims or Interests shall receive the New Diamond Common Shares and New Warrants in exchange for their respective Claims or Interests as set forth in Article III of this Plan and pursuant to the Rights Offerings. All of the New Diamond Common Shares and New Warrants issuable under this Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable.

b.	Rights Offerings and Issuance of the Exit Notes

On the Effective Date, the Reorganized Debtors shall consummate the Rights Offerings in accordance with the Rights Offerings Procedures, the Backstop Agreement, and the Exit Notes Documents. Subscription Rights to participate in the Rights Offerings shall be allocated among relevant Holders of Senior Notes Claims on the applicable Subscription Commencement Date in accordance with the Rights Offerings Procedures, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable Law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable Law in any jurisdiction. The Reorganized Debtors intend to implement the Rights Offerings in a manner that shall not cause it to be deemed a public offering in any jurisdiction, except as provided in section 1145(c) of the Bankruptcy Code with respect to the New Diamond Common Shares and Exit Notes offered and sold in connection with the Rights Offerings pursuant to the exemption from registration provided by section 1145(a)(1) of the Bankruptcy Code.

Holders of the Subscription Rights (including the Financing Parties) shall receive the opportunity to subscribe for up to $68,750,000 of the Exit Notes in accordance with and pursuant to this Plan, the Rights Offerings Procedures, and the Exit Notes Term Sheet. Each Holder of Subscription Rights (including the Financing Parties) that participates in the Rights Offerings with respect to the Exit Notes shall also receive, in consideration for its participation in the Rights Offerings, its Pro Rata share (in respect of the Subscription Rights exercised by such Holder) of 18.75% of the issued and outstanding New Diamond Common Shares as of the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) (the “Rights Offerings Shares”).

The Collateral Trustee shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Notes Documents. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit Notes Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Notes Documents; provided that the Exit Notes shall be subject to a last out agreement pursuant to the Exit Notes Documents.

Further, the Private Placement Investors shall have the obligation to purchase the Primary Private Placement Stapled Securities and commit to purchase the Delayed Draw Private Placement Stapled Securities, and the Commitment Parties shall fully backstop the remainder of the Rights Offerings, in each case in accordance with the Backstop Agreement. In addition to the Rights Offerings Shares associated with the Exit Notes for which the Financing Parties subscribe, the Financing Parties that were initial signatories to the Backstop Agreement will receive a Commitment Premium (which shall be an Allowed administrative expense), payable upon the earlier of (a) the Effective Date, in Commitment Premium Exit Notes or (b) subject to Article IV.E of this Plan, consummation of an Alternative Restructuring, in Cash.

c.	Exit Term Loan Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Term Loan Facility Documents without further (i) notice to, Order of, or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, Order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Term Loan Facility shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Term Loan Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

The Exit Term Loan Agent shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Term Loan Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Term Loan Facility Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Term Loan Facility Documents.

d.	Exit Revolving Credit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Revolving Credit Facility Documents without further (i) notice to, Order of, or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, Order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Revolving Credit Facility shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Revolving Credit Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

On the Effective Date, all letters of credit issued under the RCF Credit Agreement, shall be deemed to have been issued under, and will receive the collateral support of, the Exit Revolving Credit Facility.

The Exit Revolving Credit Facility Agent shall have valid, binding, enforceable, perfected first Liens on the collateral specified in, and to the extent required by, the Exit Revolving Credit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Revolving Credit Facility Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Revolving Credit Facility Documents.

e.	Exit Revolving Credit Facility Commitment Fee

Holders of Allowed RCF Claims that elect to participate in the Exit Revolving Credit Facility shall receive (solely on account of such Holders’ commitments under the Exit Revolving Credit Facility and not on account of their Allowed RCF Claims) their Pro Rata portion of a paid-in-kind nonrefundable upfront fee (the “Exit Revolving Credit Facility Commitment Fee”) equal to $3,477,953.58 payable in kind in the form of additional drawn commitments under the Exit Revolving Credit Facility, which shall increase both the amount of drawn and total commitments thereunder, in exchange for providing such new money commitments and not on account of their RCF Claims; provided that if an Alternative Restructuring occurs, the Exit Revolving Credit Facility Commitment Fee, equal to $3,477,953.58, shall be due and payable in full in Cash upon the date of consummation of such Alternative Restructuring (the “Alternative Restructuring Fee”) pursuant to (and in accordance with) the Fee Letters. Notwithstanding the foregoing, the Alternative Restructuring Fee shall not be payable pursuant to the Lender Fee Letter or otherwise to the extent the Alternative Restructuring is consummated as a result of a determination by the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) that the PCbtH Contracts’ treatment in the Chapter 11 Cases, including under this Plan, is not reasonably acceptable to the Requisite Consenting RCF Lenders.

f.	Exit Facility Liens

The Reorganized Debtors and Persons granted Liens and security interests under the Exit Facilities shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties. The Exit Facilities shall be secured by first liens in the same collateral; however, the Reorganized Debtors’ payment obligations in respect of the Exit Revolving Credit Facility shall rank senior to their payment obligations in respect of the Exit Term Loan Facility and Exit Notes.

E.	Commitment Premium

The amount to be paid as consideration to the Financing Parties on the Effective Date, pursuant to the terms and conditions set forth in this Plan and the Backstop Agreement, shall be a nonrefundable aggregate premium equal to 9% of the aggregate amount of Exit Notes (the “Commitment Premium”), payable in kind in the form of additional Exit Notes (the “Commitment Premium Exit Notes”); provided, that if an Alternative Restructuring occurs, the Commitment Premium shall be payable in Cash pursuant to (and in accordance with) the Backstop Agreement. Notwithstanding the foregoing, the Commitment Premium shall not be payable under the Backstop Agreement to the extent the Backstop Agreement is terminated by the Requisite Financing Parties as a result of the Requisite Financing Parties or the Requisite Consenting Stakeholders making a determination that (a) the PCbtH Contracts were not renegotiated on terms reasonably acceptable to such parties or (b) this Plan does not provide for alternative treatment of the PCbtH Contracts on terms reasonably acceptable to such parties, including any termination of the Backstop Agreement based on or arising from the termination of the Plan Support Agreement, the Commitment Letter (as defined in the Plan Support Agreement), or the failure to occur of the Effective Date under the Plan on or before the Outside Date (as defined in the Backstop Agreement), in each case on account of such determination. No Rights Offerings Shares shall be issued on account of the Commitment Premium Exit Notes. To the extent not previously assumed pursuant to an Order of the Bankruptcy Court, the Backstop Agreement shall be assumed pursuant to the Confirmation Order.

F.	Issuance and Distribution of New Securities; Execution of Plan Documents

Except as otherwise provided in this Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue and/or deliver all securities, notes, instruments, Certificates, and other documents required to be issued pursuant to this Plan.

G.	Corporate Existence

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument or other document incorporated in this Plan, the Confirmation Order or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of Entity under governing law with all the powers of such corporation, limited liability company or other form of Entity, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan, the Confirmation Order or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in this Article IV.F prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law after the Effective Date.

H.	Exemption from Registration

The offering, issuance, and distribution of the New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants), Subscription Rights, Rights Offerings Stapled Securities (in each case other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued to or purchased by the Financing Parties pursuant to the Backstop Agreement), and New Warrants by the Debtors on account of Claims or Interests as contemplated by this Plan and the Confirmation Order shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code to the extent permitted or under the Securities Act by virtue of section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder and/or Regulation S promulgated under the Securities Act. Except as set forth below with respect to the Subscription Rights, the securities issued pursuant to section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be freely tradable and transferable by the initial recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws, including Rule 144 of the Securities Act, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments. The Subscription Rights issued in connection with the Rights Offerings will not be transferable. In addition, any Commitment Premium Exit Notes issued as payment of the Commitment Premium are issuable under section 1145 of the Bankruptcy Code.

The issuance of the Unsubscribed Stapled Securities and the Private Placement Stapled Securities pursuant to the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated under the Securities Act, and/or similar registration exemptions applicable outside of the United States, and such securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act and other applicable Law.

To the extent the issuance and distribution of any Exit Notes, New Diamond Common Shares, or New Warrants is being made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated under the Securities Act, and/or similar registration exemptions applicable outside of the United States, such securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to a registration statement and available exemption from the registration requirements of the Securities Act and other applicable Law.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan or the Confirmation Order shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

J.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under this Plan or as otherwise provided in this Plan, the Confirmation Order or any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order or the Plan Supplement, on the Effective Date:

(a)

the obligations of the Debtors under the RCF Credit Agreement, the Senior Notes Indenture, stock certificates, book entries, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except (i) such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to this Plan or the Confirmation Order and (ii) all letters of credit issued by HSBC Bank USA under the RCF Credit Agreement which shall be treated as set forth in Article IV.D.d) shall be rolled into the Exit Revolving Exit Facility;

(b)

the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to this Plan or the Confirmation Order) shall be released and discharged; provided, however, that, notwithstanding Confirmation, the occurrence of the Effective Date, or the cancellation, release, and discharge contained in this Article IV.J, any agreement that governs the rights of the RCF Agent and/or the Senior Notes Trustee (including, without limitation, the Senior Notes Indenture), or any other Holder of a Claim shall continue in effect solely for purposes of:

a.

enabling Holders of Allowed Claims or Interests to receive distributions under this Plan and the Confirmation Order, as provided herein (in the case of distributions under this Plan to Holders of Senior Notes Claims, subject to the Senior Notes Trustee’s charging lien and priority of payment rights), and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives;

b.

allowing the RCF Agent and Senior Notes Trustee, in accordance with Article VII of this Plan, to make distributions to the Holders of RCF Claims and, subject to the Senior Notes Trustee’s charging lien and priority of payment rights, Holders of Senior Notes Claims, as applicable;

c.

allowing the RCF Agent and Senior Notes Trustee to maintain any right of priority of payment, charging lien, indemnification, exculpation, contribution, subrogation, or any other Claim or entitlement it may have under the RCF Documents or the Senior Notes Indenture, as applicable (which shall survive and not be released), other than against the Debtors and the Reorganized Debtors;

d.	allowing the RCF Agent and Senior Notes Trustee to enforce any obligations owed to each of them under this Plan or the Confirmation Order;

e.

permitting the RCF Agent and Senior Notes Trustee, as applicable, to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, without limitation, to enforce any obligations owed to the Senior Notes Trustee or to Holders of Senior Notes Claims, under this Plan, Confirmation Order, or relating to the Senior Notes Indenture;

f.

permitting the RCF Agent and Senior Notes Trustee to exercise their respective rights relating to the interests of the RCF Lenders and Senior Noteholders on account of the RCF Claims or the Senior Notes Claims, as applicable, to the extent consistent with this Plan or the Confirmation Order;

g.	preserving the rights of the RCF Agent to payment of reasonable and documented fees and expenses in connection with the implementation and consummation of this Plan;

h.	preserving the rights of the Senior Notes Trustee to payment of reasonable and documented fees and expenses in connection with the implementation and consummation of this Plan; and

i.	permitting the RCF Agent and Senior Notes Trustee to perform any functions that are necessary to effectuate the foregoing.

The preceding provisos shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan or the Confirmation Order; provided that nothing in this section shall effect a cancellation of any Subscription Rights, New Diamond Common Shares, New Warrants, or Intercompany Interests.

Except as expressly provided in this Plan or the Confirmation Order, on and after the Effective Date, each of the RCF Agent and Senior Notes Trustee and their respective agents, successors, and assigns shall be automatically and fully discharged and released of all of their duties and obligations under the Base Indenture and the applicable RCF Documents, as applicable. The Reorganized Debtors shall pay the Senior Notes Trustee’s reasonable and documented fees and expenses (including the expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of this Plan, including, but not limited to, making distributions pursuant to and in accordance with this Plan.

K.	Corporate Action

On the Effective Date, all actions contemplated by this Plan or the Confirmation Order shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable:

(a)	the adoption of the New Organizational Documents and any other new corporate governance documents;

(b)	the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings, or other related documents;

(c)	the implementation of the Restructuring Transactions; and

(d)

all other actions contemplated by this Plan or the Confirmation Order (whether to occur before, on or after the Effective Date). On the Effective Date, all matters provided for in this Plan or the Confirmation Order involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Confirmation Order, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Interest Holders, directors, or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by this Plan or the Confirmation Order (or necessary or desirable to effect the transactions contemplated by this Plan or the Confirmation Order) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	New Organizational Documents

To the extent required under this Plan, the Confirmation Order, or applicable non-bankruptcy law, the Reorganized Debtors shall file their respective New Organizational Documents and other applicable agreements (in a form consistent with the provisions of the Plan Support Agreement) with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

M.	Directors and Officers of the Reorganized Debtors

The New Board shall be appointed by the Ad Hoc Group, in consultation with the Debtors’ management, and the identities and affiliations of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of Filing. On the Effective Date, the New Board will be comprised of seven directors selected by the Ad Hoc Group; provided, however, that unless otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date, the Reorganized Company’s chief executive officer, Marc Edwards, shall be a member of the New Board for the duration of his term as the Reorganized Company’s chief executive officer and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

Except as otherwise provided in this Plan, the Confirmation Order, the Plan Supplement or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

Commencing on the Effective Date, each of the directors of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

N.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan with respect to the Confirmation Order or the securities issued pursuant to this Plan (or the other Restructuring Documents), including the Restructuring Documents, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents, except those expressly required pursuant to this Plan or the Confirmation Order.

O.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to this Plan or the Confirmation Order (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and, upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to: (a) the creation and recording of any mortgage, deed of trust, Lien, or other security interest; (b) the making or assignment of any lease or sublease; (c) any Restructuring Transaction; (d) the issuance, distribution and/or sale of any securities of the Debtors or the Reorganized Debtors; and (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan or the Confirmation Order, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, or (v) assignments executed in connection with any Restructuring Transaction occurring under this Plan or the Confirmation Order.

P.	Insured Claims

Notwithstanding anything to the contrary contained herein, to the extent that the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed General Unsecured Claim shall (a) be paid any amount from the proceeds of insurance to the extent that such Claim is insured, and (b) solely for the portion of such Claim that is not paid by the applicable insurance policy, receive the treatment provided for Allowed General Unsecured Claims in this Plan.

Q.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action not released pursuant to Article VIII of this Plan, the Confirmation Order or another Order of the Bankruptcy Court, whether arising before or after the Petition Date, including the Preserved Causes of Action, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Reorganized Debtors shall, in their sole discretion, determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further Bankruptcy Court approval for such action. No Entity may rely on the absence of specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve the right to prosecute any and all Causes of Action that are not released pursuant to Article VIII of this Plan against any Entity, except as otherwise provided in this Plan or the Confirmation Order.

R.	Director and Officer Liability Insurance

The Debtors’ D&O Liability Insurance Policies shall be Reinstated under this Plan to the fullest extent possible under applicable Law. Notwithstanding anything in this Plan or the Confirmation Order to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in this Plan or the Confirmation Order, Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Reorganized Debtors under this Plan or the Confirmation Order, and no Proof of Claim, Administrative Claim, or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

S.	Management Incentive Plan

On and after the Effective Date, the New Board shall be authorized to institute the MIP consistent with the terms and conditions set forth in the Employee Matters Term Sheet, which shall allocate 40% of the MIP Equity Shares within 120 days after the Effective Date and provide that at least 40% of such MIP Equity Shares shall be in the form of time-based awards vesting over a period of no longer than four years. Except as set forth herein and in the Employee Matters Term Sheet, the terms and conditions for the MIP shall be determined by the New Board (or a committee thereof).

T.	KEIP Escrow & Deferred Payment

Notwithstanding anything to the contrary in the KEIP Order, the Reorganized Debtors shall make the Deferred Payment (to the extent actually earned by such KEIP Participants) to KEIP Participants on the Effective Date. In addition, the Debtors or Reorganized Debtors (as applicable) shall make all earned payments under the KEIP as soon as reasonably practicable after the end of any Performance Period occurring on or after the Confirmation Date for as long as the KEIP remains in effect; provided that the Deferred Payment for any such Performance Period shall be paid on the Effective Date.

On the Effective Date, the Debtors shall establish the KEIP Escrow and transfer an amount equal to the KEIP Escrow Amount from the Debtors’ general funds available as of the Effective Date. The KEIP Escrow shall be maintained in trust for the KEIP Participants and for no other Entities until all amounts owed to the KEIP Participants under the KEIP have been irrevocably paid in full to the KEIP Participants pursuant to the KEIP Order. No Liens, Claims, or interests shall encumber the KEIP Escrow or Cash held on account of the KEIP Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the KEIP Escrow over the aggregate amount owed to the KEIP Participants under the KEIP to be paid from the KEIP Escrow. When such amounts owed under the KEIP have been paid in full to the KEIP Participants, any remaining amount in the KEIP Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

U.	Employee Arrangements of the Reorganized Debtors

Except as otherwise provided in this Plan, the Confirmation Order or the Plan Supplement, all written employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, including the Employee Compensation Programs as modified pursuant to the terms of this Plan and the SERP, shall be assumed (as may have been amended prior to or on the Effective Date, subject to any required amendments contemplated by the Employee Matters Term Sheet) by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, as applicable, or, after the Effective Date, by agreement with the Reorganized Debtors, provided, in each case, that any such amendments are consistent with the Employee Matters Term Sheet, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. On the Effective Date, the Reorganized Debtors shall adopt, approve, and authorize the Employee Compensation Plans.

Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. For the avoidance of doubt, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in this Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law.

On the Effective Date, the Reorganized Debtors shall release, waive, and relinquish any and all rights to claw back or recover any amounts paid to the KEIP Participants on or before the Petition Date under any compensation arrangements among such participants and the Debtors.

V.	Restructuring Expenses

The accrued and unpaid Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or post-petition) shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the need for any further notice or approval by the Bankruptcy Court or otherwise. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses. Within ten (10) Business Days after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Reorganized Debtors.

W.	Ordinary Course Professionals

Any Ordinary Course Professional is authorized to set off any undisputed Claim for prepetition fees and expenses against any amount held on retainer for such Ordinary Course Professional.

X.	Reporting Company

The Reorganized Company agrees, if instructed by the Requisite Financing Parties, to use commercially reasonable efforts to have the New Diamond Common Shares listed or quoted on the New York Stock Exchange (the “NYSE”) on the Effective Date, or if such listing or quotation is not possible on the Effective Date, as soon as reasonably practicable after the Effective Date, in each case, subject to applicable listing requirements. On and after the Effective Date, the Reorganized Company shall continue to file annual, quarterly, and current reports with the Securities and Exchange Commission as required pursuant to Section 12 or Section 15 of the Securities Exchange Act of 1934, as amended.

Y.	Notice of Effective Date

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the Backstop Agreement, and which have not expired by their own terms on or prior to the Effective Date, shall be deemed assumed except for any Executory Contracts and Unexpired Leases that (a) are identified on the Schedule of Rejected Contracts; (b) have been previously rejected by a Final Order; (c) are the subject of a motion to reject Executory Contracts and Unexpired Leases that is pending on the Confirmation Date; (d) are subject to a motion to reject Executory Contracts and Unexpired Leases pursuant to which the requested effective date of such rejection is after the Effective Date; or (e) are otherwise rejected pursuant to the terms of this Plan. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Contracts will be deemed rejected as of the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in this Plan, the Confirmation Order or the Schedule of Rejected Contracts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to this Plan and the Confirmation Order are effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan, the Confirmation Order or by any other Order of the Bankruptcy Court, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan, the Confirmation Order or any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts (subject to the reasonable consent of the Requisite Consenting Stakeholders), including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including the Effective Date. As such, the Schedule of Rejected Contracts is not final, and is subject to ongoing review.

To the maximum extent permitted by law, to the extent any provision in any Executory Contracts and Unexpired Leases assumed pursuant to this Plan or the Confirmation Order restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contracts and Unexpired Leases (including any “change of control” or cross-default provision), then such provision shall be deemed modified and of no further effect, such that the transactions contemplated by this Plan or the Confirmation Order shall not entitle the non-Debtor party thereto to terminate such Executory Contracts and Unexpired Leases or to exercise any other default-related rights with respect thereto.

B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Notwithstanding anything to the contrary in the Bar Date Order, counterparties to Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Contracts, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of the Order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of any Executory Contracts and Unexpired Leases that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity, and any Claims arising out of the rejection of such Executory Contracts and Unexpired Leases shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary, and all such Claims will be subject to the injunction set forth in Article VIII.F of this Plan. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims, and shall be treated in accordance with Article III of this Plan; provided that post-petition interest shall accrue on such Rejection Damages Claim at the Federal Judgment Rate, any applicable contract rate solely to the extent such rate applies, or such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise) solely for the period (a) commencing on the effective date of the rejection as set forth in the applicable Order of the Bankruptcy Court approving such rejection and (b) ending on the date such Rejection Damages Claim is satisfied in full in accordance with Article III of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors shall serve a Cure Notice on parties to Executory Contracts and Unexpired Leases to be assumed pursuant to this Plan, detailing the applicable Cure Amounts for such parties and setting forth the applicable assignee, if any, no later than fourteen (14) days prior to the Confirmation Hearing in accordance with the Disclosure Statement Order. For the avoidance of doubt, and notwithstanding anything to the contrary herein, any Executory Contracts and Unexpired Leases not otherwise rejected by the Debtors shall be deemed assumed pursuant to this Plan and the Confirmation Order. In the event any Executory Contracts and Unexpired Leases to be assumed pursuant to this Plan are not listed in the Cure Notice, the Cure Amount for such Executory Contracts and Unexpired Leases shall be deemed to be zero dollars ($0).

Any counterparty to any Executory Contracts and Unexpired Leases shall have the time prescribed by the Disclosure Statement Order to object to the proposed assumption, assumption and assignment, or related Cure Amount listed on the Cure Notice. If no objection is timely received, the counterparties to such Executory Contracts and Unexpired Leases to be assumed shall be deemed to have consented to the assumption (or assumption and assignment) of such Executory Contracts and Unexpired Leases and such counterparties to such Executory Contracts and Unexpired Leases shall be deemed to release and waive, subject to such counterparties’ receipt of the relevant Cure Amounts, any and all rights arising under such Executory Contracts and Unexpired Leases related to any default, cross-default, termination, put right, or other similar provision related to any event, default, or potential default occurring on or prior to the Effective Date.

The Bankruptcy Court will determine any proper and timely Assumption Dispute Filed in writing with the Bankruptcy Court by entry of an Order; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any Assumption Dispute without any further action, Order, or approval of the Bankruptcy Court; provided, further, that where an Assumption Dispute relates solely to the applicable Cure Amount, the Debtors may assume and/or assume and assign the applicable Executory Contracts and Unexpired Leases prior to the resolution of such Assumption Dispute, subject to establishing an escrow with funds in an amount as agreed by the parties thereto or as determined by the Bankruptcy Court at the Confirmation Hearing. If there is an Assumption Dispute, the Debtors reserve the right (subject to the reasonable consent of the Requisite Consenting Stakeholders) to reject or nullify the assumption or assignment of the applicable Executory Contracts and Unexpired Leases no later than thirty (30) days after an Order of the Bankruptcy Court resolving such Assumption Dispute becomes a Final Order. Any objections to any proposed Cure Amounts or to the assumption of any Executory Contracts and Unexpired Leases will not be treated as objections to Confirmation of this Plan.

D.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any Cure Amounts shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the Cure Amount, as reflected in the applicable Cure Notice, in Cash on the later of (i) the Effective Date and (ii) the date of resolution of an Assumption Dispute, or in each case as soon as reasonably practicable thereafter, subject to the limitations described in Article V.C of this Plan, or on such other terms as the parties to such Executory Contracts and Unexpired Leases and the Debtors may otherwise agree. If no Cure Amount is reflected in the applicable Cure Notice, no Cure Amount shall be deemed to be owing, unless otherwise ordered by the Bankruptcy Court.

Assumption or assumption and assignment of any Executory Contracts and Unexpired Leases pursuant to this Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control, cross-default, ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contracts and Unexpired Leases at any time before the date that the Debtors assume or assume and assign such Executory Contracts and Unexpired Leases. Any Proofs of Claim Filed with respect to any Executory Contracts and Unexpired Leases that have been assumed or assumed and assigned shall be deemed Disallowed and expunged, without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such Executory Contracts and Unexpired Leases.

E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts and Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts and Unexpired Leases pursuant to this Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts and Unexpired Leases.

F.	Indemnification Obligations

Except to the extent inconsistent with this Plan or the Confirmation Order, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as executory contracts that are assumed by each Reorganized Debtor pursuant to this Plan or the Confirmation Order as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law, or by written agreement, policies, or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations.

G.	Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to this Plan, shall be assumed by the respective Debtors and Reorganized Debtors, and shall continue in full force and effect thereafter in accordance with their respective terms. All insurance policies shall vest in the Reorganized Debtors.

H.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of such Executory Contracts and Unexpired Leases or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

J.	PCbtH Contracts

Notwithstanding anything to the contrary in this Plan, the Debtors shall make a determination whether to assume or reject the PCbtH Contracts following the conclusion of the PCbtH Litigation, unless the applicable parties are able to reach a consensual resolution prior to the conclusion of the PCbtH Litigation, which, in each case, will be reasonably acceptable to the Debtors, the Requisite Consenting Stakeholders, and the Requisite Financing Parties in accordance with the terms of the Plan Support Agreement and the Backstop Agreement.

Absent a consensual resolution reasonably acceptable to the Debtors, the Requisite Consenting Stakeholders, and the Requisite Financing Parties, if the PCbtH Litigation results in (a) the Debtors obtaining the authority (but not direction) to reject the CSA, (b) Hydril’s Rejection Damages Claim being determined in an amount reasonably acceptable to the Debtors, the Requisite Consenting Stakeholders, and the Requisite Financing Parties, and (c) a ruling that the Debtors’ rejection of the CSA would not trigger any of EFS BOP’s termination rights under the EFS BOP Contract or prevent the Debtors from assuming the EFS BOP Contract, then the Debtors will reject the CSA absent a commercial resolution reasonably acceptable to the Debtors, the Requisite Consenting Stakeholders, and the Requisite Financing Parties.

K.	Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan, the Confirmation Order or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contracts or leases are or are not Executory Contracts and Unexpired Leases or that the Debtors or the Reorganized Debtors or their respective Affiliates have any liability thereunder.

Except as explicitly provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or Liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall, subject to the consent of the Requisite Consenting Stakeholders, have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VI.

PROCEDURES FOR DISPUTED CLAIMS AND/OR INTERESTS

A.	Disputed Claims Process

After the Effective Date, the Reorganized Debtors shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims, including, without limitation, full power, authority, and standing to investigate (including through discovery conducted under Bankruptcy Rule 2004), prosecute, compromise, or otherwise resolve any Claim.

Holders of Disputed Claims may be subject to the Bankruptcy Court process to the extent set forth above. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, all Allowed Claims shall be paid pursuant to this Plan and the Confirmation Order and in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced, subject to any applicable limitations on the allowance of such Claims under the Bankruptcy Code. The Reorganized Debtors may bring Disputed Claims to the Bankruptcy Court prior to the Claims Objection Deadline or allow such Claims to be adjudicated in the applicable state court or other court of competent jurisdiction. To the extent that an Entity is required to File a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or Disallowed by a Final Order or as otherwise set forth in this Article VI of this Plan. Notwithstanding the foregoing, Entities must file cure objections as set forth in Article V.C of this Plan to the extent such Entity disputes the amount of the cure proposed to be paid by the Debtors or the Reorganized Debtors, as applicable. All Proofs of Claim not Filed by the Claims Bar Date, the Administrative Claims Bar Date, or the applicable date set forth in this Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Claims shall not receive any distributions on account of such Claims.

Holders of Existing Parent Equity Interests shall not be required to File a Proof of Claim and any Proof of Claim Filed on account of Existing Parent Equity Interests shall be deemed expunged. Holders of Existing Parent Equity Interests shall receive the treatment as set forth in Article III of this Plan.

B.	Disputed and Contingent Claims Reserve

On the Effective Date, the Debtors and/or Reorganized Debtors, as applicable, may establish one or more reserves for alleged General Unsecured Claims that are contingent or have not yet been Allowed, in an estimated amount or amounts as reasonably determined by the applicable Debtors in their discretion with the reasonable consent of the Requisite Consenting Stakeholders.

C.	Objections to Claims

Except as otherwise specifically provided in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors, shall have the sole authority to: (a) File, withdraw, or litigate to judgment objections to Claims or Interests; (b) settle or compromise any Disputed Claim or Interest without any further notice to or action, Order, or approval by the Bankruptcy Court; and (c) administer and adjust the Debtors’ Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court, in each case in accordance with the applicable Omnibus Objection Procedures. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Reorganized Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.P of this Plan.

Any objections to Claims shall be Filed on or before the Claims Objection Deadline. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time before the Claims Objection Deadline upon request by the Debtors or the Reorganized Debtors, as applicable.

D.	Reinstatement of Claims

After the Effective Date, the Reorganized Debtors shall have the sole authority to Reinstate any Disputed Claim and/or Interest, including any Disputed Claim or Interest related to or arising from any litigation, arbitration, or other proceeding pending against a Debtor as of the Effective Date, without any further notice to or action, Order, or approval by the Bankruptcy Court in their sole discretion; provided that the Reorganized Debtors shall provide notice of the Reinstatement of any Disputed Claim or Interest to the Holder of such Disputed Claim or Interest at least 14 days prior to the Reinstatement of any such Disputed Claim or Interest. Following such Reinstatement, the Debtors or the Reorganized Debtors, as applicable, may administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court.

E.	Estimation of Claims or Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim or Interest pursuant to applicable Law, including pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether any party previously has objected to such Disputed Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Disputed Claim or Interest, including during the litigation of any objection to any Disputed Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in this Plan or the Confirmation Order, a Disputed Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim or Interest, unless otherwise ordered by the Bankruptcy Court or agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Disputed Claim or Interest, and except with respect to any Disputed Claims based on personal injury or tort-based theories of recovery, that estimated amount shall constitute the maximum limitation on such Disputed Claim or Interest for all purposes under this Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Disputed Claim or Interest; provided that such limitation shall not apply to Disputed Claims or Interests against any of the Debtors requested by the Debtors to be estimated for voting purposes only. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Disputed Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Disputed Claim or Interest is estimated.

F.	Adjustment to Claims without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to this Plan or the Confirmation Order) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the

Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

G.	Disallowance of Claims or Interests

Except as otherwise expressly provided for herein, all Claims of any Entity from which property is recoverable, based on an Order from the Bankruptcy Court, under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that is avoidable, based on an Order from the Bankruptcy Court, under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered by the Bankruptcy Court and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

Except as otherwise provided herein, agreed to by the Reorganized Debtors or otherwise pursuant to an Order of the Bankruptcy Court, all Proofs of Claim Filed after the applicable Claims Bar Date shall be deemed Disallowed in full and expunged as of the Effective Date, forever barred, estopped, and enjoined from assertion. Such Disallowed Claims shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Disallowed Claims shall not receive distributions on account of such Disallowed Claims. Notwithstanding the foregoing, the Debtors or Reorganized Debtors, as applicable, may, in their reasonable discretion, elect to allow a Proof of Claim Filed after the applicable Claims Bar Date to the extent such Proof of Claim relates to a Scheduled Claim and asserts a Claim amount lower than the scheduled amount for such Scheduled Claim set forth in the Debtors’ Statements and Schedules, Allow the Claim in the amount asserted in such Proof of Claim for all purposes under this Plan, and make any adjustments to the Claims Register to reflect such treatment without requiring any further notice to or action, Order, or approval by the Bankruptcy Court.

H.	Single Satisfaction Rule

Holders of Allowed Claims or Interests may assert such Claims and/or Interests against each Debtor obligated with respect to such Allowed Claims and/or Interests, and such Allowed Claims and/or Interests shall be entitled to share in the recovery provided for the applicable Class of Claims and/or Interests against each obligated Debtor based upon the full Allowed amount of such Claims and/or Interests. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under this Plan on account of any Allowed Claim and/or Interest exceed 100 percent of the underlying Allowed amount of such Claim and/or Interest.

I.	Omnibus Objection Procedures Cumulative

All of the objection, estimation, and resolution procedures for Claims and/or Interests are cumulative and not exclusive of one another. Claims or Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved under the Omnibus Objection Procedures.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions Generally

One or more Disbursing Agents shall make all distributions under this Plan to the Holders of Allowed Claims or Interests in accordance with the terms of this Plan. Such distributions shall be made to Holders of Allowed Claims or Interests on behalf of the respective Debtors to which such Allowed Claims or Interests relate.

B.	Distribution Record Date

On the Effective Date, the Claims Register shall be closed, and the Disbursing Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than ten (10) days before the Effective Date, the Disbursing Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

C.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan or the Confirmation Order, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (or such Holder’s Affiliate) shall receive the full amount of the distributions that this Plan provides for Allowed Claims and Allowed Interests in each applicable Class and in the manner provided in this Plan. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in this Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.	Disbursing Agent

All distributions under this Plan shall be made by the Reorganized Debtors (or such other Entity designated by the Reorganized Debtors), as Disbursing Agent, on or after the Effective Date to the record Holders of Claims or Interests as of the Distribution Record Date who are entitled to receive distributions under this Plan. The Disbursing Agent, in its reasonable discretion, may elect to make Cash distributions in currencies other than US dollars. A Disbursing Agent shall not be required to give any bond, surety, or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of Holders of Claims or Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting requirements outlined in Article IV.K of this Plan.

E.	Rights and Powers of Disbursing Agent

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by this Plan or any Order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable Law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with this Plan or for implementing provisions of this Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by Order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

F.	Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than a Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including Taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

G.	No Post-petition Interest on Claims

Unless otherwise specifically provided for in an Order of the Bankruptcy Court, this Plan, or the Confirmation Order, including for the avoidance of doubt, Article III.B.5 and Article III.F of this Plan, or as required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, post-petition interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date that a final distribution is made, if such Disputed Claim becomes an Allowed Claim. Any Holder of an Allowed General Unsecured Claim that receives a distribution pursuant to Article III.B.5 of the Plan and disputes the amount of post-petition interest paid on account of such claim must provide written notice to the Debtors or Reorganized Debtors, as applicable, within 21 calendar days after receipt of such distribution of such dispute. If the Debtors or Reorganized Debtors, as applicable, and such Holder cannot resolve such dispute within 30 calendar days after receipt of such notice, then such Holder may seek a determination from the Bankruptcy Court as to the applicable post-petition interest rate in accordance with Article III.B.5 of the Plan. If no objection is timely received with respect to the accrual or payment of post-petition interest as outlined in this Article VII.G, including any Holder of a General Unsecured Claim that asserts an entitlement to interest at a rate other than the rate determined by the Debtors in accordance with Article III.B.5, the Holders of such Claims shall be deemed to have consented to the terms set forth herein.

H.	Delivery of Distributions

1. Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then-current address at which time all currently due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter, without any interest for the period after such distribution was returned as undeliverable. Nothing herein shall require the Disbursing Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article IV.K of this Plan. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors.

2. Notwithstanding anything to the contrary in this Plan, including this Article VII, distributions under this Plan (a) to the Holders of RCF Claims (if any) shall be made to the RCF Agent, and (b) to the Holder(s) of Senior Notes Claims shall be made to the Senior Notes Trustee, respectively, in accordance with the terms of this Plan, the Rights Offerings Procedures, and the applicable credit documents, including the Senior Notes Indenture and, with respect to distributions under this Plan to Holders of Senior Notes Claims, shall be subject to the Senior Notes Trustee’s charging lien and priority of payment rights under the Senior Notes Indenture.

3. Subject to the Senior Notes Trustee’s charging lien and priority of payment rights under the Senior Notes Indenture, the Senior Notes Trustee may transfer or direct the transfer of such distributions (and may rely upon information received from the Debtors or the Notice and Claims Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices, and will be entitled to recognize and deal with, for all purposes under this Plan, Holders of Senior Notes Claims as is consistent with the ordinary practices of DTC; provided, however, that such distributions will only be issued in accordance with DTC book-entry procedures. For the avoidance of doubt, DTC shall be considered a single Holder with respect to distributions made on account of the Senior Notes. The Senior Notes Trustee shall have no duties, responsibilities, or liability relating to any form of distribution that is not DTC eligible, provided that the Senior Notes Trustee shall use commercially reasonable efforts to cooperate with the Debtors and Reorganized Debtors to the extent that a distribution is not DTC eligible.

4. Upon the final distribution on account of the Senior Notes, (i) the Senior Notes shall thereafter be deemed to be worthless, and (ii) at the request of the Senior Notes Trustee, DTC shall take down the relevant position relating to the Senior Notes without any requirement of indemnification or security on the part of the Debtors, Reorganized Debtors or the Senior Notes Trustee.

I.	Securities Registration Exemption

1.	1145 Securities

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, distribution, and sale of the New Diamond Common Shares (including the New Diamond Common Shares issued in connection with the Rights Offerings and issuable upon exercise of the New Warrants), Subscription Rights, Exit Notes issued in connection with the Rights Offerings, Commitment Premium (in each case, other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued or purchased pursuant to the Backstop Agreement), and New Warrants by the Debtors on account of Claims or Interests as contemplated by this Plan or the Confirmation Order will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. Except as set forth below with respect to the Subscription Rights, the securities issued by the Debtors pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the securities from an “affiliate” within one year of such transfer, and (iv) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. The Subscription Rights issued in connection with the Rights Offerings will not be transferable.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Diamond Common Shares or the New Warrants through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors shall not be required to provide any further evidence other than this Plan or the Confirmation Order with respect to the treatment of the New Diamond Common Shares or the New Warrants under applicable securities laws.

Notwithstanding anything to the contrary in this Plan, and except as required by the Backstop Agreement, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including whether the New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants or upon exercise of the Subscription Rights) or the New Warrants are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon this Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Diamond Common Shares (including any New Diamond Common Shares issuable upon exercise of the New Warrants or upon exercise of the Subscription Rights) and the New Warrants are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

2.	Private Placement Stapled Securities

The offering, issuance, distribution, and sale of any Unsubscribed Stapled Securities or Private Placement Stapled Securities pursuant to the Backstop Agreement will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated under the Securities Act. When issued, such securities will be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be subject to resale restrictions, including any applicable holding periods, and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an effective registration statement or an available exemption from registration requirements of the Securities Act and other applicable Law.

J.	Compliance with Tax Requirements and Allocation of Distribution

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate (subject to consultation with the Requisite Consenting Stakeholders). Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Each Holder of an Allowed Claim or Interest that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

Any party entitled to receive Cash or any property as an issuance or distribution under this Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity), the appropriate IRS Form W-8, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local Taxing Authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent, and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued and unpaid interest as Allowed herein.

K.	Distributions after Effective Date

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, shall be deemed to have been made on the Effective Date.

L.	Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable, the applicable Holder accepts such distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind for the undeliverable period. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of attempted distribution. After such date, all unclaimed property or interest in such unclaimed property shall revert to the Reorganized Debtors, and the Claim or Interest of any Holder to such property or interest in such property shall be discharged and forever barred notwithstanding federal or state escheat, abandoned, or unclaimed property laws.

M.	Satisfaction of Claims

Except as otherwise specifically provided in this Plan or the Confirmation Order, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims and Allowed Interests.

N.	Fractional Shares and De Minimis Cash Distributions

If any distributions of New Diamond Common Shares pursuant to this Plan would result in the issuance of a fractional share of any New Diamond Common Shares to Holders on the books of the Debtors, then the number of shares of New Diamond Common Shares to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Diamond Common Shares to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article VII.N. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Diamond Common Shares or $50.00 in Cash. New Diamond Common Shares that are not distributed in accordance with this

Article VII.N shall be returned to, and ownership thereof shall vest in, the Reorganized Company. For the avoidance of doubt, the foregoing provisions shall not apply to DTC, which shall be treated as a single Holder with respect to a particular class of securities.

O.	Setoffs

Except as otherwise provided herein or in the Confirmation Order, and subject to applicable Law, the Debtors or Reorganized Debtors, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may otherwise be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under this Plan and the Confirmation Order with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised, or settled on or prior to the Effective Date (whether pursuant to this Plan, the Confirmation Order or otherwise), and any distribution to which a Holder is entitled under this Plan and the Confirmation Order shall be made on account of the Allowed Claim, as reduced after application of the setoff described above.

In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors unless such Holder obtains entry of a Final Order entered by the Bankruptcy Court authorizing such setoff or such setoff is otherwise agreed to in writing by the Debtors or the Reorganized Debtors and such Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Bankruptcy Court prior to the Effective Date.

P.	Claims Paid or Payable by Third Parties

To the extent that the Holder of an Allowed Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors, the amount of such Claim shall be reduced in full. To the extent that a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent such Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all potential remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy or otherwise settle a Claim, then, immediately upon such insurers’ payment, the applicable paid portion of such Claim may be expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

Q.	Hart-Scott-Rodino Antitrust Improvements Act

Any New Diamond Common Shares to be distributed under this Plan to an Entity required to file a notification, authorization, approval, consent, filing, or application under the Antitrust and Foreign Investment Laws, to the extent applicable, shall not be distributed until the Antitrust and Foreign Investment Approvals applicable to such Entity have been obtained.

ARTICLE VIII.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to this Plan or the Confirmation Order, including the Plan Supplement and Restructuring Documents, the distributions, rights, and treatments that are provided in this Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against Liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan and the Confirmation Order on account of such Claims or Interests, including demands, Liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted this Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the Effective Date occurring. For the avoidance of doubt, the foregoing discharge shall not apply to any Claims, debts, rights, Causes of Action, claims for relief, Liabilities, or Interests arising under the Exit Facilities Documents, whether executed prior to, on, or after the Effective Date.

B.	Release of Liens

Except as otherwise specifically provided in this Plan, the Confirmation Order or the Exit Facilities Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and the Confirmation Order and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with Article III, and including any mortgage, deeds of trust, Liens, pledges, or other security interests against any property of the Estates asserted on account of a Disallowed Claim, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the written request and sole expense of the Debtors or the Reorganized Debtors, the RCF Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Agents to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests (including as required under the laws of other jurisdictions for non-U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

C.	Debtor Release

Notwithstanding anything else contained herein to the contrary, to the fullest extent permitted by applicable Law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s Representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets or operation thereof, including any draws under or any Claims or Causes of Action related to the RCF Credit Agreement), the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual relationship between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, this Plan (including, for the avoidance of doubt, the Plan Supplement), the New Warrants, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private

Placements, the Exit Facilities, the New Warrants, or this Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (a) any obligations of any party under this Plan or any document, instrument, or agreement executed to implement this Plan, including the Exit Facilities Documents, (b) any Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, solely to the extent as determined by a final order of a court of competent jurisdiction, (c) the rights of Holders of Allowed Claims or Interests to receive distributions under this Plan, or (d) any Preserved Causes of Action set forth in the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing this Plan; (b) a good-faith settlement and compromise of the Claims released by the Debtor Releases; (c) in the best interest of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (e) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases.

D.	Third-Party Release

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable Law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally and forever, released and discharged by each Releasing Party from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative Claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof, including any draws under or any Claims or Causes of Action related to the RCF Credit Agreement), the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual relationship between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Disclosure Statement, the Rights Offerings, the Private Placements, the Exit Facilities, the Backstop Agreement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the New Warrants, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the New Warrants, this Plan or the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (a) any obligations of any party under this Plan or any document, instrument, or agreement executed to implement this Plan, including the Exit Facilities Documents, (b) any Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, solely to the extent as determined by a final order of a court of competent jurisdiction, (c) the rights of Holders of Allowed Claims or Interests to receive distributions under this Plan, (d) the rights of any current employee of the Debtors under any employment agreement or plan, or (e) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Releases, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing this Plan; (b) a good-faith settlement and compromise of the Claims released by the Third-Party Releases; (c) in the best interest of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (e) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases.

E.	Exculpation

Except as otherwise specifically provided in this Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any

Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement and related prepetition transactions (including any draws under or Claims or Causes of Action related to the RCF Credit Agreement), the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, this Plan, the Plan Supplement, the New Warrants, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan and the Confirmation Order.

The Exculpated Parties set forth above have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with applicable Law with respect to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

F.	Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to this Plan.

Except as otherwise expressly provided in this Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII of this Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

(a)	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(b)

enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(c)

creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(d)

asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and

(e)

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to this Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan, the Confirmation Order or under any other Restructuring Document or other document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order from bringing an action to enforce the terms of this Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order. The injunction in this Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Release of Preference Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law; provided that, except as expressly provided in this Article VIII.I or the Confirmation Order, the Reorganized Debtors shall retain the right to assert any Claims assertable in any Avoidance Action as defenses or counterclaims in any Cause of Action brought by any Entity.

J.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications

For the avoidance of doubt, the releases in this Article VIII of this Plan shall not waive, affect, limit, restrict, or otherwise modify the right of any party-in-interest to object to any Accrued Professional Compensation Claim or final fee application Filed by any Professionals in the Chapter 11 Cases.

ARTICLE IX.

CONDITIONS PRECEDENT TO

CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.B of this Plan):

(a)

the Debtors shall have obtained all authorizations, consents, certifications, regulatory approvals, rulings, or other documents or actions that are necessary to implement and effectuate the Restructuring Transactions, including this Plan, and all such documents shall be materially consistent with the terms of the Plan Support Agreement;

(b)

all conditions precedent to the incurrence of the Exit Facilities shall have been satisfied or waived pursuant to the terms of the Exit Facilities Documents (which may occur substantially contemporaneously with the occurrence of the Effective Date) and such Exit Facilities and Exit Facilities Documents shall comply with the Plan Support Agreement and the Backstop Agreement in all material respects and shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders;

(c)

the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein, shall have been Filed with the Bankruptcy Court pursuant to this Plan;

(d)

the Rights Offerings and the Private Placements shall have been conducted, in all material respects, in accordance with the Backstop Order, the Rights Offerings Procedures, the Backstop Agreement, the Plan Support Agreement, and any other relevant transaction documents, each of which shall be in form and substance reasonably acceptable to the Requisite Financing Parties;

(e)

the Backstop Agreement shall be in full force and effect and shall not have been terminated, and shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the parties thereto shall be in compliance therewith;

(f)

all conditions precedent set forth in the Backstop Agreement shall have been satisfied or waived in accordance with the terms thereof, substantially concurrently with the occurrence of the Effective Date;

(g)	the Plan Support Agreement shall be in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(h)	the Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(i)

the Bankruptcy Court shall have entered the Backstop Order, in form and substance reasonably acceptable to the Requisite Financing Parties and the Requisite Consenting Stakeholders, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(j)	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of this Plan;

(k)	the New Diamond Common Shares and the Exit Notes, including, without limitation, the Commitment Premium Exit Notes, shall have been issued pursuant to the terms of this Plan;

(l)	the Restructuring Documents shall be effective pursuant to their terms;

(m)

the New Organizational Documents shall have been adopted and (where required by applicable Law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company Laws;

(n)

the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders, and such Order shall not have been reserved, stayed, amended, modified, dismissed, vacated, or reconsidered; and

(o)

all outstanding Restructuring Expenses incurred through the Effective Date, to the extent invoiced as provided herein at least two (2) Business Days before the Effective Date, shall have been paid in full by the Debtors in accordance with the Plan Support Agreement, the Exit Facilities Documents, this Plan, the Confirmation Order, and any other Order of the Bankruptcy Court authorizing the payment of Restructuring Expenses.

B.	Waiver of Conditions

Any condition to the Effective Date of this Plan set forth in Article IX.A hereof may be waived, in whole or in part, only if waived in writing by the Debtors and the Requisite Consenting Stakeholders, without notice, leave or Order of the Bankruptcy Court, or any formal action other than proceedings to confirm or consummate this Plan.

C.	Substantial Consummation

Substantial Consummation of this Plan shall be deemed to occur on the Effective Date.

D.	Effect of Failure of a Condition

If the Effective Date does not occur on or before the termination of the Plan Support Agreement or the Backstop Agreement, then: (i) this Plan will be null and void in all respects; and (ii) nothing contained in this Plan, the Disclosure Statement, the Backstop Agreement, or the Plan Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and Backstop Agreement that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments

Subject to the limitations contained herein, in the Plan Support Agreement, and the Backstop Agreement, the Debtors reserve the right (subject to the consent rights of the Requisite Consenting Stakeholders under the Plan Support Agreement and the Requisite Financing Parties

under the Backstop Agreement) to modify this Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan; provided that the Debtors shall be required to resolicit votes of any previously Unimpaired Class of Claims if such Class of Claims is rendered Impaired as a result of such modification, and all rights of the Committee and Holders of General Unsecured Claims are preserved in connection therewith. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in this Plan, the Confirmation Order and the Plan Support Agreement, the Debtors expressly reserve their rights to alter, amend, or materially modify this Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof in accordance with the Plan Support Agreement are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of This Plan

Subject to the terms of the Plan Support Agreement and the Backstop Agreement, including the consent rights of the Requisite Consenting Stakeholders and the Requisite Financing Parties, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, or if Confirmation and Consummation does not occur, then: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption of Executory Contracts and Unexpired Leases effected by this Plan, and execution of any document or agreement pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests and the Non-Debtor Affiliates, or (iii) constitute a representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Affiliates.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims, provided that any Claim that is Reinstated under this Plan or the Confirmation Order shall be litigated in other courts with jurisdiction over such Claims;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order or this Plan;

(c)

resolve any matters related to: (i) the assumption and assignment or rejection of any Executory Contracts and Unexpired Leases to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; or (iii) any other issue related to any Executory Contracts and Unexpired Leases;

(d)

resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(e)

ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to Causes of Action;

(h)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)

enter and implement such Orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents in connection with this Plan, the Confirmation Order or the Disclosure Statement;

(j)	enter and enforce any Order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

(k)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Entity’s obligations incurred in connection with this Plan or the Confirmation Order and the administration of the Estates;

(l)

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(m)

issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of this Plan or to restrain interference by any Entity with Consummation or enforcement of this Plan or the Confirmation Order;

(n)	resolve any matters related to the issuance of the Exit Notes and the New Diamond Common Shares;

(o)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of this Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

(p)	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment or non-payment of General Unsecured Claims by the Debtors or the Reorganized Debtors;

(q)	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(r)

determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

(s)

adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order, or any transactions contemplated herein or therein, subject to the proviso in sub-paragraph r above;

(t)	consider any modifications of this Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

(u)	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

(v)	resolve disputes as to the ownership of any Claim or Interest;

(w)	hear and determine all matters relating to any Subordinated Claim;

(x)	hear and determine matters concerning state, local, federal, and foreign taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(y)	grant any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(z)	hear, adjudicate, decide, or resolve any and all matters related to Article VIII of this Plan, including, without limitation, the releases, discharges, exculpations, and injunctions issued thereunder;

(aa)	enforce all Orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings previously entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

(bb)	hear any other matter not inconsistent with the Bankruptcy Code;

(cc)	enter an Order concluding or closing any or all of the Chapter 11 Cases; and

(dd)

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of this Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions.

Notwithstanding anything to the contrary in the foregoing, the Exit Facilities Documents and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein. In addition to the foregoing, from the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to all other matters of this Plan that were subject to its jurisdiction prior to the Confirmation Date.

Unless otherwise specifically provided herein or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in this Plan or the Confirmation Order, each Entity acquiring property under this Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the Confirmation Order. The Debtors and all Holders of Allowed Claims or Interests receiving distributions pursuant to this Plan and the Confirmation Order and all other parties-in-interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan and the Confirmation Order.

C.	Reservation of Rights

Except as expressly set forth in this Plan or the Confirmation Order, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.

With respect to any Cause of Action that the Reorganized Debtors expressly abandon, if any, the Reorganized Debtors reserve all rights to use defensively such abandoned Causes of Action as a basis to object to all or any part of a Claim against any of the Estates asserted by a creditor who obtains the benefit of such abandoned Causes of Action.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in this Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

E.	Service of Documents

Any pleading, notice or other document required by this Plan or the Confirmation Order to be served on or delivered shall be served by first class or overnight mail:

If to the Debtors or the Reorganized Debtors:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax: +1 212 492 0545

Attention:	Paul M. Basta

    Robert A. Britton

    Christopher Hopkins

    Alice Nofzinger

    Shamara R. James

- and -

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Facsimile: +1 713 226 6248

Attention:          John F. Higgins

    Eric M. English

    M. Shane Johnson

If to the Committee:

Akin Gump Strauss Hauer & Feld LLP

Bank of America Tower,

One Bryant Park,

New York, New York 10036

Attention:          Ira Dizengoff

    Philip Dublin

    Naomi Moss

If to a Consenting Noteholder, or a transferee thereof, to the address set forth below the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention:	Dennis F. Dunne Tyson M. Lomazow Ryan A. Berger

- and -

Norton Rose Fulbright US LLP

1301 McKinney Street, Suite 5100

Houston, Texas 77010

Facsimile: (713) 651-5246

Attention:	William Greendyke Jason Boland

If to a Consenting RCF Lender, or a transferee thereof, to the address set forth below the Consenting RCF Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Bracewell LLP

711 Louisiana Street

Suite 2300

Houston, TX 7700

Attention:	Kate Day William A. (Trey) Wood III

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

F.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G.	Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto.

H.	Exhibits

All exhibits and documents included in this Plan, the Confirmation Order and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/diamond/ or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the terms of such exhibit or document shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any provision of this Plan that may be required under such exhibit or document.

I.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of this Plan and the Confirmation Order.

J.	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Consenting Stakeholders and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors and the Requisite Consenting Stakeholders; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Stakeholders, and the Financing Parties and each of their respective Affiliates, agents, Representatives, members, principals, equityholders (regardless of whether such Interests are held directly or indirectly), officers, directors, partners (including both general and limited partners), managers, employees, advisors (including investment advisors), and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under this Plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

L.	Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

M.	No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Committee and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

N.	Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professionals retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of the Confirmation Order or other appeals to which the Committee is a party; and (c) any adversary proceeding or PCbtH Litigation in which the Committee is a party (including by intervention), including any appeals thereof, in the case of clauses (b) and (c) if consistent with the Committee’s duties under the Bankruptcy Code, including section 1103. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date, except for the fees and expenses incurred by the Committee’s Professionals in connection with the matters identified in clauses (a), (b), and (c) of the foregoing sentence.

O.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable Order of the Bankruptcy Court to close the Chapter 11 Cases.

The Reorganized Debtors are authorized, pursuant to sections 105(a) and 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, to change the case caption of the lead case to [DO Wind Down, Inc.], consolidate the administration of the outstanding Claims or Interests and any other remaining matters at the lead Debtor in the lead case, and enter a decree closing all other pending Chapter 11 Cases.

[Signature pages follow]

Respectfully submitted, as of the date first set forth above by the Debtors,

Dated: January 22, 2021	Diamond Offshore Drilling, Inc. (for itself and on behalf of each of its subsidiary debtors as Debtors and Debtors-in-Possession)

/s/ Marc Edwards
Name: Marc Edwards
Title: President & CEO

EXHIBIT A

EXIT REVOLVING CREDIT FACILITY TERM SHEET

SUMMARY OF TERMS AND CONDITIONS

DIAMOND FOREIGN ASSET COMPANY

Each capitalized term used and not defined in this Summary of Terms and Conditions (this “Term Sheet”) shall have the meaning ascribed such term in Addendum A attached hereto.

This Term Sheet is provided for discussion purposes only and does not constitute an offer, agreement, or commitment to enter into such proposal. This Term Sheet is intended as an outline of certain of the material terms of a possible restructuring for Diamond Offshore Drilling, Inc. and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for such restructuring. Any such restructuring would be subject to, among other things, satisfactory completion of due diligence and definitive documentation, the mutual agreement of the parties, and all necessary formal credit approvals.

This Term Sheet is being delivered to you as a statement made in connection with settlement discussions and compromise negotiations and this Term Sheet and the information contained herein, is therefore subject to Rule 408 of the Federal Rules of Evidence.

$300 to $400 Million Senior Secured Revolving Credit Facility

Credit Facility:

Revolving credit facility (the “Credit Facility”) in an original aggregate principal amount equal to (a) an amount not less than $300.0 million and not more than $400.0 million (such amount, the “Commitment Amount”), plus (b) the amount of the PIK Upfront Fee (as defined below). The Commitment Amount will be the amount of the Commitments (as defined below) to the Credit Facility received from the Existing RCF Lenders pursuant to elections made in accordance with the Plan, up to $400.0 million. The sum of the Commitments plus the principal amount of the Last Out Term Loan on the Closing Date (as defined below) shall not exceed $500.0 million.

The obligations of the Credit Parties (as defined below) under the Credit Facility, including, without limitation, all obligations to pay principal of and interest on the Loans (as defined below), to reimburse any Issuing Bank (as defined below) for any payment under any Letter of Credit (each as defined below) and to pay fees, costs, expenses, indemnities and other obligations under the Credit Facility and any Credit Documents (as defined below), are collectively referred to herein as the “Obligations”; the commitment of the Lenders to advance Loans and participate in Letters of Credit is collectively referred to herein as the “Commitments”.

Co-Borrowers:	Diamond Foreign Asset Company, a Cayman Islands company limited by shares (“DFAC” and together with any other subsidiary of DFAC designated by the Company as an additional borrower prior to the Closing Date that is acceptable to the Administrative Agent and the Lenders, the “Borrowers” and each individually, a “Borrower”).

Diamond Offshore Drilling, Inc.	Confidential

Guarantors:

Each of the following, on a joint and several basis: (a) Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), Diamond Offshore Finance Company, a Delaware corporation (“DOFC”), Diamond Offshore Services Company, a Delaware limited liability company (“DOSC”), and DFAC, (b) each Restricted Subsidiary of the Company, including Eligible Local Content Entities, which is not an Excluded Subsidiary (as defined below), (c) each Restricted Subsidiary of the Company that (1) owns a Rig or (2) operates or is a party to a drilling contract or charter (or similar contract) related to, a Rig, or holds an account in which payments in respect of such Rigs, contracts or charters are made or held (each, a “Rig Subsidiary”), (d) each Restricted Subsidiary of the Company that directly or indirectly owns equity interests in a Rig Subsidiary, (e) any other Person that is a borrower, issuer, or guarantor under any of the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any) (the Persons referred to in clauses (a), (b), (c), (d) and (e) above, the “Required Guarantors”), and (f) each other Subsidiary (as defined below) of the Company, if any, that elects to provide a guarantee of the Credit Facility (each other Subsidiary of the Company referred to in this clause (f), a “Discretionary Guarantor” and, together with the Required Guarantors, the “Guarantors”).

As used herein: (a) “Additional Subject Jurisdiction” means any jurisdiction (other than any Initial Subject Jurisdiction) in which a Required Guarantor (i) is organized, incorporated or formed and/or (ii) has material operations or owns any assets, but only if the value of all assets (excluding Rigs and intercompany claims owing to Credit Parties) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds a materiality threshold to be agreed (which shall give rise to a notice requirement by the Borrowers); (b) “Credit Parties” means the Borrowers and the Guarantors; (c) “Initial Subject Jurisdictions” means the United States of America (or any political subdivision thereof), England and Wales, Marshall Islands, Cayman Islands, Brazil, the Netherlands, and Curacao; (d) “Subsidiary Credit Parties” means the Credit Parties (other than the Company); and (e) “Subject Jurisdictions” means the Initial Subject Jurisdictions and the Additional Subject Jurisdictions (if any); provided that references to the Subject Jurisdictions shall only include a reference to any non-U.S. Subject Jurisdiction for so long as one or more Required Guarantors (i) are incorporated, organized or formed in such non-U.S. jurisdiction or (ii) have material operations or own assets in such non-U.S. Subject Jurisdiction that satisfy the materiality threshold referred to in clause (ii) of the definition of “Additional Subject Jurisdiction”.

So long as no default or event of default would result from such release and the Borrowers have demonstrated pro forma compliance with each Collateral Coverage Ratio after giving effect to such release (as evidenced by a compliance certificate setting forth and certifying such calculation and the absence of a default or event of default), a Guarantor shall be released from its guarantee (i) automatically if all

3            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

of the capital stock of such Guarantor that is owned by the Company or any Credit Party is sold or otherwise disposed of in a transaction or series of transactions permitted by the Credit Facility, (ii) automatically if such Guarantor is designated as an Unrestricted Subsidiary in compliance with the Credit Documents, or (iii) solely with respect to any Discretionary Guarantor that is not also a Required Guarantor, upon a written notice from the Company to the Administrative Agent requesting such release and certifying that such Person will no longer be a Discretionary Guarantor, in the case of each of clauses (i), (ii), and (iii) above, so long as, substantially simultaneously with such release, such Guarantor is released from its obligations under the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any).

“Excluded Subsidiary” means:

(a) any Subsidiary other than a Rig Subsidiary (i) that would be prohibited or restricted from guaranteeing the Credit Facility by any governmental authority with authority over such Subsidiary, applicable law or regulation or analogous restriction or contract (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party, unless such consent, approval, license or authorization has been received, but excluding any restriction in any organizational or governing documents of such Subsidiary, provided that, if reasonably requested by the Administrative Agent, the Company and its Restricted Subsidiaries shall use commercially reasonable efforts to obtain such consent, approval, license, or authorization to the extent required or advisable under the laws of the jurisdiction of organization of such Subsidiary for such Subsidiary to guarantee the Credit Facility, as reasonably determined by the Administrative Agent) so long as (x) in the case of Subsidiaries of the Company existing on the Closing Date, such contractual obligation is in existence on the Closing Date and (y) in the case of Subsidiaries of the Company acquired after the Closing Date, such contractual obligation is in existence immediately prior to such acquisition; (ii) if the provision of a guarantee by such Subsidiary (other than a Subsidiary formed in a Subject Jurisdiction) would result in material adverse tax consequences as reasonably determined by the Company and the Administrative Agent; or (iii) that is otherwise excluded from the requirement to provide a guarantee pursuant to clause (e) of the Agreed Security Principles;

(b) (i) any non-wholly owned Subsidiary (other than a Rig Subsidiary) that is prohibited from guaranteeing the Credit Facility pursuant to its governing documents (provided that no Subsidiary that is wholly owned and a Guarantor as of the Closing Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the equity interests in such Subsidiary are sold or otherwise transferred to any Person that is not a Credit Party, and, notwithstanding such sale or other transfer of a portion (but not all) of the equity interests in such Subsidiary, such Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary); (ii) any Unrestricted Subsidiary; and (iii) any Immaterial Subsidiary; and

4            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(c) any wholly-owned Restricted Subsidiary (other than a Rig Subsidiary) acquired with pre-existing indebtedness (to the extent not created in contemplation of such acquisition and as permitted by the Credit Documents), the terms of which prohibit the provision of a guarantee by such Restricted Subsidiary; and

(d) any non-U.S. Subsidiary to the extent that the burden or cost of providing a guarantee outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent in consultation with the Company.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company which, together with its Subsidiaries, as of the last day of the most recently ended four fiscal quarter period of the Company for which financial statements have been delivered to the Administrative Agent pursuant to the Credit Documents (the “Test Period”), on a pro forma basis (including pro forma for acquisitions and dispositions during such period), (a) contributed less than 2.5% of Adjusted EBITDA and (b) for which, as of the last day of such Test Period, the Combined Adjusted Total Assets of such Restricted Subsidiary is less than 2.5% of the Adjusted Consolidated Total Assets of the Company and its Restricted Subsidiaries; provided that, for the most recently ended Test Period prior to such date, the combined (i) Adjusted EBITDA attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Adjusted EBITDA for such period and (ii) Adjusted Total Assets of all Immaterial Subsidiaries shall not exceed 5.0% of the Adjusted Consolidated Total Assets of the Company and its Restricted Subsidiaries for such period, in each case, as determined in accordance with GAAP (each of Adjusted EBITDA and consolidated total assets to be determined after eliminating intercompany obligations owing to Credit Parties); provided that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary is a Rig Subsidiary. “Material Subsidiary” means, as of any time of determination, any Restricted Subsidiary of the Company which is not an Immaterial Subsidiary.

Joint Lead Arrangers and Joint Lead Bookrunners:	Wells Fargo Securities, LLC (“Wells Fargo Securities”) and the other joint lead arrangers and joint bookrunners under the Existing Credit Agreement to the extent such institutions are Lenders under the credit agreement governing the Credit Facility (the “Lead Arrangers”).

Administrative Agent & Collateral Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) shall be the administrative agent for the Credit Facility (in such capacity, the “Administrative Agent”). Wells Fargo Bank (or its designee) shall be the collateral agent for the Credit Facility, the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt (in such capacity, the “Collateral Agent”). Collateral agency arrangements to be agreed.

5            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Syndication Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Documentation Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Lenders:

Wells Fargo Bank, each financial institution party to the Existing Credit Agreement electing to provide a Commitment under the Credit Facility on the Closing Date (collectively, the “Lenders” and each individually, a “Lender”).

Any Lender that is also (or whose affiliate is) a direct or indirect equityholder of the Company (an “Affiliated Lender”) will not receive information provided solely to Lenders and Issuing Banks by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders, Issuing Banks, and the Administrative Agent.

Issuing Banks:	Wells Fargo Bank, Barclays Bank PLC, Citibank, N.A., HSBC Bank USA, National Association and any other Lender that consents to being an issuing bank (each, an “Issuing Bank”); provided, each Issuing Bank shall be acceptable to the Administrative Agent and the Borrowers, such acceptance not to be unreasonably withheld or delayed. Each Issuing Bank shall notify the Administrative Agent and the Borrowers of the aggregate maximum face amount of Letters of Credit that such Issuing Bank agrees to issue under the Credit Facility, which shall not exceed the Letter of Credit Sublimit (such amount, such Issuing Bank’s “LC Commitment”). Wells Fargo Bank’s LC Commitment on the Closing Date will be $25 million; Barclays Bank PLC’s LC Commitment on the Closing Date will be $25 million; Citibank, N.A.’s LC Commitment on the Closing Date will be $25 million; and HSBC Bank USA, National Association’s LC Commitment on the Closing Date will be $25 million, in each case subject to each such Issuing Bank’s customary KYC process and credit approvals related to fronting risk to the Lenders.

Collateral & Intercreditor Arrangements:

The Collateral (as defined below) will be created under, and governed by, the same collateral documents as the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt, subject to any local law requirements. Subject to the Agreed Security Principles, the Obligations will be secured by the following (collectively, the “Collateral”):

(a) a pledge by each Credit Party of 100.0% of the stock of each Restricted Subsidiary directly owned thereby; and

6            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(b) a first priority, perfected lien on and security interest (subject to permitted liens) in substantially all assets of each Credit Party, including, without limitation, (i) 100% of the equity interests owned in each Restricted Subsidiary and each Credit Party (other than the Company), (ii) all material owned registered intellectual property (provided that, if such security can be granted pursuant to a customary composite “all assets” security document, all owned registered intellectual property of such Credit Party shall be subject to liens), (iii) all Rigs, (iv) all accounts receivable, general intangibles, equipment, charters, drilling contracts and other contracts, vessels, intercompany indebtedness, and all proceeds of the foregoing, in each case related to such Rigs, and all collection accounts, pooling accounts, and other amounts into which payments related to such Rigs are made or swept or in which such amounts are held, (v) Material Real Property (as defined herein), and (vi) all deposit accounts, securities accounts and commodity accounts, with respect to which accounts (other than Excluded Accounts (as defined below)) shall be required to be subject to account control agreements in form and substance reasonably satisfactory to the Administrative Agent (or, with respect to non-U.S. accounts, other applicable agreements, filings, or perfection actions reasonably acceptable to the Administrative Agent) to the extent required by Agreed Security Principles, shall be delivered (x) within 30 days of the Closing Date, or such longer period as the Administrative Agent may reasonably approve, with respect to each U.S. account required to be Collateral as of the Closing Date, (y) within 45 days of the Closing Date, or such longer period as the Administrative Agent may reasonably approve, with respect to each non-U.S. account required to be Collateral as of the Closing Date, and (z) prior to any deposit of any proceeds into a newly established account or any account ceasing to be an Excluded Account (or, in any such case, such longer period thereafter as the Administrative Agent may reasonably approve), with respect to each account required to be Collateral that is established after the Closing Date or that ceases to be an Excluded Account after the Closing Date, as the case may be.

The Credit Documents shall also include customary negative pledges on all assets of the Credit Parties (with certain customary exceptions and thresholds), in each case, to be mutually agreed and subject to permitted liens.

The secured and guaranteed obligations under the Credit Facility shall include the obligations of the Credit Parties under (a) the Credit Facility, the Credit Documents, and Guarantees, (b) hedging transactions in existence on the Closing Date that were entered into with counterparties that are Lenders or affiliates of Lenders on the Closing Date and hedging transactions entered into after the Closing Date with a hedging transaction counterparty that was a Lender or an affiliate of a Lender at the time such hedging transaction was entered into, and (c) treasury management obligations in existence on the Closing Date that are held by Lenders or affiliates of Lenders on the Closing Date and treasury management obligations incurred after the Closing Date with a counterparty that was a Lender or an affiliate of a Lender at the time such treasury management obligation was incurred.

7            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

The priority of the security interests and related creditor rights among the Credit Facility, the Last Out Notes, the Last Out Term Loan, and (if any) the Last Out Incremental Debt will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “First Out/Last Out Intercreditor Agreement”). The First Out/Last Out Intercreditor Agreement shall provide that the payment obligations under the Last Out Notes, Last Out Term Loan, and Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the Credit Facility in all respects.

Notwithstanding the foregoing, the Collateral shall not include any Excluded Property (as defined below), or any other property or asset that is otherwise excluded pursuant to the Agreed Security Principles. “Excluded Property” means:

(i) fee owned real property with a fair market value of less than $10.0 million in the aggregate (any property in excess of such threshold, “Material Real Property”), and any leasehold interests in real property (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), and any fixtures affixed to such excluded real property;

(ii) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any governmental or regulatory authority unless such consent has been obtained; provided that, if reasonably requested by the Administrative Agent, the Credit Parties will use commercially reasonable efforts to obtain such consents to the extent required or advisable to create or perfect such security interests under the laws of the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion);

(iii) minority interests or equity interests in joint ventures and non-wholly-owned Subsidiaries, to the extent the grant of a lien on such interest would require a consent, approval, license or authorization from any governmental authority or any other Person (other than a Credit Party or Restricted Subsidiary); provided that, if reasonably requested by the Administrative Agent, the Credit Parties will use commercially reasonable efforts to obtain such consents to the extent required or advisable to create or perfect such security interests in such minority interests or equity interests in the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion; and provided further that such minority interests or equity interests in a Subsidiary that were directly or indirectly owned by the Company on the Closing Date shall not be Excluded Property if they were not Excluded Property on the Closing Date;

8            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(iv) any lease, license, contract, or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein to secure the Credit Facility would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that, if reasonably requested by the Administrative Agent, the Credit Parties shall use commercially reasonable efforts to obtain any such consent, approval, license or authorization to the extent required or advisable to create or perfect a security interest in such lease, license, contract, or agreement or purchase money or similar arrangement under the laws of the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion, other than with respect to drilling contracts)) or create a right of termination in favor of any other party thereto (other than a Borrower or a Restricted Subsidiary) after giving effect to Sections 9-406, 9-407, 9-408, and 9-409 of the Uniform Commercial Code, which limit anti-assignment provisions, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(v) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use,” “Amendment to Allege Use” or similar filing with respect thereto, by the United States Patent and Trademark Office, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vi) any after-acquired property (including property acquired through acquisition or merger of another Person) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement that encumbers such property prior to such acquisition (in each case, not created in contemplation thereof) solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;

(vii) the capital stock of (A) Unrestricted Subsidiaries, (B) any after-acquired non-wholly owned Subsidiary to the extent that restrictions in any organizational or governing documents of such Subsidiary prohibit the pledge of its capital stock, and (C) Excluded Subsidiaries (other than any Discretionary Guarantor and any Restricted Subsidiary that becomes an Excluded Subsidiary solely by virtue of its being an Immaterial Subsidiary) to the extent such pledge would be prohibited by the same factors that cause such Subsidiary to be an Excluded Subsidiary;

9            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(viii) (A) certain accounts to be agreed, such as (1) deposit accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions), (2) pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions), (3) withholding tax and other similar tax accounts (including sales tax accounts), (4) fiduciary accounts, escrow accounts, trust accounts and other accounts, in each case, which solely hold funds on behalf of any third party (or the equivalent thereof in any non-U.S. jurisdiction), (5) other deposit accounts, securities accounts, and commodity accounts with balances in the aggregate for all accounts referred to in this subclause (5), not exceeding $20 million at any time, and (6) any other account to the extent the cost of creating a lien therein is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent (such excluded accounts referred to in this clause (A), collectively, the “Excluded Accounts”), and (B) all funds and other property held in or maintained in any such Excluded Account; provided that no Reinvestment Account shall be an Excluded Account; and

(ix) other exceptions to be mutually agreed upon between the Company and the Administrative Agent.

Notwithstanding anything to the contrary herein, in determining whether any security shall be created and/or perfected, the Credit Documents shall reflect the following principles and other customary security principles to be mutually agreed in the Credit Documents (collectively, the “Agreed Security Principles”):

(a) The Credit Documents shall not require any party to take steps to create or perfect any lien in Excluded Property.

(b) Perfection through account control agreements or other actions (other than the filing of UCC-1 financing statements or other all-asset filings, as applicable) shall not be required with respect to (i) Excluded Accounts or any non-U.S. accounts with respect to which the Administrative Agent determines the cost of perfection is excessive in relation to the practical benefit to the Lenders afforded thereby, (ii) any commercial tort claim, except for any commercial tort claim held by a Credit Party with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages in excess of $1.0 million for each such claim (but with respect to claims in courts outside the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim), and (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the

10            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

filing of a UCC-1 financing statement or other all-assets filing (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC-1 financing statement or other all-assets filing)).

(c) None of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation or perfection of liens on any Collateral within or subject to the laws of the United States of America other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) (subject to materiality thresholds to be set forth in the Credit Documents) and the subordination of intercompany liabilities, (ii) the execution and delivery of, and performance under, the security and pledge agreements, any required short-form intellectual property collateral documents and any required account control agreements (the terms of which shall reflect that the relevant Credit Party will have full operational control of the accounts subject thereto absent the occurrence of and continuance of an event of default), (iii) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) the filing of UCC-1 financing statements, (v) mortgages (or similar collateral documents) encumbering the Rigs and related assets, (vi) mortgages and related security documents on Material Real Property, and (vii) other actions reasonably agreed between the Administrative Agent and the Company, subject to customary exceptions and thresholds to be set forth in the Credit Documents.

(d) None of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation or perfection of liens on any Collateral that are within or subject to the laws of any jurisdiction other than (i) the Subject Jurisdictions and (ii) solely with respect to the mortgage of each owned Rig and related assets required to be Collateral, execution and recordation of a mortgage (or similar collateral document) and delivery of other customary documentation reasonably requested by the Administrative Agent, in each case in the relevant jurisdiction in which such Rig is flagged and, if applicable, the jurisdiction where the owner of such Rig is formed. Absent an event of default that is continuing, except as set forth in subclause (ii) of the foregoing sentence, no collateral documents shall be required to be delivered under the laws of any jurisdiction other than the Subject Jurisdictions.

(e) General statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or civil liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a Restricted Subsidiary (other than a Rig Subsidiary) from providing a guarantee or granting liens on its assets or may require that any guarantee and/or security be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the guarantee and/or security

11            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

is limited by an amount or otherwise in order to make such guarantee or security granted by a Restricted Subsidiary (other than a Rig Subsidiary) legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary (other than a Rig Subsidiary) from breaching any applicable law or otherwise in order to avoid civil or criminal liability of the officers or directors (or equivalent) of any Credit Party, the limit shall be no more than the minimum limit required by those limitations, rules or principles. To the extent the minimum limit can be increased or eliminated, as applicable, by actions or omissions on the part of any Credit Party, each Credit Party shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to increase or eliminate the minimum limit required by those limitations, rules or principles.

(f) Registration of any liens created under any collateral document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Document or within the time periods specified by applicable law or regulation, in order to ensure due priority, perfection and enforceability of the liens on the Collateral required to be created by the relevant Credit Document.

(g) Where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by a Credit Party in a particular jurisdiction, such Credit Party’s grant of security or the steps required to perfect such liens, as applicable, over such category of assets may be limited to the material assets in that category where determined appropriate by the Company and the Administrative Agent in light of the Agreed Security Principles.

(h) No security granted in motor vehicles and other assets subject to certificates of title (in each case, other than any owned Rigs required to be mortgaged as Collateral and any motor vehicle or other asset with a value in excess of $3.0 million) shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement or similar composite “all asset” security document under applicable law of any foreign Subject Jurisdiction).

(i) The Credit Parties shall pledge, or cause to be pledged, the equity interests they own in each Restricted Subsidiary and each Credit Party, unless otherwise excluded from the Collateral pursuant to the Agreed Security Principles. Each collateral document in respect of security over equity interests in any Subsidiary Credit Party will be governed by the laws of the country (or state thereof) in which such Person is incorporated, organized or formed; provided that each

12            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

collateral document in respect of security over equity interests in (x) any U.S. Restricted Subsidiary will be governed by the laws of the State of New York or (y) any Restricted Subsidiary that is not incorporated, organized or formed in a Subject Jurisdiction may be governed by the laws of the State of New York and/or the laws of a relevant non-U.S. Subject Jurisdiction, as determined in the sole discretion of the Administrative Agent. Absent an event of default that is continuing, no Credit Party or Restricted Subsidiary shall be required to provide any security or take any perfection step (A) under the laws of any jurisdiction that is not a Subject Jurisdiction, in respect of any equity interests held in any direct Restricted Subsidiary of any Credit Party incorporated, organized or formed outside a Subject Jurisdiction or (B) in respect of any equity interests held in any Person which is not a Subsidiary Credit Party or a direct Restricted Subsidiary of a Credit Party, in each case, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that (1) absent an event of default that is continuing, there shall be no requirement (and the Administrative Agent shall not request) that any local law perfection steps (or collateral documents) with respect to equity interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock transfer powers (or equivalent transfer powers) in respect of pledged equity interests in any Subsidiary Credit Party or any direct Restricted Subsidiary of a Credit Party) and (2) the Administrative Agent may require any Credit Party to provide a New York law-governed pledge of the equity interests owned in each Restricted Subsidiary held by such Credit Party, unless otherwise excluded from the Collateral pursuant to the Agreed Security Principles, regardless of such Credit Party’s or Restricted Subsidiary’s jurisdiction of organization, in addition to any other documents required or permitted to be requested under the Credit Documents.

(j) Information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a collateral document will be specified in that collateral document and all such information shall be provided by the relevant Credit Party at intervals no more frequently than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under the applicable collateral document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction or, so long as an event of default is continuing, following the Administrative Agent’s request.

(k) Unless an event of default exists, no registration of the liens on intellectual property constituting Collateral with an aggregate value of less than $3,000,000 shall be required.

13            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(l) No Credit Party shall be required to give notice of any security created over any of its contracts, book debts or accounts receivable to the relevant counterparties or debtors unless an event of default has occurred and is continuing, except that this shall not apply with respect to notices of security created over drilling or other similar contracts to the relevant counterparties that are necessary or desirable to create or perfect any lien in such contract.

(m) Each Credit Party shall use commercially reasonable efforts to create and perfect first ranking floating charges and general business charges in the relevant Subject Jurisdictions over its assets that are required to constitute Collateral. Any such floating charges and general business charges shall be in the form and to the extent consistent with market practice in the relevant Subject Jurisdiction. In addition, if requested by the Administrative Agent, each Credit Party shall sign a New York law-governed security agreement, regardless of such Credit Party’s jurisdiction of organization or location of its assets.

(n) The security documentation shall be limited to those documents mutually agreed among counsel for the Borrowers and for the Administrative Agent, which documentation shall in each case be in form and substance consistent with these principles, customary for the form of Collateral and as mutually agreed between the Administrative Agent and the Borrowers.

(o) No documentation with respect to the creation or perfection of liens shall be required for spare part equipment other than as would be customarily provided for in a mortgage over the applicable owned Rig required to be Collateral (if applicable), except to the extent (i) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (ii) the value of such assets reasonably capable of becoming Collateral exceeds a materiality threshold to be agreed.

(p) No lien searches shall be required other than customary searches in the United States, in any other Subject Jurisdiction (but only to the extent (i) the concept of “lien” searches exists therein, (ii) such requirement would be customary or consistent with market practice in such jurisdiction, and (iii) such searches can be obtained at commercially reasonable costs or are with respect to owned Rigs (which shall be customary registry searches)).

(q) None of the Borrower or any Guarantor shall be required to take any actions with respect to the creation and/or perfection of liens on any Collateral to the extent the cost of creating and/or perfecting of such lien is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent in consultation with the Borrower.

14            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Purpose:	General corporate purposes, including the repayment of certain indebtedness to the Lenders under the Existing Credit Agreement, working capital needs and capital expenditures.

Funding Options:

Prior to the Commitment Termination Date (as defined below), the Borrowers may borrow loans (the “Loans”) on a revolving basis up to the Commitment Amount.

All Loans shall be made in U.S. Dollars. The Borrowers may request the issuance of Letters of Credit (a) from all of the Issuing Banks in U.S. Dollars, British Pounds Sterling, Euros, Mexican Pesos, or Norwegian Kroner, (b) from Issuing Banks that approve such currency prior to the Closing Date, in Brazilian Reais, Malaysian Ringgit, and Indonesian Rupiah, or (c) any other eligible major currency as may be requested by the Borrowers and agreed to by the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion.

Closing Date:	The date of the satisfaction or waiver of the Initial Conditions (such date, the “Closing Date”).

Commitment Termination Date:	One business day prior to the fifth anniversary of the Closing Date (such date, the “Commitment Termination Date”).

Letters of Credit:

Prior to the Commitment Termination Date, the Borrowers may use up to the lesser of (i) $100.0 million of the Credit Facility (the “Letter of Credit Sublimit”) and (ii) the aggregate LC Commitments for the issuance by the Issuing Banks of standby letters of credit (the “Letters of Credit”) having an expiry of no later than the earlier of (A) one year after the issuance thereof and (B) five (5) business days prior to the Commitment Termination Date (or with respect to a Letter of Credit for which the Borrowers have delivered cash collateral or a back-to-back letter of credit, in each case satisfactory to the relevant Issuing Bank, in an amount equal to 105% of the face amount of such Letter of Credit, such later expiry date as may be agreed to by such Issuing Bank); provided, however, that no individual Issuing Bank shall be obligated to issue Letters of Credit in an aggregate amount in excess of its LC Commitment. Letters of Credit may be in the form of performance letters of credit or financial letters of credit. Letters of Credit may be denominated in (a) U.S. Dollars, British Pounds Sterling, Euros, Mexican Pesos, or Norwegian Kroner, (b) subject to the approval of the relevant Issuing Banks prior to the Closing Date, Brazilian Reias, Malaysian Ringgit, and Indonesian Rupiah, or (c) any other eligible major currency as may be requested by the Borrowers and agreed to by the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion. Each HSBC Letter of Credit shall be deemed issued as a Letter of Credit on the Closing Date (subject to the conditions precedent to closing and the conditions precedent to each extension of credit being satisfied).

15            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Interest Rates:	Interest on Loans will accrue based on (i) the Base Rate, plus the Applicable Margin (as defined below), or (ii) the LIBOR Rate, plus the Applicable Margin, in each case as selected by the Borrowers. The LIBOR Rate will be subject to LIBOR replacement provisions consistent with Wells Fargo Bank policy, ARRC guidelines, and bank market practice as of the Closing Date.

Letter of Credit Fees:	With respect to each Letter of Credit, the Borrowers shall pay (a) a fronting fee to the applicable Issuing Bank equal to 0.125% per annum of the face amount of each such outstanding letter of credit and (b) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last business day of each calendar quarter and on such expiration date and, if applicable, on the Commitment Termination Date. Additionally, the Borrowers agree to pay all customary administrative and issuance fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank (solely for such Issuing Bank’s account) in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

Interest Payments:	Interest on each Base Rate Loan shall be payable quarterly in arrears on the last business day of each calendar quarter; interest on each LIBOR Rate Loan shall be payable at the end of each Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, every three months during such Interest Period, and all accrued and unpaid interest on the Loans shall be payable in full on the Commitment Termination Date and, with respect to interest accrued on any principal prepaid, on the date of such prepayment.

Funding:	The Borrowers shall provide prior written notice (or telephonic notice promptly confirmed in writing) of any funding request (including, without limitation, the deemed funding of Loans to occur on the Closing Date) and interest rate conversions to the Administrative Agent (i) by 11:00 a.m. ET on the date of borrowing with respect to Base Rate Loans; and (ii) by 11:00 a.m. ET at least three (3) business days in advance with respect to LIBOR Rate Loans. LIBOR Rate Loans shall be in minimum amounts of $5.0 million and Base Rate Loans shall be in minimum amounts of $1.0 million and, in each case, if above such amounts, in an integral multiple of $1.0 million. No more than a total of ten (10) Loans subject to LIBOR Rate pricing may be in effect at any time under the Credit Facility.

16            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments:

Prepayment of Loans may be made, without premium or penalty, at any time in whole or in part (other than the payment of customary LIBOR breakage amounts). The Borrowers must give the Administrative Agent notice by 11:00 a.m. ET at least three (3) business days prior to any prepayment of LIBOR Rate Loans and notice by 11:00 a.m. ET on the date of any prepayment of Base Rate Loans, and any such prepayments shall be in minimum amounts of $5.0 million with respect to LIBOR Rate Loans and $1.0 million with respect to Base Rate Loans or such smaller amount as needed to prepay a certain Loan in full.

The Commitments may be permanently terminated at any time in whole or in part by the Borrowers on at least three (3) business days prior notice to the Administrative Agent; provided that no such termination shall reduce the aggregate available Commitments to an amount less than the aggregate amount of the Loans and LC Exposure at the time of such termination. Each partial reduction of the Commitments shall be in an aggregate amount of at least $5.0 million and shall be applied ratably to the respective Commitments of the Lenders.

The mandatory prepayment provisions in the Credit Documents shall be limited to the following:

Anti-Cash Hoarding – Excess Cash Sweep Prepayment. If, at the end of any Wednesday (or if such day is not a business day, the immediately succeeding business day) (each such date, an “Excess Cash Test Date”), (a) Loans are outstanding under the Credit Facility and (b) Available Cash (as defined below) exceeds $125.0 million, then the applicable Borrower shall prepay, or shall cause to be prepaid, within three (3) business days after such Excess Cash Test Date, Loans (and if there is still excess, cash collateralize any LC Exposure) in an aggregate amount (when taken together with accrued and unpaid interest on the Loans to be so prepaid) equal to the lesser of (i) Available Cash as of such Excess Cash Test Date in excess of $125.0 million and (ii) the principal amount of Loans then outstanding plus accrued and unpaid interest on such prepaid Loans plus any LC Exposure (and any such payment shall not reduce Lenders’ Commitments). To the extent that any amount is required to be prepaid pursuant to the immediately preceding sentence with respect to any Excess Cash Test Date, the applicable Borrower shall deliver to the Administrative Agent, substantially simultaneously with such prepayment, a certificate of a financial officer of the applicable Borrower certifying the amount required to be so prepaid with respect to such Excess Cash Test Date, as reasonably determined or reasonably estimated by the applicable Borrower in good faith.

17            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Anti-Cash Hoarding – Use of Proceeds Prepayment. With respect to each borrowing, if the aggregate amount of Available Cash would exceed $125.0 million after giving effect to such borrowing and any other transactions occurring prior to or substantially simultaneously with such borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such borrowing, if and to the extent the applicable Borrower has not applied the proceeds of such borrowing for the purpose specified in the Use of Proceeds Certificate delivered in connection with such borrowing by the fifth (5th) business day following the date such borrowing is made, then on the next business day the applicable Borrower shall prepay the Loans in an aggregate principal amount equal to the lesser of (a) the amount of the proceeds that were not applied for the purpose specified in the applicable Use of Proceeds Certificate and (b) the amount necessary to cause the aggregate amount of Available Cash to be less than or equal to $125.0 million at the end of such business day.

Asset Sales – Commitment Reductions. Upon (a) the date of consummation of any asset sale or other transfer of assets by the Company or any Restricted Subsidiary (the “Asset Sale Date”) (other than certain ordinary course, de minimis asset sales to be agreed, including asset sales described under clauses (iv), (v) and (vi) of the covenant described in clause 8 (Asset sales) under “Negative Covenants” below), unless the Administrative Agent has received a Reinvestment Notice with respect to any net cash proceeds (which, for the avoidance of doubt, shall be net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” below and secured by such assets and that is required to be repaid with the proceeds thereof) on such Asset Sale Date, and (b) any Reinvestment Termination Date, the Commitments shall be automatically reduced by an amount necessary to cause the Threshold Ratio as of such date to be equal to or greater than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date (after giving pro forma effect to such asset sale, such commitment reduction, and any concurrent repayment of indebtedness).

Asset Sales—Temporary Availability Reduction. If, on any Asset Sale Date, the Administrative Agent has received a Reinvestment Notice with respect to any cash proceeds of such asset sale or transfer and the Threshold Ratio (after giving pro forma effect to such asset sale or transfer) is less than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date, then the availability of the Commitments during the relevant Reinvestment Period shall be temporarily reduced by an amount necessary to cause the Threshold Ratio as of such Asset Sale Date to be equal or greater than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date (after giving pro forma effect thereto).

Asset Sales – Mandatory Prepayments. Upon any Asset Sale Date or any Reinvestment Termination Date, the Borrowers shall prepay the Loans (and cash collateralize any LC Exposure) (a) to the extent a prepayment would be required under the paragraph below entitled

18            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Outstandings Exceed Commitments” (including if any such prepayment would be required as a result of a commitment reduction pursuant to the paragraph above entitled “Asset Sales – Commitment Reductions”, but, for the avoidance of doubt, not as a result of any temporary availability reduction pursuant to the paragraph above entitled “Asset Sales – Temporary Availability Reduction”), and (b) to the extent a prepayment would be required pursuant to the paragraph above entitled “Anti-Cash Hoarding – Excess Cash Sweep Prepayment” (regardless of any timing provisions set forth in such paragraph).

Prepayments of Other Indebtedness. In addition, to the extent any mandatory repayment, mandatory redemption, or offer to purchase is required under the Last Out Term Loan, Last Out Notes, or Last Out Incremental Debt, such requirement must be subject to (a) the prior payment of amounts payable under the Credit Facility in respect of such event and the credit agreement governing the Credit Facility will include a corresponding mandatory prepayment and (b) the covenant described in clause (4) of “Negative Covenants” below.

Outstandings Exceed Commitments. If at any time the principal amount of Loans outstanding under the Credit Facility plus any LC Exposure exceeds the Commitments of the Lenders then in effect, for any reason, including a reduction of Commitments pursuant to the Credit Documents, the Borrowers shall prepay the Loans (and cash collateralize any LC Exposure) in an amount equal to such excess.

“Reinvestment Account” means an account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent or with respect to non-U.S. accounts, other applicable agreements, filings, or perfection actions reasonably acceptable to the Administrative Agent, into which net cash proceeds from an asset sale or other transfer of assets permitted pursuant to clause (8) of “Negative Covenants” below have been deposited; provided that, for the avoidance of doubt, such account shall not be required to be a segregated account.

“Reinvestment Notice” means a notice in writing from the Company to the Administrative Agent given on any Asset Sale Date that the Company or any Restricted Subsidiary has consummated an asset sale or other transfer of assets permitted pursuant to clause (8) of “Negative Covenants” below and that the Company intends to apply the net cash proceeds received from such permitted asset sale (x) to reinvest such net cash proceeds in one or more Rigs, (y) to acquire all of the capital stock of an entity owning one or more Rigs or other related assets useful in the Credit Parties’ and their Subsidiaries’ business, or (z) to apply such net cash proceeds to capital expenditures in Rigs, in each case, within the Reinvestment Period.

19            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Reinvestment Period” means the period commencing on any Asset Sale Date and ending on the date that is 180 days following such Asset Sale Date (which date may be extended by an additional 90 days if the applicable net cash proceeds are contractually committed by the end of 180 days following such Asset Sale Date to be reinvested by the Company in a manner permitted by the Credit Documents within such additional 90-day period), so long as the Company has delivered a Reinvestment Notice with respect to such net cash proceeds on such Asset Sale Date.

“Reinvestment Termination Date” means, with respect to net cash proceeds received in respect of an asset sale or other transfer of assets, the earlier of (a) the date on which all of such net cash proceeds are reinvested by the Company in the manner described in the Reinvestment Notice delivered with respect to such net cash proceeds, and (b) the last day of the Reinvestment Period applicable to such net cash proceeds.

“Threshold Ratio” means, as of any date of determination, the ratio of:

(a) the Collateral Rig Value in effect on such date, to

(b) the sum of (1) the greater of (x) the Commitments and (y) the sum of the Loans and LC Exposure, plus (2) the outstanding principal amount of the Last Out Term Loan, plus (3) the outstanding principal amount of the Last Out Notes, plus (4) the outstanding amount of any Last Out Incremental Debt.

Payments:

All payments by the Borrowers shall be made not later than 12:00 p.m. ET to the Administrative Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes, subject to customary exceptions in accordance with Wells Fargo Bank policy. Any Lender not organized under the laws of the United States or any state thereof (and any Lender that is disregarded for U.S. federal income tax purposes from, or is treated as partnership for U.S. federal income tax purposes and has a partner that is, a Person that is not organized under the laws of the United States or any state thereof) must, prior to the time it becomes a Lender, furnish the Borrowers and the Administrative Agent with forms or certificates as may be appropriate to verify that such Lender would, if any interest payments were U.S. sourced, be exempt from U.S. tax (including FATCA) withholding requirements.

Applicable Margin; Reference Rate Floor; Default Rate:

The margin applicable to Loans bearing interest based on the LIBOR Rate shall be 4.25%, and the margin applicable to Loans bearing interest based on the Base Rate shall be 3.25% (such rates, the “Applicable Margin”). The LIBOR Rate shall be subject to a floor of 1.0%, and the Base Rate shall be subject to a floor of 2.0%.

20            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

In addition, (a) automatically upon the occurrence and during the continuation of any payment event of default or upon a bankruptcy event of default of any Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuation of any other event of default, all outstanding principal, fees, and other obligations under the Credit Facility shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to such loans (including the applicable margin), fee, or other obligation and shall be payable on demand of the Administrative Agent.

Commitment Fee:	The Borrowers shall pay to the Administrative Agent for the account of each Lender, a fee, which shall accrue at the applicable rate per annum of 0.50% on the average daily unused amount of the Commitment of each Lender until the date on which such Lender’s Commitment terminates, which fee shall be payable (a) quarterly in arrears on the last business day of each calendar quarter, commencing on the first such day to occur after the Closing Date and (b) on the Commitment Termination Date.

PIK Upfront Fee:	The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders an upfront fee in an amount set forth in the Fee Letter (the “PIK Upfront Fee”), which shall be fully earned upon the effectiveness of the Plan Support Agreement and shall be due and paid-in-kind (by increasing the principal amount of the Loans outstanding by the amount of such fee) on the Closing Date. Upon the consummation of any Alternative Transaction (as defined in the Plan), such PIK Upfront Fee shall be due and payable in full in cash to the financial institutions that have committed to the Credit Facility, ratably according to their Commitments, on the date of the consummation of such Alternative Transaction. Notwithstanding the foregoing, the Alternative Restructuring Fee shall not be payable pursuant to the Fee Letter or otherwise to the extent the Alternative Restructuring is consummated as a result of a determination by the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) that the PCbtH Contracts’ treatment in the Chapter 11 Cases, including under the Plan, is not reasonably acceptable to the Requisite Consent RCF Lenders (as defined in the Plan Support Agreement).

Other Fees:	The Borrowers shall pay Wells Fargo Securities, the Administrative Agent, and the Collateral Agent such additional fees as may be agreed in the Fee Letter.

Funding Costs; Yield Protection and Defaulting Lenders; LIBOR Replacement; Etc.:	Usual and customary provisions, including provisions for such matters as increased costs, funding losses, capital adequacy, liquidity, illegality and taxes, subject to Lender mitigation requirements, provisions in respect of Defaulting Lenders (to be defined consistent with the Documentation Principles) and the Borrowers’ rights to replace Lenders. Customary EU/UK bail-in, supported QFC, and division of LLCs.

21            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

The Credit Documents shall contain customary language governing the protocol to obtain a replacement interest rate for LIBOR (the “Benchmark Replacement”), in accordance with Wells Fargo Bank policy, ARRC guidelines, and bank market practice as of the Closing Date.

Initial Conditions:

The conditions precedent to the Closing Date and the conditions precedent to the deemed funding of Loans and deemed issuance of Letters of Credit on the Closing Date (the “Initial Conditions”) are set forth on Addendum B.

Conditions to all Fundings:

(1) Accuracy in all material respects of representations and warranties contained in the definitive documentation entered into in connection with the Credit Facility including without limitation all guarantees, all security documentation, and the First Out/Last Out Intercreditor Agreement (collectively, the “Credit Documents”) (other than those stated to be made only on the Closing Date and those expressly made as of an earlier date); (2) solvency and absence of a default or an event of default under the Credit Documents; (3) the applicable Borrower has demonstrated and certified compliance with each Collateral Coverage Ratio immediately before and after giving pro forma effect to such extension of credit; (4) delivery of a borrowing request or letter of credit application, as applicable; (5) after giving pro forma effect to the funding and any transactions anticipated to occur in the period of five (5) business days following the date thereof and any other transactions occurring prior to or substantially simultaneously with such funding, the aggregate amount of Available Cash shall not exceed $125.0 million; and (6) with respect to any borrowing, if the aggregate amount of Available Cash would exceed $125.0 million after giving effect to such borrowing and any other transactions occurring prior to or substantially simultaneously with such borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such borrowing, then the applicable Borrower shall have delivered to the Administrative Agent a Use of Proceeds Certificate with respect to such borrowing.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash and cash equivalents (excluding, for the avoidance of doubt, cash collateral for Letters of Credit) held on the balance sheet of, or controlled by, or held for the benefit of, the Company or any of its Restricted Subsidiaries, other than the following amounts (without duplication): (i) any cash set aside to pay in the ordinary course of business amounts due and owing within ten (10) business days by the Company or any Restricted Subsidiary to unaffiliated third parties and for which the Company or any Restricted Subsidiary has issued checks

22            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts, (ii) any cash of the Company or any such Restricted Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party, (iii) deposits of cash or cash equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (iv) any cash or cash equivalents held in Excluded Accounts described in clauses (1) through (4) of the definition thereof, (v) any net cash proceeds held in a Reinvestment Account prior to the Reinvestment Termination Date applicable to such net cash proceeds, and (vi) any cash held in a non-U.S. account with respect to which the Company (a) demonstrates in writing to the Administrative Agent that (1) transferring such cash to a U.S. account or converting such cash to U.S. dollars would be in violation of or not permitted under applicable law or regulation in the jurisdiction where such account is located or is otherwise not possible at such time due to currency conversion delays or queues, or due to bank receiverships or similar governmental control of the bank where such account is held, in each case, to the extent such impediments to conversion or transfer are outside the Company’s and its Restricted Subsidiaries’ control and (2) the Company and its Restricted Subsidiaries have properly made all relevant applications under applicable law to transfer such cash to a U.S. account or convert such cash to U.S. dollars, as applicable, and otherwise diligently pursued all necessary consents, permits, or waivers that would be necessary or desirable to permit such transfer or conversion, as applicable, and (b) delivers a written certificate of a responsible financial officer of the Company that certifies and covenants that, while such circumstance exists, the Company and its Restricted Subsidiaries shall not transfer any additional cash to their accounts in such jurisdiction or, if such impediment or delay is related to the underlying currency itself, convert any additional cash to such currency, as applicable. The amount of Available Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined by the Company in good faith in accordance with the immediately preceding sentence.

Documentation Principles:	The Credit Documents shall, subject to the Agreed Security Principles, (a) contain those terms and conditions set forth in this Term Sheet and the Fee Letter and (b) otherwise contain terms and conditions that are usual and customary for similar first lien secured exit revolving credit facilities for offshore drilling companies or other global oilfield services company as of the Closing Date, subject to modifications, to be mutually agreed, to reflect (i) the terms and conditions set forth in the Plan Support Agreement and this Term Sheet, (ii) the internal policies of Wells Fargo Bank, and (iii) changes in regulatory considerations, market practice, law, and accounting standards (the foregoing, collectively, the “Documentation Principles”).

Collateral Coverage

23            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Collateral Coverage Ratios:

At the end of each fiscal quarter beginning with the first full fiscal quarter ending after the Closing Date:

(a) the ratio (the “RCF Collateral Coverage Ratio”), based on appraisals delivered in accordance with clause (x) of “Affirmative Covenants” below, of (A) the Collateral Rig Value, to (B) the sum of the Loans and the LC Exposure, shall be equal to or greater than 2.0 to 1.0; and

(b) the ratio (the “Total Collateral Coverage Ratio,” and together with the RCF Collateral Coverage Ratio, collectively, the “Collateral Coverage Ratios”) of (A) the Collateral Rig Value, to (B) the sum of (1) the sum of the Loans and LC Exposure, plus (2) the outstanding principal amount of the Last Out Term Loan, plus (3) the sum of the outstanding principal amount of the Last Out Notes, plus (4) the outstanding principal amount of any Last Out Incremental Debt, shall be equal to or greater than 1.3 to 1.0.

Representations and Warranties:

To include the following, to be applicable to Credit Parties and their respective Restricted Subsidiaries and to include, subject to usual and customary exceptions, thresholds and qualifications consistent with the Documentation Principles:

(i) corporate existence and good standing;

(ii)  power and authority;

(iii)  validity and enforceability of Credit Documents;

(iv) no consents or approvals, registration or filing with, or any other action by any governmental authority;

(v)   no conflicts with, default, or violation of laws, organizational documents or material contractual agreements;

(vi) no transactions resulting in the imposition of liens other than permitted liens;

(vii) no environmental matters;

(viii)compliance with all laws with governmental approvals and timely filing of all materials required to conduct business;

(ix) absence of material litigation;

(x)   solvency as of each date such representation is made or deemed made;

24            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(xi)  use of proceeds and margin stock regulations;

(xii)   Investment Company Act;

(xiii)   labor and employment issues;

(xiv)  Patriot Act, anti-corruption, anti-money laundering, and sanctions laws, including express use of proceeds restrictions;

(xv)    ERISA;

(xvi)  accuracy of disclosures;

(xvii)  financial statements;

(xviii)   material contracts;

(xix)  taxes;

(xx)    receipt of necessary consents;

(xxi)  insurance;

(xxii)  good title and ownership of property;

(xxiii)   ownership and right to use intellectual property;

(xxiv) collateral documents and liens;

(xxv)   legal names of the Credit Parties;

(xxvi) information regarding current capital and corporate structure;

(xxvii)  ownership of Rigs;

(xxviii)  senior status of the Obligations;

(xxix) no immunity;

(xxx)   not an Affected Financial Institution;

(xxxi) beneficial ownership certification;

(xxxii)  existing indebtedness as of the Closing Date; existing liens as of the Closing Date;

(xxxiii)  after the Closing Date, absence of any Material Adverse Effect since January 22, 2021;

25            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(xxxiv) customary Mortgaged vessel and jurisdiction-specific collateral requirements; and (xxxv) deposit, securities, and commodity accounts of the Borrowers and each Restricted Subsidiary

Affirmative Covenants:

Limited to the following, to be applicable to Credit Parties and their respective Restricted Subsidiaries and to include, subject to usual and customary exceptions, thresholds and qualifications consistent with the Documentation Principles:

(i) maintenance of organizational existence and conduct of business;

(ii)  maintenance of properties, including classification and operation of Rigs (other than with respect to stacked Rigs);

(iii)  payment of taxes and ERISA obligations;

(iv) maintenance of customary insurance, delivery of summary insurance certificate from the Company’s broker(s) in form and substance substantially similar to a certificate provided to the Administrative Agent prior to the Closing Date that the Administrative Agent has confirmed is in form and substance reasonably satisfactory to it, and customary insurance certificates and/or endorsements;

(v)   delivery of:

(a)   audited annual and unaudited quarterly consolidated financial statements of the Company, and audited annual or unaudited consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary;

(b)   a certificate of the Company demonstrating compliance with each Collateral Coverage Ratio, delivered together with the financial statements required to be delivered pursuant to clause (b) above and including customary certifications to the absence of defaults and accuracy of the representations and warranties in the Credit Documents;

(c)   on and after any Permitted Holdco Event, for so long as the conditions set forth in the definition thereof continue to be satisfied, quarterly certificate of a responsible officer of the Permitted Holdco and a responsible officer of the Company, certifying compliance with requirements set forth in clause (f) of the definition of “Permitted Holdco Event” and committing to comply with such requirements thereafter;

26            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(d)   quarterly Fleet Status Certificates and Rig Value Certificates;

(e)   annual supplements to any perfection certificate;

(f)   interim notices of any of the following changes with respect to the fleet status of any owned Rig reported in the most recently furnished Fleet Status Certificate: (1) a change to the jurisdiction in which such Rig is located (other than any change in the ordinary course of business of such Rig or other temporary or short-term change); (2) a sale or disposition of, or material event of loss with respect to, such Rig; (3) a material adverse change to the estimated contract start date or estimated contract expiration date with respect to such Rig; or (4) a change of such Rig’s status to “warm stacked”, “cold stacked”, “preservation stacked”, “held for sale”, “held at a shipyard”, or other non-marketed classification;

(g)   commencing December 31, 2021, a financial forecast (including a summary projected debt schedule) of the Company and its Restricted Subsidiaries delivered by December 31 of each fiscal year (in each case, for the upcoming twenty-four (24) month period on a quarterly basis; provided that for the purpose of compliance with this covenant, the financial forecasts previously delivered to the Lenders prior to the date hereof are in a form and level of detail sufficient for this covenant, except that such forecasts shall be required to include a summary projected debt schedule;

(h)   an annual budget for the Company and its Restricted Subsidiaries approved by the board of directors (or other governing body) of the Company and delivered within 90 days after the beginning of each fiscal year;

(i) notice that any jurisdiction that was not previously a Subject Jurisdiction becomes a Subject Jurisdiction for any reason, including the formation or incorporation of a Required Guarantor in such jurisdiction;

27            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(j) to the extent not previously disclosed to the Administrative Agent in writing, notice that a Required Guarantor has material operations, or owns assets (other than Rigs and intercompany obligations owing to Credit Parties) with a fair market value in excess of $5.0 million that are reasonably capable of becoming Collateral, in each case, in a jurisdiction that is not a current Subject Jurisdiction;

(k)   copies of any notices or reports provided to the lenders or noteholders under the Last Out Term Loan, Last Out Notes, or (if any) Last Out Incremental Debt;

(l) (1) within ten (10) business days after the last day of each full calendar month ending after the Closing Date (A) a list setting forth the account balances, as of the last day of such calendar month, of each bank account of the Company and its Restricted Subsidiaries holding any portion of cash or cash equivalents and (B) a list setting forth the average account balance over such calendar month of each bank account of the Company and its Restricted Subsidiaries that holds any portion of cash and cash equivalents and that is not subject to an account control agreement reasonably satisfactory to the Administrative Agent; and (2) within five (5) business days after the last day of each full calendar month ending after the Closing Date and at any other time reasonably requested by the Administrative Agent, a report setting forth (A) a calculation of Available Cash as of the most recent Excess Cash Date (or at the applicable Borrower’s option, only with respect to month-end reports, as of the last day of such calendar month) and (B)(x) a list setting forth (1) each account that is a Reinvestment Account, (2) the amount of net cash proceeds relating to any permitted asset sale or transfer currently held in such Reinvestment Account that are then subject to a Reinvestment Notice, broken down by asset sale and indicating the applicable Reinvestment Period with respect to each such asset sale, and (3) the aggregate amount of net cash proceeds then subject to Reinvestment Notices within the applicable Reinvestment Periods, and (y) calculations showing the application of any such net cash proceeds during the Reinvestment Period applicable thereto; and

(m) other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, including, without limitation, updated corporate charts, copies of tax returns, and statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral.

28            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(vi) books and records;

(vii)  inspection rights;

(viii)  delivery of notices with respect to defaults and other material events (including, without limitation, notice of any material litigation) within 5 business days;

(ix) delivery of prior written notices with respect to any change to the deposit, securities, and commodity accounts of the Credit Parties scheduled on the Closing Date, along with an updated schedule of such accounts within five (5) business days;

(x)   delivery of two third-party desktop appraisals on a semi-annual basis (or, if the difference between the aggregate appraised values (in each case, calculated as the midpoint of any range provided) of all Rigs as determined by two Approved Firms is not greater than 15% for a particular appraisal cycle, then, at the Company’s option, only one third-party desktop appraisal shall be required for the next appraisal cycle, which appraisal must be performed by the Approved Firm whose appraisal for such prior cycle reflected the lower aggregate appraisal value), each conducted by an Approved Firm, for each owned Rig (provided that no appraisals shall be required with respect to any cold-stacked Rig unless such cold-stacked Rig is to be given a Rig Value in accordance with the definition thereof), in form and detail, and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent; provided that with respect to “idle” Rigs, such appraisals shall not discount the value of such Rigs as a result of their “idle” status but which shall set forth the reactivation costs of any “idle” Rig;

(xi) further assurances, including delivery of additional guarantees from Required Guarantors, and additional Collateral, including, without limitation, new build or acquired Rigs and additional deposit and securities accounts, in each case, other than Excluded Property and subject in all respects to the Agreed Security Principles;

(xii)  use of proceeds of Loans and Letters of Credit;

(xiii)  compliance with applicable laws, including environmental laws, anti-corruption laws, sanctions, and anti-money laundering laws;

(xiv) KYC and beneficial ownership regulation documentation;

29            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(xv)   intercompany subordination agreements;

(xvi) the Company and the Borrowers shall, and shall cause each Restricted Subsidiary to: (A) deposit or cause to be deposited directly, all cash receipts into (i) one or more deposit accounts maintained with the Administrative Agent or any Lender (or any other commercial bank reasonably acceptable to the Administrative Agent) and in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles or (ii) an Excluded Account (to the extent such deposits do not cause such account to cease to be an Excluded Account), and in each case, which is listed on a schedule to the credit agreement governing the Credit Facility, (B) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more securities accounts in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles and that, in each case, is listed on a schedule to the credit agreement governing the Credit Facility, as updated in writing by the Borrower from time to time, and (C) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties, to be carried or held in one or more commodity accounts in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles and that, in each case, is listed on a schedule to the credit agreement governing the Credit Facility, as updated in writing by the Borrower from time to time; and

(xvii)  post-closing matters.

Negative Covenants:

Limited to the following limitations on the Company and its Restricted Subsidiaries, subject to usual and customary exceptions, thresholds, and qualifications consistent with the Documentation Principles:

1.  Incurrence or existence of indebtedness, with exceptions including:

(a) the Last Out Term Loan in an aggregate principal amount not to exceed (i) an amount equal to $500.0 million minus the Commitment Amount under this Credit Facility, plus (ii) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

30            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(b) the Last Out Notes in an aggregate principal amount not to exceed the sum of (i) $75.0 million, plus (ii) up to $35.0 million of principal in respect of additional notes issued thereunder, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at the time such additional notes are issued, plus (iii) $9.9 million of fees on such principal amount, paid-in-kind, plus (iv) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(c) any Last Out Incremental Debt in an aggregate principal amount not to exceed the sum of (i) $135.0 million, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at each time such debt is incurred, plus (ii) any interest thereon paid-in-kind in accordance with the terms of such Last Out Incremental Debt,

(d) (i) capitalized lease obligations with respect to any asset other than a Rig (it being agreed that, for purposes of the Credit Documents, GAAP shall be defined so that lease accounting rules under generally accepted accounting principles in the U.S. as in effect on December 31, 2018 shall apply, and leases that would have been classified as operating leases under such rules shall not constitute “capitalized lease obligations” or “indebtedness” for purposes of the Credit Documents) and (ii) indebtedness secured by liens on fixed or capital assets (other than Rigs) acquired, constructed, improved, altered, or repaired by the Company or any Restricted Subsidiary and related contracts, intangibles, and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom, and (iii) indebtedness secured by liens on Rigs acquired or constructed by the Company or any Restricted Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom (“Rig Debt”); provided that, in the case of this clause (d), (A) any liens securing such indebtedness must otherwise be permitted by the Credit Documents, (B) such indebtedness and any liens securing it are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (C) the principal amount of such indebtedness does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (D) any lien securing such debt shall not apply to any other property or assets of the Company or any Restricted Subsidiary (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender) and such debt is non-recourse to the Company and its Restricted Subsidiaries (other than the Subsidiary that owns such fixed or capital assets and incurred such financing), (E) any lien securing such debt shall not attach to any owned Rig (other than a Rig acquired or constructed with the proceeds of such indebtedness), (F) such

31            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

indebtedness shall not have any financial maintenance covenants, and (G) with respect to any Rig Debt, the Company has demonstrated in a certificate of a financial officer of the Company that (x) the Consolidated Total Gross Leverage Ratio is less than 2.5 to 1.0, calculated on a pro forma basis as of the date such Rig Debt is incurred after giving effect thereto and (y) the Company is in pro forma compliance with each Collateral Coverage Ratio as of the date such Rig Debt is incurred after giving effect thereto; provided that the aggregate outstanding principal amount of all such capitalized lease obligations and indebtedness pursuant to this clause (d) shall not exceed $100.0 million at any time;

(e) indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged with or into the Company or any Subsidiary of the Company after the Closing Date other than as a result of a division (and not incurred in anticipation of such transaction),

(f) other indebtedness not to exceed $5.0 million at any one time outstanding pursuant to this clause (f),

(g) any permitted refinancing of the foregoing (to the extent (i) such refinancing does not increase the principal amount of such indebtedness, (ii) such refinancing does not shorten the maturity or weighted average life to maturity of such indebtedness, (iii) such refinancing does not add any other Restricted Subsidiary as an obligor or guarantor in respect of such indebtedness, (iv) such refinancing is not secured by (y) liens on assets other than those existing immediately prior to such refinancing or (z) liens having a higher priority than the liens securing the indebtedness being refinanced, (v) to the extent such refinanced indebtedness is subordinated in right of payment to the Obligations, such refinancing indebtedness shall be subordinated in right of payment to the Obligations and, to the extent any lien securing such refinancing indebtedness is subordinated to liens securing the Obligations, such lien securing the refinancing indebtedness shall be subordinated to the liens securing the Obligations, (vi) in the event that such refinancing constitutes unsecured indebtedness, such refinancing indebtedness does not include cross-defaults other than at the final stated maturity thereof and cross-acceleration, and (vii) the Company has certified to an absence of an event of default after giving effect to such refinancing),

(h) guarantees of the foregoing, and

(i) to the extent constituting indebtedness, the obligations under the BOP Lease as in effect on January 22, 2021 or as amended thereafter in a manner that does not materially increase the Company’s and its Subsidiaries’ obligations thereunder, provided that this clause shall not prohibit any extension of the term of such BOP Lease.

32            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

2.  Creation, incurrence, or existence of liens, with exceptions including (a) the Last Out Term Loan, the Last Out Notes, and the Last Out Incremental Debt, in each case subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent, (b) liens to secure indebtedness permitted by clause 1(d) above on the assets subject to such capital lease or other financing described in such clause 1(d), and (c) expressly subordinated liens securing expressly subordinated indebtedness not to exceed $5.0 million at any one time outstanding;

3.  Making of any restricted payments, except:

(a) restricted payments among Credit Parties,

(b) after a Permitted Holdco Event (as defined below) has occurred and for so long as the conditions set forth in such definition are met, restricted payments constituting Tax Distributions, and

(c) restricted payments made in any fiscal quarter beginning after March 31, 2023, in an aggregate amount for such fiscal quarter, not to exceed (the “Discretionary Basket”):

(i) 100% of the amount equal to (A) Adjusted EBITDA for the immediately prior fiscal quarter less (B) all interest expenses paid in cash during such period, less (C) all taxes paid in cash during such period, less (D) all capital expenditures made in such period, less (E) the amount of any increase in working capital, plus (F) the amount of any reduction in working capital, less (G) any cash add-backs made in the calculation of Adjusted EBITDA in such period; minus

(ii) all investments referred to in clause 6(a) below and repayments of any indebtedness referred to in clause 4(a) below, in each case, to the extent previously made during such fiscal quarter prior to the date of such restricted payment in reliance on the Discretionary Basket, so long as, with respect to restricted payments made with the Discretionary Basket, each of the following conditions are met: (x) no default or event of default exists and the Company has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (y) the Consolidated Total Net Leverage Ratio would not exceed 2.0 to 1.0 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness, and (z) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness; and

33            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(d) restricted payments made at any time when each of the following conditions are met (the “Unlimited Basket”): (x) no default or event of default exists and the Company has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (y) the Consolidated Total Net Leverage Ratio would not exceed 1.5 to 1.0 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such restricted payment and any concurrent incurrence indebtedness, and (z) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness.

4.  Repayment of any principal of any junior indebtedness (including, without limitation, the Last Out Term Loan, the Last Out Notes, and Last Out Incremental Debt), with exceptions including, so long as no default or event of default exists and the Borrowers have demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (a) repayments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket, (b) repayments made at a time when restricted payments could be made in accordance with the Unlimited Basket, and (c) prepayments with proceeds of permitted refinancings of such indebtedness or with proceeds of new, concurrent common equity of the Company or in exchange for common equity of the Company;

5.  Modifications and amendments of the documents governing any other indebtedness (including the Last Out Term Loan, the Last Out Notes, and Last Out Incremental Debt), except as permitted by the First Out/Last Out Intercreditor Agreement;

6.  Investments, including limitations on investments in joint ventures, with exceptions including, so long as no default or event of default exists and the Borrowers have demonstrated and certified pro forma compliance with each Collateral Coverage Ratio:

(a) investments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket,

(b) investments made at a time when restricted payments could be made in accordance with the Unlimited Basket,

(c) Permitted Acquisitions,

(d) $5.0 million general investments basket, and

(e) other investments, including investments in Unrestricted Subsidiaries, to the extent made with, or with the proceeds of, new, concurrent common equity of the Company or any parent thereof;

34            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

provided that (x) any Subsidiary acquired or formed in connection with an investment permitted by this clause 6 shall become a Guarantor to the extent required by the definition of “Required Guarantors” and (y) any assets, including equity interests, acquired in connection with such investment shall become Collateral to the extent required by the Agreed Security Principles;

7. Transactions with affiliates, with usual and customary exceptions to be agreed;

8.  Asset sales (which shall limit the sale of Rigs and other material assets) with usual and customary exceptions to be agreed, and all such asset sales shall be subject (other than in the case of clauses (iv), (v) and (vi) below) to (a) any prepayment requirement, any commitment reduction requirement, and any limitation on availability, in each case contained in the section entitled “Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments” above and (b) the requirement that, if the Company has delivered a Reinvestment Notice with respect to any such permitted asset sale, the net cash proceeds with respect to such asset sale have been deposited in a Reinvestment Account; provided that, subject to the absence of defaults and events of default and demonstration and certification of pro forma compliance with each Collateral Coverage Ratio, the Credit Documents shall not prohibit:

(i) the sale of:

(A) any of Ocean America, Ocean Rover and Ocean Valiant, so long as such Rig (i) is cold-stacked at the time of sale, (ii) is sold for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash and (iii) such proceeds (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral and

(B) Ocean Valor, so long as (i) third-party desktop appraisals have been conducted in respect thereof as of the Closing Date and in the most recent appraisal delivered to the Administrative Agent (and the Collateral Rig Value of the Ocean Valor has been included in the Threshold Ratio on the Closing Date), (ii) it is sold for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (iii) such proceeds (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by clause (v) to exceed $5,000,000; provided that the sale of the Mexico Office Building shall not reduce the basket described in this clause (z); and

35            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral, subject to the Agreed Security Principles and (iv) the Company has delivered a certificate of a responsible officer demonstrating compliance with the requirements set forth in the section entitled “Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments” above;[1]

(ii) any one-time “asset swap” of a single Designated Rig and assets specifically related to such Designated Rig for a Replacement Rig and assets specifically related thereto; provided that (a) the total appraised value of such Replacement Rig, plus cash and equity received for such Designated Rig, exceeds 85.0% of the appraised value of the Designated Rig as determined from the most recent third-party appraisals delivered to the Administrative Agent (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (b) none of the total consideration takes the form of equity interests, (c) such transaction is with one or more third parties and on an arms-length basis and (d) all assets received as consideration for such swap or acquired with the cash proceeds shall be pledged as Collateral;

(iii) any other “asset swap”, for which (x) the replacement assets received in connection therewith have an appraised value greater than or equal to the appraised value of the replaced assets as reflected in a third party appraisal in respect of any replacement Rig (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (y) the Administrative Agent and the Required Lenders consent to such transaction and (z) all assets received as consideration for such swap shall be pledged as Collateral;

(iv) a sale in the ordinary course of business of any obsolete, worn-out or surplus assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries (in each case other than a Rig);

(v) any asset sale of an asset other than a Rig or Rig Subsidiary, (x) that is made for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (y) in respect of which any proceeds received (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral, subject to the Agreed Security Principles and (z) that does not cause the aggregate consideration for all asset sales under this clause (v) to exceed $5,000,000; provided that the sale of the Mexico Office Building shall not reduce the basket described in this clause (z); and

[1]	Based on the assumption that Valor isn’t stacked on the Closing Date (i.e., Collateral Rig Value is not reduced by activation costs for purposes of the Closing Date Threshold Ratio).

36            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(vi) any sale of assets for scrap in the ordinary course of business, (x) that is made for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (y) that does not cause the consideration for each such transaction or series of related transactions under this clause (vi) to exceed $500,000 and (z) in respect of which any proceeds received (net of taxes paid or payable as a result of such transaction) are pledged as Collateral, subject to the Agreed Security Principles.

9. Fundamental changes, subject to usual and customary exceptions to be agreed;

10. Restrictive agreements and negative pledges of the Credit Parties, in each case, to be mutually agreed, subject to usual and customary exceptions to be agreed;

11. Customary provisions to be mutually agreed related to Restricted and Unrestricted Subsidiaries;

12. Sale-and-leaseback transactions;

13. Use of proceeds;

14.  Change of ownership or operator of any Rig (other than (i) to any other Guarantor with prior notice to the Administrative Agent and prior adjustments to security documentation to ensure that the Collateral Agent has a continuing, uninterrupted, perfected first lien (subject to certain permitted liens) in such Rig and related contracts and equipment, in form and substance satisfactory to the Administrative Agent (or if the existing lien cannot be assumed or continued, delivery of a new mortgage encumbering such Rig in accordance with the legal requirements of the relevant flag jurisdiction prior to or simultaneously with the consummation of such transaction or, with the approval of the Administrative Agent in its reasonable discretion, as soon as practical thereafter in accordance with the legal requirements of the relevant flag jurisdiction) or (ii) in connection with any asset sale permitted pursuant to clause 8 of this Section “Negative Covenants”) and change of registered flag registry of Rigs (other than any transfer to the Marshall Islands, the United States, or other jurisdictions approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned, or delayed) with prior notice to the Administrative Agent and prior adjustments to security documentation to ensure that the Collateral Agent has a continuing, uninterrupted, perfected first lien (subject to certain permitted liens) in such Rig, in form and substance satisfactory to

37            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

the Administrative Agent (or if the existing lien cannot be assumed or continued, delivery of a new mortgage encumbering such Rig in accordance with the legal requirements of the relevant flag jurisdiction prior to or simultaneously with the consummation of such transaction or, with the approval of the Administrative Agent in its reasonable discretion, as soon as practical thereafter in accordance with the legal requirements of the relevant flag jurisdiction));

15. Change of legal names of any Borrower or Guarantor, change of type of organization and jurisdiction of organization of any Credit Party;

16. Line of business;

17. Sanctions, anti-corruption, and anti-money laundering laws and regulations; and

18.  The Company will not, and will not permit any Restricted Subsidiary to, open or otherwise establish, or deposit, credit, or otherwise transfer any cash receipts, securities, financial assets or any other property into, any deposit account, securities account, or commodity account other than an account that is (a) either (i) subject to a first priority lien in favor of the Collateral Agent in accordance with Agreed Security Principles or other documentation reasonably satisfactory to the Administrative Agent or (ii) an Excluded Account and (b) listed on a schedule to the credit agreement governing the Credit Facility, as such schedule is updated by the Company from time to time.

Events of Default:	Limitedto the following:

1. nonpayment of principal when due; and nonpayment of interest, fees or other amounts within three (3) business days of date due;

2. violation of covenants (with certain affirmative covenants subject to a grace period of thirty (30) days);

3. material inaccuracy of representations and warranties when made or deemed made;

38            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

4.  (a) indebtedness in the aggregate principal amount of $40.0 million, or any indebtedness under the Last Out Term Loan, Last Out Notes, or Last Out Incremental Debt (each of the foregoing, “Material Indebtedness”) of the Company and its Restricted Subsidiaries shall not be paid at maturity (beyond any applicable grace periods) regardless of how such maturity occurs, (b) a default on Material Indebtedness occurs (with all applicable grace periods having expired) which permits the holders thereof (with the giving of notice or the lapse of time or both) to accelerate the maturity of such indebtedness, or (c) an event occurs which requires Material Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity, other than a usual and customary asset sale tender offer;

5.  bankruptcy/insolvency events (consistent with the Existing Credit Agreement) affecting any Credit Party or any Restricted Subsidiary constituting a “significant subsidiary” (as defined in Regulation S-X) and, solely with respect to involuntary bankruptcy events, any such involuntary bankruptcy event remains undischarged and unstayed for a period of sixty (60) days;

6. certain ERISA events resulting in a Material Adverse Effect;

7.  final judgments against any Credit Party or Significant Subsidiary not covered by undisputed insurance (subject to customary deductible) in excess of $40.0 million in the aggregate which remain undischarged and unstayed for a period of thirty (30) consecutive days (or sixty (60) consecutive days for foreign judgments) or any action is legally taken by a judgment creditor to attach or levy upon assets of a Borrower or any Restricted Subsidiary to enforce any such judgment;

8. the occurrence of any event or series of events (each, a “Change of Control”) by which:

(a) prior to a Permitted Holdco Event and whenever the conditions set forth in the definition thereof cease to be satisfied, (i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective affiliates, and/or funds controlled by [Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time),

39            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

directly or indirectly, of more than 50% of voting power of the ordinary shares of the Company, (ii) a majority of the members of the board of directors (or equivalent governing body) of the Company shall not constitute Continuing Directors, (iii) there shall have occurred under any document evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in such document), or (iv) the Company shall cease to own directly or indirectly, 100% of the equity Interests of any Borrower or other Credit Party, or

(b) on and after a Permitted Holdco Event, for so long as the conditions set forth in the definition thereof continue to be satisfied: (i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Permitted Holdco, (ii) a majority of the members of the board of directors (or equivalent governing body) of the Permitted Holdco shall not constitute Continuing Directors, (iii) there shall have occurred under any document evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in such document), (iv) the Permitted Holdco shall cease to own, directly or indirectly, 100% of the equity interests of any Borrower or other Credit Party, or (v) the Permitted Holdco shall cease to own, directly or indirectly, 100% of the equity interests of the Company;

provided that a Permitted Holdco Event shall not constitute a Change of Control;or

9.  any Credit Document ceases to be in full force and effect, the Collateral Agent shall cease to have a valid and perfected lien in any material portion of the Collateral, or any Credit Party asserts any of the foregoing.

Participation and Assignments:	Assignments of the Credit Facility by any Lender to other banks and financial institutions will be permitted with the prior written approval of the Borrowers, the Administrative Agent and the Issuing Banks (such approval not to be unreasonably withheld or delayed); provided that (a) the Borrowers’ approval shall not be required if an event of default has occurred and is continuing (but, regardless, no assignments or participations shall be made at any time to any Disqualified Institutions), and (b) no approval by the Borrowers or the Administrative Agent shall be required for any assignment to another Lender, an affiliate of a Lender or to an Approved Fund (to be defined substantially the same as in the Existing

40            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Credit Agreement). Assignments will be in a minimum amount of not less than $5.0 million. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment.

Participations to other banks and financial institutions, other than Disqualified Institutions (without the Borrowers’ prior written approval), will be permitted without restriction. Such participation will not release the selling Lender from its obligations with respect to the Credit Facility. Participants will have the same benefits as syndicate Lenders with regard to yield protection and increased costs (but will not be permitted to receive amounts greater than the transferring Lender) and will, subject to the confidentiality provisions to be contained in the Credit Documents, be permitted to receive information from Lenders with respect to the Borrowers.

Required Lenders and Affiliated Lenders:

Lenders holding more than 50% of the outstanding Commitments or, if the Commitments have terminated, the outstanding Loans and LC Exposure (collectively, the “Required Lenders”); provided that no amendment or waiver shall (a) increase any Commitment of any Lender without the consent of such Lender, (b) reduce the amount of or postpone the date for any required payment of any principal of or interest on any Loan or of any fee payment under the Credit Documents without the consent of each Lender owed any such amount (in each case, (i) other than in connection with a waiver of any default or event of default and (ii) provided that, the provisions described in the paragraphs above entitled “Asset Sales – Commitment Reductions” and “Asset Sales – Temporary Availability Reduction” may be amended with the consent of the Administrative Agent and the Required Lenders), (c) unless signed by each Lender, change the amendment provisions of the Credit Documents or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents, (d) without the consent of each Lender, release all or substantially all of the Collateral or, except as may otherwise be permitted by the Credit Documents, all or substantially all of the Guarantors, or (e) without the consent of each Lender, reduce the Commitments of the Lenders on a non-pro rata basis or otherwise affect the pro rata treatment of Lenders in a manner consistent with the Existing Credit Agreement. Defaulting Lenders will be subject to the suspension of certain voting rights. Notwithstanding the foregoing, the Administrative Agent may (without the consent of the Lenders) enter into amendments or modifications to the Credit Documents in order to implement the Benchmark Replacement in accordance with the terms thereof and to fix ambiguities, defects, typographical and other obvious errors.

For the purposes of any amendment or waiver of a Credit Document other than an amendment or waiver (a) requiring the consent of each Lender or each affected Lender (and where such Affiliated Lender is an affected Lender) or (b) that would deprive such Affiliated Lender

41            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

of its pro rata share of any payments to which it is entitled, the consent of any Affiliated Lender shall not be required, and each Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter. In the calculation of such proportions, the Commitments held by Affiliated Lenders shall be disregarded in determining other Lenders’ commitment percentages. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Commitments of any Affiliated Lender shall not be increased, the dates of any interest payments and the dates of any scheduled maturity of amounts owed to any Affiliated Lender under the Credit Documents will not be extended, and the amounts owning to any Affiliated Lender under the Credit Documents will not be reduced, in each case without the consent of such Affiliated Lender.

Furthermore, Affiliated Lenders shall not have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans and Letter of Credit participations required to be delivered to the Lenders), or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other Lender under the Credit Documents. The aggregate Commitments and the aggregate exposure of any Affiliated Lender’s outstanding Loans and LC Exposure at any one time shall not exceed 30% of the aggregate total Commitments of all Lenders and the aggregate amount of all Lenders’ outstanding Loans and LC Exposure, respectively, at any time.

If the Company or any Subsidiary of the Company shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act of 1933, or shall otherwise be subject to the reporting obligations under the Exchange Act, except as previously disclosed to the Administrative Agent and the Lenders (other than Lenders who do not wish to receive non-public information), the Affiliated Lender shall not have any material non-public information with respect to the Company or any of its Subsidiaries.

42            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Expenses; Indemnification:

The Borrowers and each other Credit Party, jointly and severally, agree to pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, and their respective affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, which shall be limited to one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrowers written notice of such conflict, of another firm of counsel for such affected Person)) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with the Credit Documents or (B) in connection with the Loans made or Letters of Credit issued thereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each related party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any environmental claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any environmental claim related in any way to any Credit Party or any Subsidiary of a Credit Party, (iv) any actual or prospective claim,

43            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any environmental claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans or any Credit Document, or any documents contemplated by or referred to therein or the transactions contemplated thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or, with respect to any Indemnitee in its capacity as a Lender, such Indemnitee’s material breach of its funding obligations under any Credit Document (in each case as determined by a court of competent jurisdiction in a final non-appealable judgment) or (b) a dispute solely between two or more Indemnitees not caused by or involving in any way the Company or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent, the Collateral Agent, or an Issuing Bank, in each case in their respective capacities as such). This provision shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

Stamp Duty & Other Taxes:

The Borrowers shall pay all stamp, documentary and transaction taxes payable in connection with the Credit Documents except any such taxes payable in connection with a Lender’s transfer, assignment, or participation of its rights and obligations under the Credit Documents.

The Borrowers shall pay all value added taxes that are chargeable on any supply to the Borrowers or any other Credit Party under the Credit Documents upon the receipt of a valid value added tax invoice.

The Borrowers shall indemnify the Lenders against all taxes in relation to payments received pursuant to the Credit Documents, subject to customary exceptions, such as taxes calculated by reference to net income, any bank levies, any FATCA deductions, or any withholding taxes in respect of which the Lender has been compensated under the gross-up provision or would have been so compensated but for an exception in the gross-up provision.

Governing Law:

State of New York; except that mortgages with respect to any Rigs shall be governed by laws of the Marshall Islands to the extent applicable and other Credit Documents related to the Collateral may be governed by applicable non-New York or non-U.S. law.

44            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

ADDENDUM A

CERTAIN DEFINED TERMS

“Adjusted Consolidated Total Assets” means with respect to the Company, for any date, the sum of, without duplication, the Adjusted Total Assets of the Company and all Restricted Subsidiaries.

“Adjusted EBITDA” means with respect to the Company and its Restricted Subsidiaries, for any period, (I) Consolidated Net Income for such period, plus (II) the following to the extent deducted from Consolidated Net Income in such period: the sum of, without duplication, (a) interest, Taxes, depreciation and amortization, (b) non-cash gains, non-cash losses and non-cash charges, including any write-offs or write-downs, (c) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any acquisition or disposition; provided that the aggregate amount added back pursuant to this clause (c) shall not exceed the limitation set forth in the proviso to clause (d) below when combined with the amounts added back pursuant to clauses (d), (f), and (h), (d) all other extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash), provided that the aggregate amount of such cash charges, expenses or losses under this clause (d), together with any cash charges, costs or losses added back pursuant to clauses (c), (f), and (h) below, shall not exceed the greater of (x) $2.5 million and (y) 5% of Adjusted EBITDA in any four-fiscal quarter period (calculated before giving effect to any such add backs), (e) any non-cash adjustments and charges stemming from the application of fresh start accounting, (f) transaction expenses incurred in connection with acquisition and dispositions, provided that (i) the aggregate amount of such cash expenses under this clause (f) (A) shall not exceed the limitations set forth in the proviso to clause (d) above when combined with the charges and expenses described in clauses (c), (d), and (h), and (B) shall not exceed 1% of the total transaction value of the applicable acquisition and (ii) no such expenses may be paid to any affiliate of the Company (except to the extent such payment is in respect of third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary), (g) non-cash charges and expenses relating to employee benefit plans or equity compensation plans, (h) charges, costs or losses attributable to the severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of material contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business, integrity and corporate development; provided that the aggregate amount of cash charges, costs or losses under this clause (h) shall not exceed the limitation set forth in the proviso to clause (d) above when combined with such charges and expenses described in clauses (c), (d), and (f), and (i) EBITDA of acquired Rigs on a pro forma basis for historical periods, limited to the lesser of historical EBITDA attributable to such Rig and pro forma contracted EBITDA; provided that, solely for purposes of calculating any incurrence tests in connection with a Permitted Acquisition or other similar permitted investment, such add back shall be based on pro forma contracted EBITDA if the pro forma calculation is based on contracts which, as of the date such Acquisition or other similar permitted investment is to be consummated, (1) have commenced or have an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the six-month anniversary of the date of such consummation and (2) have a remaining term of at least one (1) year from the date of such consummation (with adjustments to be agreed to address contract deferrals and terminations); minus (III) the sum of (x) EBITDA for disposed of Rigs, (y) all noncash items of income added to Consolidated Net Income, and (z) all other extraordinary, unusual or non-recurring income (whether cash or non-cash).

45            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Adjusted Total Assets” means with respect to any Restricted Subsidiary, for any date, the total assets of such Restricted Subsidiary excluding any negative balances of intercompany receivables or intercompany notes of such Restricted Subsidiary.

“Approved Firm” means any of (a) Clarkson Valuations Limited, (b) Fearnley Offshore Supply Pte. Ltd., (c) Bassoe Offshore, (d) Arctic Offshore, (e) Pareto Offshore, and (f) any successor or affiliated company to those listed in (a) – (e), and (g) any other similarly qualified, independent ship broker that is not an Affiliate of the Borrowers and is mutually agreed upon by the Borrowers and the Administrative Agent; provided that at least one required appraisal per period shall be provided by one of the companies listed in clauses (a) – (c).

“Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the Commitments then in effect and (b) the sum of (i) the amount of Loans outstanding and LC Exposure as of such date and (ii) the amount of any reduction in availability of Commitments then in effect pursuant to the paragraph entitled “Asset Sales – Temporary Availability Reduction” above.

“Bankruptcy Code” has the meaning assigned to such term in the definition of “Plan.”

“Bankruptcy Court” has the meaning assigned to such term in the definition of “Plan.”

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) LIBOR for a one (1) month Interest Period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest at a time when the LIBOR Rate cannot be determined, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 2.0%, such rate shall be deemed to be 2.0%.

“BOP Lease” means that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC.

“Collateral Rig Value” means the sum of the Rig Value of the Rigs that are directly owned, operated, and chartered by Credit Parties, in each case to the extent (x) such Rigs are subject to the first out, first priority liens securing the Obligations under the Credit Facility and no other liens securing indebtedness for borrowed money (other than the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt) and (y) such Rig is not subject to any financing arrangement (provided that the Rig Value attributable to non-marketed Rigs shall not constitute more than 5% of the Rig Value as calculated hereunder.

“Combined Adjusted Total Assets” means with respect to any Restricted Subsidiary, for any date, the sum of (a) the Adjusted Total Assets of such Restricted Subsidiary, plus (b) the Adjusted Total Assets of each direct and indirect Subsidiary of such Restricted Subsidiary.

46            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (1) the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (2) the net income (or loss), in each case determined in accordance with GAAP, during such period of any Subsidiary that is not a Restricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in cash during such period such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (3) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (4) any extraordinary gains or losses during such period, including any cancellation of indebtedness income; (5) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement), in each case as the result of changes in the fair market value of derivatives; and (6) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded secured debt of the Company and its Restricted Subsidiaries, less the amount of Specified Credit Party Cash to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded debt of the Company and its Restricted Subsidiaries to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded debt of the Company and its Restricted Subsidiaries, less the amount of Specified Credit Party Cash to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Continuing Directors” means the directors (or equivalent governing body) of the Company on the Closing Date and each other director (or equivalent) of the Company, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Company is approved by at least 51% of the then Continuing Directors.

“Debtors” has the meaning assigned to such term in the definition of “Plan.”

“Designated Rig” means any Rig designated prior to the Closing Date that is approved by the Administrative Agent and Required Lenders each in their sole discretion.

“Disqualified Institution” means (a) any competitor of the Company identified on a list delivered to the Administrative Agent by any Borrower or the Existing Parent Borrower prior to the Closing Date (by way of notice delivered to the Administrative Agent and each Lender at its address for notices) and (b) any Affiliate of any such Person that is clearly identifiable as such solely on the basis of the similarity of its name, but excluding any such Affiliate any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course; provided that “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and each Lender from time to time at the contact information set forth above or in the Credit Documents as applicable.

47            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Eligible Local Content Entity” means a Local Content Entity that (a) is not prohibited by its organizational documents or applicable laws from providing a guaranty of the Obligations (subject to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree), (b) is “controlled” by the Company and (c) is not an Unrestricted Subsidiary.

“Existing Credit Agreement” means that certain 5-Year Revolving Credit Agreement, dated as of October 2, 2018, among Diamond Offshore Drilling, Inc., as the US Borrower (“Existing Parent Borrower”), Diamond Foreign Asset Company, as the Foreign Borrower, the financial institutions party thereto as lenders (the “Existing RCF Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent to the Existing RCF Lenders, as amended, restated, supplemented or otherwise modified from time to time through the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that if such rate is not so published for any day which is a business day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Credit Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Fee Letter, dated January 22, 2021, between DFAC, the Company, and Wells Fargo Bank, National Association.

“Fleet Status Certificate” means either of the following (at the option of the Company) (a) a certificate delivered by an authorized officer of the Company to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by the Company, any Credit Party, any Restricted Subsidiary, or any Local Content Entity prepared on substantially the same basis, and in substantially the same form, substance, and level of detail (subject to deletion of pricing information), as the Company would provide in a published fleet status report posted to the Company’s website but in any case indicating the name, fleet status, contract status, and contract term for each such Rig or (b) an updated published fleet status report posted to the Company’s website including (or supplemented to include) the information specified in clause (a) above.

“HSBC Letters of Credit” means (a) each of the following letters of credit issued by HSBC Bank USA, National Association for the account of the Company or any of its Restricted Subsidiaries that are outstanding as of the Closing Date: (i) the letter of credit issued for the benefit of Burullus Gas in the amount of $500,000, (ii) the letter of credit issued for the benefit of Burullus Gas in the amount of $1,000,000, (iii) the letter of credit issued for the benefit of Suez Oil Company in the amount of $750,000, (iv) the letter of credit issued for the benefit of Fidelity & Deposit Co. of Maryland in the amount of $6,034,107, (v) the letter of credit issued for the benefit of Posco International Corporation in the amount of $6,100,000, and (b) each other bilateral letter of credit issued by HSBC Bank USA, National Association for the account of the Company or any of its Restricted Subsidiaries that is outstanding as of the Closing Date.

48            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)

the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)

if any Interest Period would otherwise expire on a day that is not a business day, such Interest Period shall expire on the next succeeding business day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a business day but is a day of the month after which no further business day occurs in such month, such Interest Period shall expire on the immediately preceding business day;

(c)

any Interest Period with respect to a LIBOR Rate Loan that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last business day of the relevant calendar month at the end of such Interest Period;

(d)	no Interest Period shall extend beyond the maturity date; and

(e)	there shall be no more than ten (10) Interest Periods in effect at any time.

“Last Out Incremental Debt” means any first lien last out secured indebtedness issued after the Closing Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date, (ii) the “Maturity Date” under the Last Out Term Loan, and (iii) the scheduled maturity date of the Last Out Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

49            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Last Out Notes” means any first lien last out secured notes issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date and (ii) the “Maturity Date” under the Last Out Term Loan, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Last Out Term Loan” means the first lien last out term loan issued or deemed issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date and (ii) the scheduled maturity date of the Last Out Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such term loan), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“LC Exposure” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not yet been reimbursed by or on behalf of any Borrower at such time.

50            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with the terms of the Credit Documents, (a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and (b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a business day, then the immediately preceding business day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 1.00%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00-Statutory Reserve Rate

“Liquidity” means, as of any date of determination, an amount equal to Specified Credit Party Cash plus Availability.

“Local Content Entity” means any affiliate of the Company (i) that owns a Rig and (ii) the capital stock or other equity interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) but only to the extent such ownership of capital stock or other equity interests by such Person(s) is(are) required or necessary under local law or custom as a condition for the operation of such Rig in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.

51            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Material Adverse Effect” means any material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, (ii) any Borrower’s ability, individually, or the Credit Parties’ ability, taken as a whole, to perform their respective obligations under the Credit Documents, (iii) the legality, validity, binding effect, or enforceability against any Credit Party in any material respect of any Credit Document to which it is a party, or (iv) the rights and remedies of the Administrative Agent or any Lender under any Credit Document.

“Mexico Office Building” means the building located at Carretera Carmen – Puerto Real Km 11.3 Col. El Fenix, Ciudad del Carmen, Campeche C.P. 24157.

“PCbtH Service Contract” means that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC.

“Permitted Acquisition” means any acquisition by a Credit Party or any Restricted Subsidiary of the equity interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:

(a) no Change of Control, Default, or Event of Default exists or would result from such transaction;

(b) the board of directors or other similar governing body of the Person to be acquired shall have approved such transaction (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);

(c) the Person or business to be acquired shall be in a line of business permitted pursuant to the Credit Documents or, in the case of an acquisition of assets, the assets acquired are useful in the business of the Company and its Subsidiaries as conducted immediately prior to such acquisition or otherwise permitted pursuant to the Credit Documents;

(d) no less than fifteen (15) business days prior to the proposed closing date of such transaction (or such shorter period as may be agreed to by the Administrative Agent), the Borrowers shall have delivered written notice of such transaction to the Administrative Agent and the Lenders, which shall include the proposed closing date of such transaction;

(e) either:

(i) such acquisition is made with the proceeds of new, concurrent common equity of the Company, or

(ii) the requirements set forth below are satisfied with respect thereto (it being understood and agreed that, in the case of substantially concurrent transactions or a series of related transactions, such satisfaction shall be determined with respect to such transactions, on an aggregate basis):

(A) (1)(x) the Consolidated Total Net Leverage Ratio on a pro forma basis (excluding synergies) would be less than or equal to 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter and (y) the Consolidated Secured Net Leverage Ratio on a pro forma basis (excluding synergies) would be less than or equal to 2.0 to 1.0 as of the last day of the most recently ended fiscal quarter or (2) both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, in each case on a pro forma basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); and

52            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(B) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such transaction(s); and

(f) any assets, including equity interests, acquired pursuant to such transaction(s) shall become Collateral to the extent required by the Agreed Security Principles and any Restricted Subsidiary acquired shall become a Guarantor to the extent required by the definition of “Required Guarantor” above.

“Permitted Holdco Event” means the occurrence of any event or series of events that results in the ownership of 100% of the equity interests of the Company by any Person (the “Permitted Holdco”), so long as:

(a) no Change of Control has occurred under clause (b) of the definition thereof;

(b) the terms of any management services agreement, shared services agreement, or other arrangement relating to shared services, management, overhead, employees, expenses, taxes, or other relationship between the Company or any of its Subsidiaries on the one hand, and the Permitted Holdco on the other hand, as well as any subsequent amendments or other modifications to any such agreements or arrangements, are at least as favorable to the Company as would be obtainable in an arm’s length transaction and otherwise subject to the affiliate transactions covenant described under clause 7 of “Negative Covenants” and all other covenants and restrictions contained in the Credit Facility;

(c) the Permitted Holdco has pledged 100% of the equity interests of the Company as Collateral to secure the Obligations on a first-lien basis (the terms of which shall include a negative pledge prohibiting the granting of liens on such equity interests by the Permitted Holdco to any Person other than liens granted to the Collateral Agent for the benefit of the agents, trustees, and lenders under the Credit Facility, Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any) (collectively, the “Specified Diamond Creditors”);

(d) the Permitted Holdco shall not own any material assets, equity interests, or business interests other than (i) 100% of the equity interests in the Company and (ii) 100% of the equity interests in another person whose primary business is the provision of contract drilling services, drilling rigs, and related equipment to the energy industry (a “Combination Party”); provided that, if the Permitted Holdco owns any equity interests in a Combination Party, then (A) the Company and its subsidiaries on the one hand, and the Combination Party and its subsidiaries on the other hand, are held in separate ownership silos such that (x) neither the creditors of the Permitted Holdco nor the creditors of the Combination Party and its subsidiaries shall have any recourse to the Company, its subsidiaries, or any of their respective assets, and (y) creditors of the Company and its subsidiaries shall have no recourse to the Combination Party, its subsidiaries, or any of their respective assets, and (B) all transactions and dealings between the two silos, or between the Company and its subsidiaries on the one hand, and the Permitted Holdco on the other hand, shall be subject to the affiliate transactions covenant described under clause 7 of “Negative Covenants” and all other covenants and restrictions contained in the Credit Facility;

53            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(e) the Permitted Holdco shall not incur or suffer to exist any indebtedness, obligations or other liabilities, other than (i) the Permitted Holdco’s obligations under the Permitted Holdco Undertaking (as defined below), (ii) tax liabilities of the Permitted Holdco arising in the ordinary course of business, (iii) corporate, administrative and operating expenses of the Permitted Holdco incurred in the ordinary course of business, (iv) liabilities of the Permitted Holdco under any contracts or agreements with the Company and its subsidiaries described in clauses (b) and (c) above, and (v) liabilities of the Permitted Holdco under contracts or agreements with the Combination Party and its subsidiaries that would comply with the description in clause (b) above;

(f) the Permitted Holdco shall not engage in any activities or business other than (i) issuing shares of its own common equity interests, (ii) holding the assets and incurring the liabilities described in clauses (b), (c), (d) and (e) above and activities incidental and related thereto, and (iii) making dividends or distributions not prohibited by the Credit Documents that would not result in the structure described in the lead-in to this definition failing to meet the conditions described in this definition;

(g) on and after such Permitted Holdco Event, in the event of any Business Opportunity (to be defined in the definitive documentation, but in any case to include, without limitation, any subsequent bidding or tender opportunity for a new or extended contract fixture for a Rig (or similar opportunity to provide Rigs, drilling services, or other services in the Company’s line of business)), Permitted Holdco will ensure that the Company and its Restricted Subsidiaries, or Rigs owned by the Company and its Restricted Subsidiaries, as applicable, that meet the relevant criteria for such Business Opportunity (including availability) are included in such bid, tender, or other Business Opportunity and participate on a competitive basis in such bid, tender, or other Business Opportunity, if, in the reasonable judgment of the Company, it is in the best interest of the Company to bid or participate in such bid, tender, or other Business Opportunity ((x) taking into account all relevant costs and liabilities associated with such bid, tender, Business Opportunity, or contract fixture and (y) specifically not taking into account activity or availability of Rigs or Subsidiaries directly or indirectly owned by the Combination Party or otherwise by the Permitted Holdco outside of the Company and its Restricted Subsidiaries, or the business or interests of the Combination Party or the Permitted Holdco outside of the Company and its Restricted Subsidiaries); and

(h) on or prior to such Permitted Holdco Event, the Administrative Agent shall have received an agreement in form and substance satisfactory to the Administrative Agent, executed and delivered by the Permitted Holdco, for the benefit of the Specified Diamond Creditors, which shall constitute a Credit Document for all purposes hereunder (such undertaking, the “Permitted Holdco Undertaking”), pursuant to which the Permitted Holdco shall agree to (i) comply, and cause the Company and its Subsidiaries to comply, with the requirements of clauses (a) through (g) above in all respects and (ii) deliver to the Administrative Agent a quarterly certificate of a responsible officer of the Permitted Holdco and a responsible officer of the Company, certifying compliance with such requirements and committing to comply with such requirements at all times thereafter;

provided that each of the provisions applicable to and undertakings by the Permitted Holdco in this definition shall apply equally to any Subsidiary of the Permitted Holdco that directly or indirectly holds equity interests in the topmost entity in either the Company’s silo or any Combination Party’s silo that is a borrower, issuer, guarantor, or other obligor with respect to all of the obligations under the primary debt facilities at such silo.

“Person” means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

54            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Plan” means the chapter 11 plan of reorganization of the Existing Parent Borrower and certain of its subsidiaries (the foregoing Persons, collectively, the “Debtors”), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms thereof, including the Plan Supplement (as defined in the Plan) and any annexes, supplements, exhibits, term sheets, or other attachments thereto, filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as Bankruptcy Case No. 20-32307 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

“Plan Support Agreement” means that certain agreement between the Company and the other parties thereto, dated as of January 22, 2021, and as filed as an exhibit to the Company’s 8-K dated January 22, 2021, as amended, supplemented or otherwise modified prior to the Closing Date with the prior written consent of the Debtors and/or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement), as applicable, in accordance with the terms thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Replacement Rig” means any Rig designated prior to the Closing Date as a replacement for the Designated Rig that is approved by the Administrative Agent and Required Lenders each in their sole discretion; provided that such Replacement Rig shall be of the same class and type as the Designated Rig for which it is replacing.

“Restricted Subsidiary” means each Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Rig” means any mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, as of any date of determination, with respect to any Rig (and all related owned equipment), other than a cold-stacked Rig, the value of such Rig (and all related owned equipment), calculated as the average reflected in the most recent appraisals of such Rig conducted and delivered in compliance with clause (x) of “Affirmative Covenants” above; provided that the Rig Value of any Rig shall be equal to (w) 100.0% of such appraised value, for any Rig that is contracted with less than 12 months until its relevant contract start date or a Rig that has been idle for up to 6 months, (x) 75.0% of such appraised value, for any Rig idle for six (6) months or longer but less than nine (9) months as of such date of determination, (y) 50.0% of such appraised value, for any Rig idle for nine (9) months or longer but less than twelve (12) months as of such date of determination and (z) 0.0% of such appraised value, for any Rig idle for twelve (12) months or longer as of such date of determination; provided further that if any such Rig is stacked or otherwise idle, the Rig Value attributable to such Rig (i) shall be reduced by the amount of any reactivation costs necessary or advisable to return such Rig to working status and (ii) shall in no event be less than $0.00; provided further that, notwithstanding the foregoing, during the period from the Closing Date until the six month anniversary of the Closing Date, the Rig Value of the Great White shall not at any time be less than 50.0% of such appraised value.

55            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Rig Value Certificate” means a certificate signed by a responsible officer of the Company certifying a listing of the Rig Value for each Rig of a Credit Party, the appraisal that has been used to determine those Rig Values, and the direct owner for each such Rig, in each case as of the date of such certificate.

“Specified Credit Party Cash” means, as of any date of determination, the aggregate amount of the following (without duplication): cash on hand and cash equivalents, in each case, that are on deposit in or held in any deposit account, securities account or other bank account that is subject to (a) with respect to any U.S. account, a perfected lien in favor of the Collateral Agent pursuant to an account control agreement in favor of the Collateral Agent that is reasonably satisfactory in form and substance to the Administrative Agent or (b) with respect to any non-U.S. account, any other appropriate security arrangement in the relevant jurisdiction that is required by or effective pursuant to applicable law, and reasonably satisfactory to the Administrative Agent, to perfect the Collateral Agent’s first priority lien on such account.

“Statutory Reserve Rate” means, for any day, the percentage which is in effect for such day as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise specified, “Subsidiary” shall include each Eligible Local Content Entity and each such Person’s respective Subsidiaries. Unless the context expressly provides otherwise, references to a Subsidiary shall mean a Subsidiary of the Company.

“Tax Distributions” means in respect of any taxable period for which the Company is a member of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of the Company is the common parent, or for which the Company is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Company to pay U.S., federal, state, local, or foreign income taxes of such parent or such C corporation (including distributions to fund estimated payments of such taxes) in an amount not to exceed the amount of any U.S. federal, state, local or foreign income taxes that the Company would have paid for such taxable period had the Company been treated as a stand-alone corporate taxpayer or a standalone corporate group, calculated taking into account accumulated losses and deductions that would have been available if the Company had been so treated.

56            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Unrestricted Subsidiary” means (a) any Subsidiary (other than a Rig Subsidiary) of the Company that has been or is designated in writing as an Unrestricted Subsidiary in accordance with the limitations of the Credit Facility and (b) each of such Person’s Subsidiaries (other than a Rig Subsidiary).

“Use of Proceeds Certificate” means with respect to any Loan, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, duly executed by a responsible officer of the applicable Borrower (a) describing the intended use of proceeds of such Loan, which shall be a purpose permitted by the credit agreement governing the Credit Facility and (b) certifying (i) as to the proposed use of the proceeds of the applicable borrowing, which shall be a purpose permitted by the credit agreement governing the Credit Facility and (ii) that the proceeds of the applicable borrowing shall be used within five (5) business days after the making of such Loan for such specified purpose, or will otherwise be repaid to the extent required pursuant to the credit agreement governing the Credit Facility.

57            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

ADDENDUM B

INITIAL CONDITIONS

The availability of the Credit Facility on the Closing Date shall be subject solely to the satisfaction (or waiver) of the conditions precedent set forth in the Plan Support Agreement and the satisfaction (or waiver) of the following conditions; capitalized terms used but not defined herein have the meanings set forth in the Summary of Terms and Conditions to which this Addendum B is attached:

1. The Administrative Agent shall have received, subject to the Agreed Security Principles, (a) the Credit Documents, which shall, in each case, (i) be consistent with the Documentation Principles and otherwise in form and substance reasonably satisfactory to the Lead Arrangers, the Lenders, and the Borrowers and (ii) have been executed and delivered by each party thereto, (b) customary officer’s closing certificates (including incumbency certificates of officers and/or directors) certifying as to organizational documents, authorizing resolutions, certificates of existence, good standing and qualification (or such corresponding certificates or other documents to the extent the concept of good standing exists in the applicable jurisdiction) in jurisdictions of formation/organization, in each case, with respect to the Credit Parties, a solvency certificate (with respect to the Company and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions (including any initial borrowings made or deemed made and any initial Letters of Credit issued or deemed issued under the Credit Facility) contemplated to occur on the Closing Date certified by a senior authorized financial officer of the Company), an officer’s certificate, in form and detail satisfactory to the Administrative Agent, certifying (x) a complete, true, and correct organizational structure chart of the Company and its subsidiaries, which shall identify whether each entity on such chart is a Borrower, Guarantor, Restricted Subsidiary, Unrestricted Subsidiarity, Immaterial Subsidiary, Material Subsidiary, Excluded Subsidiary, Rig Subsidiary, and/or such other type of entity under the Credit Documents and (y) the reason why each entity designated as an Excluded Subsidiary is considered to be an Excluded Subsidiary, and such other certificates and instruments are customary for transactions of this type (including a perfection certificate (which shall include, among other things, (y) a schedule of all fee owned real property of the Credit Parties setting forth the fair market value of each such property as determined in the reasonable discretion of the Credit Parties and (z) a schedule of all deposit, securities, and commodity accounts owned by the Credit Parties) and evidence of insurance required by the Credit Documents), (c) a certificate of a financial officer certifying a calculation of the Threshold Ratio as of the Closing Date, and (d) customary favorable legal opinions of counsel to the Company and the other Credit Parties related to the Credit Documents (including, in addition to other customary opinions, an opinion on no conflicts with applicable laws) and reasonably satisfactory to the Administrative Agent.

2. All reasonable and documented fees and expenses due on the Closing Date to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid in full in cash on the Closing Date (or, solely in the case of the PIK Upfront Fee, shall be paid-in-kind on the Closing Date), to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrowers may reasonably agree), including any fees set forth in the Fee Letter.

3. The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations outstanding under the Existing Credit Agreement are being repaid substantially concurrently with the entering into the Credit Documents or otherwise satisfied in full and terminated in a manner consistent with the Plan (other than the HSBC Letters of Credit, which shall be deemed issued under the credit agreement governing the Credit Facility on the

58             Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Closing Date). Immediately after giving effect to the transactions contemplated hereby, the Credit Parties and their Restricted Subsidiaries shall have no indebtedness outstanding other than (a) the Loans and other extensions of credit under the Credit Facility, (b) indebtedness in respect of the Last Out Term Loans and the Last Out Notes, and (c) any other indebtedness permitted under the Credit Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that all liens on the assets of the Credit Parties and their Restricted Subsidiaries (other than liens permitted by the Credit Documents) have been released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Company.

4. (a) The terms of the Plan shall be substantially consistent with the Plan Support Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement), and such Plan Support Agreement shall not have been amended or modified in any manner that is adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Lead Arrangers, the Administrative Agent or any Lender and their respective affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on January 22, 2021, without written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) and (b) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) shall have been entered confirming the Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected (as determined in good faith by the Administrative Agent) to adversely affect the interests of the Lead Arrangers, the Administrative Agent or the Lenders and their respective affiliates, in their capacity as such, or the treatment contemplated by the Plan to the Existing RCF Lenders under the Existing Credit Agreement without the written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (the “Confirmation Order”); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

5. The Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan shall have been (or substantially concurrently with the Closing Date, shall be) substantially consummated (as defined in Section 1101 of the Bankruptcy Code) in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

6. The Administrative Agent shall have received a certificate of a responsible officer of the Company certifying that (a) all material governmental and third party approvals necessary in connection with the consummation of the Plan and the other transactions contemplated thereby, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, (b) that all representations and warranties set forth in the credit agreement governing the Credit Facility and the other Credit Documents are true and correct in all material respects (unless such representations are qualified by materiality or by a Material Adverse Effect qualification, in which case, such representations and warranties shall be true and correct in all respects), (c) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the initial extensions of credit or from the application of proceeds thereof, (d) no material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity of the credit agreement governing the Credit Facility, the other Credit Documents, or any of the transactions

59            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

contemplated thereby, and (e) that since January 22, 2021, no Closing Date Material Adverse Effect (as defined below) shall have occurred. Solely for purposes of this paragraph 6, “Closing Date Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after January 22, 2021 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (ii) any Borrower’s ability, individually, or the ability of the Credit Parties, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by the Credit Documents, including in connection with the Credit Facility; provided, however, that any change arising from or related to any of the following shall not constitute a Closing Date Material Adverse Effect or be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur: (A) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases and actions taken in connection with the Chapter 11 Cases that are directed or authorized by the Bankruptcy Court and made in compliance with the Bankruptcy Code; and (B) any action or omission required, specifically permitted or contemplated to be taken or omitted by any of the Credit Parties, the Debtors or their Subsidiaries pursuant to the Plan Support Agreement or any Credit Document or which is otherwise taken or omitted with the consent, or at the request, of the Administrative Agent and the Required Lenders under the Credit Facility.

7. (a) The Administrative Agent shall have received aggregate Commitments from Lenders equal to or in excess of $300.0 million (before giving effect to the increase to Commitments in the amount of the PIK Upfront Fee); (b) the aggregate amount of Loans and LC Exposure on the Closing Date, after giving pro forma effect to any funding or deemed funding on the Closing Date, shall not exceed an amount equal to (i) $100.0 million, including any Loans made or deemed made in exchange for obligations owing under the Existing Credit Agreement, plus (ii) the face amount of the HSBC Letters of Credit deemed issued under the Credit Facility on the Closing Date, plus (iii) the amount of the PIK Upfront Fee, minus (iv) the amount by which the aggregate initial principal amount of the Last Out Term Loan exceeds $100.0 million; and (c) the Administrative Agent shall have received for the benefit of the Lenders a payment in cash on the Closing Date in an aggregate amount equal to the amount required pursuant to the Plan.

8. The Administrative Agent shall have received evidence that (a) the Company has received, substantially simultaneously with the effectiveness of the Credit Facility, no less than $75.0 million in new gross cash proceeds from the Last Out Notes pursuant to an indenture in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall include a commitment from the noteholders thereunder to provide no less than $35.0 million at a later date subject to certain specified conditions acceptable to the Administrative Agent), (b) the Last Out Term Loan shall have become effective, substantially simultaneously with the effectiveness of the Credit Facility, in a principal amount equal to $500.0 million, minus the Commitment Amount, and (c) the First Out/Last Out Intercreditor Agreement shall have been duly executed and delivered by each of (x) the Administrative Agent (with the consent of the requisite Lenders), (y) the requisite lenders or an authorized lender representative (with the consent of the requisite lenders) in respect of the Last Out Term Loan, and (z) the requisite holders of the Last Out Notes or an authorized representative thereof (with the consent of the requisite noteholders) (collectively, the “Consenting Stakeholders”).

60            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

9. The Administrative Agent shall have received a certificate of a responsible officer of the Company demonstrating in reasonable detail that, as of the Closing Date, and giving pro forma effect to the Plan and the transactions contemplated thereby to occur on the Closing Date, the Company is in compliance with each Collateral Coverage Ratio.

10. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date, in each case, together with the corresponding comparative period from the prior fiscal year (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (c) unaudited interim monthly consolidated financial statements prepared by management of the Company and its subsidiaries, for each subsequent calendar month ending at least ten (10) business days before the Closing Date, (d) a pro forma unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Closing Date (as if the Closing Date had occurred on the last date of the most recently ended fiscal quarter or calendar month for which financial statements are required to be provided pursuant to clause (b) or (c) above, adjusted to give effect to the making of the initial extensions of credit under the Credit Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date), which balance sheet shall (i) not reflect any pro forma adjustments to give effect to the application of fresh start accounting, (ii) not be required to meet the requirements of Regulation S-X of the Securities Act of 1933, (iii) be certified by the chief financial officer of the Company as being prepared in good faith by the Company and (iv) reflect no indebtedness other than (x) the Loans and other extensions of credit under the Credit Facility, (y) indebtedness in respect of the Last Out Notes and Last Out Term Loan and (z) any other indebtedness permitted under the Credit Documents, (e) a summary setting forth the adjustments made to the financial information contained in the consolidated balance sheet for the most recently ended fiscal quarter or calendar month previously delivered to the Lead Arrangers pursuant to clause (b) or (c) above that are reflected in the pro forma balance sheet referred to in clause (d) above, (f) a financial forecast of the Company and its Restricted Subsidiaries for the 24-month period commencing December 31, 2020, on a quarterly basis, and (g) a budget for the Company and its Restricted Subsidiaries for the fiscal year ending December 31, 2021.

11. Subject to the Agreed Security Principles, all actions reasonably necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to permitted liens) in the Collateral (as described in the section titled “Collateral” in the Term Sheet) shall have been taken, including, (a) delivery of counterparts and exhibits for Rig mortgages, pledges and security agreements, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) the execution and delivery of control agreements in connection with deposit accounts, securities accounts, and commodity accounts within 30 days of the Closing Date (other than (a) with respect to accounts located in non-U.S. jurisdictions, which shall be delivered within 45 days of the Closing Date and (b) with respect to any accounts held at JPMorgan Chase Bank, N.A. that, within 45 days after the Closing Date, are replaced by, and all amounts therein transferred to, accounts held at HSBC Bank USA, National Association, which HSBC Bank USA, National Association accounts are subject to control agreements in favor of the Collateral Agent).

61            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

12. The Administrative Agent shall have received (a) customary UCC or equivalent lien, maritime lien, tax and judgment lien searches for the Credit Parties and their Restricted Subsidiaries reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Credit Documents, (b) certificates of registration showing the registered ownership of each Rig and certificates of ownership and encumbrances with respect to each such Rig, (c) a Fleet Status Certificate, (d) a Rig Value Certificate, (e) confirmation of class certificates for each Rig (other than stacked Rigs), (f) if any Credit Party is not organized under the laws of a State of the United States, evidence of appointment by such Credit Party of a process agent as its domestic process agent in accordance with the terms of the Credit Documents, (g) such other documents and conditions as are reasonable and customary under applicable legal requirements or custom in connection with a guarantee given by a foreign Credit Party, and (h) any such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.

13. The Administrative Agent shall have received insurance certificates, dated not more than ten (10) business days prior to the Closing Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Credit Documents.

14. The Administrative Agent and each Lender who has requested the same shall have received, at least fifteen (15) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrowers and the other Credit Parties in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrowers in a form reasonably satisfactory to the Administrative Agent and each requesting Lender. On the Closing Date, the organizational structure of the Company and its subsidiaries and their jurisdictions of organization, the Borrowers, and the Guarantors must all be satisfactory to the Administrative Agent and the Lenders in their discretion.

15. Each of (a) that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and (b) that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC (collectively, the “PCbtH Contracts”) receive treatment in the Chapter 11 Cases, including under the Plan, that is reasonably acceptable to the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement).

16. The Administrative Agent shall have (a) received executed copies of all material contracts of the Company and its Restricted Subsidiaries certified as true, correct, and complete as of the Closing Date and (b) completed a satisfactory review of all such material contracts.

17. The Administrative Agent shall have received an appraisal with respect to each Rig that is to be given Rig Value in the definition thereof, performed by Arctic Offshore, in form and detail, and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent.

62            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

18. With respect to the Chapter 11 Cases, the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date (as defined in the Plan) is reasonably acceptable to the Requisite Consenting Stakeholders (for the avoidance of doubt, if the overall size is materially consistent with the estimate provided by the Debtors to the Consenting Stakeholders’ Advisors (as defined in the Plan Support Agreement) on November 14, 2020, then such size shall be deemed reasonably acceptable).1

[1]

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims (as defined in the Plan).

63            Summary of Terms and Conditions

EXHIBIT B

EXIT TERM LOAN FACILITY TERM SHEET

SUMMARY OF TERMS AND CONDITIONS

DIAMOND FOREIGN ASSET COMPANY

Each capitalized term used and not defined in this Summary of Terms and Conditions (this “Term Sheet”) shall have the meaning ascribed such term in Addendum A attached hereto or the Summary of Terms and Conditions for the Up to $400 Million Senior Secured Revolving Credit Facility attached as Exhibit A to the Plan (as hereinafter defined) (the “First Out RCF Term Sheet”), as applicable.

This Term Sheet is provided for discussion purposes only and does not constitute an offer, agreement, or commitment to enter into such proposal. This Term Sheet is intended as an outline of certain of the material terms of a possible restructuring for Diamond Offshore Drilling, Inc. and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for such restructuring. Any such restructuring would be subject to, among other things, satisfactory completion of due diligence and definitive documentation, the mutual agreement of the parties, and all necessary formal credit approvals.

This Term Sheet is being delivered to you as a statement made in connection with settlement discussions and compromise negotiations and this Term Sheet and the information contained herein, is therefore subject to Rule 408 of the Federal Rules of Evidence.

Up to $200 Million Senior Secured Term Loan Facility

Term Loan Facility:

Term loan facility (the “Term Loan Facility”) in an original aggregate principal amount (such amount, the “Facility Amount”) equal to (x) $500 million minus (y) the “Commitment Amount” under the First Out RCF, which Facility Amount shall not be less than $100.0 million nor more than $200.0 million.

The obligations of the Credit Parties (as defined below) under the Term Loan Facility, including, without limitation, all obligations to pay principal of and interest on the Loans (as defined below), and to pay fees, costs, expenses, indemnities and other obligations under the Term Loan Facility and any Term Loan Documents (as defined below), are collectively referred to herein as the “Obligations”.

“Term Loan Documents” means the definitive documentation entered into in connection with the Term Loan Facility including without limitation all guarantees, all security documentation, and the First Out/Last Out Intercreditor Agreement (as hereinafter defined).

Borrower:	Diamond Foreign Asset Company, a Cayman Islands company limited by shares (the “Borrower”).

Guarantors:	Each entity that is a borrower, issuer or guarantor under any of the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any).

Diamond Offshore Drilling, Inc.	Confidential

Joint Lead Arrangers and Joint Lead Bookrunners:

Wells Fargo Securities, LLC and the other joint lead arrangers and joint bookrunners under the Existing Credit Agreement to the extent such institutions are lenders under the credit agreement governing the First Out RCF (the “Lead Arrangers”).

Administrative Agent & Collateral Agent:

An institution chosen by, or acceptable to, the Lead Arrangers, shall be the administrative agent for the Term Loan Facility (in such capacity, the “Administrative Agent”), and Wells Fargo Bank, National Association (“Wells Fargo Bank”) (or its designee) shall be the collateral agent for the Term Loan Facility, the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any) (in such capacity, the “Collateral Agent”). Collateral agency arrangements to be agreed.

Syndication Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Documentation Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Lenders:

Each financial institution party to the Existing Credit Agreement whose claims thereunder are satisfied in whole or in part with the Loans under the Term Loan Facility pursuant to the Plan and the Confirmation Order (collectively, the “Lenders” and each individually, a “Lender”).

Any Lender that is also (or whose affiliate is) a direct or indirect equityholder of the Company (an “Affiliated Lender”) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent.

Collateral & Intercreditor Arrangements:

The Obligations will be secured by the same liens, security interests, and pledges as the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any) (the “Collateral”) and will be created under, and governed by, the same collateral documents, subject to any local law requirements.

The Term Loan Documents shall also include customary negative pledges on all assets of the Credit Parties (with certain customary exceptions and thresholds), in each case, to be mutually agreed and subject to permitted liens.

The secured and guaranteed obligations under the Term Loan Facility shall include the obligations of the Credit Parties under the Term Loan Facility, the Term Loan Documents, and the Guarantees.

3            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

The priority of the security interests and related creditor rights among the Term Loan Facility, the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any) will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “First Out/Last Out Intercreditor Agreement”). The First Out/Last Out Intercreditor Agreement shall provide that the payment obligations under the Term Loan Facility, the Last Out Notes, and the Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the First Out RCF in all respects.

Purpose:	The repayment of certain indebtedness to the Lenders under the Existing Credit Agreement.

Funding Options:

The Borrower shall be deemed to have borrowed loans in a single drawing (the “Loans”) on the Closing Date in the amount of the Facility Amount. Amounts borrowed (or deemed borrowed) under the Term Loan Facility that are repaid or prepaid may not be reborrowed. All Loans shall be made in U.S. Dollars.

Closing Date:	The date of the satisfaction or waiver of the Conditions Precedent (such date, the “Closing Date”).

Maturity Date:	One business day prior to the sixth anniversary of the Closing Date (such date, the “Maturity Date”).

Interest Rates:

Interest on Loans will accrue based on (i) the Base Rate, plus the Applicable Margin (as defined below), or (ii) the LIBOR Rate, plus the Applicable Margin, in each case as selected by the Borrower. The LIBOR Rate will be subject to LIBOR replacement provisions consistent with the policies of the Administrative Agent, ARRC guidelines, and bank market practice as of the Closing Date.

Interest Payments:

Interest on each Base Rate Loan shall be payable quarterly in arrears on the last business day of each calendar quarter; interest on each LIBOR Rate Loan shall be payable at the end of each Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, every three months during such Interest Period, and all accrued and unpaid interest on the Loans shall be payable in full on the Maturity Date and, with respect to interest accrued on any principal prepaid, on the date of such prepayment.

Funding:

The Borrower shall provide prior written notice (or telephonic notice promptly confirmed in writing) of the deemed funding of Loans to occur on the Closing Date and interest rate conversions to the Administrative Agent (i) by 11:00 a.m. ET on the date of borrowing with respect to Base Rate Loans; and (ii) by 11:00 a.m. ET at least three (3) business days in advance with respect to LIBOR Rate Loans. LIBOR Rate Loans shall be in minimum amounts of $2.5 million and Base Rate Loans shall be in minimum amounts of $500,000 and, in each case, if above such amounts, in an integral multiple of $500,000. No more than a total of five (5) Loans subject to LIBOR Rate pricing may be in effect at any time under the Term Loan Facility.

4            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Amortization:	None.

Early Repayments:

Subject to the limitations set forth in the First Out/Last Out Intercreditor Agreement and the First Out RCF, prepayment of Loans (including, for the avoidance of doubt, any AHYDO catchup payment) may be made, without premium or penalty, at any time in whole or in part (other than the payment of customary LIBOR breakage amounts). The Borrower must give the Administrative Agent notice by 11:00 a.m. ET at least three (3) business days prior to any prepayment of LIBOR Rate Loans and notice by 11:00 a.m. ET on the date of any prepayment of Base Rate Loans, and any such prepayments shall be in minimum amounts of $2.5 million with respect to LIBOR Rate Loans and $500,000 with respect to Base Rate Loans or such smaller amount as needed to prepay a certain Loan in full or to make an AHYDO catchup payment.

Mandatory Prepayments:

Subject to the limitations set forth in the First Out/Last Out Intercreditor Agreement and the First Out RCF, mandatory prepayment provisions to be the same as the Last Out Notes and, in addition, concurrently with the repayment or redemption (whether mandatory or optional) of any principal amount of the Last Out Notes or the Last Out Incremental Debt, the Borrower shall prepay the Loans in an aggregate principal amount equal to the proportional repayment amount applied to the indebtedness under the Last Out Notes or the Last Out Incremental Debt, as applicable.

Notwithstanding the foregoing, the repayment of any portion of the Loans at any time shall be subject in all respects to the terms of the First Out/Last Out Intercreditor Agreement and the First Out RCF.

Payments:

All payments by the Borrower shall be made not later than 12:00 p.m. ET to the Administrative Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes, subject to customary exceptions in accordance with the policies of the Administrative Agent. Any Lender not organized under the laws of the United States or any state thereof (and any Lender that is disregarded for U.S. federal income tax purposes from, or is treated as partnership for U.S. federal income tax purposes and has a partner that is, a Person that is not organized under the laws of the United States or any state thereof) must, prior to the time it becomes a Lender, furnish the Borrower and the Administrative Agent with forms or certificates as may be appropriate to verify that such Lender would, if any interest payments were U.S. sourced, be exempt from U.S. tax (including FATCA) withholding requirements.

5            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Applicable Margin; Reference Rate Floor; Default Rate:	The margin applicable to Loans bearing interest based on the LIBOR Rate shall be, at the Borrower’s option, one of the following (the “LIBOR Applicable Margin”:

(a) 6.00%, paid in cash;

(b) 4.00% paid in cash, and an additional 4.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans; or

(c) 10.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans.

The margin applicable to Loans bearing interest based on the Base Rate shall be, at the Borrower’s option, one of the following (the “Base Rate Applicable Margin”, and together with the LIBOR Applicable Margin, collectively, the “Applicable Margin”):

(a) 5.00%, paid in cash;

(b) 3.50% paid in cash, and an additional 3.50% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans; or

(c) 9.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans.

The LIBOR Rate shall be subject to a floor of 1.0%, and the Base Rate shall be subject to a floor of 2.0%.

In addition, (a) automatically upon the occurrence and during the continuation of any payment event of default or upon a bankruptcy event of default of any Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuation of any other event of default, all outstanding principal, fees, and other obligations under the Term Loan Facility shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to such loans (including the applicable margin), fee, or other obligation and shall be payable on demand of the Administrative Agent.

Fees:

The Borrower shall pay the Administrative Agent and the Collateral Agent such additional fees as may be agreed in the Fee Letter. No fees shall be payable to any Lender in connection with the Term Loan Facility (including, without limitation, any fees payable to the Collateral Agent and the Administrative Agent) except as set forth herein or as permitted by the First Out/Last Out Intercreditor Agreement.

6            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Funding Costs; Yield Protection and Defaulting Lenders; LIBOR Replacement; Etc.:

Usual and customary provisions, including provisions for such matters as increased costs, funding losses, capital adequacy, liquidity, illegality and taxes, subject to Lender mitigation requirements, provisions in respect of Defaulting Lenders (to be defined consistent with the Documentation Principles) and the Borrower’s rights to replace Lenders. Customary EU/UK bail-in, supported QFC, and division of LLCs.

The Term Loan Documents shall contain customary language governing the protocol to obtain a replacement interest rate for LIBOR (the “Benchmark Replacement”), in accordance with the policies of the Administrative Agent, ARRC guidelines, and bank market practice as of the Closing Date.

Conditions Precedent:	The conditions precedent to the Closing Date and the deemed funding of the Term Loan Facility (the “Conditions Precedent”) are set forth on Addendum B.

Documentation Principles:

The Term Loan Documents shall, subject to the Agreed Security Principles, (a) contain those terms and conditions set forth in this Term Sheet and the Fee Letter and (b) otherwise contain terms and conditions that are usual and customary for similar first lien last out secured exit term loan facilities for offshore drilling companies or other global oilfield services company as of the Closing Date, subject to modifications, to be mutually agreed, to reflect (i) the terms and conditions set forth in the Plan Support Agreement and this Term Sheet, (ii) the internal policies of the Administrative Agent, and (iii) changes in regulatory considerations, market practice, law, and accounting standards (the foregoing, collectively, the “Documentation Principles”).

Representations and Warranties:	To be the same as the First Out RCF, subject to any changes to reflect the last out term loan nature of this Term Loan Facility.

Affirmative Covenants:

To be the same as the First Out RCF, subject to any changes to reflect the last out term loan nature of this Term Loan Facility; provided that (a) the requirement to deliver compliance certificates, fleet status certificates, and appraisals shall be limited to delivery of those compliance certificates, fleet status certificates, and appraisals required to be delivered to the lenders under the First Out RCF and (b) the Borrower shall obtain a credit rating with respect to the Term Loan Facility to the extent that the Borrower obtains a credit rating with respect to the Last Out Notes or any Last Out Incremental Debt (if any).

7            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Collateral Coverage Ratios:	None.

Negative Covenants:	Limited to the following limitations on the Company and its Restricted Subsidiaries, subject to usual and customary exceptions, thresholds, and qualifications consistent with the Documentation Principles:

1. Incurrence or existence of indebtedness, with exceptions including:

(a) the First Out RCF in an aggregate principal amount not to exceed (i) an amount equal to up to $400 million (it being understood that such amount will be determined by the number of Existing RCF Lenders that provide commitments under the First Out RCF in accordance with the Plan and Plan Support Agreement on the Closing Date and shall be reduced dollar-for-dollar, to a minimum of $300.0 million, by the amount by which the Term Loan Facility exceeds $100.0 million), plus (ii) any upfront fees paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(b) the Last Out Notes in an aggregate principal amount not to exceed the sum of (i) $75.0 million, plus (ii) up to $35.0 million of principal in respect of additional notes issued thereunder, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at the time such additional notes are issued, plus (iii) $9.9 million of fees on such principal amount, paid-in-kind, plus (iv) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(c) any Last Out Incremental Debt in an aggregate principal amount not to exceed the sum of (i) $135.0 million so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at each time such debt is incurred, plus (ii) any interest thereon paid-in-kind in accordance with the terms of such Last Out Incremental Debt,

(d) (i) capitalized lease obligations with respect to any asset other than a Rig (it being agreed that, for purposes of the Term Loan Documents, GAAP shall be defined so that lease accounting rules under generally accepted accounting principles in the U.S. as in effect on December 31, 2018 shall apply, and leases that would have been classified as operating leases under such rules shall not constitute “capitalized lease obligations” or “indebtedness” for purposes of the Term Loan Documents) and (ii) indebtedness secured by liens on fixed or capital assets (other than Rigs) acquired, constructed, improved, altered, or repaired by the Company or any Restricted Subsidiary and related contracts, intangibles, and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom, and (iii) indebtedness secured by liens on Rigs acquired or constructed by the Company or any Restricted Subsidiary and related contracts, intangibles and other assets that are incidental

8            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom (“Rig Debt”); provided that, in the case of this clause (d), (A) any liens securing such indebtedness must otherwise be permitted by the Term Loan Documents, (B) such indebtedness and any liens securing it are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (C) the principal amount of such indebtedness does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (D) any lien securing such debt shall not apply to any other property or assets of the Company or any Restricted Subsidiary (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender) and such debt is non-recourse to the Company and its Restricted Subsidiaries (other than the Subsidiary that owns such fixed or capital assets and incurred such financing), (E) any lien securing such debt shall not attach to any owned Rig (other than a Rig acquired or constructed with the proceeds of such indebtedness), (F) such indebtedness shall not have any financial maintenance covenants, and (G) with respect to any Rig Debt, the Company has demonstrated in a certificate of a financial officer of the Company that (x) the Consolidated Total Gross Leverage Ratio is less than 2.5 to 1.0, calculated on a pro forma basis as of the date such Rig Debt is incurred after giving effect thereto and (y) the Company is in pro forma compliance with each Collateral Coverage Ratio as of the date such Rig Debt is incurred after giving effect thereto; provided that the aggregate outstanding principal amount of all such capitalized lease obligations and indebtedness pursuant to this clause (d) shall not exceed $100.0 million at any time;

(e) indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged with or into the Company or any Subsidiary of the Company after the Closing Date other than as a result of a division (and not incurred in anticipation of such transaction),

(f) other indebtedness not to exceed $5.0 million at any one time outstanding pursuant to this clause (f),

(g) any permitted refinancing of the foregoing (to the extent (i) such refinancing does not increase the principal amount of such indebtedness, (ii) such refinancing does not shorten the maturity or weighted average life to maturity of such indebtedness, (iii) such refinancing does not add any other Restricted Subsidiary as an obligor or guarantor in respect of such indebtedness, (iv) such refinancing is not secured by (x) liens on assets other than those existing immediately prior to such refinancing or (y) liens having a higher priority than the liens securing the indebtedness being refinanced, (v) to the extent such refinanced indebtedness is subordinated in right of

9            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

payment to the Obligations, such refinancing indebtedness shall be subordinated in right of payment to the Obligations and, to the extent any lien securing such refinancing indebtedness is subordinated to liens securing the Obligations, such lien securing the refinancing indebtedness shall be subordinated to the liens securing the Obligations, (vi) in the event that such refinancing constitutes unsecured indebtedness, such refinancing indebtedness does not include cross-defaults other than at the final stated maturity thereof and cross-acceleration, and (vii) the Company has certified to an absence of an event of default after giving effect to such refinancing),

(h) guarantees of the foregoing, and

(i) to the extent constituting indebtedness, the obligations under the BOP Lease as in effect on January 22, 2021 or as amended thereafter in a manner that does not materially increase the Company’s and its Subsidiaries’ obligations thereunder, provided that this clause shall not prohibit any extension of the term of such BOP Lease.

2.  Creation, incurrence, or existence of liens, with exceptions including (a) the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt, in each case subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent, (b) liens to secure indebtedness permitted by clause 1(d) above on the assets subject to such capital lease or other financing described in such clause 1(d), and (c) expressly subordinated liens securing expressly subordinated indebtedness not to exceed $5.0 million at any one time outstanding;

3. Making of any restricted payments, with exceptions that are the same as set forth in the First Out RCF.

4.  Repayment of any principal of the Last Out Notes (and if applicable, the Last Out Incremental Debt) prior to scheduled maturity unless the Borrower makes a pro rata repayment of the Loans concurrently with such repayment of indebtedness under the Last Out Notes or Last Out Incremental Debt.

5.  Repayment of any principal of any indebtedness that is junior to the Term Loan Facility prior to scheduled maturity with exceptions including, so long as no default or event of default exists and the Borrower has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (a) repayments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket, (b) repayments made at a time when restricted payments could be made in accordance with the Unlimited Basket, and (c) prepayments with proceeds of permitted refinancings of such indebtedness or with proceeds of new, concurrent common equity of the Company or in exchange for common equity of the Company;

10            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

of the Company or in exchange for common equity of the Company;

6.  Modifications and amendments of the documents governing any other indebtedness (including the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt), except as permitted by the First Out/Last Out Intercreditor Agreement;

7. Investments, with exceptions that are the same as set forth in the First Out RCF;

8. Transactions with affiliates, with exceptions that are the same as set forth in the First Out RCF;

9.  Asset sales (which shall limit the sale of Rigs and other material assets), with exceptions that are the same as set forth in the First Out RCF; provided that any asset sales permitted under the First Out RCF (as in effect from time to time) shall be permitted under the Term Loan Documents without restriction or any further action;

10. Fundamental changes, with exceptions that are the same as set forth in the First Out RCF;

11. Restrictive agreements and negative pledges of the Credit Parties, with exceptions that are the same as set forth in the First Out RCF;

12. Customary provisions to be the same as set forth in the First Out RCF related to Restricted and Unrestricted Subsidiaries;

13. Sale-and-leaseback transactions, to be the same as set forth in the First Out RCF;

14. Use of proceeds;

15.  Change of ownership or operator of any Rig, change of registered flag registry of Rigs, change of legal names of the Borrower or any Guarantor, change of type of organization and jurisdiction of organization of any Credit Party, in each case to be the same as set forth in the First Out RCF;

16. Line of business, to be the same as set forth in the First Out RCF;

17. Sanctions, anti-corruption, and anti-money laundering laws and regulations, to be the same as set forth in the First Out RCF; and

18.  Provisions with respect to control agreements and deposit, securities, and commodity accounts, in each case to be the same as set forth in the First Out RCF but subject to the First Out/Last Out Intercreditor Agreement.

11            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Events of Default:	To be the same as the First Out RCF with changes to reflect the last out term loan nature of this Term Loan Facility.

Participation and Assignments:	Assignments of the Term Loan Facility by any Lender to other banks and financial institutions will be permitted with the prior written approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that (a) no assignments or participations shall be made at any time to any Disqualified Institutions, and (b) no approval by the Administrative Agent shall be required for any assignment to another Lender, an affiliate of a Lender or to an Approved Fund (to be defined the same as in the First Out RCF). Assignments will be in a minimum amount of not less than $5.0 million. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment.

Participations to other banks and financial institutions, other than Disqualified Institutions (without the Borrower’s prior written approval), will be permitted without restriction. Such participation will not release the selling Lender from its obligations with respect to the Term Loan Facility. Participants will have the same benefits as syndicate Lenders with regard to yield protection and increased costs (but will not be permitted to receive amounts greater than the transferring Lender) and will, subject to the confidentiality provisions to be contained in the Term Loan Documents, be permitted to receive information from Lenders with respect to the Borrower.

Required Lenders and Affiliated Lenders:	Lenders holding more than 50% of the outstanding Loans (collectively, the “Required Lenders”); provided that no amendment or waiver shall (a) reduce the amount of or postpone the date for any required payment of any principal of or interest on any Loan or of any fee payment under the Term Loan Documents without the consent of each Lender owed any such amount (in each case, other than in connection with a waiver of any default or event of default), (b) unless signed by each Lender, change the amendment provisions of the Term Loan Documents or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Term Loan Documents, (c) without the consent of each Lender, release all or substantially all of the Collateral or, except as may otherwise be permitted by the Term Loan Documents, all or substantially all of the Guarantors, or (d) without the consent of each Lender, affect the pro rata treatment of Lenders in a manner consistent with the First Out RCF. Defaulting Lenders will be subject to the suspension of certain voting rights. Notwithstanding the foregoing the Administrative Agent may (without the consent of the Lenders) enter into amendments or modifications to the Term Loan Documents in order to implement the Benchmark Replacement in accordance with the terms thereof and to fix ambiguities, defects, typographical and other obvious errors.

12            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

For the purposes of any amendment or waiver of a Term Loan Document other than an amendment or waiver (a) requiring the consent of each Lender or each affected Lender (and where such Affiliated Lender is an affected Lender) or (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, the consent of any Affiliated Lender shall not be required, and each Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter. In the calculation of such proportions, the Loans held by Affiliated Lenders shall be disregarded in determining other Lenders’ loan percentages. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the dates of any interest payments and the dates of any scheduled maturity of amounts owed to any Affiliated Lender under the Term Loan Documents will not be extended, and the amounts owning to any Affiliated Lender under the Term Loan Documents will not be reduced, in each case without the consent of such Affiliated Lender.

Furthermore, Affiliated Lenders shall not have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower is not then present, (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to the Lenders), or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other Lender under the Term Loan Documents.

If the Company or any Subsidiary of the Company shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act of 1933, or shall otherwise be subject to the reporting obligations under the Exchange Act, except as previously disclosed to the Administrative Agent and the Lenders (other than Lenders who do not wish to receive non-public information), the Affiliated Lender shall not have any material non-public information with respect to the Company or any of its Subsidiaries.

Expenses; Indemnification:	To be the same as the First Out RCF with changes to reflect the last out term loan nature of this Term Loan Facility.

Stamp Duty & Other Taxes:	To be the same as the First Out RCF.

13            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Governing Law:	State of New York; except that mortgages with respect to any Rigs shall be governed by laws of the Marshall Islands to the extent applicable and other Term Loan Documents related to the Collateral may be governed by applicable non-New York or non-U.S. law.

14            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

ADDENDUM A

CERTAIN DEFINED TERMS

“Fee Letter” means that certain Fee Letter to be entered into in connection with the Term Loan Facility among the Borrower, the Company, the Administrative Agent and any other parties thereto.

“First Out RCF” means the first lien first out revolving credit facility entered into in accordance with, and pursuant to, the Plan, (a) in respect of which no Subsidiary of the Company (other than the Borrower and Guarantors) is an obligor, (b) the terms of which do not restrict the ability of the Borrower or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Term Loan Facility or the other Term Loan Documents except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (c) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations on a last out basis, and (d) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Last Out Incremental Debt” means any first lien last out secured indebtedness issued after the Closing Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the “Commitment Termination Date” under the First Out RCF, (ii) the Maturity Date, and (iii) the scheduled maturity date of the Last Out Notes (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default), (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrower to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Term Loan Facility and the other Term Loan Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Term Loan Facility or that is not contained in the Term Loan Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrower and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrower or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Term Loan Facility or the other Term Loan Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans (but may provide that, concurrently with the repayment or prepayment of the Loans, the Borrower shall be required to repay indebtedness under the Last Out Incremental Debt in an aggregate principal amount equal to the proportional repayment or prepayment amount of the Loans), and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

15            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Last Out Notes” means any first lien last out secured notes issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the later of (i) the Maturity Date and (ii) the 365th day after the “Commitment Termination Date” under the First Out RCF (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default), (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrower to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Term Loan Facility and the other Term Loan Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Term Loan Facility or that is not contained in the Term Loan Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrower and the Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrower or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Term Loan Facility or the other Term Loan Documents except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans (but may provide that, concurrently with the repayment or prepayment of the Loans, the Borrower shall be required to repay indebtedness under the Last Out Notes in an aggregate principal amount equal to the proportional repayment or prepayment amount of the Loans), and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Liquidity” means, as of any date of determination, an amount equal to Specified Credit Party Cash plus RCF Availability.

“Plan” means the chapter 11 plan of reorganization of the Existing Parent Borrower and certain of its subsidiaries (the foregoing Persons, collectively, the “Debtors”), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms thereof, including the Plan Supplement (as defined in the Plan) and any annexes, supplements, exhibits, term sheets, or other attachments thereto, filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as Bankruptcy Case No. 20-32307 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

“Plan Support Agreement” means that certain agreement between the Company and the other parties thereto, dated as of January 22, 2021, and as filed as an exhibit to the Company’s 8-K dated January 22, 2021, as amended, supplemented or otherwise modified prior to the Closing Date with the prior written consent of the Debtors and/or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement), as applicable, in accordance with the terms thereof.

“RCF Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the commitments under the First Out RCF then in effect and (b) the sum of (i) the amount of loans outstanding under the First Out RCF and letter of credit exposure under the First Out RCF as of such date and (ii) the amount of any reduction in availability of the commitments under the First Out RCF then in effect pursuant to the paragraph entitled “Asset Sales – Temporary Availability Reduction” in the First Out RCF Term Sheet.

16            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

ADDENDUM B

CONDITIONS PRECEDENT

The availability of the Term Loan Facility on the Closing Date shall be subject solely to the satisfaction (or waiver) of the conditions precedent set forth in the Plan Support Agreement and the satisfaction (or waiver) of the following conditions; capitalized terms used but not defined herein have the meanings set forth in the Summary of Terms and Conditions to which this Addendum B is attached:

1. The Administrative Agent shall have received, subject to the Agreed Security Principles, (a) the Term Loan Documents, which shall, in each case, (i) be consistent with the Documentation Principles and otherwise in form and substance reasonably satisfactory to the Lead Arrangers, the Lenders, and the Borrower and (ii) have been executed and delivered by each party thereto, (b) customary officer’s closing certificates (including incumbency certificates of officers and/or directors) certifying as to organizational documents, authorizing resolutions, certificates of existence, good standing and qualification (or such corresponding certificates or other documents to the extent the concept of good standing exists in the applicable jurisdiction) in jurisdictions of formation/organization, in each case, with respect to the Credit Parties, a solvency certificate (with respect to the Company and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions (including all borrowings deemed made under the Term Loan Facility) contemplated to occur on the Closing Date certified by a senior authorized financial officer of the Company), an officer’s certificate, in form and detail satisfactory to the Administrative Agent, certifying (x) a complete, true, and correct organizational structure chart of the Company and its subsidiaries, which shall identify whether each entity on such chart is a Borrower, Guarantor, Restricted Subsidiary, Unrestricted Subsidiarity, Immaterial Subsidiary, Material Subsidiary, Excluded Subsidiary, Rig Subsidiary, and/or such other type of entity under the Term Loan Documents and (y) the reason why each entity designated as an Excluded Subsidiary is considered to be an Excluded Subsidiary, and such other certificates and instruments are customary for transactions of this type (including a perfection certificate (which shall include, among other things, (y) a schedule of all fee owned real property of the Credit Parties setting forth the fair market value of each such property as determined in the reasonable discretion of the Credit Parties and (z) a schedule of all deposit, securities, and commodity accounts owned by the Credit Parties) and evidence of insurance required by the Term Loan Documents), (c) a certificate of a financial officer certifying a calculation of the Threshold Ratio as of the Closing Date, and (d) customary favorable legal opinions of counsel to the Company and the other Credit Parties related to the Term Loan Documents (including, in addition to other customary opinions, an opinion on no conflicts with applicable laws) and reasonably satisfactory to the Administrative Agent.

2. All reasonable and documented fees and expenses due on the Closing Date to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid in full in cash on the Closing Date, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree), including any fees set forth in the Fee Letter.

3. The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations outstanding under the Existing Credit Agreement are being repaid substantially concurrently with the entering into the Term Loan Documents or otherwise satisfied in full and terminated in a manner consistent with the Plan (other than the HSBC Letters of Credit, which shall be deemed issued under the credit agreement governing the First Out RCF on the Closing Date). Immediately after giving effect to the transactions contemplated hereby, the Credit Parties and their Restricted Subsidiaries shall have no indebtedness outstanding other than

17            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(a) the Loans under the Term Loan Facility, (b) indebtedness in respect of the First Out RCF and the Last Out Notes, and (c) any other indebtedness permitted under the Term Loan Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that all liens on the assets of the Credit Parties and their Restricted Subsidiaries (other than liens permitted by the Term Loan Documents) have been released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Company.

4. (a) The terms of the Plan shall be substantially consistent with the Plan Support Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement), and such Plan Support Agreement shall not have been amended or modified in any manner that is adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Lead Arrangers, the Administrative Agent or any Lender and their respective affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on January 22, 2021, without written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) and (b) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) shall have been entered confirming the Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected (as determined in good faith by the Administrative Agent) to adversely affect the interests of the Lead Arrangers, the Administrative Agent or the Lenders and their respective affiliates, in their capacity as such, or the treatment contemplated by the Plan to the Existing RCF Lenders under the Existing Credit Agreement without the written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (the “Confirmation Order”); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

5. The Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan shall have been (or substantially concurrently with the Closing Date, shall be) substantially consummated (as defined in Section 1101 of the Bankruptcy Code) in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

6. The Administrative Agent shall have received a certificate of a responsible officer of the Company certifying that (a) all material governmental and third party approvals necessary in connection with the consummation of the Plan and the other transactions contemplated thereby, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, (b) that all representations and warranties set forth in the credit agreement governing the Term Loan Facility and the other Term Loan Documents are true and correct in all material respects (unless such representations are qualified by materiality or by a Material Adverse Effect qualification, in which case, such representations and warranties shall be true and correct in all respects), (c) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the initial extensions of credit or from the application of proceeds thereof, (d) no material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity of the credit agreement governing the Term Loan Facility, the other Term Loan

18            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Documents, or any of the transactions contemplated thereby, and (e) that since January 22, 2021, no Closing Date Material Adverse Effect (as defined below) shall have occurred. Solely for purposes of this paragraph 6, “Closing Date Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after January 22, 2021 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (ii) the Borrower’s ability, individually, or the ability of the Credit Parties, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by the Term Loan Documents, including in connection with the Term Loan Facility; provided, however, that any change arising from or related to any of the following shall not constitute a Closing Date Material Adverse Effect or be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur: (A) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases and actions taken in connection with the Chapter 11 Cases that are directed or authorized by the Bankruptcy Court and made in compliance with the Bankruptcy Code; and (B) any action or omission required, specifically permitted or contemplated to be taken or omitted by any of the Credit Parties, the Debtors or their Subsidiaries pursuant to the Plan Support Agreement or any Term Loan Document or which is otherwise taken or omitted with the consent, or at the request, of the Administrative Agent and the Required Lenders under the Term Loan Facility.

7. The Administrative Agent shall have received evidence that (a) the Company has received, substantially simultaneously with the effectiveness of the Term Loan Facility, no less than $75.0 million in new gross cash proceeds from the Last Out Notes pursuant to an indenture in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall include a commitment from the noteholders thereunder to provide no less than $35.0 million at a later date subject to certain specified conditions acceptable to the Administrative Agent), (b) the First Out RCF shall have become effective, substantially simultaneously with the effectiveness of the Term Loan Facility (i) with aggregate commitments from lenders thereunder equal to or in excess of $300.0 million (before giving effect to the increase to such commitments in the amount of the upfront fees paid in kind in accordance therewith), and (ii) the aggregate amount of the loans thereunder and letter of credit exposure on the Closing Date, after giving pro forma effect to any funding or deemed funding on the Closing Date, not exceeding an amount equal to (A) $100.0 million, including any loans made or deemed made thereunder in exchange for obligations owing under the Existing Credit Agreement, plus (B) the face amount of the HSBC Letters of Credit deemed issued thereunder on the Closing Date, plus (C) the amount of the upfront fees paid in kind in accordance therewith, minus (D) the amount by which the aggregate initial principal amount of the Term Loan Facility exceeds $100.0 million, and (c) the First Out/Last Out Intercreditor Agreement shall have been duly executed and delivered by each of (x) the Administrative Agent (with the consent of the requisite Lenders), (y) the requisite lenders or an authorized lender representative (with the consent of the requisite lenders) in respect of the First Out RCF, and (z) the requisite holders of the Last Out Notes or an authorized representative thereof (with the consent of the requisite noteholders) (collectively, the “Consenting Stakeholders”).

19            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

9. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date in each case, together with the corresponding comparative period from the prior fiscal year (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (c) unaudited interim monthly consolidated financial statements prepared by management of the Company and its subsidiaries, for each subsequent calendar month ending at least ten (10) business days before the Closing Date, (d) a pro forma unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Closing Date (as if the Closing Date had occurred on the last date of the most recently ended fiscal quarter or calendar month for which financial statements are required to be provided pursuant to clause (b) or (c) above, adjusted to give effect to the making of the initial extensions of credit under the Term Loan Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date), which balance sheet shall (i) not reflect any pro forma adjustments to give effect to the application of fresh start accounting, (ii) not be required to meet the requirements of Regulation S-X of the Securities Act of 1933, (iii) be certified by the chief financial officer of the Company as being prepared in good faith by the Company and (iv) reflect no indebtedness other than (x) the Loans under the Term Loan Facility, (y) indebtedness in respect of the Last Out Notes and the First Out RCF and (z) any other indebtedness permitted under the Term Loan Documents, (e) a summary setting forth the adjustments made to the financial information contained in the consolidated balance sheet for the most recently ended fiscal quarter or calendar month previously delivered to the Lead Arrangers pursuant to clause (b) or (c) above that are reflected in the pro forma balance sheet referred to in clause (d) above, (f) a financial forecast of the Company and its Restricted Subsidiaries for the 24-month period commencing December 31, 2020, on a quarterly basis, and (g) a budget for the Company and its Restricted Subsidiaries for the fiscal year ending December 31, 2021.

10. Subject to the Agreed Security Principles, all actions reasonably necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to permitted liens) in the Collateral (as described in the section titled “Collateral” in the Term Sheet) shall have been taken, including, (a) delivery of counterparts and exhibits for Rig mortgages, pledges and security agreements, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) the execution and delivery of control agreements in connection with deposit accounts, securities accounts, and commodity accounts within 30 days of the Closing Date (other than (a) with respect to accounts located in non-U.S. jurisdictions, which shall be delivered within 45 days of the Closing Date and (b) with respect to any accounts held at JPMorgan Chase Bank, N.A. that, within 45 days after the Closing Date, are replaced by, and all amounts therein transferred to, accounts held at HSBC Bank USA, National Association, which HSBC Bank USA, National Association accounts are subject to control agreements in favor of the Collateral Agent).

11. The Administrative Agent shall have received (a) customary UCC or equivalent lien, maritime lien, tax and judgment lien searches for the Credit Parties and their Restricted Subsidiaries reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Term Loan Documents, (b) certificates of registration showing the registered ownership of each Rig and certificates of ownership and encumbrances with respect to each such Rig, (c) a Fleet Status Certificate, (d) a Rig Value Certificate, (e) confirmation of class certificates for each Rig (other than stacked Rigs), (f) if any Credit Party is not organized under the laws of a State of the United States, evidence of appointment by such Credit Party of a process agent as its domestic process agent in accordance with the terms of the Term Loan Documents, (g) such other documents and conditions as are reasonable and customary under applicable legal requirements or custom in connection with a guarantee given by a foreign Credit Party, and (h) any such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.

20            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

12. The Administrative Agent shall have received insurance certificates, dated not more than ten (10) business days prior to the Closing Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Term Loan Documents.

13. The Administrative Agent and each Lender who has requested the same shall have received, at least fifteen (15) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrower and the other Credit Parties in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender. On the Closing Date, the organizational structure of the Company and its subsidiaries and their jurisdictions of organization, the Borrower, and the Guarantors must all be satisfactory to the Administrative Agent and the Lenders in their discretion.

14. Each of (a) that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and (b) that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC (collectively, the “PCbtH Contracts”) receive treatment in the Chapter 11 Cases, including under the Plan, that is reasonably acceptable to the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement).

15. The Administrative Agent shall have (a) received executed copies of all material contracts of the Company and its Restricted Subsidiaries certified as true, correct, and complete as of the Closing Date and (b) completed a satisfactory review of all such material contracts.

16. The Administrative Agent shall have received an appraisal with respect to each Rig that is to be given Rig Value in the definition thereof, performed by Arctic Offshore, in form and detail and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent.

17. With respect to the Chapter 11 Cases, the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date (as defined in the Plan) is reasonably acceptable to the Requisite Consenting Stakeholders (for the avoidance of doubt, if the overall size is materially consistent with the estimate provided by the Debtors to the Consenting Stakeholders Advisors (as defined in the Plan Support Agreement) on November 14, 2020, then such size shall be deemed reasonably acceptable).1

[1]

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims (as defined in the Plan).

21            Summary of Terms and Conditions

EXHIBIT C

EXIT NOTES TERM SHEET

DIAMOND FOREIGN ASSET COMPANY

U.S. CO-ISSUER

SENIOR SECURED FIRST LIEN PIK TOGGLE NOTES TERM SHEET

This Summary of Proposed Material Terms and Conditions (this “Term Sheet”), dated as of January 22, 2021, sets forth the material terms and conditions of the 9.00%/11.00%/13.00% senior secured first lien payment-in-kind toggle notes due 2027 (the “Notes”) to be issued in connection with a proposed restructuring to be implemented through a chapter 11 plan (the “Plan”) of Diamond Offshore Drilling, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) that have filed on April 26, 2020 (the “Petition Date”) cases under chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) which cases are pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Capitalized terms used and not otherwise defined in this Term Sheet have the meanings assigned thereto in the Backstop and Private Placement Agreement. This Term Sheet shall be subject to the disclaimers and other provisions of the Plan Support Agreement and the Backstop and Private Placement Agreement, as if more fully set forth herein. Matters not covered by the provisions hereof and in the Plan Support Agreement and the Backstop and Private Placement Agreement (including, without limitation, the terms of any security and guaranty documentation and any intercreditor agreements) shall be in form and substance reasonably acceptable to the Ad Hoc Group and the Company.

Issuer	To be the same as the “Borrower” under the Exit Term Loan Facility (as defined in the Plan Support Agreement), being Diamond Foreign Asset Company, a Cayman Islands exempted company (“DFAC”).

Co-Issuer	U.S. Co-Issuer[1]

Notes; Issue Amount

Senior secured first lien payment-in-kind toggle notes; aggregate principal amount equal up to $119.9 million including the aggregate principal amount of first lien payment-in-kind toggle notes issued as the backstop premium of $9.9 million (the “Commitment Premium”); provided that $84.9 million (including the Commitment Premium) of the Notes will be issued on the Closing Date and $35.0 million of the Notes (the “Delayed Draw Exit Notes”) may be issued at the Issuer’s option at any time prior to the date that is twenty-four months prior to the scheduled maturity of the Notes provided the conditions as set forth in the Delayed Draw Subscription Agreement have been met. The Issuer shall have the right to cancel the commitments for Delayed Draw Exit Notes at any time by providing written notice thereof to the Trustee.

The parties intend that the issue price of the Notes issued on the Closing Date for United States federal income tax purposes will be determined, consistent with Treasury Regulations 1.1273-2(h), by allocating the sum of: (i) the value of the Rights and (ii) the Purchase Price pro rata between the Notes issued on the Closing Date and the New Common Shares based on their respective fair market values.

[1]

U.S. Co-Issuer to be a Delaware limited liability company that is a wholly owned subsidiary of DFAC that is treated as a disregarded entity for U.S. federal income tax purposes and which owns no assets. The Issuer and the Co-Issuer are referred to herein collectively as the “Issuer”.

Trustee	Wilmington Savings Fund Society, FSB

Collateral Agent	Wells Fargo Bank, National Association

Initial Purchasers

(i) All Eligible Holders (as defined below) participating in the Rights Offerings (as defined below) that validly exercise (and do not validly revoke) their subscription rights; and

(ii) Members of the Ad Hoc Group[2] and any Consenting Noteholders[3] that purchase Notes (a) in connection with the Private Placements (as defined below), (b) pursuant to the Backstop and Private Placement Agreement (as further described below) and (c) in respect of the Commitment Premium.

Purchase Price	100% of the principal amount.

Use of Proceeds	The proceeds from the issuance and sale of the Notes shall be used to fund the Company’s cash needs in connection with and subsequent to consummation of the Plan, including to (i) repay the Revolving Credit Facility, (ii) provide working capital to the Company and for other general corporate purposes, (iii) pay interest, fees, costs and expenses related to the Notes and (iv) pay fees and expenses incurred in connection with the restructuring and exit transactions.

Closing Date	The effective date of the consummation of the Plan (the “Closing Date”).

Maturity	One business day prior to the sixth (6th) anniversary of the Closing Date (the “Maturity Date”). All references herein to the anniversaries shall be from the date of the issue of the Notes.

[2]

“Ad Hoc Group” means that certain group of holders of Senior Notes (as defined in the Plan Support Agreement) represented by the Consenting Noteholders’ Advisors (as defined in the Plan Support Agreement).

[3]	Holders of Notes who join the Backstop and Private Placement Agreement are referred to as “Consenting Noteholders.” In order to qualify, any such holder must be a QIB or an accredited investor.

3

Interest

With respect to any interest period, at the Issuer’s option:

(i) 9% per annum, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months;

(ii) 11% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with 5.5% of such interest to be payable in cash and 5.5% of such interest to be payable by issuing additional Notes (“PIK Notes”); or

(iii) 13% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with the entirety of such interest to be payable by issuing PIK Notes, provided, that in each case, after the fifth anniversary of the Closing Date, interest shall be payable only on the Maturity Date (which interest shall be an amount calculated so that the total amount of interest paid after the fifth anniversary of the Closing Date would equal the amount that would have been paid without the foregoing proviso).

Ticking Fee	With respect to the Delayed Draw Exit Notes, the Issuer shall pay a commitment premium of 3% per annum on the aggregate principal amount of undrawn Delayed Draw Exit Notes, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, until the earlier of (i) the date of the issuance of the Delayed Draw Exit Notes, (ii) the date that is twenty-four months prior to the scheduled maturity of the Notes and (iii) the date of cancellation of the commitments for Delayed Draw Exit Notes by the Issuer.

Notes Offering

The Company will issue rights (the “Rights”) to purchase Notes to Eligible Holders[4] in connection with the Plan (the “Rights Offerings”). The terms of the Rights Offerings are described in the Backstop and Private Placement Agreement.

[4]

“Eligible Holders” means all holders of eligible claims against the Company in connection with the Plan; provided that, to the extent any issuance of Notes would not qualify for the exemption provided for under Section 1145 of the Bankruptcy Code, only a holder that certifies that it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor (as defined in Rule 501(a) under the Securities Act), or (C) a non-U.S. person under Regulation S under the Securities Act that is located outside of the U.S. (within the meaning of Regulation S under the Securities Act), shall be an eligible participant.

4

The Ad Hoc Group shall enter into an agreement to subscribe, in accordance with the Backstop and Private Placement Agreement, for any portion of the Notes not subscribed for in the Rights Offerings (including with respect to any holders of eligible claims against the Company that are not Eligible Holders), on the terms and conditions set forth therein (the “Backstop Notes”).

The Company will issue Notes to certain members of the Ad Hoc Group in connection with the Plan (the “Private Placements”). The terms of the Private Placements are described in the Backstop and Private Placement Agreement.

During the period commencing the first Business Day following the date of the Backstop and Private Placement Agreement and ending fourteen (14) Calendar Days thereafter (the “Subsequent Private Placement Investor Joinder Period”), a holder of a Note Claim that is not already a party to the Backstop and Private Placement Agreement may agree in writing to be bound by all of the terms of the Backstop and Private Placement Agreement applicable to the Subsequent Private Placement Investors (as defined therein) by executing a joinder agreement in a form substantially similar to the form attached to the Backstop and Private Placement Agreement.

Exemptions / Transfer

The issuance of Rights to the creditors and the exercise of the Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code to the maximum extent allowable and otherwise pursuant to private placement exemptions, as further set forth in the Backstop and Private Placement Agreement.

The issuance of the Notes in connection with the Commitment Premium to members of the Ad Hoc Group and the Private Placement Stapled Securities are intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act, as further set forth in the Backstop and Private Placement Agreement.

Denomination	The Notes shall be issued in a minimum denomination of US$1.00 per Note (and integral multiples thereof).

Guarantees	The Notes will be unconditionally guaranteed (the “Guarantees”) by each entity that is a guarantor or a borrower under the Exit Revolving Credit Facility (each, a “Guarantor”, and collectively, the “Guarantors”).

5

Priority/ Intercreditor Agreement	The priority of the security interests and related creditor rights among the Notes, Exit Term Loan Facility, the Exit Revolving Credit Facility, and (if any) any first lien last out secured debt issued after the Closing Date (the “Last Out Incremental Debt”) will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “Intercreditor Agreement”). The Intercreditor Agreement shall provide that the payment obligations under the Notes, the Exit Term Loan Facility, and (if any) the Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the Exit Revolving Credit Facility in all respects.

Security	All amounts owing under the Notes (and all obligations under the Guarantees) will be secured by the same liens, security interests, and pledges as the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Last Out Incremental Debt (if any) and will be created under, and governed by, the same collateral documents, subject to any local law requirements.

Offer to Purchase from Asset Sale Proceeds

To the extent permitted under the Exit Revolving Credit Facility and the Exit Term Loan Facility, the Issuer will be required to make an offer to repurchase the Notes on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with the net cash proceeds from non-ordinary course asset sales or dispositions, by the Issuer or any Guarantor to the extent such net cash proceeds exceed an amount to be agreed (consistent with the Applicable Secured Bond Standard (as defined below)) and are not, within 360 days, reinvested in the business of the Borrower or its subsidiaries or required to be paid to the lenders under the Exit Revolving Credit Facility and the Exit Term Loan Facility, with such proceeds being applied to the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility.

To the extent any prepayment occurs under the Exit Term Loan Facility (other than any AHYDO catchup payment), the Issuer shall offer to repurchase the Notes for cash on a pro rata basis at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Optional Redemption

At any time, or from time to time, prior to six months after the Closing Date, the Issuer may redeem all of the Notes, upon at least 15 days but not more than 60 days prior written notice before the redemption date, at a redemption price equal to 101% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”).

6

At any time, or from time to time, on or after the date that is six months following the Closing Date and prior to the second anniversary of the Closing Date, the Issuer may redeem all or a part of the Notes, upon at least 15 but not more than 60 days prior written notice before such Redemption Date, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) such principal amount of such Notes as of such Redemption Date, plus (ii) all required interest payments due on such Note (assuming cash interest payments) through, in each case, the second year anniversary of the Closing Date, computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note on such Redemption Date.

On or after the second anniversary of the Closing Date, the Issuer may from time to time redeem for cash all or part of the outstanding Notes at a redemption price (the “Redemption Price”) equal to the sum of (1) (w) from and after the second anniversary until (but not including) the third anniversary of the Closing Date, 104% of the principal amount of the Notes to be redeemed, (x) from and after the third anniversary until (but not including) the fourth anniversary of the Closing Date, 103% of the principal amount of the Notes to be redeemed, (y) from and after the fourth anniversary until (but not including) the fifth anniversary of the Closing Date, 102% of the principal amount of the Notes to be redeemed, and (z) from and after the fifth anniversary, 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

7

Change of Control; Mergers & Acquisitions

Upon a Change of Control (as defined below), the Company is required to offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (but not including) the date of purchase.

“Change of Control” means the occurrence of any event or series of events by which: (a) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective affiliates, and/or funds controlled by Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Company (such “person” or “group” a “Parent”); provided, that such ownership by a Parent shall not constitute a change in control if no “person” or related Persons constituting a “group” directly or indirectly owns more than 50% of the voting power of the ordinary shares of such Parent, (b) a majority of the members of the board of directors (or equivalent governing body) of the Company shall not constitute continuing directors, (c) there shall have occurred under any document evidencing any material indebtedness any “change in control” or similar provision (as set forth in such document) or (d) the Company shall cease to own directly or indirectly, 100% of the Equity Interests of the Issuer or any other Guarantor. Notwithstanding anything to the contrary in this Term Sheet, the Company shall be permitted to engage in a business combination with any person in a substantially similar line of business as the Company and its subsidiaries (any such person, together with its subsidiaries, a “Consolidation Party”), and no Change of Control shall result from such combination if, after giving pro forma effect to such combination, either:

8

(A) both the Consolidated Total Net Leverage Ratio (as defined in the Exit Revolving Credit Facility term sheet) and the Consolidated Secured Net Leverage Ratio (as defined in the Exit Revolving Credit Facility term sheet), in each case on a pro forma basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); or (B) either (i) a Permitted Holdco Event (as defined in the Exit Revolving Credit Facility term sheet) has occurred or (ii) the equity interests of the Combination Party is held in a separate ownership-silo such that (x) creditors of the business combined shall have no recourse to the assets of the Company and (y) creditors of the Company shall have no recourse to the assets of the acquired Person (with transactions between the two silos continuing to be subject to the covenants in the indenture governing the Notes).

Notwithstanding the foregoing, the Issuer (or its successor following such Change of Control transaction) may elect, within 120 days following the consummation of such Change of Control, to redeem for cash all (and not less than all) of the outstanding Notes at a redemption price equal to, if the redemption is (x) prior to (but not including) the second anniversary of the Closing Date, the sum of (1) 101% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the redemption date; or (y) after the second anniversary of the Closing Date, the applicable Redemption Price.

The indenture governing the Notes will not contain any restriction (e.g., pursuant to covenants or events of default) on the Company’s or its subsidiaries’ ability to consummate mergers and/or acquisitions; provided that, for the avoidance of doubt, the guarantees of and collateral securing the Note, shall not be materially and adversely affected by such transactions, taken as a whole; provided, further, that upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its subsidiaries (taken as a whole), the successor formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the indenture governing the Notes referring to the Issuer shall refer instead to the successor and not to the Issuer), and such successor Person may exercise every right and power of the Issuer under the indenture with the same effect as if such successor Person had been named as the Issuer therein; provided; however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of the indenture.

9

Covenants	The indenture governing the Notes will contain incurrence-based affirmative and negative covenants substantially consistent with those that would be found in a customary first-lien secured high-yield indenture for an issuer with a credit profile similar to that of the Issuer, giving due regard to the operational requirements of the Issuer and its subsidiaries, their size, industries, businesses, business practices, proposed business plan (the “Applicable Secured Bond Standard”) and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility; provided that, for the avoidance of doubt, the indenture will not contain (i) any maintenance covenants or (ii) any covenants to obtain any corporate family, credit or other ratings; provided further that the indenture will permit the Company to incur up to $135.0 million of additional Notes on the same terms as the Notes; provided further that to the extent any prepayment occurs under the Exit Term Loan Facility (other than any AHYDO catchup payment), the Issuer shall offer to repurchase the Notes for cash on a pro rata basis at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Financial Covenants	None.

Defeasance and Discharge Provisions	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Modification	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Events of Default	The indenture governing the Notes will include customary events of default that are customary for high yield debt securities and consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility (to be applicable to the Issuer and its restricted Subsidiaries) with certain customary exceptions, qualifications and grace periods to be set forth therein, including (i) nonpayment of principal when due or interest, fees or other amounts after a customary grace period; (ii) failure to perform or observe covenants set forth in the indenture governing the Notes, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) cross-acceleration to other indebtedness in a customary amount to be set forth in the indenture; (iv) bankruptcy, insolvency proceedings, etc. (with a customary grace period for involuntary proceedings); (v) monetary judgment defaults in an amount to be set forth in the indenture; (vi) invalidity of the security documentation or the Guarantees or impairment of security interests in the collateral; and (vii) cross-payment default at maturity to the Exit Revolving Credit Facility and the Exit Term Loan Facility.

10

Expenses and Indemnification	The indenture will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and other related matters between the Issuer and the Trustee.

Documentation	The terms of the indenture, the form of Notes, and other applicable documentation related to the Notes to be in form and substance reasonably satisfactory to the Company and the Ad Hoc Group, which shall be consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility and shall include any applicable non-U.S. law requirements. All amounts owing under the Notes (and all obligations under the Guarantees) will be secured by the same liens, security interests, and pledges as the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Last Out Incremental Debt (if any) and will be created under, and governed by, the same collateral documents, subject to any local law requirements.

Transfer Restrictions	To the extent any Notes are not issued pursuant to Section 1145 of the Bankruptcy Code and to the extent any holder would be considered an “underwriter” for purposes of Section 1145 of the Bankruptcy Code and applicable securities laws, customary transfer restrictions in order to comply with applicable securities laws.

Governing Law	State of New York

Forum	State of New York

11

EXHIBIT D

EMPLOYEE MATTERS TERM SHEET

EMPLOYEE MATTERS TERM SHEET

This Employee Matters Term Sheet (the “Term Sheet”) sets forth the principal terms of the MIP and certain other related emergence compensation arrangements referenced in the Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates (as amended, the “Plan”). Capitalized terms used but not defined in this Term Sheet have the meanings ascribed to them in the Plan. The MIP shall be entered into among Reorganized Diamond Offshore and the participants in the MIP on the terms set forth below and in accordance with the Plan. No person shall have a right to any compensation or awards under the MIP until such person executes binding MIP documentation with the Reorganized Debtors. In the event of any conflict between the Plan and this Term Sheet, the Plan shall control.

MIP Overview:	•	MIP Equity Shares. Reorganized Diamond Offshore shall reserve restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing 5% – 10% of the New Common Shares on a fully diluted and fully distributed basis (the “MIP Equity Shares”).

	•	Emergence Grants.

• At least 40% of the shares of the Company’s common stock subject to the MIP Equity Shares (the “Emergence Grant Pool”) will be allocated within 120 days following the Effective Date (the “Negotiation Period”) in accordance with an allocation schedule to be reasonably determined by the New Board in good faith in consultation with a compensation consultant to be hired by the New Board on or shortly after the Effective Date (the “Compensation Consultant”) and in accordance with this Term Sheet and the Plan (the “Emergence Grants”).

• The form of each Emergence Grant will be determined by the New Board in good faith in consultation with the Compensation Consultant.

	•	Other Awards. The remaining balance of MIP Equity Shares not allocated as part of the Emergence Grants may be granted after the Effective Date in such form and on such terms and conditions as determined by the New Board in good faith in its sole discretion, provided that any additional MIP awards established during the Negotiation Period shall also be made in consultation with the Compensation Consultant.

Emergence Grant Vesting:	•	Time Vesting. At least 40% of the Emergence Grants will be subject to time-vesting over a period no longer than four years.

	•	Other Terms. All other terms of the Emergence Grants, including acceleration of vesting (e.g., change of control) and treatment upon termination of employment, will be determined by the New Board in good faith in consultation with the Compensation Consultant.

Assumption of the CEO Employment Agreement:	•	Review of Existing Compensation Arrangements. During the Negotiation Period, the New Board in good faith in consultation with the Compensation Consultant, and in combination with the Chief Executive Officer of Reorganized Diamond Offshore (the “CEO”), [1] will review all of the Company’s existing executive compensation arrangements, including the CEO’s existing employment agreement (the “CEO Employment Agreement”).

	•	Assumption of the CEO Employment Agreement. The Company will assume the CEO Employment Agreement as of the Effective Date, subject to the modifications specified herein and as may be agreed to among the Reorganized Debtors and the CEO during the Negotiation Period. Modifications to the CEO Employment Agreement made during the Negotiation Period will be effective as of the end of the Negotiation Period, unless otherwise agreed by the parties.

[1]

Marc Edwards shall be the CEO of the Reorganized Debtors on the Effective Date other than (a) as otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date or (b) in the event of his death or voluntary resignation prior to the Effective Date.

CEO Employment Agreement Modifications:	•	Limitation on CIC and Good Reason. CEO shall acknowledge that the consummation of the chapter 11 plan and the consummation of the restructuring transactions contemplated thereby (but excluding any post-emergence merger, sale or similar transaction) will not be deemed (without any further action) to trigger any applicable “Change in Control” or “Good Reason” provisions under the CEO Employment Agreement. CEO shall also waive any potential right to claim that “Good Reason” is triggered under the CEO Employment Agreement solely as a result of compensation-related changes (including the MIP allocation) made or implemented during the Negotiation Period. Notwithstanding such waiver, the CEO maintains the CEO Walkaway right set forth in the next paragraph.

	•	CEO Walkaway Right. The CEO may terminate his employment for any reason by giving 30 days’ notice at any time after the Effective Date and prior to the effective date of a Change in Control, with the termination effective upon the earlier of the expiration of the notice period or the effective date of the Change in Control (the “CEO Walkaway”). In such case, the CEO will be entitled to receive, in lieu of the severance benefit under the CEO Employment Agreement, a lump sum cash severance payment equal to $6,000,000 and reimbursement for 24 months of medical benefits (the “CEO Walkaway Benefit”).

	•	Termination During the Negotiation Period. Upon a termination of the CEO during the Negotiation Period or for 30 days following the end of the Negotiation Period, whether by the Company without Cause (as defined in the CEO Employment Agreement), or as a result of a CEO Walkaway or CEO resignation with Good Reason (as modified herein), the CEO severance shall be equal to the CEO Walkaway Benefit.

Key Employee Walkaway Right:	•	Key Employee Walkaway Right. If, at the end of the Negotiation Period, an employee listed on the Key Employee List attached as Appendix A to this Term Sheet (each, a “Key Employee” and collectively, the “Key Employees”) has not reached an agreement with the Reorganized Debtors regarding such Key Employee’s role or compensation arrangements, including the MIP, with Reorganized Diamond Offshore, then any such Key Employee may terminate employment within 30 days following the end of the Negotiation Period, and will be entitled to receive the Key Employee Walkaway Benefit (the “Key Employee Walkaway”).

	•	Key Employee Walkaway Benefit. For each Key Employee, an amount equal to (i) 12 months’ base salary plus target annual bonus as set forth on Appendix A to this Term Sheet and (ii) reimbursement for 12 months of medical benefits (the “Key Employee Walkaway Benefit”).

	•	Termination without Cause During the Negotiation Period. If during the Negotiation Period, the Company terminates the employment of a Key Employee without “Cause”, then the Key Employee will be eligible to receive the Key Employee Walkaway Benefit. For purposes of this provision “Cause” shall mean that: (i) the Key Employee is convicted of, or pleads guilty or nolo contendere to, a felony, (ii) the Key Employee engages in conduct that constitutes either (x) a material and willful breach of the Key Employee’s duties, (y) willful, or reckless, material misconduct in the performance of the Key Employee’s duties, or (z) willful, habitual neglect of the Key Employee’s material duties; provided, however, that for purposes of clauses (ii)(y) and (ii)(z) of this paragraph, Cause shall not include any act or omission believed by the Key Employee in good faith to have been in or not opposed to the interest of the Company or the Reorganized Debtor (without any intent by the Key Employee to gain, directly or indirectly, a profit to which he or she is not legally entitled).

2

Restrictive Covenants:	•	The receipt of the CEO Walkaway Benefit is subject to a release of claims and compliance with a non-compete for offshore oil and gas drilling contractors and a non- solicit of current employees, in each case on the terms set forth in the CEO Employment Agreement but for a duration of 12 months post termination.

	•	The receipt of the Key Employee Walkaway Benefit is subject to a release of claims and compliance with a non-compete for offshore oil and gas drilling contractors and a non- solicit of current employees, in each case on the terms set forth in the CEO Employment Agreement but for a duration of 6 months post termination.

KEIP:	•	The Deferred Payment is to be paid on the Effective Date to the CEO and the Key Employees regardless of limitations set forth in the KEIP Order. In addition, the Debtors or Reorganized Debtors (as applicable) shall make all payments under the KEIP Order as soon as reasonably practicable after the end of any Performance Period (as defined in the KEIP Order) occurring on or after the Confirmation Date for as long as the KEIP Order remains in effect; provided that the Deferred Payment for any such Performance Period shall be paid on the Effective Date. For the avoidance of doubt, the CEO and the Key Employees shall remain eligible to receive any earned but unpaid payments under the KEIP Order (including payments made after the Confirmation Date) without regard to whether the CEO or any such Key Employee has exercised a Walkaway Right or been terminated without Cause.

	•	For the avoidance of doubt, all KEIP payments shall remain subject to satisfaction of the performance metrics agreed upon in the KEIP.

Pre-petition Clawback:	•	Company clawback rights on all prepetition compensation awards for the CEO and the Key Employees shall be waived on the Effective Date.

3

APPENDIX A

Key Employee List

Name	Target Bonus (% of Base Salary)
Ron Woll	70%
Scott Kornblau	50%
David Roland	50%
Dominic Savarino	50%
Jon Richards	50%
Neil Hall	50%
Samir Ali	50%
Aaron Sobel	50%

EXHIBIT C

BACKSTOP AGREEMENT

BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

AMONG

DIAMOND OFFSHORE DRILLING, INC.,

EACH OF THE OTHER DEBTORS LISTED ON SCHEDULE 1 HERETO

AND

THE FINANCING PARTIES PARTY HERETO

Dated as of January 22, 2021

i

SCHEDULES

Schedule 1	Subsidiaries
Schedule 2	Backstop Commitment Percentages and Private Placement Commitment Percentages
Schedule 3a	Initial Primary Private Placement Commitments
Schedule 3b	Subsequent Primary Private Placement Commitments
Schedule 3c	Initial Delayed Draw Private Placement Commitments
Schedule 3d	Subsequent Delayed Draw Private Placement Commitments
Schedule 4	Delayed Draw Rights Offering Commitments
Schedule 5	Senior Notes Claims
Schedule 6	Notice Addresses for Commitment Parties
Schedule 7	Consents
Schedule 8	Certain Rig Contracts

EXHIBITS

Exhibit A	Plan
Exhibit B	Form of Joinder for Holders of Senior Notes Claims
Exhibit C	Form of Joinder Agreement for Related Purchaser
Exhibit D-1	Form of Joinder Agreement for Existing Commitment Party Purchaser
Exhibit D-2	Form of Amendment for Existing Commitment Party Purchaser
Exhibit E	Form of Joinder Agreement for New Purchaser
Exhibit F	Form of Funding Notice
Exhibit G	Form of Engagement Letter

v

BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

THIS BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Agreement”), dated as of January 22, 2021 (the “BCA Execution Date”), is made by and among (i) Diamond Offshore Drilling, Inc. (the “Company”), its affiliated debtors listed on Schedule 1 hereto (the Company and each affiliated debtor, a “Debtor” and, collectively, the “Debtors”), (ii) each of the Commitment Parties (as defined below) and (iii) each of the Private Placement Investors (as defined below) listed on Schedule 3 hereto. Each Debtor, each Commitment Party and each Private Placement Investor is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on April 26, 2020 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), with such cases now jointly administered under Case Number 20-32307 (DRJ) (collectively, the “Chapter 11 Cases”);

WHEREAS, in connection with their entry into this Agreement, each of the Debtors will simultaneously enter into a plan support agreement with the Commitment Parties (the “Plan Support Agreement”) and other agreements to effectuate, among other things, the Plan;

WHEREAS, in connection with the Chapter 11 Cases, the Debtors have engaged in good faith, arm’s-length negotiations with certain parties in interest regarding the terms of the Plan;

WHEREAS, in connection with the Restructuring, holders of Senior Notes Claims have agreed to receive New Diamond Common Shares (as defined below), subject to dilution by the MIP (as defined below), the New Warrants (as defined below), the Rights Offerings (as defined below), and the Private Placements (as defined below), in partial satisfaction of such holder’s pro rata portion of the Senior Notes Claims;

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will conduct Rights Offerings for the Rights Offering Stapled Securities;

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Stapled Securities, if any; and

WHEREAS, pursuant to the Plan and this Agreement, the Company will (i) sell the Primary Private Placement Stapled Securities to the investors listed on Schedule 3a (the “Initial Primary Private Placement Investors”) and to the investors listed on Schedule 3b (the “Subsequent Primary Private Placement Investors” and, together with the Initial Primary Private Placement Investors, the “Primary Private Placement Investors”) and (ii) enter into Delayed Draw Subscription Agreements for the purchase and sale of the Delayed Draw Private Placement Stapled

Securities to the investors listed on Schedule 3c (the “Initial Delayed Draw Private Placement Investors” and to the investors listed on Schedule 3d (the “Subsequent Delayed Draw Private Placement Investors”, and together with the Initial Delayed Draw Private Placement Investors, the “Delayed Draw Private Placement Investors”). The Subsequent Primary Private Placement Investors and the Subsequent Delayed Draw Private Placement Investors are collectively referred to herein as the “Subsequent Private Placement Investors.” The Delayed Draw Private Placement Investors are referred to together with the Primary Private Placement Investors as the “Private Placement Investors”);

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Ad Hoc Group” has the meaning set forth in the Plan.

“Additional Private Placement Party” means a holder of Senior Notes (as defined in the Plan) that signs this Agreement after the date hereof as a Private Placement Party pursuant to Section 2.2(d) of this Agreement.

“Advisors” means, collectively, (i) Milbank LLP, (ii) Evercore Group L.L.C., (iii) DNB Bank ASA and (iv) Norton Rose Fulbright US LLP in their capacities as legal, financial and strategic advisors, respectively, to the Commitment Parties.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Financing Party shall be deemed an Affiliate of the Debtors or any of their Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Restructuring” means, other than the Restructuring Transactions, any new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding up, assignment for the benefit of creditors, transaction, debt investment, equity investment, joint venture,

7

partnership, sale, plan proposal, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination or similar transaction involving all or substantially all of the business or assets of the Company, one or more material business units of the Company or a material portion thereof, or the debt, equity or other interests in any one or more of the Debtors.

“Anti-Corruption Laws” has the meaning set forth in Section 4.31.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.29.

“Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required or, if agreed between the Company and the Requisite Financing Parties (in each case, acting reasonably) advisable, under any Antitrust and Foreign Investment Laws.

“Antitrust and Foreign Investment Authorities” means any Governmental Entity having jurisdiction pursuant to the Antitrust and Foreign Investment Laws, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and the attorneys general of the several states of the United States, CFIUS, and any other applicable federal, state, national, or foreign authority and “Antitrust and Foreign Investment Authority” means any of them.

“Antitrust and Foreign Investment Laws” means any Law governing foreign investment, agreements in restraint of trade, monopolization, merger or pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act, and any other applicable federal, state, national or foreign laws.

“Assets Under Management” means, as of any specified date and with respect to a Person, the aggregate amount, expressed in U.S. dollars, of assets under management by such Person in respect of which such Person is entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation as of such date.

“Available Stapled Securities” means the Unsubscribed Stapled Securities that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

“Backstop Amount” has the meaning set forth in Section 2.4(a)(iv).

“Backstop Commitment” has the meaning set forth in Section 2.2(b).

8

“Backstop Commitment Percentage” means, with respect to any Commitment Party, such Commitment Party’s percentage of the Backstop Commitment as set forth opposite such Commitment Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general Orders of the Bankruptcy Court, as in effect on the Petition Date, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.

“Base Indenture” means that certain indenture, as supplemented from time to time, dated as of February 4, 1997, by and among the Company, as issuer, and the Chase Manhattan Bank, as trustee.

“BCA Approval Order” means an Order, in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, as evidenced in writing, entered by the Bankruptcy Court authorizing the Debtors to assume this Agreement and approving the Rights Offering Procedures.

“BCA Execution Date” has the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the amended and restated bylaws of the Company as of the Closing Date, which shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Company.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Closing Date, which shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Company.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

9

“Code” means the Internal Revenue Code of 1986.

“Collateral Trustee” means the collateral trustee under the Exit Notes Indenture.

“Commitment Party” means each holder of a Backstop Commitment that is party to this Agreement, including without limitation, any holder of a Backstop Commitment that is a Related Purchaser, Existing Commitment Party Purchaser or a New Purchaser that has joined this Agreement pursuant to a joinder entered into pursuant to Section 2.6(b), Section 2.6(c) or Section 2.6(d), respectively.

“Commitment Party Default” means (x) any Commitment Party’s failure to (i) fully exercise all its Subscription Rights pursuant to and in accordance with Section 2.2(a) and the Rights Offering Procedures, (ii) deliver and pay the aggregate Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Stapled Securities by the Escrow Funding Date in accordance with Section 2.4 or (iii) enter into any Delayed Draw Subscription Agreement required pursuant to Section 2.2(b) or (y) any Commitment Party’s denial or disaffirmation of such Commitment Party’s obligations in writing (electronic or otherwise) pursuant to Sections 2.2(a), 2.2(b) or 2.4.

“Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Commitment Party Withdrawal Replacement” has the meaning set forth in Section 9.5(b).

“Commitment Party Withdrawal Replacement Period” has the meaning set forth in Section 9.5(b).

“Commitment Premium” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the Preamble.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination) by the Debtors, any of their Subsidiaries, or any ERISA Affiliate, or (ii) for which the Debtors, any of their Subsidiaries or any ERISA Affiliate has or could have liability.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

10

“Complete Business Day” means on any Business Day, the time from 12:00 a.m. to 11:59 p.m. (inclusive) on such Business Day.

“Confirmation Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which remains in full force and effect and is not subject to any stay.

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Debtor” has the meaning set forth in the Preamble.

“Defaulting Commitment Party” means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Defaulting Delayed Draw Commitment Party” means in respect of a Delayed Draw Commitment Party Default that is continuing, the applicable Delayed Draw Commitment Party.

“Defaulting Private Placement Party” means in respect of a Private Placement Investor Default that is continuing, the applicable Defaulting Private Placement Party.

“Delayed Draw Backstop Commitment” has the meaning set forth in Section 2.2(b).

“Delayed Draw Closing Date” means the date on which the conditions set forth in the Delayed Draw Subscription Agreements are met and the Delayed Draw Exit Notes are issued by the Reorganized Diamond Offshore.

“Delayed Draw Commitment Party” means a Financing Party or Delayed Draw Rights Offering Participant and is party to a Delayed Draw Subscription Agreement.

“Delayed Draw Commitment Party Default” means a default under the Delayed Draw Subscription Agreements by a Delayed Draw Commitment Party on account of such party’s failure to purchase its pro rata portion of the Delayed Draw Exit Notes pursuant to the Delayed Draw Subscription Agreements to which it is a party.

“Delayed Draw Commitment Percentage” means, with respect to any Commitment Party, such Commitment Party’s percentage of the Delayed Draw Backstop Commitment as set forth opposite such Commitment Party’s name under the column titled “Delayed Draw Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Delayed Draw Backstop Commitment Percentage” in this Agreement means the Delayed Draw Backstop Commitment Percentage in effect at the time of the relevant determination.

11

“Delayed Draw Exit Notes” means the $35,000,000 in principal amount of Exit Notes to be issued pursuant to the Delayed Draw Subscription Agreements.

“Delayed Draw New Common Shares” means the New Diamond Common Shares representing approximately 9.55% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, to be issued pursuant to the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

“Delayed Draw Private Placement” means the agreement by the Company pursuant to the Delayed Draw Subscription Agreements to sell on the Delayed Draw Closing Date (i) $13,125,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 3.58% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth on the Plan, to the Private Placement Investors, any such Private Placement Investor’s designees or, in the event of a Private Placement Investor Default, the Replacement Private Placement Parties, in each case solely to the extent permitted by the terms herein, in a transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act.

“Delayed Draw Private Placement Investors” has the meaning set forth in the Recitals.

“Delayed Draw Private Placement Purchase Amount” means $13,125,000, representing the purchase price for the Delayed Draw Private Placement Stapled Securities.

“Delayed Draw Private Placement Stapled Securities” means the Exit Notes and the New Diamond Common Shares committed to be purchased pursuant to the Delayed Draw Subscription Agreements in the Delayed Draw Private Placement.

“Delayed Draw Rights Offering” means the rights offering for (i) $21,875,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 5.97% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth in the Plan.

“Delayed Draw Rights Offering Amount” means an amount equal to $21,875,000.

12

“Delayed Draw Rights Offering Participants” means those Persons who duly subscribe for Delayed Draw Rights Offering Stapled Securities in connection with the Delayed Draw Rights Offering in accordance with the Rights Offering Procedures.

“Delayed Draw Rights Offering Stapled Securities” means the Exit Notes and the New Diamond Common Shares (including, in each case, all Unsubscribed Delayed Draw Stapled Securities committed to be purchased by the Commitment Parties pursuant to this Agreement) committed to be purchased pursuant to the Delayed Draw Subscription Agreements.

“Delayed Draw Subscription Agreement” means a subscription agreement among each Delayed Draw Commitment Party and the Reorganized Diamond Offshore establishing the terms and conditions of the Delayed Draw Commitment Parties’ obligations to purchase the Delayed Draw Exit Notes.

“Delayed Draw Subscription Commitment” has the meaning set forth in Section 2.2(a).

“Disclosure Statement” means the disclosure statement for the Plan approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code (including all exhibits and schedules thereto), in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, as evidenced in writing, and each as may be further amended, supplemented or otherwise modified from time to time in a manner that is reasonably acceptable to the Requisite Financing Parties and the Debtors.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement (including all exhibits and schedules attached thereto).

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on such date pursuant to the Plan become effective or are consummated.

“Eighth Supplemental Indenture” means the eighth supplemental indenture to the Base Indenture dated November 5, 2013, by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Enforceability Exceptions” has the meaning set forth in Section 4.7.

“Environmental Laws” means all applicable laws (including common law), regulations, codes, ordinances, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating to the protection of the environment, natural resources, or the Release of, or exposure to, any Hazardous Material or to health and safety matters.

13

“Equity Interests” means all shares of capital stock, including, but not limited to, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Debtors or any of their Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a)(v).

“Escrow Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Commitment Party Purchaser” has the meaning set forth in Section 2.6(c).

“Existing Confidentiality Agreements” has the meaning set forth in Section 6.4.

“Exit Facilities Documents” has the meaning set forth in the Plan.

“Exit Notes” means up to $119,900,000 aggregate principal amount of 9.00%/11.00%/13.00% payment-in-kind toggle notes due 2027, issued pursuant to the Exit Notes Indenture in connection with the Rights Offerings, the Private Placements and the Delayed Draw Subscription Agreements, and including any Exit Notes issued as the Commitment Premium.

“Exit Notes Documents” means the agreements with respect to the Exit Notes, including the Exit Notes Indenture and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto.

“Exit Notes Indenture” means the certain indenture governing the Exit Notes dated as of the Effective Date among the Company, the Guarantors, the Trustee and the Collateral Trustee.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Filing Party” has the meaning set forth in Section 6.13(b).

14

“Financial Reports” has the meaning set forth in Section 6.5(a).

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, reconsidered, readjudicated, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, re-argument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order shall not cause such Order to not be a Final Order.

“Final Outside Date” has the meaning set forth in Section 9.4(f).

“Financing Party” means (a) each Commitment Party and (b) each Private Placement Investor, in each case subject to the replacement of such parties in the event of a Commitment Party Default or Private Placement Investor Default, as applicable.

“Funding Amount” has the meaning set forth in Section 2.4(a)(iv).

“Funding Commitment” has the meaning set forth in Section 2.2(b).

“Funding Notice” has the meaning set forth in Section 2.4(a).

“GAAP” means the U.S. generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Guarantors” means each of the guarantors of the Exit Notes under the Exit Notes Indenture.

“Hazardous Materials” means all pollutants, contaminants, or hazardous or toxic wastes, materials or substances that are listed or regulated under any Environmental Laws, including any radioactive substances, petroleum or petroleum distillates, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Claim” has the meaning set forth in Section 8.2.

15

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Delayed Draw Private Placement Investors” has the meaning set forth in the Recitals.

“Initial Primary Private Placement Investors” has the meaning set forth in the Recitals.

“Initial Private Placement Investor” shall mean any Private Placement Investor signing this agreement on the date hereof.

“Joint Filing Party” has the meaning set forth in Section 6.13(c).

“Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of such Person. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lease” means any existing oil and gas lease, oil, gas and mineral lease or sublease, and other leasehold interest, and the leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

“Legal Proceedings” means any material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations or proceedings.

“Legend” has the meaning set forth in Section 6.12.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event after September 30, 2020 that, individually or in the aggregate (taking into account all other such Events) (1) has had, or would reasonably be expected to have, a material adverse change in or material adverse effect on the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors and their Subsidiaries, taken as a whole, but excluding (a) any change or effect to the extent that it directly results from or directly arises out of (i) the pendency of the Chapter 11 Cases; (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby; (iii) changes in any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, generally accepted

16

accounting principles or other accounting regulations or principles; (iv) acts of God, including any natural (including weather-related) or man-made event or disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus); or (v) any action taken at the express written request of the Financing Parties (except with respect to any unintended consequences occurring in connection therewith); (b) any change or effect generally applicable to economic or industry conditions, including changes in the prices of oil, natural gas, condensate or natural gas liquids or other commodities, changes in exchange rates, interest rates or monetary policy, or the commodities, credit, financial, currency, securities or capital markets that generally affects the industry in which the Debtors operate or participate; (c) any outbreak or escalation of hostilities or war or any act of terrorism; (d) changes in general legal, regulatory or political conditions after September 30, 2020; (e) changes in GAAP, applicable Laws or any accounting requirements applicable to any industry in which the Debtors operate or the interpretation of any of the foregoing after September 30, 2020; (f) any action taken or omitted by any Financing Party or any of their Representatives, including any breach hereof; (g) any failure by the Debtors to meet any internal or published projection for any period (provided that the underlying cause of any such failure may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (a)-(f) or clause (i)); (h) any change in the market price or trading volume of any debt or equity securities of the Debtors (provided that the underlying cause of any such change may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (a)-(g)); (i) any objections in the Bankruptcy Court to (i) this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby or (ii) the reorganization of Debtors and any related plan of reorganization or disclosure statement; and (j) any Order of the Bankruptcy Court or any actions or omissions of the Debtors as required thereby; provided, in the cases of clauses (a)(iv), (b) and (c) of this definition, that such Event may be taken into account in determining the occurrence of a Material Adverse Effect if and only to the extent that such Event is disproportionately and materially adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate, or (2) has had, or would reasonably be expected to have, a material adverse effect on the Debtors’ ability to perform its obligations under this Agreement or any Transaction Agreements or to consummate the transactions contemplated hereby or thereby, including the Rights Offerings.

“Milbank” has the meaning set forth in Section 3.3(a).

“MIP” means the management incentive plan with the terms set forth in the Plan, to be established by the New Board.

“MNPI” has the meaning set forth in Section 6.4(c).

“New Board” has the meaning set forth in the Plan.

“New Diamond Common Shares” means those certain shares of common stock or other membership units, partnership interests or other Equity Interests issued by the Reorganized Diamond Offshore representing 100% of the equity interests in the Reorganized Diamond Offshore.

17

“New Purchaser” has the meaning set forth in Section 2.6(d).

“New Warrants” means new warrants with an exercise period of five years, exercisable into 7% of the New Diamond Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to Holders of Senior Notes Claims on the face value of their Claims (including accrued interest as of the Petition Date), which shall include ride-through protection for the life of the New Warrants in the event of a stock-for-stock merger involving the Reorganized Debtors.

“Ninth Supplemental Indenture” means the ninth supplemental indenture to the Base Indenture, dated August 15, 2017, by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Note Indentures” means, collectively, the Base Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 9.4(g).

“Party” has the meaning set forth in the Preamble.

“PCbtH Contracts” means that certain (a) Contract Service Agreement between Diamond Offshore Company and Hydril USA Distribution LLC, dated as of February 5, 2016, and (b) Lease Agreement between Diamond Offshore Limited and EFS BOP, LLC, dated as of February 5, 2016.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or any other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means a chapter 11 plan of reorganization of the Debtors implementing the transactions contemplated hereby, including all appendices, exhibits, schedules, and supplements thereto, substantially similar with the chapter 11 plan attached as Exhibit A hereto and otherwise in form and substance acceptable to the Requisite Financing Parties and the Debtors.

“Plan Support Agreement” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 6.3.

18

“Primary Backstop Commitment” has the meaning set forth in Section 2.2(b).

“Primary Private Placement” means the sale by the Company on the Closing Date of (i) $28,125,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 7.67% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth in the Plan, to the Primary Private Placement Investors, any such Primary Private Placement Investor’s designees or, in the event of a Private Placement Investor Default, the Replacement Private Placement Parties, in each case solely to the extent permitted by the terms herein, in a transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act.

“Primary Private Placement Investors” has the meaning set forth in the Recitals.

“Primary Private Placement Purchase Amount” means $28,125,000, representing the aggregate purchase price for the Primary Private Placement Stapled Securities.

“Primary Private Placement Stapled Securities” means the Exit Notes and the New Diamond Common Shares issued pursuant to the Primary Private Placement and the terms of this Agreement.

“Primary Rights Offering” means the rights offering for (i) $46,875,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 12.78% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth on the Plan.

“Primary Rights Offering Amount” means an amount equal to $46,875,000.

“Primary Rights Offering Participant” means those persons who duly subscribe for the Primary Rights Offering Stapled Securities in connection with the Primary Rights Offering in accordance with the Rights Offering Procedures.

“Primary Rights Offering Stapled Securities” means the Exit Notes and the New Diamond Common Shares (including, in each case, all Unsubscribed Stapled Securities purchased by the Commitment Parties pursuant to this Agreement) issued by the Reorganized Diamond Offshore on the Closing Date pursuant to and in accordance with the Rights Offering Procedures in the Primary Rights Offering.

“Primary Subscription Commitment” has the meaning set forth in Section 2.2(a).

19

“Private Placements” means, collectively, the Primary Private Placement and the Delayed Draw Private Placement.

“Private Placement Commitment” has the meaning set forth in Section 2.2(c).

“Private Placement Escrow Account” has the meaning set forth in Section 2.4(b).

“Private Placement Investors” has the meaning set forth in the Recitals or, solely in the event of a continuing Private Placement Investor Default, the Private Placement Investor Replacement Parties, if any.

“Private Placement Investor Default” means, with respect to any Private Placement Investor, such Private Placement Investor (a) fails to (i) duly purchase all of its Private Placement Stapled Securities which such Private Placement Investor is committed to purchase in accordance with Section 2.2(c), (ii) deliver and pay the aggregate Purchase Price payable by it for such Private Placement Stapled Securities which such Private Placement Investor is committed to purchase by the Escrow Funding Date in accordance with Section 2.4 or (iii) enter into any Delayed Draw Subscription Agreement required pursuant to Section 2.2(c) or (b) denies or disaffirms its obligations in writing (electronic or otherwise) pursuant to Section 2.2(c) or Section 2.4.

“Private Placement Investor Replacement Period” has the meaning set forth in Section 2.3(b).

“Private Placement Stapled Securities” means, collectively, the Primary Private Placement Stapled Securities and the Delayed Draw Private Placement Stapled Securities.

“Purchase Price” means in respect of each of the Rights Offering Stapled Securities and the Private Placement Stapled Securities, $1,000 per (a) $1,000 principal amount of Exit Notes and (b) New Diamond Common Shares representing 0.00027% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, in each case issued in connection with each Rights Offering or Private Placement, as applicable.

“Registration Rights Agreement” has the meaning set forth in Section 6.7(a).

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor and (ii) any investment advisor with respect to an investment fund or entity it advises.

“Related Purchaser” means, with respect to any Commitment Party, an Affiliate or Related Fund of such Commitment Party, as applicable.

20

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the environment.

“Remaining Initial Funding Commitment” means the Funding Commitment minus the aggregate Funding Commitments of each Additional Private Placement Party.

“Reorganized Diamond Offshore” means either (a) the Company as reorganized pursuant to and under the Plan, (b) any successor thereto, by merger, consolidation or otherwise or (c) a new corporation or limited liability company that may be formed or caused to be formed by the Debtors to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Diamond Common Shares to be distributed or sold pursuant to the Plan, as approved by the Requisite Financing Parties in the case of clause (b) or (c).

“Reorganized Diamond Offshore Organizational Documents” shall mean the Bylaws and Certificates of Incorporation or formation, limited liability company agreements or comparable constituting documents of the Reorganized Diamond Offshore.

“Replacement Commitment Parties” has the meaning set forth in Section 2.3(a).

“Replacement Private Placement Parties” has the meaning set forth in Section 2.3(b).

“Reports” has the meaning set forth in Section 6.5(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Financing Parties” shall mean the Commitment Parties and Initial Private Placement Investors holding at least a majority of the aggregate Remaining Initial Funding Commitment provided, however, that the votes and commitments of any Defaulting Commitment Party or Defaulting Private Placement Party shall be excluded from the calculation of the Backstop Commitment Percentages or the Private Placement Commitments, as applicable, for purposes of this definition.

“Restructuring” has the meaning set forth in the Plan.

“Restructuring Transactions” means the transactions necessary or appropriate to effect the Restructuring.

“Rig” means any drilling rig or drillship that the Debtors or any of their Subsidiaries leases or owns, either entirely or in part.

21

“Rights Offerings” means, collectively, the Delayed Draw Rights Offering and the Primary Rights Offering.

“Rights Offering Expiration Time” means the respective time and the date on which the subscription form for each Rights Offering must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the Purchase Price.

“Rights Offering Participants” means the Primary Rights Offering Participants and the Delayed Draw Rights Offering Participants.

“Rights Offering Procedures” means the procedures for each Rights Offering that are approved by the Bankruptcy Court pursuant to the BCA Approval Order, which procedures shall be in form and substance satisfactory to the Requisite Financing Parties, as may be amended or modified in a manner that is reasonably acceptable to the Requisite Financing Parties and the Company.

“Rights Offering Stapled Securities” means, collectively, the Delayed Draw Rights Offering Stapled Securities and the Primary Rights Offering Stapled Securities.

“Rights Offering Subscription Agent” means Prime Clerk LLC.

“Sanctioned Country” has the meaning set forth in Section 4.29.

“Sanctions” has the meaning set forth in Section 4.29.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes Claims” means all Claims against the Company, as issuer, arising under or in connection with the Note Indentures.

“Seventh Supplemental Indenture” means the seventh supplemental indenture to the Base Indenture dated October 8, 2009, by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Subscription Amount” has the meaning set forth in Section 2.4(a)(ii).

“Subscription Commencement Date” will be the date set forth in the Rights Offering Procedures that holders of Notes Claims will be granted the rights to participate in the Rights Offerings.

“Subscription Commitment” means the Delayed Draw Subscription Commitment and the Primary Subscription Commitment.

22

“Subscription Rights” means the rights issued in the Delayed Draw Rights Offering and in the Primary Rights Offering (a) to commit to purchase, subject to the Delayed Draw Subscription Agreements, Delayed Draw Rights Offering Stapled Securities, and (b) to purchase the Rights Offering Stapled Securities, respectively, in each case at the Purchase Price.

“Subsequent Delayed Draw Private Placement Investors” has the meaning set forth in the Recitals.

“Subsequent Primary Private Placement Investors” has the meaning set forth in the Recitals.

“Subsequent Private Placement Investors” has the meaning set forth in the Recitals.

“Subsequent Private Placement Investor Joinder Period” has the meaning set forth in Section 2.2(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Termination Payment” means a nonrefundable aggregate payment in an amount equal to $9,900,000.

“Transaction Agreements” means this Agreement, the Plan, the Disclosure Statement, the Registration Rights Agreement, the Exit Notes Indenture, the Delayed Draw Subscription Agreements, the Plan Support Agreement, the Exit Notes Documents, the Exit Facilities Documents, and any documentation or agreements relating to the Registration Rights Agreement and such other agreements and any Plan supplements or documents referred to herein or therein.

23

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) a Backstop Commitment, a Subscription Right, an Exit Note or a New Diamond Common Share or the act of any of the aforementioned actions.

“Trustee” means the trustee under the Exit Notes Indenture.

“Unsubscribed Delayed Draw Stapled Securities” means any of the Delayed Draw Rights Offering Stapled Securities that have not been duly committed for the Delayed Draw Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

“Unsubscribed Primary Stapled Securities” means any of the Primary Rights Offering Stapled Securities that have not been duly purchased by the Primary Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

“Unsubscribed Stapled Securities” means the Unsubscribed Primary Stapled Securities and the Unsubscribed Delayed Draw Stapled Securities.

“Voting Claims” means, with respect to any Commitment Party, all Claims (as defined in the Plan) against the Debtors entitled to vote on the Plan, including Senior Notes Claims, beneficially owned by such Commitment Party or for which such Commitment Party serves as the nominee, investment manager or advisor for beneficial holders, if applicable, and for which such Commitment Party has voting power.

“willful or intentional breach” has the meaning set forth in Section 9.6(a).

“Withdrawal Replacement Commitment Parties” has the meaning set forth in Section 9.5(b).

“Withdrawing Commitment Party” has the meaning set forth in Section 9.5(b).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

24

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented in accordance with the terms hereof;

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

BACKSTOP AND PRIVATE PLACEMENT COMMITMENTS

Section 2.1 The Rights Offerings and Private Placements.

(a) On and subject to the terms and conditions hereof, including entry of the BCA Approval Order and the Confirmation Order, the Company shall conduct each Rights Offering pursuant to, and in accordance with, the Rights Offering Procedures, this Agreement, the Plan Support Agreement and the Plan.

(b) On and subject to the terms and conditions hereof, including entry of the BCA Approval Order and the Confirmation Order, the Company shall conduct each Private Placement pursuant to, and in accordance with, this Agreement, the Plan Support Agreement, and the Plan.

25

Section 2.2 The Subscription Commitment, Backstop Commitment and Private Placement Commitment.

(a) On and subject to the terms and conditions hereof, each Commitment Party agrees, severally and not jointly, (i) to fully exercise, and to cause its Affiliates to fully exercise, all Subscription Rights that are properly issued to it on the applicable Subscription Commencement Date on account of their Senior Notes Claims listed on Schedule 5 pursuant to the Primary Rights Offering, (ii) to duly purchase, and to cause its Affiliates to duly purchase, all Primary Rights Offering Stapled Securities issuable to it or its Affiliates on the Effective Date on account of their Senior Notes Claims listed on Schedule 5 pursuant to such exercise in clause (i) above at the Purchase Price, in accordance with the Rights Offering Procedures and the Plan (the “Primary Subscription Commitment”), and (iii) to execute and deliver, and to cause its Affiliates to execute and deliver, Delayed Draw Subscription Agreements committing on a several and not joint basis to purchase the Delayed Draw Rights Offering Stapled Securities in accordance with the terms thereof in the amount specified in Schedule 4 hereto on and subject to the terms and conditions set forth in such Delayed Draw Subscription Agreements (the “Delayed Draw Subscription Commitment”).

(b) On and subject to the terms and conditions hereof, (i) each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date (as defined below) for the Purchase Price, the number of Unsubscribed Primary Stapled Securities in connection with the Primary Rights Offering equal to (A) such Commitment Party’s Backstop Commitment Percentage multiplied by (B) the aggregate principal amount and number, as applicable, of Unsubscribed Primary Stapled Securities in the Primary Rights Offering, calculated to two decimal places and rounded up or down to the closest whole share and closest $1.00 (with a half share or $0.50 or greater rounded up and less than a half share or $0.50 rounded down) among the Commitment Parties solely to avoid issuances of Exit Notes of less than $1.00 and fractional shares (no consideration shall be provided in lieu of fractional shares or Exit Notes that are rounded down), (ii) each Commitment Party agrees, severally and not jointly, to commit to purchase pursuant to and subject to the terms of the Delayed Draw Subscription Agreements, and the Company commits to sell pursuant to and subject to the terms of the Delayed Draw Subscription Agreements for the Purchase Price, the principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering equal to (A) such Commitment Party’s Delayed Draw Commitment Percentage multiplied by (B) the aggregate principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in the Delayed Draw Rights Offering, calculated to two decimal places and rounded up or down to the closest whole share and closest $1.00 (with a half share or $0.50 or greater rounded up and less than a half share or $0.50 rounded down) among the Commitment Parties solely to avoid issuances of Exit Notes of less than $1.00 and fractional shares (no consideration shall be provided in lieu of fractional shares or Exit Notes that are rounded down) and (iii) the Company shall execute and deliver the corresponding Delayed Draw Subscription Agreements referred to in clause (ii) above on the Closing Date and issue the Delayed Draw New Common Shares issuable under such Delayed Draw Subscription Agreements on the Closing Date. The obligations of the Commitment Parties to purchase such Unsubscribed Primary Stapled Securities in connection with the Primary Rights Offering as described in this Section 2.2(b) shall be referred to as the “Primary Backstop Commitment” and, together with the Primary Subscription Commitment, the “Funding Commitment”. The obligations of the Commitment Parties to enter into Delayed Draw Subscription Agreements committing to purchase the Unsubscribed Delayed Draw Stapled Securities subject to the terms thereof in connection with the Delayed Draw Rights Offering as described in this Section 2.2(b) shall be referred to as the “Delayed Draw Backstop Commitment” and, together with the Funding Commitment, the “Backstop Commitment”.

26

(c) On and subject to the terms and conditions hereof, (i) each Primary Private Placement Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Primary Private Placement Investor, on the Closing Date, the Primary Private Placement Stapled Securities for the Primary Private Placement Purchase Amount as set forth on Schedule 3a and Schedule 3b, calculated to two decimal places and rounded up or down to the closest whole share and closest $1.00 (with a half share or $0.50 or greater rounded up and less than a half share or $0.50 rounded down) among the Primary Private Placement Investors solely to avoid commitments of Exit Notes of less than $1.00 and issuances of fractional shares (no consideration shall be provided in lieu of fractional shares or Exit Notes that are rounded down), (ii) each Delayed Draw Private Placement Investor agrees to execute and deliver, and to cause its Affiliates to execute and deliver, the Delayed Draw Subscription Agreements, committing on a several and not joint basis to purchase the Private Placement Stapled Securities in accordance with the terms thereof in the amounts specified in Schedule 3c and Schedule 3d hereto on and subject to the terms and conditions set forth in such Delayed Draw Subscription Agreement, and (iii) the Company shall execute and deliver the corresponding Delayed Draw Subscription Agreements referred to in clause (ii) above on the Closing Date and issue the Delayed Draw New Common Shares issuable under such Delayed Draw Subscription Agreements on the Closing Date. The obligations of the Primary Private Placement Investors to purchase such Primary Private Placement Stapled Securities as described in this Section 2.2(c) shall be referred to as the “Private Placement Commitment”.

(d) On and subject to the terms and conditions hereof, during the period commencing the first Business Day following the date of this Agreement and ending fourteen (14) Calendar Days thereafter (the “Subsequent Private Placement Investor Joinder Period”), a holder of a Senior Notes Claim that is not already a party to this Agreement may agree in writing to be bound by all of the terms of this Agreement applicable to the Subsequent Private Placement Investors by executing a joinder agreement, the form of which is attached hereto as Exhibit B (the “BCA Joinder Agreement”), provided that such holder of a Senior Notes Claim also has executed and delivered a signature page to the Plan Support Agreement to Paul, Weiss, Rifkind, Wharton & Garrison LLP during the Subsequent Private Placement Investor Joinder Period. Upon execution and delivery of the BCA Joinder Agreement such holder of a Senior Notes Claim will be deemed a Subsequent Private Placement Investor for all purposes hereunder, Schedule 3b and Schedule 3d shall be updated to include their commitment and all other Private Placement Investors’ Private Placement Commitments hereunder shall be adjusted proportionately to take into account such Subsequent Private Placement Investor’s Private Placement Commitment. A Subsequent Private Placement Investor’s maximum commitment hereunder shall be limited to their percentage of total Senior Notes Claims as of the last day of the Subsequent Private Placement Investor Joinder Period.

Section 2.3 Financing Party Default.

(a) With respect to the Rights Offerings, during the five (5) Business Day period (which period may be extended by the Company in its sole discretion one time for a period of up to five (5) additional Business Days) after receipt of written notice from the Company to all Commitment Parties of a Commitment Party Default, which notice shall be given promptly to all Commitment Parties substantially concurrently following the occurrence of such Commitment Party Default (such five (5) Business Day or such longer period if extended,

27

the “Commitment Party Replacement Period”), the Commitment Parties (other than any Defaulting Commitment Party) shall have the right, but not the obligation, to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the Available Stapled Securities or enter into any Delayed Draw Subscription Agreements required to be entered into pursuant to Section 2.2(b) (such purchase or commitment, a “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase or commit to purchase, as applicable, all or any portion of the Available Stapled Securities (such Commitment Parties, the “Replacement Commitment Parties”). Any such Available Stapled Securities purchased or committed to be purchased, as applicable, by a Replacement Commitment Party shall be included, among other things, in the determination of (x) the Unsubscribed Stapled Securities to be purchased in the Primary Rights Offering or committed to be Purchased in the Delayed Draw Rights Offering by such Replacement Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Commitment Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Commitment Party for purposes of the definition of the “Requisite Financing Parties.” If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Commitment Party Replacement to be completed within the Commitment Party Replacement Period.

(b) With respect to the Private Placements, during the five (5) Business Day period (which period may be extended by the Company in its sole discretion one time for a period of up to five (5) additional Business Days) after receipt of written notice from the Company to all Commitment Parties of a Private Placement Investor Default, which notice shall be given promptly to all Commitment Parties substantially concurrently following the occurrence of such Private Placement Investor Default (such five (5) Business Day or such longer period if extended by the Company, the “Private Placement Investor Replacement Period”), the Commitment Parties (other than any Defaulting Private Placement Party) shall have the right, but not the obligation, to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the Private Placement Stapled Securities of such Defaulting Private Placement Party and assume the obligations of such Defaulting Private Placement Party under any Delayed Draw Subscription Agreement required under Section 2.2(c) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase or commit to purchase, as applicable, all or any portion of the Private Placement Stapled Securities (such Commitment Parties, the “Replacement Private Placement Parties”). Any such Private Placement Stapled Securities purchased by a Replacement Private Placement Party shall be included in the determination of (x) the Unsubscribed Stapled Securities to be purchased by such Replacement Private Placement Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Private Placement Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Private Placement Party for purposes of the definition of the “Requisite Financing Parties.” If a Private Placement Investor Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Private Placement Investor Replacement Period to be completed within the Private Placement Investor Replacement Period. For the avoidance of doubt, any failure by a Replacement Private Placement Party to purchase Private Placement Stapled Securities in the event of a Private Placement Investor Default shall not constitute a Commitment

28

Party Default. Schedule 3 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Financing Parties to reflect conforming changes in the composition of the Replacement Private Placement Parties and Private Placement Commitments as a result of any Private Placement Investor Replacement Period in compliance with this Section 2.3(b).

(c) Notwithstanding anything in this Agreement to the contrary, if a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Commitment Premium, Termination Payment, or Expense Reimbursement applicable solely to such Defaulting Commitment Party provided, or to be provided, under or in connection with this Agreement, and no Defaulting Private Placement Party shall be entitled to receipt of any expense reimbursement with respect to the Private Placement.

(d) Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Stapled Securities.

(e) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.6, but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party or Defaulting Private Placement Party from any liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with a Defaulting Commitment Party’s Commitment Party Default or Defaulting Private Placement Party’s Private Placement Investor Default, as applicable, under this Article II or otherwise.

Section 2.4 Escrow Account Funding.

(a) No later than the third (3rd) Business Day following the Rights Offering Expiration Time with respect to the Rights Offerings, the Rights Offering Subscription Agent shall deliver to each Financing Party (other than a Subsequent Private Placement Investor) a written notice (the “Funding Notice”) of:

(i) the principal amount and number, as applicable, of Primary Rights Offering Stapled Securities elected to be purchased by the Rights Offering Participants (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case) and the aggregate Purchase Price therefor and the principal amount and number, as applicable, of Delayed Draw Rights Offering Stapled Securities committed to be purchased by the Delayed Draw Rights Offering Participants (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case) as agreed to in the Delayed Draw Subscription Agreements;

(ii) the principal amount and number, as applicable, of Primary Rights Offering Stapled Securities (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case) (excluding any Unsubscribed Stapled Securities in connection with the Primary Rights Offering) to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor (as it relates to each Commitment Party, such Commitment Party’s “Subscription Amount”) and the principal amount and number,

29

as applicable, of Delayed Draw Rights Offering Stapled Securities (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case) committed to be purchased by the Delayed Draw Rights Offering Participants as agreed to in the Delayed Draw Subscription Agreements;

(iii) the aggregate principal amount and number of Unsubscribed Stapled Securities in connection with the Primary Rights Offering (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case), if any, and the aggregate Purchase Price required for the purchase thereof and the aggregate principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case), if any, and the aggregate Purchase Price required for the purchase thereof;

(iv) the principal amount and number, as applicable, of Unsubscribed Stapled Securities in connection with the Primary Rights Offering (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case) (based upon such Commitment Party’s Backstop Commitment Percentage) to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor (as it relates to each Commitment Party, such Commitment Party’s “Backstop Amount”, and, together with the Subscription Amount, the “Funding Amount”) and the principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case) (based upon such Commitment Party’s Backstop Commitment Percentage) to be committed to by such Commitment Party and the aggregate Purchase Price therefor; and

(v) the account information (including wiring instructions) for the escrow account to which such Commitment Party shall deliver and pay the Subscription Amount and the Funding Amount with respect to the Primary Rights Offering (the “Escrow Account”); provided, that if a Commitment Party notifies the Company of its intention to pay and deliver its Subscription Amount and the Funding Amount directly to the Company in accordance with Section 2.4(b), the Escrow Account applicable to such Commitment Party for the purposes of this Article 2 shall be an account of the Company.

The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Commitment Party may reasonably request.

(b) Five (5) Business Days prior to the Effective Date (such date, the “Escrow Funding Date”), (i) each Commitment Party shall deliver and pay its Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Funding Commitment and (ii) each Initial Primary Private Placement Investor shall deliver and pay its respective Private Placement Commitment of the Primary Private Placement Purchase Amount by wire transfer in immediately available funds in U.S. dollars into the Escrow Account in satisfaction of the Private Placement Commitment; provided, that any fund that is prohibited from paying or delivering funds prior to the Effective

30

Date, as identified to the Company, Paul, Weiss, Rifkind, Wharton & Garrison LLP and to Milbank LLP at least five (5) Business Days prior to the Escrow Funding Date in writing, shall pay and deliver such funds prior to 10:00 a.m. New York City time on the Effective Date to a segregated account of the Company as set forth under the Funding Notice. The Escrow Account shall be established with an escrow agent reasonably acceptable to the Requisite Financing Parties and the Company pursuant to an escrow agreement in form and substance reasonably acceptable to the Requisite Financing Parties and the Company. If this Agreement is terminated in accordance with its terms, the funds held in the Escrow Account shall be released, and each Financing Party shall receive from the Escrow Account the cash amount actually funded to the Escrow Account by such Financing Party, without any interest, promptly following such termination. Any Subsequent Private Placement Investor shall deliver and pay its respective Private Placement Commitment of the Primary Private Placement Purchase Amount by wire transfer in immediately available funds in U.S. dollars in accordance with the Rights Offering Procedures in satisfaction of the Private Placement Commitment.

(c) The Company shall provide notice of the Effective Date to each Financing Party no later than eight (8) Business Days prior to such Effective Date.

Section 2.5 Closing.

(a) Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Financing Parties, the closing of the Backstop Commitments and the Primary Private Placement (the “Closing”) shall take place at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001, at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, the funds held in the Escrow Account shall be released to the Company and utilized as set forth in, and in accordance with, the Plan and Confirmation Order.

(c) At the Closing, issuance of the Exit Notes and New Diamond Common Shares will be made by the Company to (i) each Commitment Party (or to its designee in accordance with Section 2.8) against payment of such Commitment Party’s Funding Amount, in satisfaction of such Commitment Party’s Funding Commitment and (ii) each Primary Private Placement Investor (or to its designee in accordance with Section 2.8) against payment of such Primary Private Placement Investor’s Private Placement Commitment of the Primary Private Placement Purchase Amount, in satisfaction of such Primary Private Placement Investor’s Private Placement Commitment. The Company shall cause all Exit Notes and New Diamond Common Shares to be delivered into the account of a Financing Party through the facilities of The Depository Trust Company; provided, however, that to the extent The Depository Trust Company does not permit the Exit Notes or the New Diamond Common Shares to be deposited through its facilities, such securities will be delivered, at the option of the Financing Party, in book entry form on the register of the Company’s stock transfer agent or in the form of physical stock certificates to the account of the Financing Parties. Notwithstanding anything to the contrary in this Agreement, all Exit Notes and New Diamond Common Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

31

Section 2.6 Transfer of Backstop Commitments and Private Placement Commitments.

(a) (i) No Commitment Party or Private Placement Investor (or any permitted transferee thereof) may Transfer all or any portion of its Backstop Commitment or Private Placement Commitment, as applicable, to the Debtors or any of the Debtors’ Affiliates; and (ii) notwithstanding any other provision of this Agreement, neither the Backstop Commitment nor the Private Placement Commitment may be transferred after the Company provides the Funding Notice in accordance with the terms of Section 2.4 of this Agreement without the consent of both the Requisite Financing Parties and the Company.

(b) Each Commitment Party may Transfer all or any portion of its Backstop Commitment and each Initial Primary Private Placement Investor may transfer all or any portion of its Private Placement Commitment to any Related Purchaser of such Commitment Party or Initial Primary Private Placement Investor, as applicable, upon delivery to the Company and the Rights Offering Subscription Agent of a joinder to this Agreement, substantially in the form attached hereto as Exhibit C, executed by such Commitment Party or Private Placement Party, as applicable, and such Related Purchaser.

(c) Each Commitment Party may Transfer all or any portion of its Backstop Commitment to any other Commitment Party or such other Commitment Party’s Related Purchaser (each, an “Existing Commitment Party Purchaser”) and each Initial Primary Private Placement Investor may Transfer all or any portion of its Private Placement Commitment to any other Initial Private Placement Investor or such other Initial Private Placement Investor’s Related Purchaser (each, an “Existing Initial Private Placement Investor”); provided, that (i) such Transfer shall have been consented to by the Requisite Financing Parties (in the case of a Transfer to a Related Purchaser) (such consent not to be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following notification in writing to Milbank LLP and the Company of the proposed Transfer by such Commitment Party or Initial Primary Private Placement Investor, as applicable), and (ii) (1) to the extent such Existing Commitment Party Purchaser or Existing Initial Private Placement Investor is not a Commitment Party or Initial Private Placement Investor hereunder, prior to or concurrently with such Transfer such Commitment Party or Initial Private Placement Investor, as applicable shall deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit D-1, executed by such Commitment Party and such Existing Commitment Party Purchaser or by such Initial Private Placement Investor and such Existing Initial Private Placement Investor, as applicable and (2) to the extent such Existing Commitment Party Purchaser is already a Commitment Party hereunder or such Existing Initial Private Placement Investor is already an Initial Private Placement Investor such Commitment Party or such Initial Private Placement Investor, as applicable, shall deliver to the Company and the Rights Offering Subscription Agent an amendment to this Agreement, substantially in the form attached hereto as Exhibit D-2, executed by such Commitment Party and such Existing Commitment Party Purchaser or by such Initial Primary

32

Private Placement Investor and such Existing Initial Private Placement Investor, as applicable; provided, further, that no Transfer pursuant to this Section 2.6(c) shall relieve such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement unless the Company otherwise agrees in writing to release such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement in the Company’s sole discretion.

(d) Subject to Section 2.6(e), each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Person that is not an Existing Commitment Party Purchaser and each Initial Primary Private Placement Investor shall have the right to transfer all or any portion of its Private Placement Commitment to a Person that is not an Existing Initial Private Placement Investor (each of the Persons to whom a Transfer is made, a “New Purchaser”), provided, that (i) such Transfer shall have been consented to by the Requisite Financing Parties (such consent shall not be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following notification in writing to Milbank LLP of a proposed Transfer by such Commitment Party); (ii) such Transfer shall have been consented to by the Company in writing (such consent shall not be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following written notification of a proposed Transfer by such Commitment Party or Private Placement Party, as applicable to the Company, unless any written objection is provided by the Company to such Commitment Party or Initial Primary Private Placement Investor, as applicable, during such two Business Day period); (iii) prior to and in connection with such Transfer, such Commitment Party or such Initial Primary Private Placement Investor, as applicable shall deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit E, executed by such Commitment Party or Initial Primary Private Placement Investor, as applicable and such New Purchaser; and (iv) simultaneously with a Commitment Party’s Transfer of all or any portion of its Backstop Commitment to a New Purchaser or an Initial Primary Private Placement Investor’s Transfer of all or any portion of its Private Placement Commitment to a New Purchaser, such Commitment Party or such Private Placement Party, as applicable shall be obligated to make a proportionate Transfer of the Senior Notes Claims held by the Commitment Party or the Initial Primary Private Placement Investor to such New Purchaser (for the avoidance of doubt, the amount shall be determined by dividing the amount of the Backstop Commitment or Private Placement Commitment proposed to be sold by the total amount of Backstop Commitments or Private Placement Commitments held by the Commitment Party or Initial Primary Private Placement Investor, as applicable and then applying that percentage to the aggregate amount of each type of Claim held by the Commitment Party or Primary Private Placement Party, as applicable); provided that no Transfer pursuant to this Section 2.6(d) shall relieve such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement unless the Company otherwise agrees in writing to release such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement in the Company’s sole discretion.

(e) Any Transfer of Backstop Commitments or Private Placement Commitments made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties, any Commitment Party or Initial Primary Private Placement Investor, as applicable, and

33

shall not create (or be deemed to create) any obligation or liability of any other Commitment Party, Private Placement Investor or any Debtor to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party or Initial Primary Private Placement Investor (or any permitted transferee thereof) to Transfer any of the Exit Notes or New Diamond Common Shares or any interest therein.

(f) Upon compliance with Section 2.6(b), (c) or (d), as applicable, the transferring Commitment Party or Initial Primary Private Placement Investor, as applicable shall be deemed to relinquish its rights (and, (i) solely with respect to Transfers pursuant to Section 2.6(b) of this Agreement, be released from its obligations solely with respect to such transferred rights and (ii) with respect to Transfers pursuant to Section 2.6(c) or (d) of this Agreement, be released from its obligations with respect to such transferred rights upon the express written consent of the Company in its sole discretion, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights (and obligations solely with respect to Section 2.6(b), (c) and (d)), and the transferee shall become an additional Commitment Party or Initial Primary Private Placement Investor and be fully bound as a Commitment Party or Initial Primary Private Placement Investor, as applicable hereunder for all purposes of this Agreement. Upon the effectiveness of any Transfer of a Backstop Commitment or Private Placement Commitment pursuant to Section 2.6(b), (c) or (d), as applicable, the Company shall update Schedule 2 to reflect such Transfer, and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement. Solely to the extent that the Company agrees, in its sole discretion, to release a transferring Commitment Party or Initial Primary Private Placement Investor from its obligations under this Agreement in accordance with Section 2.6(c) or (d), as applicable, then such transferring Commitment Party or Initial Primary Private Placement Investor shall also be released of its obligations under this Agreement solely to extent of such transferred rights.

Section 2.7 [RESERVED].

Section 2.8 Designation Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Stapled Securities in connection with the Primary Rights Offering and Primary Rights Offering Stapled Securities that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Commitment Party upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall: (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser; (ii) specify the number of Unsubscribed Stapled Securities in connection with the Primary Rights Offering and Primary Rights Offering Stapled Securities to be delivered to or issued in the name of such Related Purchaser; and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.4 through 5.6 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.8(a) shall relieve such Commitment Party from its obligations under this Agreement.

34

(b) Each Initial Primary Private Placement Investor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Primary Private Placement Stapled Securities that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Initial Primary Private Placement Investor upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall: (i) be addressed to the Company and signed by such Initial Primary Private Placement Investor and each such Related Purchaser; (ii) specify the number of Primary Private Placement Stapled Securities to be delivered to or issued in the name of such Related Purchaser; and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.4 through 5.6 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.8(b) shall relieve such Initial Primary Private Placement Investor from its obligations under this Agreement.

Section 2.9 Consent to Transfers of Subscription Rights by Commitment Parties. The Company hereby consents to any Transfer of the Subscription Rights held by any Commitment Party to any such Commitment Party’s Related Purchaser. Each Commitment Party may Transfer any interest in a Rights Offering Stapled Security following the applicable Subscription Commencement Date without a corresponding transfer of Subscription Rights.

Section 2.10 Notification of Aggregate Number of Exercised Subscription Rights. Upon request from the Requisite Financing Parties or the Advisors, from time to time prior to the applicable Rights Offering Expiration Time (and any permitted extensions thereto), the Company shall promptly notify, or cause the Rights Offering Subscription Agent to promptly notify, the Commitment Parties or the Private Placement Investors, as applicable, of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Primary Rights Offering as of the most recent practicable time before such request.

Section 2.11 Rights Offerings. The Rights Offerings shall be conducted in accordance with Section 1145 of the Bankruptcy Code, except with respect to the offer and sale of the Unsubscribed Stapled Securities, if any, which shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act, and, in all material respects, in accordance with the BCA Approval Order, the Rights Offering Procedures and this Agreement.

Section 2.12 Private Placements. The Private Placements shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act.

35

ARTICLE III

COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1 Premium Payable by the Debtors.

Subject to Section 3.2, as consideration for the Backstop Commitment, the Initial Private Placement Commitment and the other agreements of the Commitment Parties and the Initial Private Placement Investors in this Agreement, the Debtors shall pay or cause to be paid on the Closing Date a nonrefundable aggregate premium to each Commitment Party and each Initial Private Placement Investor of Exit Notes who executed this Agreement on the BCA Execution Date, as set forth on Schedule 2 (the “Commitment Premium”). The applicable Commitment Premium shall be payable in Exit Notes in accordance with Section 3.2, to the Commitment Parties and Initial Private Placement Investors (including any Replacement Commitment Party and Replacement Private Placement Party, but excluding any Defaulting Commitment Party or Defaulting Private Placement Party) or their designees in proportion to their respective Backstop Commitment Percentages at the time the payment of the applicable Commitment Premium is made.

No Commitment Premium is payable to any Subsequent Private Placement Investor on account of their obligations hereunder.

The provisions for the payment of the Commitment Premium, the Termination Payment and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. Subject to the Bankruptcy Court’s approval, the BCA Approval Order and the Plan shall provide that the Commitment Premium and the Termination Payment shall constitute allowed administrative expenses of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code. In addition and as a result thereof, the proposed Confirmation Order and the Plan filed by the Debtors shall provide that any New Diamond Common Shares issued as payment of the Commitment Premium are issuable under Section 1145 of the Bankruptcy Code; provided, that the Bankruptcy Court’s failure to approve the Commitment Premium as an allowed administrative expense shall not constitute a breach by the Company of any covenant in this Agreement.

Section 3.2 Payment of Premium. The Commitment Premium shall be fully earned, nonrefundable and non-avoidable upon entry of the BCA Approval Order and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the applicable Commitment Premium will be payable regardless of the amount of Unsubscribed Stapled Securities (if any) actually purchased or committed for. The Reorganized Diamond Offshore shall satisfy its obligation to pay the applicable Commitment Premium on the Closing Date by issuing the principal amount of Exit Notes (rounding down to the nearest whole dollar) to each Commitment Party or Initial Private Placement Investor (or its designee) equal to such Commitment Party’s or Initial Private Placement Investor’s Commitment Premium amount; provided, that if the Closing does not occur, the Termination Payment shall be payable (in lieu of the Commitment Premium) in cash, to the extent provided in (and in accordance with) Section 9.6.

36

Section 3.3 Expense Reimbursement.

(a) Until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, the Debtors agree to pay in accordance with Section 3.3(b): (A) the reasonable and documented out-of-pocket fees and expenses (including reasonable travel costs and expenses), whether incurred before, on or after the Petition Date, of Milbank LLP (“Milbank”), as primary counsel to the Commitment Parties and the Initial Private Placement Investors, Evercore Group L.L.C., as financial advisor and investment banker to Milbank in connection with such role, the other Advisors, and any other financial advisors, consultants and other professionals for specialized areas of expertise as circumstances warrant retained by the Commitment Parties or Initial Private Placement Investors and any other advisors or consultants as may be reasonably determined by the Commitment Parties or Initial Private Placement Investors, in consultation with, and the prior reasonable approval of, the Company, in each case that have been and are actually incurred in connection with (x) the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated thereby and (y) the Restructuring Transactions and the Chapter 11 Cases; (B) the reasonable and documented out-of-pocket fees and expenses (including reasonable travel costs and expenses), of the Commitment Parties and Initial Private Placement Investors, whether incurred before, on or after the Petition Date, in consultation with the Company, in each case that have been and are actually incurred in connection with the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated thereby; (C) all filing fees, if any, required by the HSR Act or any other Antitrust and Foreign Investment Law in connection with the transactions contemplated by this Agreement and all reasonable and documented out-of-pocket expenses related thereto of the Commitment Parties and the Initial Private Placement Investors; and (D) all reasonable and documented out-of-pocket fees and expenses incurred in connection with any required regulatory filings in connection with the transactions contemplated by this Agreement (including, without limitation, filings done on Schedule 13D, Schedule 13G, Form 3 or Form 4, in each case, promulgated under the Exchange Act), in each case, that have been paid or are payable to Milbank (such payment obligations set forth in clauses (A), (B), (C) and (D), collectively, the “Expense Reimbursement”); provided that the Subsequent Private Placement Investors shall not be entitled to the Expense Reimbursement. The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

(b) The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid within five (5) Business Days of the Company’s receipt of invoices therefor. The Expense Reimbursement accrued thereafter shall be payable by the Debtors within five (5) Business Days after receipt of monthly invoices therefor; provided, that the Debtors’ final payment shall be made contemporaneously with the Closing or the termination of this Agreement, as applicable, pursuant to Article IX.

37

Section 3.4 Tax Treatment. The Debtors, the Commitment Parties and the Private Placement Investors agree for all Tax purposes to treat: (i) the Backstop Commitment as an option of the Company to put the Unsubscribed Stapled Securities to the Commitment Parties; (ii) the portion of the Commitment Premium allocable to the Backstop Commitment as premium for such put option; and (iii) each of the Primary Rights Offering Stapled Securities and the Primary Private Placement Stapled Securities as an “investment unit” within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). The Debtors, the Commitment Parties and the Private Placement Investors further agree that the issue price of Primary Rights Offering Stapled Securities and the Primary Private Placement Stapled Securities will equal the sum of: (x) the fair market value of the Subscription Rights and (y) the Purchase Price, which such issue price shall be further allocated ratably to the New Diamond Common Shares and Exit Notes included in the Stapled Securities based on their respective fair market values in accordance with Treasury Regulations Section 1.1273-2(h). Each party shall prepare their respective U.S. federal, state and local income Tax returns in a manner consistent with the foregoing treatment and no party shall take any position or action inconsistent with such treatment, except in each case to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Each of the Debtors, jointly and severally, hereby represent and warrant to the Financing Parties as set forth below.

Section 4.1 Disclosure Statement. Since December 31, 2019, the Company has filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company’s filed SEC documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such filed SEC documents. The Company’s filed SEC documents, taken as a whole, after giving effect to any amendments or supplements thereto and to any subsequently filed SEC documents, in each case filed prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.

Section 4.2 Financial Statements.

(a) The consolidated financial statements of the Company included or incorporated by reference in Forms 10-Q and 10-K filed by the Company with the SEC since December 31, 2019 (collectively, the “Financial Statements”), complied or when submitted or filed will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and presented fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC).

38

(b) There are no liabilities or obligations of the Company or any of the other Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, that would be required by GAAP, consistently applied, to be reflected on the balance sheet of the Company other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of September 30, 2020 or in the notes thereto, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement or the other Transaction Agreements, (iii) liabilities or obligations incurred in the ordinary course of business since September 30, 2020 or disclosed in the Company SEC Documents, (iv) liabilities or obligations that have been discharged or paid in full or (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3 No Material Adverse Change. From September 30, 2020 to the date hereof, no Material Adverse Effect has occurred.

Section 4.4 Organization and Good Standing. The Company and each of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5 Capitalization. All the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except, in the case of any foreign subsidiary, for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

Section 4.6 Due Authorization.

(a) The Company has the requisite corporate power and authority (i) subject to entry of the BCA Approval Order, to enter into, execute and deliver this Agreement, and (ii) subject to entry of the BCA Approval Order, the Disclosure Statement Order and the Confirmation Order, to consummate the transactions contemplated herein, the Transaction Agreements, and the Plan, and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

39

(b) Subject to entry of the BCA Approval Order and the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings (corporate or otherwise) on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Subject to entry of the BCA Approval Order and the Confirmation Order, each of the Company and the other Debtors has the requisite power and authority (corporate or otherwise) to perform its obligations under the Plan, and has taken or shall take all necessary actions (corporate or otherwise) required for the due consummation of the Plan in accordance with its terms.

Section 4.7 Issuance.

(a) Subject to the entry of the BCA Approval Order and the Confirmation Order, (i) the distribution of the Subscription Rights to be issued pursuant to the Plan has been duly and validly authorized and (ii) (A) the Exit Notes, when issued and delivered against payment therefore in the Rights Offerings and Private Placements, or to the Financing Parties hereunder, in accordance with the terms of the Exit Notes Indenture, will be valid and legally binding obligations of the Debtors, enforceable against the Debtors in accordance with their terms and the terms of Exit Notes Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity and (B) the guarantees of the Exit Notes Indenture, when issued and delivered against payment therefor in accordance with the terms of the Exit Notes Indenture, will be valid and legally binding obligations of the applicable Guarantor, enforceable against such guarantor in accordance with their terms and the term Exit Notes Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

(b) Subject to the entry of the BCA Approval Order and the Confirmation Order, the New Diamond Common Shares to be issued pursuant to the Plan, including the New Diamond Common Shares to be issued in connection with the Rights Offerings and the Private Placements, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, liens, preemptive rights, subscription and similar rights (other than as may arise under the Reorganized Diamond Offshore Organizational Documents).

40

Section 4.8 [RESERVED].

Section 4.9 Authorized Shares. As of the Closing Date and subject to the entry of the Confirmation Order, the Company has all consents, approvals and authorizations necessary for the issuance of the New Diamond Common Shares to be issued pursuant to the Plan, and the Company has full right, power and authority to sell, assign, transfer and deliver the shares of New Diamond Common Shares to the Commitment Parties. The New Diamond Common Shares have been duly authorized for issuance and sale to the Commitment Parties and, when issued and delivered by the Company, will be validly issued as fully paid and nonassessable shares.

Section 4.10 Delayed Draw Subscription Agreements. As of the Closing Date and subject to the entry of the Confirmation Order, the Delayed Draw Subscription Agreements have been duly authorized by the Company and are duly executed and delivered by the Company on the Effective Date and when duly executed in accordance with each of their terms by each of the other parties thereto, the Delayed Draw Subscription Agreements will constitute valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.11 Registration Rights Agreement. As of the Closing Date and subject to the entry of the Confirmation Order, the Registration Rights Agreement has been duly authorized by the Company and is duly executed and delivered by the Company on the Effective Date and when duly executed in accordance with each of its terms by each of the other parties thereto, the Registration Rights Agreement will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.12 No Violation or Default. Neither the Company nor any of its subsidiaries is: (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, Order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or was caused by the commencement of the Chapter 11 Cases.

Section 4.13 No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Agreements, and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Agreements will not (i) conflict with or result in a breach or violation of any of the terms or

41

provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, Order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 No Consents Required. No consent, approval, authorization, Order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Agreements, the issuance and sale of the Exit Notes and the New Diamond Common Shares and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Agreements, except for (a) the entry of the BCA Approval Order authorizing the Company and the other Debtors to execute and deliver this Agreement and perform its obligations hereunder, (b) the entry of the Confirmation Order authorizing the Company and the other Debtors to perform each of their respective obligations under the Plan, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of orders as may be necessary in the Chapter 11 Cases from time to time, (d) Antitrust and Foreign Investment Approvals, if any, in connection with the transactions contemplated by this Agreement and (e) such consents, approvals, authorizations, Orders and registrations or qualifications (i) as have been or will be obtained under the Securities Act and the Trust Indenture Act and (ii) as may be required under applicable state securities laws in connection with the purchase and distribution of the Exit Notes and New Diamond Common Shares by the Commitment Parties.

Section 4.15 Legal Proceedings. Except for the voluntary filings for relief under the Bankruptcy Code, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject; (ii) no such investigations, actions, suits or proceedings are, to the Knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or threatened by others; and (iii) there are no material current or pending legal, governmental or regulatory actions, suits or proceedings that not so described in the Disclosure Statement.

Section 4.16 Independent Accountants. To the Knowledge of the Company, Deloitte & Touche LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

42

Section 4.17 Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (collectively, the “Investment Company Act”).

Section 4.18 [RESERVED].

Section 4.19 Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20 Title to Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries own or possess or can acquire on reasonable terms adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses now operated by them; and the Company and its subsidiaries have not received any written notice of any claim of infringement or conflict with any such rights of others that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.21 Taxes. Except as would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have paid all federal, state, local and foreign Taxes and filed all Tax returns required to be paid or filed through the date hereof; and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

Section 4.22 Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement, except where the failure to possess or make the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

43

Section 4.23 Employee Benefit Plans.

(a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Debtors or any of their Subsidiaries has engaged in a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Debtors or any of their Subsidiaries to Tax; and (ii) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by the Debtors or any of their Subsidiaries provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or other applicable Law and other than for post-separation benefits provided under individual employment agreements).

(b) None of the Debtors, any of their Subsidiaries or any ERISA Affiliates sponsors, maintains, contributes to or has any liability with respect to any Company Plan. Except as required by Law or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Subsidiaries have established, sponsored or maintained, or has any liability with respect to, any employee defined benefit pension benefit plan governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored, maintained or contributed to by the Debtors or their Subsidiaries complies and has complied in both form and operation with its terms and all applicable Laws and legal requirements; (ii) there are no pending, or to the Knowledge of the Debtors, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any such employee benefit plans or any Person as fiduciary or sponsor of any such plan, in each case other than claims for benefits in the ordinary course; and (iii) neither the Debtors, nor any of their Subsidiaries, could reasonably be expected to have any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Debtors and each of their Subsidiaries has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of the Debtors or their Subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Debtors and their Subsidiaries have not and are not engaged in any unfair labor practice.

Section 4.24 No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the Knowledge of the Company, is contemplated or threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

44

Section 4.25 Compliance with Environmental Laws. (i) Except with respect to any matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries (x) are, and at all prior times were, in compliance with any and all Environmental Laws; (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and have no Knowledge of any event or condition that would reasonably be expected to result in any such notice; and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except for (x) costs or liabilities associated with failure to receive or comply with required permits, licenses or approvals or (y) other costs or liabilities associated with Environmental Laws, where, in either case of (x) or (y), such costs or liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a Governmental Entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $300,000 or more will be imposed, (y) the Company and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that would reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (z) none of the Company and its subsidiaries anticipates material capital expenditures during 2020 relating to any Environmental Laws.

Section 4.26 Disclosure Controls. (i) The Company and each of its subsidiaries maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

Section 4.27 Accounting Controls. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of its principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

45

Section 4.28 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have insurance covering such risks as are customarily carried by businesses similarly situated, which insurance is in amounts and insures against such losses and risks as are generally deemed adequate and customary for their businesses, and (ii) neither the Company nor any of its subsidiaries: (A) has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (B) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at a cost from similar insurers as may be necessary to continue its business.

Section 4.29 Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been in the past three years, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.30 No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries nor any director or officer or, to the Knowledge of the Company, employee, agent or Affiliate acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of comprehensive Sanctions broadly prohibiting dealings involving such country or territory, including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the sale of the Rights Offering Stapled Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business or dealings with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities or dealings of, or business in, any Sanctioned Country or (iii) in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions (i) with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or (ii) with or in any Sanctioned Country.

46

Section 4.31 No Unlawful Payments. Neither the Company nor any of its subsidiaries nor any director or officer or, to the Knowledge of the Company, employee, agent, Affiliate or other Person acting on behalf of the Company or any of its subsidiaries has, directly or indirectly, in the past five years: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with the Anti-Corruption Laws.

Section 4.32 Margin Rules. Neither sale nor resale of the Rights Offering Stapled Securities nor the application of the proceeds thereof by the Company as described in the Disclosure Statement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors promulgated thereunder.

Section 4.33 No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Rights Offering Stapled Securities.

Section 4.34 Sarbanes-Oxley Act. In the past three years, there has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 4.35 [RESERVED].

Section 4.36 Arm’s-Length Dealing. Each of the Debtors agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offerings and the Private Placements) and not as a financial advisor or a fiduciary to, or an agent of, the Debtors or any of their respective Subsidiaries and (b) no Commitment Party is advising the Debtors or any of their respective Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

47

Section 4.37 No Broker’s Fees. Such Debtor is not a party to any Contract with any Person (other than with respect to the Transaction Agreements) that would give rise to a valid Claim against such Debtor for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings, the Private Placements or the issuance or sale of the Exit Notes or the New Diamond Common Shares, as applicable to such Debtor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE FINANCING PARTIES

Each Financing Party represents and warrants severally and not jointly as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation. Such Financing Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Financing Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Financing Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Financing Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Financing Party and (b) upon entry of the BCA Approval Order and, as applicable, the Confirmation Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Financing Party, enforceable against such Financing Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Registration. Such Financing Party understands that the Unsubscribed Stapled Securities, the Rights Offering Stapled Securities, Private Placement Stapled Securities, any Exit Notes, and any New Diamond Common Shares issued to any Commitment Party in satisfaction of the Commitment Premium (a) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Financing Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. Such Financing Party

48

represents and warrants that it has not engaged and will not engage in “general solicitation” or “general advertising” (each within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of the Unsubscribed Stapled Securities, the Rights Offering Stapled Securities and the Private Placement Stapled Securities, in each case under circumstances that would cause the offering or issuance of the Unsubscribed Stapled Securities, the Rights Offering Stapled Securities or the Private Placement Stapled Securities not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act, the provisions of Regulation D or any other applicable exemption.

Section 5.5 Purchasing Intent. With respect to the Private Placements, each Private Placement Investor is acquiring the Private Placement Stapled Securities and, with respect to the Rights Offerings, each Commitment Party is acquiring the Unsubscribed Stapled Securities for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and each such Financing Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.6 Sophistication; Evaluation. Such Financing Party has such Knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Rights Offering Stapled Securities, Unsubscribed Stapled Securities and Private Placement Stapled Securities, as applicable. Such Financing Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Financing Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Financing Party has independently evaluated the merits and risks of its decision to enter into this Agreement.

Section 5.7 No Conflict. The execution and delivery by such Financing Party of this Agreement and the other Transaction Agreements to which it is a party, the compliance by such Financing Party with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organization or governing documents of such Financing Party, or (b) result in any violation of any Law or Order applicable to such Financing Party or any of its properties.

Section 5.8 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Financing Party or any of its properties is required for the execution and delivery by such Financing Party of this Agreement and each other Transaction Agreement to which such Financing Party is a party, the compliance by such Financing Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by each Commitment Party of its Backstop Commitment Percentage or its portion of the Primary Rights Offering Stapled Securities, and the purchase by the Primary Private Placement Investors of the Primary Private Placement Stapled Securities) contemplated herein and therein except Antitrust and Foreign Investment Approvals, if any, in connection with the transactions contemplated by this Agreement.

49

Section 5.9 Sufficiency of Funds. Such Financing Party has, or will have as of the Closing, sufficient available funds to fulfill its Closing Date obligations under this Agreement and the other Transaction Agreements to which it is a party (including the Primary Rights Offering and the Primary Private Placement, as applicable). For the avoidance of doubt, such Financing Party acknowledges that its obligations under this Agreement and the other Transaction Agreements to which it is a party are not conditioned in any manner upon its obtaining financing.

Section 5.10 No Broker’s Fees. Such Financing Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against the Company or any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Primary Rights Offering, the Primary Private Placement or the sale of the Unsubscribed Stapled Securities, as applicable to such Financing Party.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Approval Orders. The Debtors shall use their commercially reasonable efforts to (a) obtain the entry of the BCA Approval Order and (b) cause the BCA Approval Order to become a Final Order (and request that such Order be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rules 3020 and 6004(h), as applicable), in each case, as soon as reasonably practicable. The Debtors shall provide to each of the Financing Parties and their counsel copies of the proposed motion(s) seeking entry of the BCA Approval Order and a reasonable opportunity to review and comment on such motion(s) and Order prior to such motion(s) and Order being filed with the Bankruptcy Court and such Order shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors. Any amendments, modifications, changes or supplements to either the BCA Approval Order or the Confirmation Order shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. The Debtors shall provide to each of the Financing Parties and their counsel a copy of the proposed Plan and the Disclosure Statement (together with copies of any briefs, pleadings and motions related thereto), as well as any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and a reasonable opportunity to review and comment on such documents, and each such document, amendment, modification, supplement or change must be in form and substance reasonably acceptable to each of the Requisite Financing Parties and the Debtors. The Debtors shall provide draft copies of all material motions and other documents the Debtors intend to file with the Bankruptcy Court to Milbank LLP.

Section 6.3 Conduct of Business. Except as set forth in this Agreement or with the prior written consent of the Requisite Financing Parties, which consent shall not be unreasonably withheld, conditioned or delayed (requests for which, including related information, shall be directed to the counsel and financial advisors to the Financing Parties), during the period from the date of this Agreement to the earlier of (1) the Closing Date and

50

(2) the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) each of the Debtors shall, and shall cause each of their Subsidiaries to, carry on its business in the ordinary course or in a manner consistent with past practices and use its commercially reasonable efforts to: (i) preserve intact its current business; (ii) preserve intact its relationships with its officers and employees; (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Debtors or their Subsidiaries in connection with their business; (iv) to the extent the Company is subject to reporting obligations under the Exchange Act, file Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices; and (v) pay all material federal, state, local and foreign Taxes as and when due; and (b) the Debtors shall not, and shall not permit any of their Subsidiaries to (I) enter into any transaction that is material to their business other than: (A) transactions in the ordinary course of business or that are consistent with past practices; and (B) transactions expressly contemplated by the Transaction Agreements, or (II) settle or compromise any material Tax audits.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and shall require the prior written consent of the Requisite Financing Parties: (1) any material amendment, material modification, termination, material waiver, material supplement, material restatement or other material change to any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a Current Report on Form 8-K)); (2) any amendment, modification, termination, waiver, supplement, restatement or other change to an existing material Contract (as set forth in Schedule 8 hereto) or entry into any new “material contract” (in each case, other than any material Contracts that are otherwise addressed by clause (3) below) related to any of the Rigs or any Contract for the sale of any of the Rigs to a third party; (3) entry into, or any amendment, modification, termination (other than for cause), waiver, supplement or other change to, any material employment agreement to which the Debtors or any of their Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, except as set forth in the Plan; or (4) the adoption or amendment of any management incentive or equity plan by any of the Debtors, except as set forth in the Plan. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall give the Financing Parties, directly or indirectly, any right to control or direct the operations of the Debtors and their Subsidiaries.

Section 6.4 Access to Information. Subject to applicable Law, upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Requisite Financing Parties and their Representatives reasonable access (subject to any reasonable restrictions imposed by the Debtors with respect to in-person access in light of COVID-19 concerns), during normal business hours, under supervision of appropriate personnel of the Debtors and without unreasonable disruption or interference with Debtors’ business or operations, to the Debtors’ employees, properties, books, contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to the Requisite Financing Parties or their Representatives all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by the Requisite Commitment Parties or Representative, provided that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any

51

of the other Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of the other Debtors or (c) to violate any applicable Laws or fiduciary duties, or (d) create, at the request of the Requisite Financing Parties or their Representatives, any reports or other documents or information that are not in existence at the time of such request; provided further that, if requested by the Requisite Financing Parties in writing, the Company shall deliver to the Requisite Financing Parties a schedule setting forth a description of any requested information not provided to the Requisite Financing Parties pursuant to clauses (a), (b) and (c) above (in the case of clause (a), to the extent not prohibited from doing so by Law or contractual obligation, provided that, in such case, the Company shall provide a reasonably detailed description of the applicable information to the extent not prohibited by Law or contractual obligation and not protected by legal privilege). All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers; provided, however, that the Company may condition the provision of any information under this Section 6.4 on the entry by the applicable Requisite Financing Party into a customary non-disclosure agreement with the Company, in form and substance substantially similar to those certain existing confidentiality agreements, each dated June 15, 2020, each by and among the Company and the Recipient (as defined in each such confidentiality agreement) the “Existing Confidentiality Agreements”).

Section 6.5 Financial Information.

(a) At all times prior to the Closing Date, the Company shall deliver to counsel to the Requisite Financing Parties and to the individual Requisite Financing Parties that so request, subject to appropriate assurance of confidential treatment, all statements and reports the Company is required to deliver pursuant to any credit agreement, indenture or similar agreement or instrument to which the Company is or any of the other Debtors is a party (as in effect on the date hereof) (the “Financial Reports”). Neither any waiver by the lenders or other counterparties under such agreement or instrument of their right to receive the Financial Reports nor any amendment or termination of such agreement or instrument shall affect the Company’s obligation to deliver the Financial Reports to the Requisite Financing Parties in accordance with the terms of this Agreement.

(b) The Financial Reports (i) shall be complete and correct in all material respects and (ii) shall be deemed to have been delivered in accordance with Section 6.5(a) on the date on which the Company posts such information on the Company’s website on the internet at www.diamondoffshore.com or makes such information available via the EDGAR system of the SEC on the internet (to the extent such information has been posted, filed, furnished or is otherwise available).

52

Section 6.6 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Debtors or any Financing Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable best efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) in the case of the Debtors only, defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan or any other Transaction Agreement, (B) the BCA Approval Order or Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Diamond Offshore Organizational Documents, Transaction Agreements and all other documents reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Without limitation to Sections 6.1 and 6.2, to the extent reasonably practicable, the Debtors shall provide or cause to be provided to Milbank a draft of all motions, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements in advance of filing the same with the Bankruptcy Court. All such motions, pleadings, schedules, Orders, reports and other material papers shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors.

(c) Nothing contained in this Section 6.6 shall limit the ability of any Financing Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the terms set forth in this Agreement, the Plan Support Agreement, or the Plan.

Section 6.7 Registration Rights Agreement; Reorganized Diamond Offshore Organizational Documents; Rights Offering Procedures.

(a) The Plan will provide that from and after the Closing Date each holder of New Diamond Common Shares that are “control” or “restricted” securities that either (i) is a member of the Ad Hoc Group as of the date hereof or (ii)(x) beneficially owns at least one percent (1.00%) or more of the New Diamond Common Shares on an as-converted basis as of the Closing Date and (y) cannot sell its New Diamond Common Shares under Rule 144 of the Securities Act without volume or manner of sale restriction shall be entitled to registration rights for such holder’s New Diamond Common Shares that are control or restricted securities; provided, that solely with respect to holders that are not members of the Ad Hoc Group as of the date hereof, the Company shall not be required to file a registration statement until the date that

53

is 180 days after the Effective Date. The registration rights agreement to be entered into as of the Closing Date shall have terms that are customary for a transaction of this nature and shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment or supplement thereto.

(b) The Plan will provide that, on or prior to the Effective Date, the Reorganized Diamond Offshore Organizational Documents will be approved, adopted and effective. Forms of the Reorganized Diamond Offshore Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan or an amendment or supplement thereto.

Section 6.8 Form D and Blue Sky. Following the Closing, the Company shall timely file a Form D with the SEC with respect to the Rights Offering Stapled Securities, Private Placement Stapled Securities and any Unsubscribed Stapled Securities issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Financing Party. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Rights Offering Stapled Securities, the Private Placement Stapled Securities and the Unsubscribed Stapled Securities issued hereunder for sale to the Financing Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Financing Parties on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Rights Offering Stapled Securities, the Private Placement Stapled Securities and the Unsubscribed Stapled Securities issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.

Section 6.9 No Integration; No General Solicitation. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Unsubscribed Stapled Securities in a manner that would require registration of the Unsubscribed Stapled Securities to be issued by the Company on the Effective Date under the Securities Act. None of the Debtors or any of their affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Unsubscribed Stapled Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.10 DTC Eligibility. To the extent permitted by The Depository Trust Company, the Company shall promptly make all Exit Notes and New Diamond Common Shares deliverable to the Financing Parties eligible for deposit with The Depository Trust Company.

54

Section 6.11 Use of Proceeds. The Debtors will apply the proceeds from the Private Placements, the exercise of the Subscription Rights and the sale of the Unsubscribed Stapled Securities in accordance with the Plan and Confirmation Order. The Company shall not directly or indirectly use the proceeds of the sale of the Rights Offering Stapled Securities or the Private Placement Stapled Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity: (i) in any manner that would constitute or give rise to a violation of the Anti-Corruption Laws; (ii) to fund or facilitate any activities of or business or dealings with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions; (iii) to fund or facilitate any activities or dealings of, or business in, any Sanctioned Country; or (iv) in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 6.12 Share Legend. Each certificate evidencing the Unsubscribed Stapled Securities and the Private Placement Stapled Securities that are issued in connection with this Agreement shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Unsubscribed Stapled Securities or Private Placement Stapled Securities are uncertificated, such Unsubscribed Stapled Securities or Private Placement Stapled Securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation.

The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate Company records, in the case of uncertified shares) at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions. The Company may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Legend.

Section 6.13 Antitrust and Foreign Investment Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including: (i) if applicable, filing or causing to be filed, the

55

Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and no later than fifteen (15) Business Days following the date hereof; (ii) if applicable, filing or causing to be filed, any other filings, notifications or other forms required in order to obtain any Foreign Investment Approvals as soon as reasonably practicable following the date hereof; and (iii) promptly furnishing documents or information reasonably requested by any Antitrust and Foreign Investment Authority and supplying to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and taking, or cause to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(b) The Company and each Financing Party, subject to an obligation pursuant to the Antitrust Laws and Foreign Investment Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority and Foreign Investment Authority; (ii) not participate in any meeting with an Antitrust Authority and Foreign Investment Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and Foreign Investment Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all substantive correspondence and communications between such Filing Party or the Company and the Antitrust Authority and Foreign Investment Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority and Foreign Investment Authority; and (v) not withdraw its filing, if any, under the HSR Act or any other filing to any Antitrust and Foreign Investment Authority without the prior written consent of the Requisite Financing Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws and Foreign Investment Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust and Foreign Investment Authority.

56

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents or clearances under any applicable Antitrust Laws and Foreign Investment Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust and Foreign Investment Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing, and shall request early termination of the waiting period under the HSR Act. The communications contemplated by this Section 6.13 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.13 shall not apply to filings, correspondence, communications or meetings with Antitrust and Foreign Investment Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.14 Alternative Restructuring. The Company shall be permitted to seek, solicit, or support Alternative Restructuring, provided, however, that if any of the Debtors receive a proposal or expression of interest regarding any Alternative Restructuring from the date of this Agreement until the Effective Date, (i) the Debtors shall, within 24 hours of receipt of such proposal, notify Milbank of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the Person or group of Persons involved, and (ii) the Debtors shall, within 24 hours of receipt, furnish counsel to the Financing Parties with copies of any written offer or any other information that they receive relating to the foregoing and shall promptly inform Milbank of any material changes to such proposals, and, provided further, that, upon entry by the Company or any of the debtors into a definitive written agreement contemplating an Alternative Restructuring, this Agreement shall be terminated, and concurrently with such termination, the Company shall pay the Termination Payment pursuant to Section 9.6 of this Agreement. Neither the Company nor any of the other Debtors shall enter into any confidentiality agreement with a party in connection with an Alternative Transaction unless the Company notifies Milbank in writing prior to such entry into the non-disclosure agreement including the identity of the parties to such non-disclosure agreement (including any material parties in interest thereof), prior to execution thereof.

Section 6.15 Listing on the Effective Date. The Company agrees, if instructed by the Requisite Financing Parties, to use commercially reasonable efforts to have the New Diamond Common Shares listed or quoted on the New York Stock Exchange on the Effective Date, or if such listing or quotation is not possible on the Effective Date, as soon as reasonably practicable after the Effective Date, in each case, subject to applicable listing requirements.

Section 6.16 Engagement Letter. The Company shall execute and enter into the engagement letter between the Company and Russell Reynolds Associates, substantially in the form attached hereto as Exhibit G substantially concurrently with the execution and delivery of this Agreement.

Section 6.17 PCbtH Contracts. The Debtors shall use commercially reasonable efforts to renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion, and, if the PCbtH Contracts cannot be renegotiated on such terms, use commercially reasonable efforts to have the PCbtH Contracts rejected or otherwise impaired, as applicable, in the Chapter 11 Cases in a manner reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion.

57

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Financing Parties. The obligations of each Financing Party to consummate the transactions contemplated hereby shall be subject to (unless waived or amended in accordance with Section 7.5) the satisfaction of the following conditions prior to or at the Closing:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, such order shall be in full force and effect, and not subject to any stay.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, such order shall be in full force and effect, and not subject to any stay.

(d) Plan. The Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior consent of the Requisite Financing Parties, waived in accordance with the terms of the Plan.

(e) Rights Offerings. The Rights Offerings shall have been conducted, in all material respects, in accordance with the BCA Approval Order, the Rights Offering Procedures and this Agreement, and the Rights Offering Expiration Time with respect to the Rights Offerings shall have occurred.

(f) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(g) Registration Rights Agreement; Reorganized Diamond Offshore Organizational Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Financing Parties and the other parties thereto, and shall be in full force and effect.

(ii) The Reorganized Diamond Offshore Organizational Documents shall duly have been approved and adopted and shall be in full force and effect.

(h) Expense Reimbursement. The Debtors shall have paid (or such amounts shall be paid concurrently with the Closing) all Expense Reimbursement invoiced through the Closing Date pursuant to Section 3.3.

58

(i) Antitrust Approvals and Other Regulatory Approvals. All applicable waiting periods, and any extensions thereof, under the Antitrust and Foreign Investment Laws, and any commitments by the Parties not to close before a date certain under a timing agreement entered into with any Antitrust and Foreign Investment Authority in connection with the transactions contemplated by this Agreement shall have expired or otherwise been terminated. All governmental notifications, filings, consents, waivers and approvals set forth on Schedule 7 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(j) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(k) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Section 4.3 (No Material Adverse Effect), Section 4.4 (Organization and Good Standing), Section 4.5 (Capitalization), Section 4.6 (Due Authorization), Section 4.17 (Investment Company Act), Section 4.28 (Compliance with Anti-Money Laundering Laws), Section 4.29 (No Conflicts with Sanctions Laws), Section 4.30 (No Unlawful Payments) and Section 5.3 (Execution and Delivery) shall be true and correct in all respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Debtors contained in Section 4.4 (Organization and Good Standing), Section 4.5 (Capitalization), Section 4.6 (Due Authorization), Section 4.15 (Legal Proceedings) and Section 4.22 (Licenses and Permits), shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(l) Covenants. The Debtors shall have performed and complied (i) with Section 6.11 in all respects and (ii) in all material respects, in the reasonable determination of the Requisite Financing Parties, with all of their other respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

59

(m) Material Adverse Effect. Since September 30, 2020 until the Closing Date, there shall not have occurred, and there shall not exist, any Event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Officer’s Certificate. The Financing Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(l), (m), and (n) have been satisfied.

(o) Commitment Premium. The Debtors shall have paid (or such amounts shall be paid concurrently with the Closing) to each Commitment Party the applicable Commitment Premium as set forth in Section 3.2.

(p) Funding Notice. The Commitment Parties shall have received the Funding Notice in accordance with the terms of this Agreement.

(q) Conditions to the Plan. The conditions to the occurrence of the Effective Date as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and of the Plan.

(r) Delayed Draw Subscription Agreements. The Delayed Draw Subscription Agreements shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Delayed Draw Private Placement Investors, and shall be in full force and effect.

(s) PCbtH Contracts. The Debtors shall have used commercially reasonable efforts to renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion, and, if the PCbtH Contracts cannot be renegotiated on such terms, use commercially reasonable efforts to have the PCbtH Contracts rejected or otherwise impaired, as applicable, in the Chapter 11 Cases in a manner reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion.

(t) Opinions. The Financing Parties shall have received, on the Closing Date, opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Company, dated as of the Closing Date, which shall be reasonably acceptable to the Requisite Financing Parties in all respects.

(u) Execution. Each Transaction Agreement shall have been executed and delivered to the Commitment Parties and shall be in full force and effect.

Section 7.2 RESERVED.

Section 7.3 Debtors’ Joint Plan of Reorganization. The Plan shall provide for the full and final release and exculpation of each Commitment Party and its Affiliates and Representatives to the fullest extent possible by law, in each case solely in their capacity as such, from liability in connection with the Chapter 11 Cases and the Transaction Agreements and shall

60

be consistent with the terms set forth in the Plan and shall otherwise be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors (as the same may be amended, supplemented or otherwise modified from time to time in a manner that is reasonably acceptable to the Requisite Financing Parties and the Company).

Section 7.4 Certificate of Incorporation. Upon the Closing, the rights, preferences and privileges of the New Diamond Common Shares will be as stated in the Certificate of Incorporation in accordance with the Plan and as provided by law.

Section 7.5 Waiver or Amendment of Conditions to Obligations of Financing Parties. All or any of the conditions set forth in Sections 7.1(b), (d), (e), (g), (i), (k), (l), (m), (n), (o), (p) and (q) may only be waived or amended in whole or in part with respect to all Financing Parties by a written instrument executed by the Requisite Financing Parties in their sole discretion and if so waived, all Financing Parties shall be bound by such waiver or amendment. All or any of the conditions set forth in Section 7.2(a) may only be waived or amended in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Financing Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver or amendment. Any of the conditions not listed in the preceding two sentences may only be waived or amended in whole or in part with respect to all Financing Parties by a written instrument executed by all Financing Parties (excluding any Subsequent Private Placement Investor).

Section 7.6 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with any Financing Party is subject to (unless waived by the Company in writing in its sole discretion) the satisfaction of each of the following conditions:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and such Order shall be a Final Order.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order.

(d) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e) Rights Offerings and Private Placements. The Rights Offering Expiration Time in connection with the Primary Rights Offering shall have occurred, and the Debtors shall have received at least $75,000,000 in full in cash pursuant to the Primary Rights Offering and the Primary Private Placement, and shall have received $35,000,000 in commitments for the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

61

(f) Antitrust and Foreign Investment Approvals. All waiting periods imposed by any Governmental Entity or Antitrust and Foreign Investment Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust and Foreign Investment Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

(g) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h) Representations and Warranties. The representations and warranties of the Financing Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except for such representations and warranties in respect of which the failure to be true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, (i) have a material and adverse effect on the ability of such Financing Parties to consummate the Transaction Agreements or (ii) otherwise directly result in the creation of liabilities that would result in a Material Adverse Effect to the Company prior to the Closing Date.

(i) Consents. All governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(j) Covenants. The Financing Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, the Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Financing Party (other than a Subsequent Private Placement Investor) and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling Persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the transactions contemplated hereby, including the Backstop Commitment, the Rights Offerings, the Private Placements, the payment of the Commitment Premium or the Termination Payment, the use of the proceeds of the Rights Offerings or Private Placements, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto,

62

whether or not such proceedings are brought by the Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party or its Related Purchasers related to a Commitment Party Default by such Commitment Party, (b) as to a Defaulting Private Placement Party or its Related Purchasers related to a Private Placement Investor Default by such Private Placement Investor or (c) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person; provided further that this Section 8.1 will not apply to the Subsequent Private Placement Investors.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been actually prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such

63

Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 8.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this ARTICLE VIII. Notwithstanding anything in this ARTICLE VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this ARTICLE VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than sixty (60) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative

64

benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Commitment Parties to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Rights Offering Stapled Securities in the Rights Offerings and the Subscription Amount contemplated by this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Financing Parties would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their express terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, the indemnification and other obligations of the Debtors pursuant to this Article VIII and the other obligations set forth in Section 9.6 shall survive the Closing Date until the latest date permitted by applicable Law and, if applicable, be assumed by the reorganized Debtors and their Subsidiaries.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Debtors and the Requisite Financing Parties.

Section 9.2 Automatic Termination. Except as otherwise provided in this ARTICLE IX, this Agreement shall terminate automatically without further action or notice by any Party if any of the following occurs:

(a) (i) any of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case or (ii) a chapter 11 trustee with plenary powers or an examiner with enlarged powers relating to the operation of the businesses of the Debtors beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases or the Debtors shall file a motion or other request for such relief; or

(b) the Company or any of the Debtors have entered into a definitive written agreement contemplating entry into an Alternative Restructuring.

65

Section 9.3 Termination by the Company. This Agreement may be terminated by the Company on behalf of the Debtors upon written notice to each Financing Party if:

(a) the Bankruptcy Court denies entry of the BCA Approval Order;

(b) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.4(f) or Section 2.3(a)); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c) any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offerings or the transactions contemplated by this Agreement or the other Transaction Agreements;

(d) subject to the right of the Financing Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) or a Replacement Private Placement Party in accordance with Section 2.3(b) (in each case, which will be deemed to cure any breach by the replaced Financing Party pursuant to this Section 9.3(d)), (i) any Financing Party shall have breached any representation, warranty, covenant or other agreement made by such Financing Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, give rise to the failure of a condition set forth in Section 7.6(h) or Section 7.6(j) to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Financing Party and (iii) such breach or inaccuracy is not cured by such Financing Party by the earlier of (x) the tenth (10th) Business Day after receipt of such notice and (y) the third (3rd) day prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(d) if it is then in willful or intentional breach of this Agreement;

(e) the Company determines in good faith, based upon advice of counsel, that proceeding with the Restructuring would be inconsistent with the exercise of the fiduciary duties of the board of directors or analogous governing body of the Company; provided that concurrently with such termination, the Company pays the Termination Payment in cash if payable pursuant to (and in accordance with) Section 9.6(b);

(f) either the BCA Approval Order or the Confirmation Order is reversed, stayed, dismissed, vacated, or reconsidered; or

(g) the Company shall not receive at least $75,000,000 pursuant to the Primary Rights Offering, the Primary Private Placement and this Agreement and shall not receive at least $35,000,000 in commitments pursuant to the Delayed Draw Subscription Commitment and the Delayed Draw Subscription Agreements; provided, that any termination pursuant to this Section 9.3(g) shall not relieve or otherwise limit the liability of any Defaulting Commitment Party or Defaulting Private Placement Party, as applicable, hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith.

66

Section 9.4 Termination by the Requisite Financing Parties. This Agreement may be terminated by the Requisite Financing Parties upon written notice to the Company if:

(a) (i) the Bankruptcy Court has not entered or denies entry of the BCA Approval Order on or prior to March 1, 2021; or (ii) the Bankruptcy Court has not entered the Confirmation Order on or prior to April 8, 2021;

(b) the BCA Approval Order or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended in any material respect after entry without the prior written consent of the Requisite Financing Parties;

(c) any of the Transaction Agreements, the Rights Offering Procedures, or any of the other Transaction Agreements is amended or modified in any material respect without the prior written consent of the Requisite Financing Parties;

(d) the Company files any cause of action against and/or seeking to restrict or hinder the enforcement of any rights of the holders of Senior Notes Claims in their capacity as such that is inconsistent with this Agreement (or if the Company supports any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party) other than the enforcement by the Debtors of the automatic stay provisions of the Bankruptcy Code;

(e) (i) (A) the Debtors have breached their obligations under Section 6.15, (B) a Financing Party delivers written notice of such breach to the Debtors, and (C) such breach is not cured by the Debtors by the fifth (5th) Business Day after receipt of such notice, (ii) the Bankruptcy Court approves or authorizes an Alternative Restructuring or (iii) the Debtors or any of their Subsidiaries enters into any Contract or written agreement in principle providing for the consummation of any Alternative Restructuring or there has been a public announcement to such effect;

(f) the Company or any other Debtor (i) amends or modifies, or files a pleading seeking authority to amend or modify, the Transaction Agreements or any of the other Transaction Agreements in a manner that is materially inconsistent with this Agreement; (ii) suspends or revokes the Transaction Agreements; or (iii) publicly announces its intention to take any such action listed in sub-clause (i) or (ii) of this subsection;

(g) the Closing Date has not occurred by 11:59 p.m., New York City time on April 23, 2021 (as it may be extended pursuant to this Section 9.4(g) or Section 2.3(a), the “Outside Date”), provided, that, the Outside Date may be waived or extended with the prior written consent of the Requisite Financing Parties up to the date that is thirty (30) calendar days after the Outside Date (the “Final Outside Date”), and the Final Outside Date may be waived or extended only with the prior written consent of each Financing Party (excluding any Subsequent Private Placement Investor);

(h) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate, and such breach or inaccuracy would, individually or in the aggregate, give rise to the failure of a condition set

67

forth in Section 7.1(l), or 7.1(m) to be satisfied, (ii) any Financing Party shall have delivered written notice of such breach or inaccuracy to the Company, and (iii) if such breach or inaccuracy is capable of being cured, such breach or inaccuracy is not cured by the Company or the other Debtors by the earlier of (x) the tenth (10th) Business Day after receipt of such notice, and (y) the third (3rd) Business Day prior to the Outside Date; provided, that, this Agreement may not be terminated pursuant to this Section 9.4(h) if the Requisite Financing Parties are then in willful or intentional breach of this Agreement;

(i) since September 30, 2020, there shall have occurred any event, development, occurrence or change that, individually, or together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect;

(j) if the Company shall not receive at least $75,000,000 pursuant to the Primary Rights Offering, the Primary Private Placement and this Agreement and shall not receive at least $35,000,000 in commitments pursuant to the Delayed Draw Subscription Commitment and the Delayed Draw Subscription Agreements; provided, that any termination pursuant to this Section 9.4(i) shall not relieve or otherwise limit the liability of any Defaulting Commitment Party for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith;

(k) the aggregate amount to be paid in Cash to Holders of Allowed General Unsecured Claims on the Effective Date (as such terms are defined in the Plan), excluding any claims arising from the rejection or impairment of the PCbtH Contracts under the Plan or any postpetition interest payable on account of such Allowed General Unsecured Claims pursuant to the Plan, is not reasonably acceptable to the Requisite Financing Parties, provided that any amount materially consistent with the estimate provided by the Debtors to the Advisors on November 14, 2020 shall be deemed to be acceptable to the Requisite Financing Parties; or

(l) any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offerings or the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 9.5 Termination by Commitment Parties.

(a) This Agreement may be terminated by any Commitment Party, as to itself only, upon written notice to the Company if the Closing Date has not occurred by the Final Outside Date.

(b) If any Commitment Party denies or disaffirms this Agreement in writing (electronic or otherwise), or upon the occurrence of any termination by a Commitment Party (the “Withdrawing Commitment Party”) pursuant to Section 9.5(a), the remaining Commitment Parties (other than any Withdrawing Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Commitment Parties of such withdrawal, which notice shall be given promptly following the occurrence of such withdrawal and to all Commitment Parties substantially concurrently (such five (5) Business Day period, the “Commitment Party Withdrawal Replacement Period”), to make arrangements for one or more of the Commitment Parties (other

68

than the Withdrawing Commitment Party) to purchase all or any portion of the Available Stapled Securities (such purchase, a “Commitment Party Withdrawal Replacement”) on the terms and subject to the conditions set forth in this Agreement (such Commitment Parties, the “Withdrawal Replacement Commitment Parties”). Any such Available Stapled Securities purchased by a Withdrawal Replacement Commitment Party shall be included, among other things, in the determination of (x) the Unsubscribed Stapled Securities to be purchased by such Withdrawal Replacement Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacement Commitment Party for all purposes hereunder, including the allocations of the Commitment Premium and (z) the Backstop Commitment of such Withdrawal Replacement Commitment Party for purposes of the definition of the “Requisite Financing Parties.” If a Commitment Party withdrawal occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Commitment Party Withdrawal Replacement to be completed within the Commitment Party Withdrawal Replacement Period.

(c) [RESERVED].

(d) Nothing in this Agreement shall be deemed to require a Commitment Party to purchase (i) more than its Backstop Commitment Percentage of the Unsubscribed Stapled Securities, unless otherwise agreed by such Commitment Party pursuant to Section 2.2 or (ii) any Private Placement Stapled Securities, unless otherwise agreed by such Commitment Party pursuant to Section 2.3.

Section 9.6 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) subject to Section 2.3(d), the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III, to satisfy their indemnification obligations pursuant to Article VIII and to pay the Termination Payment if payable pursuant to (and in accordance with) Section 9.6(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Section 6.4(b), Section 6.4(d), this Section 9.6 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.6 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the Knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement shall be terminated for any reason other than by the Company under Sections 9.1 or 9.3(a), 9.3(d) or 9.3(g), or by the Requisite Financing Parties under Section 9.4(j), provided that all of the conditions set forth in Section 7.1 have been satisfied other than those set forth in Section 7.1(o) or in Sections 7.1(q), 7.1(r), or 7.1(u) solely as a result of a Financing Party’s breach of this Agreement, then the Debtors shall, promptly after the date of such termination, pay the Termination Payment entirely in cash, free and clear of any withholding or deduction for any applicable Taxes, to the Financing Parties or their designees in

69

accordance with, and subject to the limitations set forth in, Section 3.2. Notwithstanding the foregoing, subject to the Debtors’ compliance with Section 6.17, the Termination Payment shall not be payable pursuant to this Section 9.6(b) or otherwise under this Agreement to the extent the Agreement is terminated by the Requisite Financing Parties as a result of the Requisite Financing Parties or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement) making a determination that (a) the PCbtH Contracts were not renegotiated on terms reasonably acceptable to such parties or (b) the Plan does not provide for alternative treatment of the PCbtH Contracts on terms reasonably acceptable to such parties, including any termination of this Agreement based on or arising from the termination of the Plan Support Agreement, the Commitment Letter (as defined in the Plan Support Agreement), or the failure to occur of the Effective Date under the Plan on or before the Outside Date, in each case on account of such determination. To the extent that all amounts due in respect of the Termination Payment pursuant to this Section 9.6(b) have actually been paid by the Debtors to the Financing Parties in connection with a termination of this Agreement, the Financing Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for, subject to Section 10.10, liability for gross negligence, willful misconduct or any willful or intentional breach of this Agreement as provided in Section 9.6(a). Except as expressly set forth in this Section 9.6(b), the Termination Payment shall not be payable upon the termination of this Agreement. The Termination Payment shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code.

(c) For the avoidance of doubt, upon any termination of this Agreement other than in connection with the consummation of the Closing, each Commitment Party will be deemed to have automatically revoked and withdrawn any exercise of its Subscription Rights, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such exercises will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, the Rights Offerings and this Agreement, and the Company agrees not to accept any such exercises or consummate the Rights Offerings, and to take all action necessary or reasonably required to allow the Commitment Parties to arrange with their custodian and brokers to effectuate the withdrawal of such exercises, including the reopening or extension of any withdrawal or similar periods.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses:

(a) If to the Company or any of the Debtors:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Attention: David Roland

70

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Paul M. Basta

(pbasta@paulweiss.com)

Robert A. Britton

(rbritton@paulweiss.com)

Christopher Hopkins

(chopkins@paulweiss.com)

(b) If to the Commitment Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Commitment Party’s name on Schedule 6,

With a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Dennis Dunne

(ddunne@milbank.com)

Tyson Lomazow

(tlomazow@milbank.com)

Paul Denaro

(pdenaro@milbank.com)

(c) If to the Initial Private Placement Investors (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Private Placement Investor’s name on Schedule 6,

With a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Dennis Dunne

(ddunne@milbank.com)

Tyson Lomazow

(tlomazow@milbank.com)

Paul Denaro

(pdenaro@milbank.com)

71

(d) If to the Subsequent Private Placement Investors (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Subsequent Private Placement Investor’s name pursuant to their respective joinder agreement.

Section 10.2 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Financing Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6, and any purported assignment in violation of this Section 10.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article VIII with respect to the Indemnified Persons, the terms and provisions of this Agreement (including the documents and instruments referred to in this Agreement) are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall be a third-party beneficiary hereof.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement, including the Exhibits and Schedules, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements (oral or written), negotiations and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Debtors and any Commitment Party shall continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto), the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue.

(a) This Agreement and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in the Bankruptcy Court (or, solely to the extent the Bankruptcy Court declines jurisdiction over such action or dispute, the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located

72

in The City and County of New York) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating to this Agreement or the Restructuring except in the Bankruptcy Court (or, solely to the extent the Bankruptcy Court declines jurisdiction over such action or dispute, the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York), other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by the Bankruptcy Court. Each of the Parties further agrees that notice as provided in Section 10.1 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of the Bankruptcy Court or from any legal process commenced in the Bankruptcy Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in the Bankruptcy Court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by the Bankruptcy Court.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the New York Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

73

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent.

(a) Other than as set forth in Section 10.7(b), this Agreement, including the Exhibits and Schedules, may not be waived, modified, amended or supplemented except with the written consent of the Debtors and Requisite Financing Parties.

(b) Notwithstanding Section 10.7(a):

(i) Any waiver, modification, amendment or supplement to this Section 10.7 shall require the written consent of all the Parties;

(ii) any modification, amendment or change to the definition of Requisite Financing Parties shall require the prior written consent of each Commitment Party;

(iii) any change, modification or amendment to this Agreement, the Plan Support Agreement, or the Plan that alters on an economic basis the terms provided in this Agreement or the Plan shall require the written consent of all of the Parties; and

(iv) any change, modification or amendment to this Agreement, the Plan Support Agreement or the Plan that treats or affects any Commitment Parties’ Senior Notes Claims, or Equity Interests in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other Commitment Party’s Senior Notes Claims, or Equity Interests are treated shall require the written consent of such materially adversely and disproportionately affected Commitment Party.

(v) In the event that a materially adversely and disproportionately affected Commitment Party does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Commitment Party (a “Non-Commitment Party”), but such waiver, change, modification or amendment receives the consent of Commitment Parties (i) owning at least 66.67% of the outstanding Senior Notes Claims and (ii) representing at least a majority in number of claimants asserting Claims arising under the Senior Notes Claims, this Agreement shall be deemed to have been terminated only as to such Non-Commitment Party, and this Agreement shall continue in full force and effect with respect to all other Commitment Parties from time to time without the consent of any Commitment Parties who have so consented.

(vi) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power or remedy or any provision of this Agreement.

Notwithstanding the foregoing, Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Financing Parties to reflect conforming changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1, Section 7.5 and 7.6, the waiver and

74

amendment of which shall be governed by their respective terms) may be waived or amended (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Financing Parties only by a written instrument executed by the Requisite Financing Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 10.9 Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, including through an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

Section 10.11 No Reliance. No Financing Party or any of its Related Purchasers shall have any duties or obligations to the other Financing Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Financing Party or any of its Related Purchasers shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Financing Party or any of its Related Purchasers shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Financing Party, (c) no Financing Party or any of its Related Purchasers shall have any duty to the other Financing Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm or disclose to the other Financing Parties any information relating to the Debtors or any of their Subsidiaries that may have been communicated to or obtained by such Financing Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Financing Party or any Person acting on behalf of such other Financing Party may have conducted with respect to the Debtors or any of their Affiliates or any of their respective securities and (e) each Financing Party acknowledges that no other Financing Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Stapled Securities, Backstop Commitment Percentage of its Backstop Commitment or Private Placement Commitment, as applicable.

75

Section 10.12 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Debtors shall submit drafts to Milbank of any press releases and any and all filings with the U.S. Securities and Exchange Commission that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement or that otherwise reference the Restructuring at least two (2) Business Days prior to making any such disclosure. No later than twelve (12) hours prior to the publication of any such press releases or filings, Milbank shall provide comments to the Debtors on behalf of the Financing Parties with respect thereto, which shall be incorporated such that any such press releases or filings will be in a form acceptable to the Financing Parties in their reasonable discretion. Except as required by applicable law, and notwithstanding any provision of any other agreement between the Debtors and such Financing Party to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Financing Party), other than Paul, Weiss, the Financing Parties’ counsel, the principal amount or percentage of any Debtor Claims and/or Interests held by any Financing Party without such Financing Party’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Financing Party a reasonable opportunity to review and comment in advance of such disclosure and shall take commercially reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Financing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of (a) Senior Notes collectively held by the Financing Parties and (b) Equity Interests held by the Financing Parties. Notwithstanding the provisions in this Section 10.12, any Party may disclose, to the extent consented to in writing by a Financing Party, such Financing Party’s individual holdings. For the avoidance of doubt, when attaching a copy of this Agreement to any press release or public filing in accordance with this Section 10.12, the Debtors will redact any reference to any specific Financing Party or its holdings information, including the signature pages hereto, it being understood that nothing in this Section 10.12 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases. Notwithstanding the foregoing, the Debtors may provide a complete, unredacted version of this Agreement (including the Schedules hereto) to counsel to the official committee of unsecured creditors appointed in the Chapter 11 Cases on a professionals’-eyes only basis and the U.S. Trustee.

Section 10.13 Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein (including the Exhibits and Schedules) shall be construed as or be deemed to be evidence of an admission or concession of any kind on the part of any Party for any Claim, fault, liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

76

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Purchasers of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Purchasers, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.15 Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement, the Plan or any of the Transaction Agreements shall require any Debtor or any board of directors, board of managers or similar governing body of any Debtor, upon the advice of outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent that taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 10.15 shall not be deemed to constitute a breach of this Agreement, the Plan or any of the Transaction Agreements. The Debtors may terminate this Agreement, the Plan or any of the Transaction Agreements if the board of directors, board of managers or similar governing body of any Debtor determines, upon the advice of outside counsel, (i) that proceeding with the Restructuring, including this Agreement or the other Transaction Agreements, would be inconsistent with the exercise of its fiduciary duties or applicable law. The Debtors shall provide three (3) Business Days’ notice to the extent reasonably practicable to the Financing Parties prior to taking any action or refraining from taking any action in reliance on this Section 10.15. The Financing Parties reserve their rights to challenge any exercise of fiduciary duties by any Debtor or any board of directors, board of managers or similar governing body of any Debtor pursuant to this Section 10.15. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence, or any other duties or responsibilities to each other, the Debtors or their Affiliates, or any of the Debtors’ or their Affiliates’ creditors or other stakeholders, and, other than as expressly set forth in this Agreement, there are no commitments among or between the Commitment Parties.

Section 10.16 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or circumstance thereof and any remaining part of such provision hereof, and this Agreement, shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Restructuring Transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

[Signature Pages Follow]

77

[Signature Pages Omitted]

[Schedules Omitted]

[Exhibits Omitted]

EXHIBIT D

FORM OF JOINDER AGREEMENT FOR CONSENTING STAKEHOLDERS

This joinder agreement (this “Joinder Agreement”) to the Plan Support Agreement, dated as of January 22, 2021 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Diamond Offshore Drilling Inc. and its affiliated debtors (the “Debtors”), certain holders of the Senior Notes, and certain lenders under the RCF Credit Agreement (together with their respective successors and permitted assigns, the “Consenting Stakeholders,” and each, a “Consenting Stakeholder”) is executed and delivered by ______ (the “Joining Party”) as of [•], 2021. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to Be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be (a) a “Consenting Stakeholder,” if such Joining Party holds Senior Notes or RCF Loans and (b) a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of the Senior Notes or other Claims, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Stakeholders set forth in Section 9 and Section 25 of the Agreement to each other Party to the Agreement to the extent that the Joining Party is deemed to be a Consenting Stakeholder pursuant to this Joinder Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

JOINING PARTY
[•]

By:
Name:
Title:

Notice Address:

Fax:
Attention:
Email:

Aggregate Amounts Beneficially Owned or Managed on Account of:
RCF Loans	US$
2039 Notes	US$
2023 Notes	US$
2043 Notes	US$
2025 Notes	US$
Existing Parent Equity Interests

EXHIBIT E

EXIT REVOLVING CREDIT FACILITY COMMITMENT LETTER

Wells Fargo Bank, National Association	Citigroup Global Markets Inc.
1000 Louisiana Street, 9th Floor	811 Main Street Suite 4000
Houston, Texas 77002	Houston, Texas 77002

Wells Fargo Securities, LLC	Truist Securities
550 South Tryon Street, 6th Floor	3333 Peachtree Rd NE
Charlotte, North Carolina 28202	Atlanta, Georgia 30326

HSBC Securities (USA) Inc.	Barclays Bank PLC
3050 Post Oak Boulevard, Suite 600	745 Seventh Avenue
Houston, Texas 77056	New York, New York 10019

CONFIDENTIAL

January 22, 2021

Diamond Offshore Drilling, Inc.

Diamond Foreign Asset Company

15415 Katy Freeway

Houston, Texas 77094

Attention: Scott Kornblau

Re:	Exit Facility Commitment Letter
Up to $400 Million Senior Secured Revolving Credit Facility

Ladies and Gentlemen:

Diamond Offshore Drilling, Inc., a Delaware corporation (“you” or the “Parent”) and certain of its subsidiaries and affiliates (collectively, the “Debtors” and each individually, a “Debtor”) have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “we” or “us”), and each other financial institution signatory hereto (together with Wells Fargo Bank, and each such party’s successors and assigns, the “Initial Lenders” and each individually, an “Initial Lender”) that Diamond Foreign Asset Company, a Cayman Islands exempted company (“DFAC”, and together with any other subsidiary of DFAC designated by the Parent prior to the Closing Date (as hereinafter defined) that is acceptable to Wells Fargo Bank and the Initial Lenders, the “Borrowers”) seek financing to (a) refinance certain existing indebtedness of the Parent and its subsidiaries under that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 among the Parent, DFAC, Wells Fargo Bank, as administrative agent and issuing bank thereunder, and the lenders and other issuing banks party thereto (such refinancing, the “Refinancing”) and (b) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for the first lien first out senior secured revolving credit facility of up to $400 million to be provided to the Borrowers (the “Senior Credit Facility”), all as more fully described in the Term Sheet.

As used herein, the term “Transactions” means, collectively, the Refinancing, the initial borrowings and other extensions of credit under the Senior Credit Facility on the Closing Date (as defined below), and the payment of fees, commissions, and expenses in connection with each of the foregoing. This letter, including the Term Sheet and all schedules, exhibits, addendums, and annexes hereto and thereto, is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facility is closed is referred to as the “Closing Date”. Wells Fargo Bank, Wells Fargo Securities, and the Initial Lenders are sometimes referred to herein as the “Commitment Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet.

1. Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter, the fee letter dated the date hereof from the Initial Lenders to you (the “Lender Fee Letter”), and the fee letter dated the date hereof from Wells Fargo Bank to you (the “Agent Fee Letter” and together with the Lender Fee Letter, the “Fee Letters”), each Initial Lender hereby advises you of its several, but not joint, commitment to provide to the Borrowers such percentage of the Senior Credit Facility that is set forth next to such Initial Lender’s name on Schedule I attached hereto (with respect to each Initial Lender, a “Commitment” and collectively, the “Commitments”) in respect of the Senior Credit Facility and upon the terms and subject to the conditions set forth or referred to in this Commitment Letter, subject to the reduction of such amounts in accordance with the allocations of the Senior Credit Facility pursuant to the Plan.

2. Titles and Roles. Wells Fargo Securities, HSBC Securities (USA) Inc. Citigroup Global Markets Inc.1, Truist Bank, and Barclays Bank PLC, on behalf of Citi (as defined herein) each acting alone or through or with affiliates selected by it, will act as joint bookrunner and joint lead arrangers (in such capacities, collectively, the “Lead Arrangers”) for the Senior Credit Facility. The parties hereto hereby agree that Wells Fargo Securities (in its capacity as a lead arranger, the “Left Lead Arranger”) will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facility. Wells Fargo Bank will act as (a) the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility and (b) the collateral agent for the Senior Credit Facility, the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly set forth in this Commitment Letter and the Fee Letters) unless you and the Left Lead Arranger shall agree in writing. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to use their commercially reasonable efforts to arrange the Senior Credit Facility with the Existing RCF Lenders, and each Lead Arranger is acting solely in a capacity as an arms’ length contractual counterparty.

3. Conditions to Commitment. The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the section entitled “Initial Conditions” in Addendum B to the Term Sheet.

4. Syndication.

(a) The Lead Arrangers reserve the right, both prior to and, subject to the provisions of the Senior Credit Facility relating to assignments, after the Closing Date, to secure additional commitments for the Senior Credit Facility from a syndicate of banks, financial institutions and other entities that are identified by the Lead Arrangers and reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) (such banks, financial institutions and other entities committing to the Senior Credit Facility, including the Initial Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter; provided that (i) any Existing RCF Lender shall be able to commit the pro rata percentage of such Existing RCF Lender’s holdings under the Existing Credit Agreement in accordance with the terms of the Plan Support Agreement and (ii) any Lender that is not an Existing RCF Lender shall be reasonably acceptable to you. The Commitments of the Initial Lenders will be reduced on a dollar-for-dollar basis by the amount of any corresponding commitment received through

[1]

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that Citigroup Global Markets Inc. is entering into this letter for and on behalf of Citi.

syndication from such other Lenders, subject to Section 4(b) below. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management and its representatives and advisors to (i) promptly provide to the Commitment Parties and the other Lenders upon request, all information reasonably deemed necessary by the Left Lead Arranger to assist the Lead Arrangers and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and appropriate members of management (in each case, to the extent reasonable and practical) available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, and (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of a confidential information memorandum in a form customarily delivered in connection with bank financings of this type and other marketing materials to be used in connection with the syndication. No Lender will receive direct compensation from you with respect to the Senior Credit Facility outside the terms contained herein and in the Fee Letters in order to obtain its commitment to participate in the Senior Credit Facility.

(b) The Left Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facility in consultation with you, including decisions as to the selection and number of potential other Lenders to be approached, when they will be approached, whose commitments will be accepted, how the Commitments of the Initial Lenders may be reduced, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Left Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.

(c) Notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facility and receive commitments with respect thereto, except (x) in the case of any assignment among any Lender and its affiliates (including, without limitation assignments among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC) so long as such assignee has become a party to the Plan Support Agreement as a Consenting RCF Stakeholder via joinder or otherwise, (y) in the case of any assignment by a Commitment Party in accordance with the Plan Support Agreement, or (z) as otherwise agreed to by you, (i) each Initial Lender shall not be relieved or released from its obligations hereunder (including its obligation to fund the Senior Credit Facility on the Closing Date) in connection with any syndication, assignment, or participation in the Senior Credit Facility, including its respective Commitment, until the initial funding under the Senior Credit Facility has occurred on the Closing Date, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of such Initial Lender’s Commitment until the initial funding of the Senior Credit Facility, and (iii) unless the Left Lead Arranger and the applicable Initial Lender agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its respective Commitment in respect of the Senior Credit Facility, including all rights with respect to consents, modifications, supplements, waivers, and amendments, until the Closing Date has occurred.

5. Information.

(a) You hereby represent, warrant, and covenant that (i) all information and data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Parent and its subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries, or affiliates on your behalf (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Parent and its subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries, or affiliates on your behalf (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results may vary materially from the Projections and that no assurance can be given that the projected results will be realized. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you or any of your subsidiaries or affiliates that is necessary in connection with the Transactions (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including any confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Parent and its subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”)). At the reasonable request of the Left Lead Arranger, (A) you will assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC” (which at a minimum means that the word “Public” will appear prominently on the first page of any such Informational Materials), and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL” (which at a minimum means that the word “Private and Confidential” will appear prominently on the first page of any such Informational Materials); provided that it is understood and agreed that any Informational Materials that do not contain a conspicuous mark of “Public” or “Private and Confidential” shall be deemed to include MNPI. Notwithstanding the foregoing, you agree that, subject to the confidentiality and other provisions of Section 9 of this Commitment Letter, the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Senior Credit Facility, (y) financial information regarding the Parent and its subsidiaries (other than the Projections), and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the definitive documentation for the Senior Credit Facility (the “Financing Documentation”). If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6. Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, attorneys, advisors, agents, members, controlling persons, and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including fees, charges, and disbursements of any counsel of any Indemnified Party), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters or transactions contemplated by this Commitment Letter, the Fee Letters, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Fee Letters, and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (a) such Indemnified Party’s own gross negligence or willful misconduct or, with respect to any Indemnified Party in its capacity as a Lender, such Indemnified Party’s material breach of its funding obligations under the Financing Documentation (in each case as determined by a court of competent jurisdiction in a final non-appealable judgment) or (b) a dispute solely between two or more Indemnified Parties not caused by or involving in any way the Company or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent, the Collateral Agent, a Lead Arranger, or an Issuing Bank, in each case in their respective capacities as such). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that none of your affiliates or any equityholder or creditor of yours or any of your affiliates is intended to be, and none of such persons or entities shall be, third party beneficiaries of this Commitment Letter, and therefore no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to your affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you arising out of, related to or in connection with any aspect of the Transactions, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (a) one or more Indemnified Party’s own gross negligence or willful misconduct or (b) with respect to any Indemnified Party in its capacity as a Lender, a material breach by such Indemnified Party of its funding obligations under the Financing Documentation. Each Initial Lender shall be liable solely in respect of its own Commitment to the Senior Credit Facility on a several and not joint basis with any other Lender. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Financing Documentation or the Transactions. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under the preceding provisions of this Section 6, to the extent covered thereby, is a claim of direct or actual damages and nothing contained in the foregoing sentence shall limit your indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is otherwise entitled to indemnification hereunder. No Indemnified Party will be liable to you, your affiliates or any other person or entity for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means.

You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and (z) requires no action on the part of the Indemnified Party other than its consent. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Indemnified Party.

7. Expenses. You agree to reimburse each of the Commitment Parties, from time to time on demand, for all reasonable out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable fees, charges and disbursements of one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrowers written notice of such conflict, of another firm of counsel for such affected Person) and other advisors, due diligence expenses, and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak, and communication costs, incurred in connection with the syndication and execution of the Senior Credit Facility and the arrangement thereof and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs.

The expense reimbursements and indemnification provisions of this Commitment Letter shall constitute administrative expenses under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code in the Chapter 11 Cases without the need to file any motion (other than any motion as may be necessary to obtain the approvals of this Commitment Letter and the Fee Letters), application or proof of claim and notwithstanding any administrative claims bar date, and shall be immediately payable in accordance with the terms hereof upon the entry of an order of the Bankruptcy Court approving this Commitment Letter and the Fee Letters.

8. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters on the terms and subject to the conditions set forth therein.

9. Confidentiality.

(a) This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without the prior written consent of the respective Commitment Parties that are party hereto or thereto, except for disclosure (i) hereof or thereof on a confidential basis to your affiliates and your and your affiliates’ directors, officers, employees, accountants, attorneys, and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating, or entering into the Transactions, (ii) in any legal, judicial or administrative proceeding (other than pursuant to the Chapter 11 Cases which are addressed in clauses (iii) and (iv) below), or as otherwise required by law (in which case, you agree, to the extent not prohibited by law, to inform us promptly in advance thereof) (provided that, to the extent not prohibited by law, any information relating to pricing, fees, and expenses has been redacted in a manner reasonably acceptable to the Left Lead Arranger and Wells Fargo Bank), (iii) pursuant to the Chapter 11 Cases (in which case, you agree, to the extent not prohibited by law, to inform us promptly in advance thereof and to only disclose the Commitment Documents in form and substance that is reasonably satisfactory to the Left Lead Arranger and Wells

Fargo Bank, and you agree to file the Agent Fee Letter under seal), (iv) to the office of the U.S. Trustee assigned to the Chapter 11 Cases, any statutory committee appointed in the Chapter 11 Cases, and their respective advisors and professionals, in each case, on a confidential and “need to know” basis, and (v) of this Commitment Letter, but not the Fee Letters (other than the existence thereof) or the contents thereof, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding the foregoing, it is agreed and understood that you and your subsidiaries shall be permitted to disclose this Commitment Letter and the Fee Letters to the Bankruptcy Court (which, in the case of the Agent Fee Letter, shall be under seal in form and substance reasonably satisfactory to the Left Lead Arranger and Wells Fargo Bank) to the extent disclosure thereof is necessary or advisable to consummate the Transactions. In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii) and (iii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof.

(b) Each Commitment Party agrees to maintain in confidence any and all of your non-public Information and Projections and to not disclose such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, we agree, to the extent permitted by law and to the extent practicable, to inform you promptly thereof), (iii) upon the request or demand of any regulatory authority (including, without limitation, any self-regulatory authority) having jurisdiction or purporting to have jurisdiction over any Commitment Party or any affiliate thereof, (iv) to the employees, legal counsel, independent auditors, professionals, and other experts or agents of any Commitment Party or any affiliate thereof who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or any employee, legal counsel, independent auditor, professional, expert or agent thereof or of any affiliate thereof in breach of this Commitment Letter, (vi) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, (viii) for purposes of establishing a “due diligence” defense, (ix) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes, and (x) with your prior written consent; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective Lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on substantially the terms set forth in this paragraph, or as is otherwise reasonably acceptable to you and us, and in accordance with the standard syndication processes of Wells Fargo Bank or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) one year following the date of this Commitment Letter and (ii) the Closing Date.

(c) The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases, or other transactional announcements, updates, or advertisements provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing

Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you or your representatives relating to the Senior Credit Facility or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

(d) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional borrowers or guarantors under the Senior Credit Facility, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier, or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Commitment Parties and their respective affiliates (the term “Lead Arrangers” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital, or other services (including financial advisory services) to other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties and their respective affiliates, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties and their respective affiliates is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors, or any other party, (iii) no Commitment Party and no affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party and no affiliate thereof has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party and no affiliate thereof has provided any legal, accounting, regulatory, or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory, and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty, or conflict of interest.

11. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitment of each Initial Lender and the undertakings of each Commitment Party set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on January 22, 2021 (the “Acceptance Deadline”) without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered by you to the Lead Arranger by such time to the attention of Jay Buckman, Director (electronic mail: Jay.Buckman@wellsfargo.com).

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitments and agreements of the Initial Lenders and the undertakings of each Commitment Party set forth herein will automatically terminate without further action or notice at 5:00 p.m. (Eastern Time) on the Expiration Date, if the Closing Date shall not have occurred by such time.

For purposes of this Commitment Letter, “Expiration Date” means the earliest to occur of the following: (a) the date of entry of the Confirmation Order if and to the extent the Bankruptcy Court has not entered an order, in form and substance reasonably satisfactory to Wells Fargo Bank and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (which order is final, is in full force and effect, is unstayed and has not been amended, supplemented or otherwise modified without the consent of Wells Fargo Bank and the Requisite Consenting RCF Lenders) approving this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby (including the fees, payments, expenses and indemnities and other obligations set forth in this Commitment Letter and the Fee Letters) on or prior to such date, (b) on any date after which an order described in the immediately preceding clause (a) has been entered but ceases to be in full force and effect, is stayed, is vacated, or is amended or modified without the consent of Wells Fargo Bank and the Requisite Consenting RCF Lenders, (c) the occurrence of the Effective Date (as defined in the Plan) under the Plan without the closing of the Senior Credit Facility, (d) the dismissal or conversion of the Chapter 11 Cases to proceedings under Chapter 7 of the Bankruptcy Code, (e) the consummation of an Alternative Restructuring (as defined in the Plan Support Agreement) and (f) April 23, 2021.

12. Survival. The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Expenses, Confidentiality, Other Services, Survival, and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of each Initial Lender, or the undertakings of each Commitment Party set forth herein (regardless of whether the Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Closing Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival, and Governing Law) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

13. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER

CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS. With respect to any suit, action, or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby (a “Proceeding”), the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of (i) in the case of any Proceeding arising prior to the Effective Date (as defined in the Plan), the United States Bankruptcy Court for the Southern District of Texas and (ii) in the case of any Proceeding arising thereafter, any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14. Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. This Commitment Letter and the Fee Letters shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person or entity other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Lender Fee Letter may only be amended, modified, or superseded by an agreement in writing signed by each of you and the Commitment Parties. The Agent Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and Wells Fargo Bank.

[Signature Pages Omitted]

[Schedules Omitted]

ANNEX A

Term Sheet

SUMMARY OF TERMS AND CONDITIONS

DIAMOND FOREIGN ASSET COMPANY

Each capitalized term used and not defined in this Summary of Terms and Conditions (this “Term Sheet”) shall have the meaning ascribed such term in Addendum A attached hereto.

This Term Sheet is provided for discussion purposes only and does not constitute an offer, agreement, or commitment to enter into such proposal. This Term Sheet is intended as an outline of certain of the material terms of a possible restructuring for Diamond Offshore Drilling, Inc. and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for such restructuring. Any such restructuring would be subject to, among other things, satisfactory completion of due diligence and definitive documentation, the mutual agreement of the parties, and all necessary formal credit approvals.

This Term Sheet is being delivered to you as a statement made in connection with settlement discussions and compromise negotiations and this Term Sheet and the information contained herein, is therefore subject to Rule 408 of the Federal Rules of Evidence.

$300 to $400 Million Senior Secured Revolving Credit Facility

Credit Facility:	Revolving credit facility (the “Credit Facility”) in an original aggregate principal amount equal to (a) an amount not less than $300.0 million and not more than $400.0 million (such amount, the “Commitment Amount”), plus (b) the amount of the PIK Upfront Fee (as defined below). The Commitment Amount will be the amount of the Commitments (as defined below) to the Credit Facility received from the Existing RCF Lenders pursuant to elections made in accordance with the Plan, up to $400.0 million. The sum of the Commitments plus the principal amount of the Last Out Term Loan on the Closing Date (as defined below) shall not exceed $500.0 million.

The obligations of the Credit Parties (as defined below) under the Credit Facility, including, without limitation, all obligations to pay principal of and interest on the Loans (as defined below), to reimburse any Issuing Bank (as defined below) for any payment under any Letter of Credit (each as defined below) and to pay fees, costs, expenses, indemnities and other obligations under the Credit Facility and any Credit Documents (as defined below), are collectively referred to herein as the “Obligations”; the commitment of the Lenders to advance Loans and participate in Letters of Credit is collectively referred to herein as the “Commitments”.

Co-Borrowers:	Diamond Foreign Asset Company, a Cayman Islands company limited by shares (“DFAC” and together with any other subsidiary of DFAC designated by the Company as an additional borrower prior to the Closing Date that is acceptable to the Administrative Agent and the Lenders, the “Borrowers” and each individually, a “Borrower”).

Diamond Offshore Drilling, Inc.	Confidential

Guarantors:	Each of the following, on a joint and several basis: (a) Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), Diamond Offshore Finance Company, a Delaware corporation (“DOFC”), Diamond Offshore Services Company, a Delaware limited liability company (“DOSC”), and DFAC, (b) each Restricted Subsidiary of the Company, including Eligible Local Content Entities, which is not an Excluded Subsidiary (as defined below), (c) each Restricted Subsidiary of the Company that (1) owns a Rig or (2) operates or is a party to a drilling contract or charter (or similar contract) related to, a Rig, or holds an account in which payments in respect of such Rigs, contracts or charters are made or held (each, a “Rig Subsidiary”), (d) each Restricted Subsidiary of the Company that directly or indirectly owns equity interests in a Rig Subsidiary, (e) any other Person that is a borrower, issuer, or guarantor under any of the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any) (the Persons referred to in clauses (a), (b), (c), (d) and (e) above, the “Required Guarantors”), and (f) each other Subsidiary (as defined below) of the Company, if any, that elects to provide a guarantee of the Credit Facility (each other Subsidiary of the Company referred to in this clause (f), a “Discretionary Guarantor” and, together with the Required Guarantors, the “Guarantors”).

As used herein: (a) “Additional Subject Jurisdiction” means any jurisdiction (other than any Initial Subject Jurisdiction) in which a Required Guarantor (i) is organized, incorporated or formed and/or (ii) has material operations or owns any assets, but only if the value of all assets (excluding Rigs and intercompany claims owing to Credit Parties) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds a materiality threshold to be agreed (which shall give rise to a notice requirement by the Borrowers); (b) “Credit Parties” means the Borrowers and the Guarantors; (c) “Initial Subject Jurisdictions” means the United States of America (or any political subdivision thereof), England and Wales, Marshall Islands, Cayman Islands, Brazil, the Netherlands, and Curacao; (d) “Subsidiary Credit Parties” means the Credit Parties (other than the Company); and (e) “Subject Jurisdictions” means the Initial Subject Jurisdictions and the Additional Subject Jurisdictions (if any); provided that references to the Subject Jurisdictions shall only include a reference to any non-U.S. Subject Jurisdiction for so long as one or more Required Guarantors (i) are incorporated, organized or formed in such non-U.S. jurisdiction or (ii) have material operations or own assets in such non-U.S. Subject Jurisdiction that satisfy the materiality threshold referred to in clause (ii) of the definition of “Additional Subject Jurisdiction”.

So long as no default or event of default would result from such release and the Borrowers have demonstrated pro forma compliance with each Collateral Coverage Ratio after giving effect to such release (as evidenced by a compliance certificate setting forth and certifying such calculation and the absence of a default or event of default), a Guarantor shall be released from its guarantee (i) automatically if all

2            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

of the capital stock of such Guarantor that is owned by the Company or any Credit Party is sold or otherwise disposed of in a transaction or series of transactions permitted by the Credit Facility, (ii) automatically if such Guarantor is designated as an Unrestricted Subsidiary in compliance with the Credit Documents, or (iii) solely with respect to any Discretionary Guarantor that is not also a Required Guarantor, upon a written notice from the Company to the Administrative Agent requesting such release and certifying that such Person will no longer be a Discretionary Guarantor, in the case of each of clauses (i), (ii), and (iii) above, so long as, substantially simultaneously with such release, such Guarantor is released from its obligations under the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any).

“Excluded Subsidiary” means:

(a) any Subsidiary other than a Rig Subsidiary (i) that would be prohibited or restricted from guaranteeing the Credit Facility by any governmental authority with authority over such Subsidiary, applicable law or regulation or analogous restriction or contract (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party, unless such consent, approval, license or authorization has been received, but excluding any restriction in any organizational or governing documents of such Subsidiary, provided that, if reasonably requested by the Administrative Agent, the Company and its Restricted Subsidiaries shall use commercially reasonable efforts to obtain such consent, approval, license, or authorization to the extent required or advisable under the laws of the jurisdiction of organization of such Subsidiary for such Subsidiary to guarantee the Credit Facility, as reasonably determined by the Administrative Agent) so long as (x) in the case of Subsidiaries of the Company existing on the Closing Date, such contractual obligation is in existence on the Closing Date and (y) in the case of Subsidiaries of the Company acquired after the Closing Date, such contractual obligation is in existence immediately prior to such acquisition; (ii) if the provision of a guarantee by such Subsidiary (other than a Subsidiary formed in a Subject Jurisdiction) would result in material adverse tax consequences as reasonably determined by the Company and the Administrative Agent; or (iii) that is otherwise excluded from the requirement to provide a guarantee pursuant to clause (e) of the Agreed Security Principles;

(b) (i) any non-wholly owned Subsidiary (other than a Rig Subsidiary) that is prohibited from guaranteeing the Credit Facility pursuant to its governing documents (provided that no Subsidiary that is wholly owned and a Guarantor as of the Closing Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the equity interests in such Subsidiary are sold or otherwise transferred to any Person that is not a Credit Party, and, notwithstanding such sale or other transfer of a portion (but not all) of the equity interests in such Subsidiary, such

3            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary); (ii) any Unrestricted Subsidiary; and (iii) any Immaterial Subsidiary; and

(c) any wholly-owned Restricted Subsidiary (other than a Rig Subsidiary) acquired with pre-existing indebtedness (to the extent not created in contemplation of such acquisition and as permitted by the Credit Documents), the terms of which prohibit the provision of a guarantee by such Restricted Subsidiary; and

(d) any non-U.S. Subsidiary to the extent that the burden or cost of providing a guarantee outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent in consultation with the Company.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company which, together with its Subsidiaries, as of the last day of the most recently ended four fiscal quarter period of the Company for which financial statements have been delivered to the Administrative Agent pursuant to the Credit Documents (the “Test Period”), on a pro forma basis (including pro forma for acquisitions and dispositions during such period), (a) contributed less than 2.5% of Adjusted EBITDA and (b) for which, as of the last day of such Test Period, the Combined Adjusted Total Assets of such Restricted Subsidiary is less than 2.5% of the Adjusted Consolidated Total Assets of the Company and its Restricted Subsidiaries; provided that, for the most recently ended Test Period prior to such date, the combined (i) Adjusted EBITDA attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Adjusted EBITDA for such period and (ii) Adjusted Total Assets of all Immaterial Subsidiaries shall not exceed 5.0% of the Adjusted Consolidated Total Assets of the Company and its Restricted Subsidiaries for such period, in each case, as determined in accordance with GAAP (each of Adjusted EBITDA and consolidated total assets to be determined after eliminating intercompany obligations owing to Credit Parties); provided that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary is a Rig Subsidiary. “Material Subsidiary” means, as of any time of determination, any Restricted Subsidiary of the Company which is not an Immaterial Subsidiary.

Joint Lead Arrangers and Joint Lead Bookrunners:	Wells Fargo Securities, LLC (“Wells Fargo Securities”) and the other joint lead arrangers and joint bookrunners under the Existing Credit Agreement to the extent such institutions are Lenders under the credit agreement governing the Credit Facility (the “Lead Arrangers”).

Administrative Agent & Collateral Agent:	Wells Fargo Bank, National Association (“Wells Fargo Bank”) shall be the administrative agent for the Credit Facility (in such capacity, the “Administrative Agent”). Wells Fargo Bank (or its designee) shall

4            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

be the collateral agent for the Credit Facility, the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt (in such capacity, the “Collateral Agent”). Collateral agency arrangements to be agreed.

Syndication Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Documentation Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Lenders:	Wells Fargo Bank, each financial institution party to the Existing Credit Agreement electing to provide a Commitment under the Credit Facility on the Closing Date (collectively, the “Lenders” and each individually, a “Lender”).

Any Lender that is also (or whose affiliate is) a direct or indirect equityholder of the Company (an “Affiliated Lender”) will not receive information provided solely to Lenders and Issuing Banks by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders, Issuing Banks, and the Administrative Agent.

Issuing Banks:	Wells Fargo Bank, Barclays Bank PLC, Citibank, N.A., HSBC Bank USA, National Association and any other Lender that consents to being an issuing bank (each, an “Issuing Bank”); provided, each Issuing Bank shall be acceptable to the Administrative Agent and the Borrowers, such acceptance not to be unreasonably withheld or delayed. Each Issuing Bank shall notify the Administrative Agent and the Borrowers of the aggregate maximum face amount of Letters of Credit that such Issuing Bank agrees to issue under the Credit Facility, which shall not exceed the Letter of Credit Sublimit (such amount, such Issuing Bank’s “LC Commitment”). Wells Fargo Bank’s LC Commitment on the Closing Date will be $25 million; Barclays Bank PLC’s LC Commitment on the Closing Date will be $25 million; Citibank, N.A.’s LC Commitment on the Closing Date will be $25 million; and HSBC Bank USA, National Association’s LC Commitment on the Closing Date will be $25 million, in each case subject to such Issuing Bank’s customary KYC process and credit approvals related to fronting risk to the Lenders.

Collateral & Intercreditor Arrangements:	The Collateral (as defined below) will be created under, and governed by, the same collateral documents as the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt, subject to any local law requirements. Subject to the Agreed Security Principles, the Obligations will be secured by the following (collectively, the “Collateral”):

(a) a pledge by each Credit Party of 100.0% of the stock of each Restricted Subsidiary directly owned thereby; and

5            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(b) a first priority, perfected lien on and security interest (subject to permitted liens) in substantially all assets of each Credit Party, including, without limitation, (i) 100% of the equity interests owned in each Restricted Subsidiary and each Credit Party (other than the Company), (ii) all material owned registered intellectual property (provided that, if such security can be granted pursuant to a customary composite “all assets” security document, all owned registered intellectual property of such Credit Party shall be subject to liens), (iii) all Rigs, (iv) all accounts receivable, general intangibles, equipment, charters, drilling contracts and other contracts, vessels, intercompany indebtedness, and all proceeds of the foregoing, in each case related to such Rigs, and all collection accounts, pooling accounts, and other amounts into which payments related to such Rigs are made or swept or in which such amounts are held, (v) Material Real Property (as defined herein), and (vi) all deposit accounts, securities accounts and commodity accounts, with respect to which accounts (other than Excluded Accounts (as defined below)) shall be required to be subject to account control agreements in form and substance reasonably satisfactory to the Administrative Agent (or, with respect to non-U.S. accounts, other applicable agreements, filings, or perfection actions reasonably acceptable to the Administrative Agent) to the extent required by Agreed Security Principles, shall be delivered (x) within 30 days of the Closing Date, or such longer period as the Administrative Agent may reasonably approve, with respect to each U.S. account required to be Collateral as of the Closing Date, (y) within 45 days of the Closing Date, or such longer period as the Administrative Agent may reasonably approve, with respect to each non-U.S. account required to be Collateral as of the Closing Date, and (z) prior to any deposit of any proceeds into a newly established account or any account ceasing to be an Excluded Account (or, in any such case, such longer period thereafter as the Administrative Agent may reasonably approve), with respect to each account required to be Collateral that is established after the Closing Date or that ceases to be an Excluded Account after the Closing Date, as the case may be.

The Credit Documents shall also include customary negative pledges on all assets of the Credit Parties (with certain customary exceptions and thresholds), in each case, to be mutually agreed and subject to permitted liens.

The secured and guaranteed obligations under the Credit Facility shall include the obligations of the Credit Parties under (a) the Credit Facility, the Credit Documents, and Guarantees, (b) hedging transactions in existence on the Closing Date that were entered into with counterparties that are Lenders or affiliates of Lenders on the Closing Date and hedging transactions entered into after the Closing Date with a hedging transaction counterparty that was a Lender or an affiliate of a Lender at the time such hedging transaction was entered into, and (c) treasury management obligations in existence on the Closing Date that are held by Lenders or affiliates of Lenders on the Closing Date and treasury management obligations incurred after the Closing Date with a counterparty that was a Lender or an affiliate of a Lender at the time such treasury management obligation was incurred.

6            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

The priority of the security interests and related creditor rights among the Credit Facility, the Last Out Notes, the Last Out Term Loan, and (if any) the Last Out Incremental Debt will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “First Out/Last Out Intercreditor Agreement”). The First Out/Last Out Intercreditor Agreement shall provide that the payment obligations under the Last Out Notes, Last Out Term Loan, and Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the Credit Facility in all respects.

Notwithstanding the foregoing, the Collateral shall not include any Excluded Property (as defined below), or any other property or asset that is otherwise excluded pursuant to the Agreed Security Principles. “Excluded Property” means:

(i) fee owned real property with a fair market value of less than $10.0 million in the aggregate (any property in excess of such threshold, “Material Real Property”), and any leasehold interests in real property (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), and any fixtures affixed to such excluded real property;

(ii) pledges and security interests prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any governmental or regulatory authority unless such consent has been obtained; provided that, if reasonably requested by the Administrative Agent, the Credit Parties will use commercially reasonable efforts to obtain such consents to the extent required or advisable to create or perfect such security interests under the laws of the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion);

(iii) minority interests or equity interests in joint ventures and non-wholly-owned Subsidiaries, to the extent the grant of a lien on such interest would require a consent, approval, license or authorization from any governmental authority or any other Person (other than a Credit Party or Restricted Subsidiary); provided that, if reasonably requested by the Administrative Agent, the Credit Parties will use commercially reasonable efforts to obtain such consents to the extent required or advisable to create or perfect such security interests in such minority interests or equity interests in the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion; and provided further that such minority interests or equity interests in a Subsidiary that were directly or indirectly owned by the Company on the Closing Date shall not be Excluded Property if they were not Excluded Property on the Closing Date;

7            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(iv) any lease, license, contract, or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein to secure the Credit Facility would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that, if reasonably requested by the Administrative Agent, the Credit Parties shall use commercially reasonable efforts to obtain any such consent, approval, license or authorization to the extent required or advisable to create or perfect a security interest in such lease, license, contract, or agreement or purchase money or similar arrangement under the laws of the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion, other than with respect to drilling contracts)) or create a right of termination in favor of any other party thereto (other than a Borrower or a Restricted Subsidiary) after giving effect to Sections 9-406, 9-407, 9-408, and 9-409 of the Uniform Commercial Code, which limit anti-assignment provisions, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(v) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use,” “Amendment to Allege Use” or similar filing with respect thereto, by the United States Patent and Trademark Office, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vi) any after-acquired property (including property acquired through acquisition or merger of another Person) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement that encumbers such property prior to such acquisition (in each case, not created in contemplation thereof) solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;

(vii) the capital stock of (A) Unrestricted Subsidiaries, (B) any after-acquired non-wholly owned Subsidiary to the extent that restrictions in any organizational or governing documents of such Subsidiary prohibit the pledge of its capital stock, and (C) Excluded Subsidiaries (other than any Discretionary Guarantor and any Restricted Subsidiary that becomes an Excluded Subsidiary solely by virtue of its being an Immaterial Subsidiary) to the extent such pledge would be prohibited by the same factors that cause such Subsidiary to be an Excluded Subsidiary;

8            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(viii) (A) certain accounts to be agreed, such as (1) deposit accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions), (2) pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions), (3) withholding tax and other similar tax accounts (including sales tax accounts), (4) fiduciary accounts, escrow accounts, trust accounts and other accounts, in each case, which solely hold funds on behalf of any third party (or the equivalent thereof in any non-U.S. jurisdiction), (5) other deposit accounts, securities accounts, and commodity accounts with balances in the aggregate for all accounts referred to in this subclause (5), not exceeding $20 million at any time, and (6) any other account to the extent the cost of creating a lien therein is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent (such excluded accounts referred to in this clause (A), collectively, the “Excluded Accounts”), and (B) all funds and other property held in or maintained in any such Excluded Account; provided that no Reinvestment Account shall be an Excluded Account; and

(ix) other exceptions to be mutually agreed upon between the Company and the Administrative Agent.

Notwithstanding anything to the contrary herein, in determining whether any security shall be created and/or perfected, the Credit Documents shall reflect the following principles and other customary security principles to be mutually agreed in the Credit Documents (collectively, the “Agreed Security Principles”):

(a) The Credit Documents shall not require any party to take steps to create or perfect any lien in Excluded Property.

(b) Perfection through account control agreements or other actions (other than the filing of UCC-1 financing statements or other all-asset filings, as applicable) shall not be required with respect to (i) Excluded Accounts or any non-U.S. accounts with respect to which the Administrative Agent determines the cost of perfection is excessive in relation to the practical benefit to the Lenders afforded thereby, (ii) any commercial tort claim, except for any commercial tort claim held by a Credit Party with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages in excess of $1.0 million for each such claim (but with respect to claims in courts outside the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim), and (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the

9            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

filing of a UCC-1 financing statement or other all-assets filing (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC-1 financing statement or other all-assets filing)).

(c) None of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation or perfection of liens on any Collateral within or subject to the laws of the United States of America other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) (subject to materiality thresholds to be set forth in the Credit Documents) and the subordination of intercompany liabilities, (ii) the execution and delivery of, and performance under, the security and pledge agreements, any required short-form intellectual property collateral documents and any required account control agreements (the terms of which shall reflect that the relevant Credit Party will have full operational control of the accounts subject thereto absent the occurrence of and continuance of an event of default), (iii) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) the filing of UCC-1 financing statements, (v) mortgages (or similar collateral documents) encumbering the Rigs and related assets, (vi) mortgages and related security documents on Material Real Property, and (vii) other actions reasonably agreed between the Administrative Agent and the Company, subject to customary exceptions and thresholds to be set forth in the Credit Documents.

(d) None of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation or perfection of liens on any Collateral that are within or subject to the laws of any jurisdiction other than (i) the Subject Jurisdictions and (ii) solely with respect to the mortgage of each owned Rig and related assets required to be Collateral, execution and recordation of a mortgage (or similar collateral document) and delivery of other customary documentation reasonably requested by the Administrative Agent, in each case in the relevant jurisdiction in which such Rig is flagged and, if applicable, the jurisdiction where the owner of such Rig is formed. Absent an event of default that is continuing, except as set forth in subclause (ii) of the foregoing sentence, no collateral documents shall be required to be delivered under the laws of any jurisdiction other than the Subject Jurisdictions.

(e) General statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or civil liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a Restricted Subsidiary (other than a Rig Subsidiary) from providing a guarantee or granting liens on its assets or may require that any guarantee and/or security be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the guarantee and/or security

10            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

is limited by an amount or otherwise in order to make such guarantee or security granted by a Restricted Subsidiary (other than a Rig Subsidiary) legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary (other than a Rig Subsidiary) from breaching any applicable law or otherwise in order to avoid civil or criminal liability of the officers or directors (or equivalent) of any Credit Party, the limit shall be no more than the minimum limit required by those limitations, rules or principles. To the extent the minimum limit can be increased or eliminated, as applicable, by actions or omissions on the part of any Credit Party, each Credit Party shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to increase or eliminate the minimum limit required by those limitations, rules or principles.

(f) Registration of any liens created under any collateral document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Document or within the time periods specified by applicable law or regulation, in order to ensure due priority, perfection and enforceability of the liens on the Collateral required to be created by the relevant Credit Document.

(g) Where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by a Credit Party in a particular jurisdiction, such Credit Party’s grant of security or the steps required to perfect such liens, as applicable, over such category of assets may be limited to the material assets in that category where determined appropriate by the Company and the Administrative Agent in light of the Agreed Security Principles.

(h) No security granted in motor vehicles and other assets subject to certificates of title (in each case, other than any owned Rigs required to be mortgaged as Collateral and any motor vehicle or other asset with a value in excess of $3.0 million) shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement or similar composite “all asset” security document under applicable law of any foreign Subject Jurisdiction).

(i) The Credit Parties shall pledge, or cause to be pledged, the equity interests they own in each Restricted Subsidiary and each Credit Party, unless otherwise excluded from the Collateral pursuant to the Agreed Security Principles. Each collateral document in respect of security over equity interests in any Subsidiary Credit Party will be governed by the laws of the country (or state thereof) in which such Person is incorporated, organized or formed; provided that each

11            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

collateral document in respect of security over equity interests in (x) any U.S. Restricted Subsidiary will be governed by the laws of the State of New York or (y) any Restricted Subsidiary that is not incorporated, organized or formed in a Subject Jurisdiction may be governed by the laws of the State of New York and/or the laws of a relevant non-U.S. Subject Jurisdiction, as determined in the sole discretion of the Administrative Agent. Absent an event of default that is continuing, no Credit Party or Restricted Subsidiary shall be required to provide any security or take any perfection step (A) under the laws of any jurisdiction that is not a Subject Jurisdiction, in respect of any equity interests held in any direct Restricted Subsidiary of any Credit Party incorporated, organized or formed outside a Subject Jurisdiction or (B) in respect of any equity interests held in any Person which is not a Subsidiary Credit Party or a direct Restricted Subsidiary of a Credit Party, in each case, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that (1) absent an event of default that is continuing, there shall be no requirement (and the Administrative Agent shall not request) that any local law perfection steps (or collateral documents) with respect to equity interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock transfer powers (or equivalent transfer powers) in respect of pledged equity interests in any Subsidiary Credit Party or any direct Restricted Subsidiary of a Credit Party) and (2) the Administrative Agent may require any Credit Party to provide a New York law-governed pledge of the equity interests owned in each Restricted Subsidiary held by such Credit Party, unless otherwise excluded from the Collateral pursuant to the Agreed Security Principles, regardless of such Credit Party’s or Restricted Subsidiary’s jurisdiction of organization, in addition to any other documents required or permitted to be requested under the Credit Documents.

(j) Information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a collateral document will be specified in that collateral document and all such information shall be provided by the relevant Credit Party at intervals no more frequently than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under the applicable collateral document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction or, so long as an event of default is continuing, following the Administrative Agent’s request.

(k) Unless an event of default exists, no registration of the liens on intellectual property constituting Collateral with an aggregate value of less than $3,000,000 shall be required.

12            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(l) No Credit Party shall be required to give notice of any security created over any of its contracts, book debts or accounts receivable to the relevant counterparties or debtors unless an event of default has occurred and is continuing, except that this shall not apply with respect to notices of security created over drilling or other similar contracts to the relevant counterparties that are necessary or desirable to create or perfect any lien in such contract.

(m) Each Credit Party shall use commercially reasonable efforts to create and perfect first ranking floating charges and general business charges in the relevant Subject Jurisdictions over its assets that are required to constitute Collateral. Any such floating charges and general business charges shall be in the form and to the extent consistent with market practice in the relevant Subject Jurisdiction. In addition, if requested by the Administrative Agent, each Credit Party shall sign a New York law-governed security agreement, regardless of such Credit Party’s jurisdiction of organization or location of its assets.

(n) The security documentation shall be limited to those documents mutually agreed among counsel for the Borrowers and for the Administrative Agent, which documentation shall in each case be in form and substance consistent with these principles, customary for the form of Collateral and as mutually agreed between the Administrative Agent and the Borrowers.

(o) No documentation with respect to the creation or perfection of liens shall be required for spare part equipment other than as would be customarily provided for in a mortgage over the applicable owned Rig required to be Collateral (if applicable), except to the extent (i) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (ii) the value of such assets reasonably capable of becoming Collateral exceeds a materiality threshold to be agreed.

(p) No lien searches shall be required other than customary searches in the United States, in any other Subject Jurisdiction (but only to the extent (i) the concept of “lien” searches exists therein, (ii) such requirement would be customary or consistent with market practice in such jurisdiction, and (iii) such searches can be obtained at commercially reasonable costs or are with respect to owned Rigs (which shall be customary registry searches)).

(q) None of the Borrower or any Guarantor shall be required to take any actions with respect to the creation and/or perfection of liens on any Collateral to the extent the cost of creating and/or perfecting of such lien is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent in consultation with the Borrower.

13            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Purpose:	General corporate purposes, including the repayment of certain indebtedness to the Lenders under the Existing Credit Agreement, working capital needs and capital expenditures.

Funding Options:	Prior to the Commitment Termination Date (as defined below), the Borrowers may borrow loans (the “Loans”) on a revolving basis up to the Commitment Amount.

All Loans shall be made in U.S. Dollars. The Borrowers may request the issuance of Letters of Credit (a) from all of the Issuing Banks in U.S. Dollars, British Pounds Sterling, Euros, Mexican Pesos, or Norwegian Kroner, (b) from Issuing Banks that approve such currency prior to the Closing Date, in Brazilian Reais, Malaysian Ringgit, and Indonesian Rupiah, or (c) any other eligible major currency as may be requested by the Borrowers and agreed to by the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion.

Closing Date:	The date of the satisfaction or waiver of the Initial Conditions (such date, the “Closing Date”).

Commitment Termination Date:	One business day prior to the fifth anniversary of the Closing Date (such date, the “Commitment Termination Date”).

Letters of Credit:	Prior to the Commitment Termination Date, the Borrowers may use up to the lesser of (i) $100.0 million of the Credit Facility (the “Letter of Credit Sublimit”) and (ii) the aggregate LC Commitments for the issuance by the Issuing Banks of standby letters of credit (the “Letters of Credit”) having an expiry of no later than the earlier of (A) one year after the issuance thereof and (B) five (5) business days prior to the Commitment Termination Date (or with respect to a Letter of Credit for which the Borrowers have delivered cash collateral or a back-to-back letter of credit, in each case satisfactory to the relevant Issuing Bank, in an amount equal to 105% of the face amount of such Letter of Credit, such later expiry date as may be agreed to by such Issuing Bank); provided, however, that no individual Issuing Bank shall be obligated to issue Letters of Credit in an aggregate amount in excess of its LC Commitment. Letters of Credit may be in the form of performance letters of credit or financial letters of credit. Letters of Credit may be denominated in (a) U.S. Dollars, British Pounds Sterling, Euros, Mexican Pesos, or Norwegian Kroner, (b) subject to the approval of the relevant Issuing Banks prior to the Closing Date, Brazilian Reais, Malaysian Ringgit, and Indonesian Rupiah, or (c) any other eligible major currency as may be requested by the Borrowers and agreed to by the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion. Each HSBC Letter of Credit shall be deemed issued as a Letter of Credit on the Closing Date (subject to the conditions precedent to closing and the conditions precedent to each extension of credit being satisfied).

14            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Interest Rates:	Interest on Loans will accrue based on (i) the Base Rate, plus the Applicable Margin (as defined below), or (ii) the LIBOR Rate, plus the Applicable Margin, in each case as selected by the Borrowers. The LIBOR Rate will be subject to LIBOR replacement provisions consistent with Wells Fargo Bank policy, ARRC guidelines, and bank market practice as of the Closing Date.

Letter of Credit Fees:	With respect to each Letter of Credit, the Borrowers shall pay (a) a fronting fee to the applicable Issuing Bank equal to 0.125% per annum of the face amount of each such outstanding letter of credit and (b) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last business day of each calendar quarter and on such expiration date and, if applicable, on the Commitment Termination Date. Additionally, the Borrowers agree to pay all customary administrative and issuance fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank (solely for such Issuing Bank’s account) in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

Interest Payments:	Interest on each Base Rate Loan shall be payable quarterly in arrears on the last business day of each calendar quarter; interest on each LIBOR Rate Loan shall be payable at the end of each Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, every three months during such Interest Period, and all accrued and unpaid interest on the Loans shall be payable in full on the Commitment Termination Date and, with respect to interest accrued on any principal prepaid, on the date of such prepayment.

Funding:	The Borrowers shall provide prior written notice (or telephonic notice promptly confirmed in writing) of any funding request (including, without limitation, the deemed funding of Loans to occur on the Closing Date) and interest rate conversions to the Administrative Agent (i) by 11:00 a.m. ET on the date of borrowing with respect to Base Rate Loans; and (ii) by 11:00 a.m. ET at least three (3) business days in advance with respect to LIBOR Rate Loans. LIBOR Rate Loans shall be in minimum amounts of $5.0 million and Base Rate Loans shall be in minimum amounts of $1.0 million and, in each case, if above such amounts, in an integral multiple of $1.0 million. No more than a total of ten (10) Loans subject to LIBOR Rate pricing may be in effect at any time under the Credit Facility.

15            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments:	Prepayment of Loans may be made, without premium or penalty, at any time in whole or in part (other than the payment of customary LIBOR breakage amounts). The Borrowers must give the Administrative Agent notice by 11:00 a.m. ET at least three (3) business days prior to any prepayment of LIBOR Rate Loans and notice by 11:00 a.m. ET on the date of any prepayment of Base Rate Loans, and any such prepayments shall be in minimum amounts of $5.0 million with respect to LIBOR Rate Loans and $1.0 million with respect to Base Rate Loans or such smaller amount as needed to prepay a certain Loan in full.

The Commitments may be permanently terminated at any time in whole or in part by the Borrowers on at least three (3) business days prior notice to the Administrative Agent; provided that no such termination shall reduce the aggregate available Commitments to an amount less than the aggregate amount of the Loans and LC Exposure at the time of such termination. Each partial reduction of the Commitments shall be in an aggregate amount of at least $5.0 million and shall be applied ratably to the respective Commitments of the Lenders.

The mandatory prepayment provisions in the Credit Documents shall be limited to the following:

Anti-Cash Hoarding – Excess Cash Sweep Prepayment. If, at the end of any Wednesday (or if such day is not a business day, the immediately succeeding business day) (each such date, an“Excess Cash Test Date”), (a) Loans are outstanding under the Credit Facility and (b) Available Cash (as defined below) exceeds $125.0 million, then the applicable Borrower shall prepay, or shall cause to be prepaid, within three (3) business days after such Excess Cash Test Date, Loans (and if there is still excess, cash collateralize any LC Exposure) in an aggregate amount (when taken together with accrued and unpaid interest on the Loans to be so prepaid) equal to the lesser of (i) Available Cash as of such Excess Cash Test Date in excess of $125.0 million and (ii) the principal amount of Loans then outstanding plus accrued and unpaid interest on such prepaid Loans plus any LC Exposure (and any such payment shall not reduce Lenders’ Commitments). To the extent that any amount is required to be prepaid pursuant to the immediately preceding sentence with respect to any Excess Cash Test Date, the applicable Borrower shall deliver to the Administrative Agent, substantially simultaneously with such prepayment, a certificate of a financial officer of the applicable Borrower certifying the amount required to be so prepaid with respect to such Excess Cash Test Date, as reasonably determined or reasonably estimated by the applicable Borrower in good faith.

Anti-Cash Hoarding – Use of Proceeds Prepayment. With respect to each borrowing, if the aggregate amount of Available Cash would exceed $125.0 million after giving effect to such borrowing and any

16            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

other transactions occurring prior to or substantially simultaneously with such borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such borrowing, if and to the extent the applicable Borrower has not applied the proceeds of such borrowing for the purpose specified in the Use of Proceeds Certificate delivered in connection with such borrowing by the fifth (5th) business day following the date such borrowing is made, then on the next business day the applicable Borrower shall prepay the Loans in an aggregate principal amount equal to the lesser of (a) the amount of the proceeds that were not applied for the purpose specified in the applicable Use of Proceeds Certificate and (b) the amount necessary to cause the aggregate amount of Available Cash to be less than or equal to $125.0 million at the end of such business day.

Asset Sales – Commitment Reductions. Upon (a) the date of consummation of any asset sale or other transfer of assets by the Company or any Restricted Subsidiary (the“Asset Sale Date”) (other than certain ordinary course, de minimis asset sales to be agreed, including asset sales described under clauses (iv), (v) and (vi) of the covenant described in clause 8 (Asset sales) under “Negative Covenants” below), unless the Administrative Agent has received a Reinvestment Notice with respect to any net cash proceeds (which, for the avoidance of doubt, shall be net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” below and secured by such assets and that is required to be repaid with the proceeds thereof) on such Asset Sale Date, and (b) any Reinvestment Termination Date, the Commitments shall be automatically reduced by an amount necessary to cause the Threshold Ratio as of such date to be equal to or greater than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date (after giving pro forma effect to such asset sale, such commitment reduction, and any concurrent repayment of indebtedness).

Asset Sales—Temporary Availability Reduction. If, on any Asset Sale Date, the Administrative Agent has received a Reinvestment Notice with respect to any cash proceeds of such asset sale or transfer and the Threshold Ratio (after giving pro forma effect to such asset sale or transfer) is less than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date, then the availability of the Commitments during the relevant Reinvestment Period shall be temporarily reduced by an amount necessary to cause the Threshold Ratio as of such Asset Sale Date to be equal or greater than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date (after giving pro forma effect thereto).

Asset Sales – Mandatory Prepayments. Upon any Asset Sale Date or any Reinvestment Termination Date, the Borrowers shall prepay the Loans (and cash collateralize any LC Exposure) (a) to the extent a prepayment would be required under the paragraph below entitled

17            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Outstandings Exceed Commitments” (including if any such prepayment would be required as a result of a commitment reduction pursuant to the paragraph above entitled “Asset Sales – Commitment Reductions”, but, for the avoidance of doubt, not as a result of any temporary availability reduction pursuant to the paragraph above entitled “Asset Sales – Temporary Availability Reduction”), and (b) to the extent a prepayment would be required pursuant to the paragraph above entitled “Anti-Cash Hoarding – Excess Cash Sweep Prepayment” (regardless of any timing provisions set forth in such paragraph).

Prepayments of Other Indebtedness. In addition, to the extent any mandatory repayment, mandatory redemption, or offer to purchase is required under the Last Out Term Loan, Last Out Notes, or Last Out Incremental Debt, such requirement must be subject to (a) the prior payment of amounts payable under the Credit Facility in respect of such event and the credit agreement governing the Credit Facility will include a corresponding mandatory prepayment and (b) the covenant described in clause (4) of “Negative Covenants” below.

Outstandings Exceed Commitments. If at any time the principal amount of Loans outstanding under the Credit Facility plus any LC Exposure exceeds the Commitments of the Lenders then in effect, for any reason, including a reduction of Commitments pursuant to the Credit Documents, the Borrowers shall prepay the Loans (and cash collateralize any LC Exposure) in an amount equal to such excess.

“Reinvestment Account” means an account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent or with respect to non-U.S. accounts, other applicable agreements, filings, or perfection actions reasonably acceptable to the Administrative Agent, into which net cash proceeds from an asset sale or other transfer of assets permitted pursuant to clause (8) of “Negative Covenants” below have been deposited; provided that, for the avoidance of doubt, such account shall not be required to be a segregated account.

“Reinvestment Notice” means a notice in writing from the Company to the Administrative Agent given on any Asset Sale Date that the Company or any Restricted Subsidiary has consummated an asset sale or other transfer of assets permitted pursuant to clause (8) of “Negative Covenants” below and that the Company intends to apply the net cash proceeds received from such permitted asset sale (x) to reinvest such net cash proceeds in one or more Rigs, (y) to acquire all of the capital stock of an entity owning one or more Rigs or other related assets useful in the Credit Parties’ and their Subsidiaries’ business, or (z) to apply such net cash proceeds to capital expenditures in Rigs, in each case, within the Reinvestment Period.

18            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Reinvestment Period” means the period commencing on any Asset Sale Date and ending on the date that is 180 days following such Asset Sale Date (which date may be extended by an additional 90 days if the applicable net cash proceeds are contractually committed by the end of 180 days following such Asset Sale Date to be reinvested by the Company in a manner permitted by the Credit Documents within such additional 90-day period), so long as the Company has delivered a Reinvestment Notice with respect to such net cash proceeds on such Asset Sale Date.

“Reinvestment Termination Date” means, with respect to net cash proceeds received in respect of an asset sale or other transfer of assets, the earlier of (a) the date on which all of such net cash proceeds are reinvested by the Company in the manner described in the Reinvestment Notice delivered with respect to such net cash proceeds, and (b) the last day of the Reinvestment Period applicable to such net cash proceeds.

“Threshold Ratio” means, as of any date of determination, the ratio of:

(a) the Collateral Rig Value in effect on such date, to

(b) the sum of (1) the greater of (x) the Commitments and (y) the sum of the Loans and LC Exposure, plus (2) the outstanding principal amount of the Last Out Term Loan, plus (3) the outstanding principal amount of the Last Out Notes, plus (4) the outstanding amount of any Last Out Incremental Debt.

Payments:	All payments by the Borrowers shall be made not later than 12:00 p.m. ET to the Administrative Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes, subject to customary exceptions in accordance with Wells Fargo Bank policy. Any Lender not organized under the laws of the United States or any state thereof (and any Lender that is disregarded for U.S. federal income tax purposes from, or is treated as partnership for U.S. federal income tax purposes and has a partner that is, a Person that is not organized under the laws of the United States or any state thereof) must, prior to the time it becomes a Lender, furnish the Borrowers and the Administrative Agent with forms or certificates as may be appropriate to verify that such Lender would, if any interest payments were U.S. sourced, be exempt from U.S. tax (including FATCA) withholding requirements.

Applicable Margin; Reference Rate Floor; Default Rate: .	The margin applicable to Loans bearing interest based on the LIBOR Rate shall be 4.25%, and the margin applicable to Loans bearing interest based on the Base Rate shall be 3.25% (such rates, the “Applicable Margin”) The LIBOR Rate shall be subject to a floor of 1.0%, and the Base Rate shall be subject to a floor of 2.0%.

19            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

In addition, (a) automatically upon the occurrence and during the continuation of any payment event of default or upon a bankruptcy event of default of any Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuation of any other event of default, all outstanding principal, fees, and other obligations under the Credit Facility shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to such loans (including the applicable margin), fee, or other obligation and shall be payable on demand of the Administrative Agent.

Commitment Fee:	The Borrowers shall pay to the Administrative Agent for the account of each Lender, a fee, which shall accrue at the applicable rate per annum of 0.50% on the average daily unused amount of the Commitment of each Lender until the date on which such Lender’s Commitment terminates, which fee shall be payable (a) quarterly in arrears on the last business day of each calendar quarter, commencing on the first such day to occur after the Closing Date and (b) on the Commitment Termination Date.

PIK Upfront Fee:	The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders an upfront fee in an amount set forth in the Fee Letter (the “PIK Upfront Fee”), which shall be fully earned upon the effectiveness of the Plan Support Agreement and shall be due and paid-in-kind (by increasing the principal amount of the Loans outstanding by the amount of such fee) on the Closing Date. Upon the consummation of any Alternative Transaction (as defined in the Plan), such PIK Upfront Fee shall be due and payable in full in cash to the financial institutions that have committed to the Credit Facility, ratably according to their Commitments, on the date of the consummation of such Alternative Transaction. Notwithstanding the foregoing, the Alternative Restructuring Fee shall not be payable pursuant to the Fee Letter or otherwise to the extent the Alternative Restructuring is consummated as a result of a determination by the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) that the PCbtH Contracts’ treatment in the Chapter 11 Cases, including under the Plan, is not reasonably acceptable to the Requisite Consent RCF Lenders (as defined in the Plan Support Agreement).

Other Fees:	The Borrowers shall pay Wells Fargo Securities, the Administrative Agent, and the Collateral Agent such additional fees as may be agreed in the Fee Letter.

Funding Costs; Yield Protection and Defaulting Lenders; LIBOR Replacement; Etc.:	Usual and customary provisions, including provisions for such matters as increased costs, funding losses, capital adequacy, liquidity, illegality and taxes, subject to Lender mitigation requirements, provisions in respect of Defaulting Lenders (to be defined consistent with the Documentation Principles) and the Borrowers’ rights to replace Lenders. Customary EU/UK bail-in, supported QFC, and division of LLCs.

20            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

The Credit Documents shall contain customary language governing the protocol to obtain a replacement interest rate for LIBOR (the “Benchmark Replacement”), in accordance with Wells Fargo Bank policy, ARRC guidelines, and bank market practice as of the Closing Date.

Initial Conditions:	The conditions precedent to the Closing Date and the conditions precedent to the deemed funding of Loans and deemed issuance of Letters of Credit on the Closing Date (the “Initial Conditions”) are set forth on Addendum B.

Conditions to all Fundings:	(1) Accuracy in all material respects of representations and warranties contained in the definitive documentation entered into in connection with the Credit Facility including without limitation all guarantees, all security documentation, and the First Out/Last Out Intercreditor Agreement (collectively, the “Credit Documents”) (other than those stated to be made only on the Closing Date and those expressly made as of an earlier date); (2) solvency and absence of a default or an event of default under the Credit Documents; (3) the applicable Borrower has demonstrated and certified compliance with each Collateral Coverage Ratio immediately before and after giving pro forma effect to such extension of credit; (4) delivery of a borrowing request or letter of credit application, as applicable; (5) after giving pro forma effect to the funding and any transactions anticipated to occur in the period of five (5) business days following the date thereof and any other transactions occurring prior to or substantially simultaneously with such funding, the aggregate amount of Available Cash shall not exceed $125.0 million; and (6) with respect to any borrowing, if the aggregate amount of Available Cash would exceed $125.0 million after giving effect to such borrowing and any other transactions occurring prior to or substantially simultaneously with such borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such borrowing, then the applicable Borrower shall have delivered to the Administrative Agent a Use of Proceeds Certificate with respect to such borrowing.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash and cash equivalents (excluding, for the avoidance of doubt, cash collateral for Letters of Credit) held on the balance sheet of, or controlled by, or held for the benefit of, the Company or any of its Restricted Subsidiaries, other than the following amounts (without duplication): (i) any cash set aside to pay in the ordinary course of business amounts due and owing within ten (10) business days by the Company or any Restricted Subsidiary to unaffiliated third parties and for which the Company or any Restricted Subsidiary has issued checks

21            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts, (ii) any cash of the Company or any such Restricted Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party, (iii) deposits of cash or cash equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (iv) any cash or cash equivalents held in Excluded Accounts described in clauses (1) through (4) of the definition thereof, (v) any net cash proceeds held in a Reinvestment Account prior to the Reinvestment Termination Date applicable to such net cash proceeds, and (vi) any cash held in a non-U.S. account with respect to which the Company (a) demonstrates in writing to the Administrative Agent that (1) transferring such cash to a U.S. account or converting such cash to U.S. dollars would be in violation of or not permitted under applicable law or regulation in the jurisdiction where such account is located or is otherwise not possible at such time due to currency conversion delays or queues, or due to bank receiverships or similar governmental control of the bank where such account is held, in each case, to the extent such impediments to conversion or transfer are outside the Company’s and its Restricted Subsidiaries’ control and (2) the Company and its Restricted Subsidiaries have properly made all relevant applications under applicable law to transfer such cash to a U.S. account or convert such cash to U.S. dollars, as applicable, and otherwise diligently pursued all necessary consents, permits, or waivers that would be necessary or desirable to permit such transfer or conversion, as applicable, and (b) delivers a written certificate of a responsible financial officer of the Company that certifies and covenants that, while such circumstance exists, the Company and its Restricted Subsidiaries shall not transfer any additional cash to their accounts in such jurisdiction or, if such impediment or delay is related to the underlying currency itself, convert any additional cash to such currency, as applicable. The amount of Available Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined by the Company in good faith in accordance with the immediately preceding sentence.

Documentation Principles:	The Credit Documents shall, subject to the Agreed Security Principles, (a) contain those terms and conditions set forth in this Term Sheet and the Fee Letter and (b) otherwise contain terms and conditions that are usual and customary for similar first lien secured exit revolving credit facilities for offshore drilling companies or other global oilfield services company as of the Closing Date, subject to modifications, to be mutually agreed, to reflect (i) the terms and conditions set forth in the Plan Support Agreement and this Term Sheet, (ii) the internal policies of Wells Fargo Bank, and (iii) changes in regulatory considerations, market practice, law, and accounting standards (the foregoing, collectively, the “Documentation Principles”).

22            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Collateral Coverage Ratios:	At the end of each fiscal quarter beginning with the first full fiscal quarter ending after the Closing Date:

(a) the ratio (the “RCF Collateral Coverage Ratio”), based on appraisals delivered in accordance with clause (x) of “Affirmative Covenants” below, of (A) the Collateral Rig Value, to (B) the sum of the Loans and the LC Exposure, shall be equal to or greater than 2.0 to 1.0; and

(b) the ratio (the “Total Collateral Coverage Ratio,” and together with the RCF Collateral Coverage Ratio, collectively, the “Collateral Coverage Ratios”) of (A) the Collateral Rig Value, to (B) the sum of (1) the sum of the Loans and LC Exposure, plus (2) the outstanding principal amount of the Last Out Term Loan, plus (3) the sum of the outstanding principal amount of the Last Out Notes, plus (4) the outstanding principal amount of any Last Out Incremental Debt, shall be equal to or greater than 1.3 to 1.0.

Representations and Warranties:	To include the following, to be applicable to Credit Parties and their respective Restricted Subsidiaries and to include, subject to usual and customary exceptions, thresholds and qualifications consistent with the Documentation Principles:

(i) corporate existence and good standing;

(ii) power and authority;

(iii) validity and enforceability of Credit Documents;

(iv) no consents or approvals, registration or filing with, or any other action by any governmental authority;

(v) no conflicts with, default, or violation of laws, organizational documents or material contractual agreements;

(vi) no transactions resulting in the imposition of liens other than permitted liens;

(vii) no environmental matters;

(viii)compliance with all laws with governmental approvals and timely filing of all materials required to conduct business;

(ix) absence of material litigation;

(x) solvency as of each date such representation is made or deemed made;

23            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(xi)	use of proceeds and margin stock regulations;

(xii)	Investment Company Act;

(xiii)	labor and employment issues;

(xiv)	Patriot Act, anti-corruption, anti-money laundering, and sanctions laws, including express use of proceeds restrictions;

(xv)	ERISA;

(xvi)	accuracy of disclosures;

(xvii)	financial statements;

(xviii)	material contracts;

(xix)	taxes;

(xx)	receipt of necessary consents;

(xxi)	insurance;

(xxii)	good title and ownership of property;

(xxiii)	ownership and right to use intellectual property;

(xxiv)	collateral documents and liens;

(xxv)	legal names of the Credit Parties;

(xxvi)	information regarding current capital and corporate structure;

(xxvii)	ownership of Rigs;

(xxviii)	senior status of the Obligations;

(xxix)	no immunity;

(xxx)	not an Affected Financial Institution;

(xxxi)	beneficial ownership certification;

(xxxii)	existing indebtedness as of the Closing Date; existing liens as of the Closing Date;

(xxxiii)	after the Closing Date, absence of any Material Adverse Effect since January 22, 2021;

24            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

	(xxxiv)	customary Mortgaged vessel and jurisdiction-specific collateral requirements; and

	(xxxv)	deposit, securities, and commodity accounts of the Borrowers and each Restricted Subsidiary

Affirmative Covenants:

Limited to the following, to be applicable to Credit Parties and their respective Restricted Subsidiaries and to include, subject to usual and customary exceptions, thresholds and qualifications consistent with the Documentation Principles:

(i) maintenance of organizational existence and conduct of business;

(ii) maintenance of properties, including classification and operation of Rigs (other than with respect to stacked Rigs);

(iii) payment of taxes and ERISA obligations;

(iv) maintenance of customary insurance, delivery of summary insurance certificate from the Company’s broker(s) in form and substance substantially similar to a certificate provided to the Administrative Agent prior to the Closing Date that the Administrative Agent has confirmed is in form and substance reasonably satisfactory to it, and customary insurance certificates and/or endorsements;

(v) delivery of:

(a)   audited annual and unaudited quarterly consolidated financial statements of the Company, and audited annual or unaudited consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary;

(b)   a certificate of the Company demonstrating compliance with each Collateral Coverage Ratio, delivered together with the financial statements required to be delivered pursuant to clause (b) above and including customary certifications to the absence of defaults and accuracy of the representations and warranties in the Credit Documents;

(c)   on and after any Permitted Holdco Event, for so long as the conditions set forth in the definition thereof continue to be satisfied, quarterly certificate of a responsible officer of the Permitted Holdco and a responsible officer of the Company, certifying compliance with requirements set forth in clause (f) of the definition of “Permitted Holdco Event” and committing to comply with such requirements thereafter;

25            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(d) quarterly Fleet Status Certificates and Rig Value Certificates;

(e) annual supplements to any perfection certificate;

(f)   interim notices of any of the following changes with respect to the fleet status of any owned Rig reported in the most recently furnished Fleet Status Certificate: (1) a change to the jurisdiction in which such Rig is located (other than any change in the ordinary course of business of such Rig or other temporary or short-term change); (2) a sale or disposition of, or material event of loss with respect to, such Rig; (3) a material adverse change to the estimated contract start date or estimated contract expiration date with respect to such Rig; or (4) a change of such Rig’s status to “warm stacked”, “cold stacked”, “preservation stacked”, “held for sale”, “held at a shipyard”, or other non-marketed classification;

(g)   commencing December 31, 2021, a financial forecast (including a summary projected debt schedule) of the Company and its Restricted Subsidiaries delivered by December 31 of each fiscal year (in each case, for the upcoming twenty-four (24) month period on a quarterly basis; provided that for the purpose of compliance with this covenant, the financial forecasts previously delivered to the Lenders prior to the date hereof are in a form and level of detail sufficient for this covenant, except that such forecasts shall be required to include a summary projected debt schedule;

(h)   an annual budget for the Company and its Restricted Subsidiaries approved by the board of directors (or other governing body) of the Company and delivered within 90 days after the beginning of each fiscal year;

(i) notice that any jurisdiction that was not previously a Subject Jurisdiction becomes a Subject Jurisdiction for any reason, including the formation or incorporation of a Required Guarantor in such jurisdiction;

26            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(j) to the extent not previously disclosed to the Administrative Agent in writing, notice that a Required Guarantor has material operations, or owns assets (other than Rigs and intercompany obligations owing to Credit Parties) with a fair market value in excess of $5.0 million that are reasonably capable of becoming Collateral, in each case, in a jurisdiction that is not a current Subject Jurisdiction;

(k) copies of any notices or reports provided to the lenders or noteholders under the Last Out Term Loan, Last Out Notes, or (if any) Last Out Incremental Debt;

(l) (1) within ten (10) business days after the last day of each full calendar month ending after the Closing Date (A) a list setting forth the account balances, as of the last day of such calendar month, of each bank account of the Company and its Restricted Subsidiaries holding any portion of cash or cash equivalents and (B) a list setting forth the average account balance over such calendar month of each bank account of the Company and its Restricted Subsidiaries that holds any portion of cash and cash equivalents and that is not subject to an account control agreement reasonably satisfactory to the Administrative Agent; and (2) within five (5) business days after the last day of each full calendar month ending after the Closing Date and at any other time reasonably requested by the Administrative Agent, a report setting forth (A) a calculation of Available Cash as of the most recent Excess Cash Date (or at the applicable Borrower’s option, only with respect to month-end reports, as of the last day of such calendar month) and (B)(x) a list setting forth (1) each account that is a Reinvestment Account, (2) the amount of net cash proceeds relating to any permitted asset sale or transfer currently held in such Reinvestment Account that are then subject to a Reinvestment Notice, broken down by asset sale and indicating the applicable Reinvestment Period with respect to each such asset sale, and (3) the aggregate amount of net cash proceeds then subject to Reinvestment Notices within the applicable Reinvestment Periods, and (y) calculations showing the application of any such net cash proceeds during the Reinvestment Period applicable thereto; and

(m) other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, including, without limitation, updated corporate charts, copies of tax returns, and statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral.

27            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(vi) books and records;

(vii) inspection rights;

(viii) delivery of notices with respect to defaults and other material events (including, without limitation, notice of any material litigation) within 5 business days;

(ix) delivery of prior written notices with respect to any change to the deposit, securities, and commodity accounts of the Credit Parties scheduled on the Closing Date, along with an updated schedule of such accounts within five (5) business days;

(x)   delivery of two third-party desktop appraisals on a semi-annual basis (or, if the difference between the aggregate appraised values (in each case, calculated as the midpoint of any range provided) of all Rigs as determined by two Approved Firms is not greater than 15% for a particular appraisal cycle, then, at the Company’s option, only one third-party desktop appraisal shall be required for the next appraisal cycle, which appraisal must be performed by the Approved Firm whose appraisal for such prior cycle reflected the lower aggregate appraisal value), each conducted by an Approved Firm, for each owned Rig (provided that no appraisals shall be required with respect to any cold-stacked Rig unless such cold-stacked Rig is to be given a Rig Value in accordance with the definition thereof), in form and detail, and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent; provided that with respect to “idle” Rigs, such appraisals shall not discount the value of such Rigs as a result of their “idle” status but which shall set forth the reactivation costs of any “idle” Rig;

(xi) further assurances, including delivery of additional guarantees from Required Guarantors, and additional Collateral, including, without limitation, new build or acquired Rigs and additional deposit and securities accounts, in each case, other than Excluded Property and subject in all respects to the Agreed Security Principles;

(xii) use of proceeds of Loans and Letters of Credit;

(xiii) compliance with applicable laws, including environmental laws, anti-corruption laws, sanctions, and anti-money laundering laws;

(xiv) KYC and beneficial ownership regulation documentation;

28            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(xv) intercompany subordination agreements;

(xvi) the Company and the Borrowers shall, and shall cause each Restricted Subsidiary to: (A) deposit or cause to be deposited directly, all cash receipts into (i) one or more deposit accounts maintained with the Administrative Agent or any Lender (or any other commercial bank reasonably acceptable to the Administrative Agent) and in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles or (ii) an Excluded Account (to the extent such deposits do not cause such account to cease to be an Excluded Account), and in each case, which is listed on a schedule to the credit agreement governing the Credit Facility, (B) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more securities accounts in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles and that, in each case, is listed on a schedule to the credit agreement governing the Credit Facility, as updated in writing by the Borrower from time to time, and (C) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties, to be carried or held in one or more commodity accounts in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles and that, in each case, is listed on a schedule to the credit agreement governing the Credit Facility, as updated in writing by the Borrower from time to time; and

(xvii) post-closing matters.

Negative Covenants:	Limited to the following limitations on the Company and its Restricted Subsidiaries, subject to usual and customary exceptions, thresholds, and qualifications consistent with the Documentation Principles:

1. Incurrence or existence of indebtedness, with exceptions including:

(a) the Last Out Term Loan in an aggregate principal amount not to exceed (i) an amount equal to $500.0 million minus the Commitment Amount under this Credit Facility, plus (ii) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

29            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(b) the Last Out Notes in an aggregate principal amount not to exceed the sum of (i) $75.0 million, plus (ii) up to $35.0 million of principal in respect of additional notes issued thereunder, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at the time such additional notes are issued, plus (iii) $9.9 million of fees on such principal amount, paid-in-kind, plus (iv) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(c) any Last Out Incremental Debt in an aggregate principal amount not to exceed the sum of (i) $135.0 million, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at each time such debt is incurred, plus (ii) any interest thereon paid-in-kind in accordance with the terms of such Last Out Incremental Debt,

(d) (i) capitalized lease obligations with respect to any asset other than a Rig (it being agreed that, for purposes of the Credit Documents, GAAP shall be defined so that lease accounting rules under generally accepted accounting principles in the U.S. as in effect on December 31, 2018 shall apply, and leases that would have been classified as operating leases under such rules shall not constitute “capitalized lease obligations” or “indebtedness” for purposes of the Credit Documents) and (ii) indebtedness secured by liens on fixed or capital assets (other than Rigs) acquired, constructed, improved, altered, or repaired by the Company or any Restricted Subsidiary and related contracts, intangibles, and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom, and (iii) indebtedness secured by liens on Rigs acquired or constructed by the Company or any Restricted Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom (“Rig Debt”); provided that, in the case of this clause (d), (A) any liens securing such indebtedness must otherwise be permitted by the Credit Documents, (B) such indebtedness and any liens securing it are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (C) the principal amount of such indebtedness does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (D) any lien securing such debt shall not apply to any other property or assets of the Company or any Restricted Subsidiary (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender) and such debt is non-recourse to the Company and its Restricted Subsidiaries (other than the Subsidiary that owns such fixed or capital assets and incurred such financing), (E) any lien securing such debt shall not attach to any owned Rig (other than a Rig acquired or constructed with the proceeds of such indebtedness), (F) such

30            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

indebtedness shall not have any financial maintenance covenants, and (G) with respect to any Rig Debt, the Company has demonstrated in a certificate of a financial officer of the Company that (x) the Consolidated Total Gross Leverage Ratio is less than 2.5 to 1.0, calculated on a pro forma basis as of the date such Rig Debt is incurred after giving effect thereto and (y) the Company is in pro forma compliance with each Collateral Coverage Ratio as of the date such Rig Debt is incurred after giving effect thereto; provided that the aggregate outstanding principal amount of all such capitalized lease obligations and indebtedness pursuant to this clause (d) shall not exceed $100.0 million at any time;

(e) indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged with or into the Company or any Subsidiary of the Company after the Closing Date other than as a result of a division (and not incurred in anticipation of such transaction),

(f) other indebtedness not to exceed $5.0 million at any one time outstanding pursuant to this clause (f),

(g) any permitted refinancing of the foregoing (to the extent (i) such refinancing does not increase the principal amount of such indebtedness, (ii) such refinancing does not shorten the maturity or weighted average life to maturity of such indebtedness, (iii) such refinancing does not add any other Restricted Subsidiary as an obligor or guarantor in respect of such indebtedness, (iv) such refinancing is not secured by (y) liens on assets other than those existing immediately prior to such refinancing or (z) liens having a higher priority than the liens securing the indebtedness being refinanced, (v) to the extent such refinanced indebtedness is subordinated in right of payment to the Obligations, such refinancing indebtedness shall be subordinated in right of payment to the Obligations and, to the extent any lien securing such refinancing indebtedness is subordinated to liens securing the Obligations, such lien securing the refinancing indebtedness shall be subordinated to the liens securing the Obligations, (vi) in the event that such refinancing constitutes unsecured indebtedness, such refinancing indebtedness does not include cross-defaults other than at the final stated maturity thereof and cross-acceleration, and (vii) the Company has certified to an absence of an event of default after giving effect to such refinancing),

(h) guarantees of the foregoing, and

(i) to the extent constituting indebtedness, the obligations under the BOP Lease as in effect on the January 22, 2021 or as amended thereafter in a manner that does not materially increase the Company’s and its Subsidiaries’ obligations thereunder, provided that this clause shall not prohibit any extension of the term of such BOP Lease.

31            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

2.  Creation, incurrence, or existence of liens, with exceptions including (a) the Last Out Term Loan, the Last Out Notes, and the Last Out Incremental Debt, in each case subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent, (b) liens to secure indebtedness permitted by clause 1(d) above on the assets subject to such capital lease or other financing described in such clause 1(d), and (c) expressly subordinated liens securing expressly subordinated indebtedness not to exceed $5.0 million at any one time outstanding;

3. Making of any restricted payments, except:

(a) restricted payments among Credit Parties,

(b) after a Permitted Holdco Event (as defined below) has occurred and for so long as the conditions set forth in such definition are met, restricted payments constituting Tax Distributions, and

(c) restricted payments made in any fiscal quarter beginning after March 31, 2023, in an aggregate amount for such fiscal quarter, not to exceed (the “Discretionary Basket”):

(i) 100% of the amount equal to (A) Adjusted EBITDA for the immediately prior fiscal quarter less (B) all interest expenses paid in cash during such period, less (C) all taxes paid in cash during such period, less (D) all capital expenditures made in such period, less (E) the amount of any increase in working capital, plus (F) the amount of any reduction in working capital, less (G) any cash add-backs made in the calculation of Adjusted EBITDA in such period; minus

(ii) all investments referred to in clause 6(a) below and repayments of any indebtedness referred to in clause 4(a) below, in each case, to the extent previously made during such fiscal quarter prior to the date of such restricted payment in reliance on the Discretionary Basket, so long as, with respect to restricted payments made with the Discretionary Basket, each of the following conditions are met: (x) no default or event of default exists and the Company has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (y) the Consolidated Total Net Leverage Ratio would not exceed 2.0 to 1.0 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness, and (z) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness; and

32            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(d) restricted payments made at any time when each of the following conditions are met (the “Unlimited Basket”): (x) no default or event of default exists and the Company has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (y) the Consolidated Total Net Leverage Ratio would not exceed 1.5 to 1.0 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such restricted payment and any concurrent incurrence indebtedness, and (z) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness.

4.  Repayment of any principal of any junior indebtedness (including, without limitation, the Last Out Term Loan, the Last Out Notes, and Last Out Incremental Debt), with exceptions including, so long as no default or event of default exists and the Borrowers have demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (a) repayments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket, (b) repayments made at a time when restricted payments could be made in accordance with the Unlimited Basket, and (c) prepayments with proceeds of permitted refinancings of such indebtedness or with proceeds of new, concurrent common equity of the Company or in exchange for common equity of the Company;

5.  Modifications and amendments of the documents governing any other indebtedness (including the Last Out Term Loan, the Last Out Notes, and Last Out Incremental Debt), except as permitted by the First Out/Last Out Intercreditor Agreement;

6.  Investments, including limitations on investments in joint ventures, with exceptions including, so long as no default or event of default exists and the Borrowers have demonstrated and certified pro forma compliance with each Collateral Coverage Ratio:

(a) investments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket,

(b) investments made at a time when restricted payments could be made in accordance with the Unlimited Basket,

(c) Permitted Acquisitions,

(d) $5.0 million general investments basket, and

(e) other investments, including investments in Unrestricted Subsidiaries, to the extent made with, or with the proceeds of, new, concurrent common equity of the Company or any parent thereof;

33            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

provided that (x) any Subsidiary acquired or formed in connection with an investment permitted by this clause 6 shall become a Guarantor to the extent required by the definition of “Required Guarantors” and (y) any assets, including equity interests, acquired in connection with such investment shall become Collateral to the extent required by the Agreed Security Principles;

7. Transactions with affiliates, with usual and customary exceptions to be agreed;

8.  Asset sales (which shall limit the sale of Rigs and other material assets) with usual and customary exceptions to be agreed, and all such asset sales shall be subject (other than in the case of clauses (iv), (v) and (vi) below) to (a) any prepayment requirement, any commitment reduction requirement, and any limitation on availability, in each case contained in the section entitled “Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments” above and (b) the requirement that, if the Company has delivered a Reinvestment Notice with respect to any such permitted asset sale, the net cash proceeds with respect to such asset sale have been deposited in a Reinvestment Account; provided that, subject to the absence of defaults and events of default and demonstration and certification of pro forma compliance with each Collateral Coverage Ratio, the Credit Documents shall not prohibit:

(i) the sale of:

(A) any of Ocean America, Ocean Rover and Ocean Valiant, so long as such Rig (i) is cold-stacked at the time of sale, (ii) is sold for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash and (iii) such proceeds (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral and

(B) Ocean Valor, so long as (i) third-party desktop appraisals have been conducted in respect thereof as of the Closing Date and in the most recent appraisal delivered to the Administrative Agent (and the Collateral Rig Value of the Ocean Valor has been included in the Threshold Ratio on the Closing Date), (ii) it is sold for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (iii) such proceeds (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by

34            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral, subject to the Agreed Security Principles and (iv) the Company has delivered a certificate of a responsible officer demonstrating compliance with the requirements set forth in the section entitled “Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments” above;[1]

(ii) any one-time “asset swap” of a single Designated Rig and assets specifically related to such Designated Rig for a Replacement Rig and assets specifically related thereto; provided that (a) the total appraised value of such Replacement Rig, plus cash and equity received for such Designated Rig, exceeds 85.0% of the appraised value of the Designated Rig as determined from the most recent third-party appraisals delivered to the Administrative Agent (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (b) none of the total consideration takes the form of equity interests, (c) such transaction is with one or more third parties and on an arms-length basis and (d) all assets received as consideration for such swap or acquired with the cash proceeds shall be pledged as Collateral;

(iii) any other “asset swap”, for which (x) the replacement assets received in connection therewith have an appraised value greater than or equal to the appraised value of the replaced assets as reflected in a third party appraisal in respect of any replacement Rig (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (y) the Administrative Agent and the Required Lenders consent to such transaction and (z) all assets received as consideration for such swap shall be pledged as Collateral;

(iv) a sale in the ordinary course of business of any obsolete, worn-out or surplus assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries (in each case other than a Rig);

(v) any asset sale of an asset other than a Rig or Rig Subsidiary, (x) that is made for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (y) in respect of which any proceeds received (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral, subject to the Agreed Security Principles and (z) that does not cause the aggregate consideration for all asset sales under this clause (v) to exceed $5,000,000; provided that the sale of the Mexico Office Building shall not reduce the basket described in this clause (z); and

[1]	Based on the assumption that Valor isn’t stacked on the Closing Date (i.e., Collateral Rig Value is not reduced by activation costs for purposes of the Closing Date Threshold Ratio).

35            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(vi) any sale of assets for scrap in the ordinary course of business, (x) that is made for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (y) that does not cause the consideration for each such transaction or series of related transactions under this clause (vi) to exceed $500,000 and (z) in respect of which any proceeds received (net of taxes paid or payable as a result of such transaction) are pledged as Collateral, subject to the Agreed Security Principles.

9. Fundamental changes, subject to usual and customary exceptions to be agreed;

10. Restrictive agreements and negative pledges of the Credit Parties, in each case, to be mutually agreed, subject to usual and customary exceptions to be agreed;

11. Customary provisions to be mutually agreed related to Restricted and Unrestricted Subsidiaries;

12. Sale-and-leaseback transactions;

13. Use of proceeds;

14.  Change of ownership or operator of any Rig (other than (i) to any other Guarantor with prior notice to the Administrative Agent and prior adjustments to security documentation to ensure that the Collateral Agent has a continuing, uninterrupted, perfected first lien (subject to certain permitted liens) in such Rig and related contracts and equipment, in form and substance satisfactory to the Administrative Agent (or if the existing lien cannot be assumed or continued, delivery of a new mortgage encumbering such Rig in accordance with the legal requirements of the relevant flag jurisdiction prior to or simultaneously with the consummation of such transaction or, with the approval of the Administrative Agent in its reasonable discretion, as soon as practical thereafter in accordance with the legal requirements of the relevant flag jurisdiction) or (ii) in connection with any asset sale permitted pursuant to clause 8 of this Section “Negative Covenants”) and change of registered flag registry of Rigs (other than any transfer to the Marshall Islands, the United States, or other jurisdictions approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned, or delayed) with prior notice to the Administrative Agent and prior adjustments to security documentation to ensure that the Collateral Agent has a continuing, uninterrupted, perfected first lien (subject to certain permitted liens) in such Rig, in form and substance satisfactory to

36            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

the Administrative Agent (or if the existing lien cannot be assumed or continued, delivery of a new mortgage encumbering such Rig in accordance with the legal requirements of the relevant flag jurisdiction prior to or simultaneously with the consummation of such transaction or, with the approval of the Administrative Agent in its reasonable discretion, as soon as practical thereafter in accordance with the legal requirements of the relevant flag jurisdiction));

15. Change of legal names of any Borrower or Guarantor, change of type of organization and jurisdiction of organization of any Credit Party;

16. Line of business;

17. Sanctions, anti-corruption, and anti-money laundering laws and regulations; and

18.  The Company will not, and will not permit any Restricted Subsidiary to, open or otherwise establish, or deposit, credit, or otherwise transfer any cash receipts, securities, financial assets or any other property into, any deposit account, securities account, or commodity account other than an account that is (a) either (i) subject to a first priority lien in favor of the Collateral Agent in accordance with Agreed Security Principles or other documentation reasonably satisfactory to the Administrative Agent or (ii) an Excluded Account and (b) listed on a schedule to the credit agreement governing the Credit Facility, as such schedule is updated by the Company from time to time.

Events of Default:	Limited to the following:

1. nonpayment of principal when due; and nonpayment of interest, fees or other amounts within three (3) business days of date due;

2. violation of covenants (with certain affirmative covenants subject to a grace period of thirty (30) days);

3. material inaccuracy of representations and warranties when made or deemed made;

37            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

4.  (a) indebtedness in the aggregate principal amount of $40.0 million, or any indebtedness under the Last Out Term Loan, Last Out Notes, or Last Out Incremental Debt (each of the foregoing, “Material Indebtedness”) of the Company and its Restricted Subsidiaries shall not be paid at maturity (beyond any applicable grace periods) regardless of how such maturity occurs, (b) a default on Material Indebtedness occurs (with all applicable grace periods having expired) which permits the holders thereof (with the giving of notice or the lapse of time or both) to accelerate the maturity of such indebtedness, or (c) an event occurs which requires Material Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity, other than a usual and customary asset sale tender offer;

5.  bankruptcy/insolvency events (consistent with the Existing Credit Agreement) affecting any Credit Party or any Restricted Subsidiary constituting a “significant subsidiary” (as defined in Regulation S-X) and, solely with respect to involuntary bankruptcy events, any such involuntary bankruptcy event remains undischarged and unstayed for a period of sixty (60) days;

6. certain ERISA events resulting in a Material Adverse Effect;

7.  final judgments against any Credit Party or Significant Subsidiary not covered by undisputed insurance (subject to customary deductible) in excess of $40.0 million in the aggregate which remain undischarged and unstayed for a period of thirty (30) consecutive days (or sixty (60) consecutive days for foreign judgments) or any action is legally taken by a judgment creditor to attach or levy upon assets of a Borrower or any Restricted Subsidiary to enforce any such judgment;

8. the occurrence of any event or series of events (each, a “Change of Control”) by which:

(a) prior to a Permitted Holdco Event and whenever the conditions set forth in the definition thereof cease to be satisfied, (i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective affiliates, and/or funds controlled by Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time),

38            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

directly or indirectly, of more than 50% of voting power of the ordinary shares of the Company, (ii) a majority of the members of the board of directors (or equivalent governing body) of the Company shall not constitute Continuing Directors, (iii) there shall have occurred under any document evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in such document), or (iv) the Company shall cease to own directly or indirectly, 100% of the equity Interests of any Borrower or other Credit Party, or

(b) on and after a Permitted Holdco Event, for so long as the conditions set forth in the definition thereof continue to be satisfied: (i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Permitted Holdco, (ii) a majority of the members of the board of directors (or equivalent governing body) of the Permitted Holdco shall not constitute Continuing Directors, (iii) there shall have occurred under any document evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in such document), (iv) the Permitted Holdco shall cease to own, directly or indirectly, 100% of the equity interests of any Borrower or other Credit Party, or (v) the Permitted Holdco shall cease to own, directly or indirectly, 100% of the equity interests of the Company;

provided that a Permitted Holdco Event shall not constitute a Change of Control; or

9.  any Credit Document ceases to be in full force and effect, the Collateral Agent shall cease to have a valid and perfected lien in any material portion of the Collateral, or any Credit Party asserts any of the foregoing.

Participation and Assignments:	Assignments of the Credit Facility by any Lender to other banks and financial institutions will be permitted with the prior written approval of the Borrowers, the Administrative Agent and the Issuing Banks (such approval not to be unreasonably withheld or delayed); provided that (a) the Borrowers’ approval shall not be required if an event of default has occurred and is continuing (but, regardless, no assignments or participations shall be made at any time to any Disqualified Institutions), and (b) no approval by the Borrowers or the Administrative Agent shall be required for any assignment to another Lender, an affiliate of a Lender or to an Approved Fund (to be defined substantially the same as in the Existing

39            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Credit Agreement). Assignments will be in a minimum amount of not less than $5.0 million. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment.

Participations to other banks and financial institutions, other than Disqualified Institutions (without the Borrowers’ prior written approval), will be permitted without restriction. Such participation will not release the selling Lender from its obligations with respect to the Credit Facility. Participants will have the same benefits as syndicate Lenders with regard to yield protection and increased costs (but will not be permitted to receive amounts greater than the transferring Lender) and will, subject to the confidentiality provisions to be contained in the Credit Documents, be permitted to receive information from Lenders with respect to the Borrowers.

Required Lenders and
Affiliated Lenders:	Lenders holding more than 50% of the outstanding Commitments or, if the Commitments have terminated, the outstanding Loans and LC Exposure (collectively, the “Required Lenders”); provided that no amendment or waiver shall (a) increase any Commitment of any Lender without the consent of such Lender, (b) reduce the amount of or postpone the date for any required payment of any principal of or interest on any Loan or of any fee payment under the Credit Documents without the consent of each Lender owed any such amount (in each case, (i) other than in connection with a waiver of any default or event of default and (ii) provided that, the provisions described in the paragraphs above entitled “Asset Sales – Commitment Reductions” and “Asset Sales – Temporary Availability Reduction” may be amended with the consent of the Administrative Agent and the Required Lenders), (c) unless signed by each Lender, change the amendment provisions of the Credit Documents or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents, (d) without the consent of each Lender, release all or substantially all of the Collateral or, except as may otherwise be permitted by the Credit Documents, all or substantially all of the Guarantors, or (e) without the consent of each Lender, reduce the Commitments of the Lenders on a non-pro rata basis or otherwise affect the pro rata treatment of Lenders in a manner consistent with the Existing Credit Agreement. Defaulting Lenders will be subject to the suspension of certain voting rights. Notwithstanding the foregoing, the Administrative Agent may (without the consent of the Lenders) enter into amendments or modifications to the Credit Documents in order to implement the Benchmark Replacement in accordance with the terms thereof and to fix ambiguities, defects, typographical and other obvious errors.

For the purposes of any amendment or waiver of a Credit Document other than an amendment or waiver (a) requiring the consent of each Lender or each affected Lender (and where such Affiliated Lender is an affected Lender) or (b) that would deprive such Affiliated Lender

40            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

of its pro rata share of any payments to which it is entitled, the consent of any Affiliated Lender shall not be required, and each Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter. In the calculation of such proportions, the Commitments held by Affiliated Lenders shall be disregarded in determining other Lenders’ commitment percentages. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Commitments of any Affiliated Lender shall not be increased, the dates of any interest payments and the dates of any scheduled maturity of amounts owed to any Affiliated Lender under the Credit Documents will not be extended, and the amounts owning to any Affiliated Lender under the Credit Documents will not be reduced, in each case without the consent of such Affiliated Lender.

Furthermore, Affiliated Lenders shall not have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans and Letter of Credit participations required to be delivered to the Lenders), or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other Lender under the Credit Documents. The aggregate Commitments and the aggregate exposure of any Affiliated Lender’s outstanding Loans and LC Exposure at any one time shall not exceed 30% of the aggregate total Commitments of all Lenders and the aggregate amount of all Lenders’ outstanding Loans and LC Exposure, respectively, at any time.

If the Company or any Subsidiary of the Company shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act of 1933, or shall otherwise be subject to the reporting obligations under the Exchange Act, except as previously disclosed to the Administrative Agent and the Lenders (other than Lenders who do not wish to receive non-public information), the Affiliated Lender shall not have any material non-public information with respect to the Company or any of its Subsidiaries.

Expenses;
Indemnification:	The Borrowers and each other Credit Party, jointly and severally, agree to pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, and their

41            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

respective affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, which shall be limited to one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrowers written notice of such conflict, of another firm of counsel for such affected Person)) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with the Credit Documents or (B) in connection with the Loans made or Letters of Credit issued thereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each related party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any environmental claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any environmental claim related in any way to any Credit Party or any Subsidiary of a Credit Party, (iv) any actual or prospective claim,

42            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any environmental claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans or any Credit Document, or any documents contemplated by or referred to therein or the transactions contemplated thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or, with respect to any Indemnitee in its capacity as a Lender, such Indemnitee’s material breach of its funding obligations under any Credit Document (in each case as determined by a court of competent jurisdiction in a final non-appealable judgment) or (b) a dispute solely between two or more Indemnitees not caused by or involving in any way the Company or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent, the Collateral Agent, or an Issuing Bank, in each case in their respective capacities as such). This provision shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

Stamp Duty & Other Taxes:	The Borrowers shall pay all stamp, documentary and transaction taxes payable in connection with the Credit Documents except any such taxes payable in connection with a Lender’s transfer, assignment, or participation of its rights and obligations under the Credit Documents.

The Borrowers shall pay all value added taxes that are chargeable on any supply to the Borrowers or any other Credit Party under the Credit Documents upon the receipt of a valid value added tax invoice.

The Borrowers shall indemnify the Lenders against all taxes in relation to payments received pursuant to the Credit Documents, subject to customary exceptions, such as taxes calculated by reference to net income, any bank levies, any FATCA deductions, or any withholding taxes in respect of which the Lender has been compensated under the gross-up provision or would have been so compensated but for an exception in the gross-up provision.

Governing Law:	State of New York; except that mortgages with respect to any Rigs shall be governed by laws of the Marshall Islands to the extent applicable and other Credit Documents related to the Collateral may be governed by applicable non-New York or non-U.S. law.

43            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

ADDENDUM A

CERTAIN DEFINED TERMS

“Adjusted Consolidated Total Assets” means with respect to the Company, for any date, the sum of, without duplication, the Adjusted Total Assets of the Company and all Restricted Subsidiaries.

“Adjusted EBITDA” means with respect to the Company and its Restricted Subsidiaries, for any period, (I) Consolidated Net Income for such period, plus (II) the following to the extent deducted from Consolidated Net Income in such period: the sum of, without duplication, (a) interest, Taxes, depreciation and amortization, (b) non-cash gains, non-cash losses and non-cash charges, including any write-offs or write-downs, (c) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any acquisition or disposition; provided that the aggregate amount added back pursuant to this clause (c) shall not exceed the limitation set forth in the proviso to clause (d) below when combined with the amounts added back pursuant to clauses (d), (f), and (h), (d) all other extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash), provided that the aggregate amount of such cash charges, expenses or losses under this clause (d), together with any cash charges, costs or losses added back pursuant to clauses (c), (f), and (h) below, shall not exceed the greater of (x) $2.5 million and (y) 5% of Adjusted EBITDA in any four-fiscal quarter period (calculated before giving effect to any such add backs), (e) any non-cash adjustments and charges stemming from the application of fresh start accounting, (f) transaction expenses incurred in connection with acquisition and dispositions, provided that (i) the aggregate amount of such cash expenses under this clause (f) (A) shall not exceed the limitations set forth in the proviso to clause (d) above when combined with the charges and expenses described in clauses (c), (d), and (h), and (B) shall not exceed 1% of the total transaction value of the applicable acquisition and (ii) no such expenses may be paid to any affiliate of the Company (except to the extent such payment is in respect of third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary), (g) non-cash charges and expenses relating to employee benefit plans or equity compensation plans, (h) charges, costs or losses attributable to the severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of material contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business, integrity and corporate development; provided that the aggregate amount of cash charges, costs or losses under this clause (h) shall not exceed the limitation set forth in the proviso to clause (d) above when combined with such charges and expenses described in clauses (c), (d), and (f), and (i) EBITDA of acquired Rigs on a pro forma basis for historical periods, limited to the lesser of historical EBITDA attributable to such Rig and pro forma contracted EBITDA; provided that, solely for purposes of calculating any incurrence tests in connection with a Permitted Acquisition or other similar permitted investment, such add back shall be based on pro forma contracted EBITDA if the pro forma calculation is based on contracts which, as of the date such Acquisition or other similar permitted investment is to be consummated, (1) have commenced or have an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the six-month anniversary of the date of such consummation and (2) have a remaining term of at least one (1) year from the date of such consummation (with adjustments to be agreed to address contract deferrals and terminations); minus (III) the sum of (x) EBITDA for disposed of Rigs, (y) all noncash items of income added to Consolidated Net Income, and (z) all other extraordinary, unusual or non-recurring income (whether cash or non-cash).

44            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Adjusted Total Assets” means with respect to any Restricted Subsidiary, for any date, the total assets of such Restricted Subsidiary excluding any negative balances of intercompany receivables or intercompany notes of such Restricted Subsidiary.

“Approved Firm” means any of (a) Clarkson Valuations Limited, (b) Fearnley Offshore Supply Pte. Ltd., (c) Bassoe Offshore, (d) Arctic Offshore, (e) Pareto Offshore, and (f) any successor or affiliated company to those listed in (a) – (e), and (g) any other similarly qualified, independent ship broker that is not an Affiliate of the Borrowers and is mutually agreed upon by the Borrowers and the Administrative Agent; provided that at least one required appraisal per period shall be provided by one of the companies listed in clauses (a) – (c).

“Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the Commitments then in effect and (b) the sum of (i) the amount of Loans outstanding and LC Exposure as of such date and (ii) the amount of any reduction in availability of Commitments then in effect pursuant to the paragraph entitled “Asset Sales – Temporary Availability Reduction” above.

“Bankruptcy Code” has the meaning assigned to such term in the definition of “Plan.”

“Bankruptcy Court” has the meaning assigned to such term in the definition of “Plan.”

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) LIBOR for a one (1) month Interest Period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest at a time when the LIBOR Rate cannot be determined, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 2.0%, such rate shall be deemed to be 2.0%.

“BOP Lease” means that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP.

“Collateral Rig Value” means the sum of the Rig Value of the Rigs that are directly owned, operated, and chartered by Credit Parties, in each case to the extent (x) such Rigs are subject to the first out, first priority liens securing the Obligations under the Credit Facility and no other liens securing indebtedness for borrowed money (other than the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt) and (y) such Rig is not subject to any financing arrangement (provided that the Rig Value attributable to non-marketed Rigs shall not constitute more than 5% of the Rig Value as calculated hereunder.

“Combined Adjusted Total Assets” means with respect to any Restricted Subsidiary, for any date, the sum of (a) the Adjusted Total Assets of such Restricted Subsidiary, plus (b) the Adjusted Total Assets of each direct and indirect Subsidiary of such Restricted Subsidiary.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided

45            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

that there shall be excluded from such net income (to the extent otherwise included therein) the following: (1) the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (2) the net income (or loss), in each case determined in accordance with GAAP, during such period of any Subsidiary that is not a Restricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in cash during such period such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (3) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (4) any extraordinary gains or losses during such period, including any cancellation of indebtedness income; (5) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement), in each case as the result of changes in the fair market value of derivatives; and (6) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded secured debt of the Company and its Restricted Subsidiaries, less the amount of Specified Credit Party Cash to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded debt of the Company and its Restricted Subsidiaries to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded debt of the Company and its Restricted Subsidiaries, less the amount of Specified Credit Party Cash to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Continuing Directors” means the directors (or equivalent governing body) of the Company on the Closing Date and each other director (or equivalent) of the Company, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Company is approved by at least 51% of the then Continuing Directors.

“Debtors” has the meaning assigned to such term in the definition of “Plan.”

“Designated Rig” means any Rig designated prior to the Closing Date that is approved by the Administrative Agent and Required Lenders each in their sole discretion.

“Disqualified Institution” means (a) any competitor of the Company identified on a list delivered to the Administrative Agent by any Borrower or the Existing Parent Borrower prior to the Closing Date (by way of notice delivered to the Administrative Agent and each Lender at its address for notices) and (b) any Affiliate of any such Person that is clearly identifiable as such solely on the basis of the similarity of its name, but excluding any such Affiliate any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course; provided that “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and each Lender from time to time at the contact information set forth above or in the Credit Documents, as applicable.

46            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Eligible Local Content Entity” means a Local Content Entity that (a) is not prohibited by its organizational documents or applicable laws from providing a guaranty of the Obligations (subject to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree), (b) is “controlled” by the Company and (c) is not an Unrestricted Subsidiary.

“Existing Credit Agreement” means that certain 5-Year Revolving Credit Agreement, dated as of October 2, 2018, among Diamond Offshore Drilling, Inc., as the US Borrower (“Existing Parent Borrower”), Diamond Foreign Asset Company, as the Foreign Borrower, the financial institutions party thereto as lenders (the “Existing RCF Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent to the Existing RCF Lenders, as amended, restated, supplemented or otherwise modified from time to time through the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that if such rate is not so published for any day which is a business day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Credit Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Fee Letter, dated January 22, 2021, between DFAC, the Company, and Wells Fargo Bank, National Association.

“Fleet Status Certificate” means either of the following (at the option of the Company) (a) a certificate delivered by an authorized officer of the Company to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by the Company, any Credit Party, any Restricted Subsidiary, or any Local Content Entity prepared on substantially the same basis, and in substantially the same form, substance, and level of detail (subject to deletion of pricing information), as the Company would provide in a published fleet status report posted to the Company’s website but in any case indicating the name, fleet status, contract status, and contract term for each such Rig or (b) an updated published fleet status report posted to the Company’s website including (or supplemented to include) the information specified in clause (a) above.

“HSBC Letters of Credit” means (a) each of the following letters of credit issued by HSBC Bank USA, National Association for the account of the Company or any of its Restricted Subsidiaries that are outstanding as of the Closing Date: (i) the letter of credit issued for the benefit of Burullus Gas in the amount of $500,000, (ii) the letter of credit issued for the benefit of Burullus Gas in the amount of $1,000,000, (iii) the letter of credit issued for the benefit of Suez Oil Company in the amount of $750,000, (iv) the letter of credit issued for the benefit of Fidelity & Deposit Co. of Maryland in the amount of $6,034,107, (v) the letter of credit issued for the benefit of Posco International Corporation in the amount of $6,100,000, and (b) each other bilateral letter of credit issued by HSBC Bank USA, National Association for the account of the Company or any of its Restricted Subsidiaries that is outstanding as of the Closing Date.

47            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)

the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)

if any Interest Period would otherwise expire on a day that is not a business day, such Interest Period shall expire on the next succeeding business day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a business day but is a day of the month after which no further business day occurs in such month, such Interest Period shall expire on the immediately preceding business day;

(c)

any Interest Period with respect to a LIBOR Rate Loan that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last business day of the relevant calendar month at the end of such Interest Period;

(d)	no Interest Period shall extend beyond the maturity date; and

(e)	there shall be no more than ten (10) Interest Periods in effect at any time.

“Last Out Incremental Debt” means any first lien last out secured indebtedness issued after the Closing Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date, (ii) the “Maturity Date” under the Last Out Term Loan, and (iii) the scheduled maturity date of the Last Out Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

48            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Last Out Notes” means any first lien last out secured notes issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date and (ii) the “Maturity Date” under the Last Out Term Loan, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Last Out Term Loan” means the first lien last out term loan issued or deemed issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date and (ii) the scheduled maturity date of the Last Out Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such term loan), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

49            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“LC Exposure” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not yet been reimbursed by or on behalf of any Borrower at such time.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with the terms of the Credit Documents, (a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and (b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a business day, then the immediately preceding business day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 1.00%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00-Statutory Reserve Rate

“Liquidity” means, as of any date of determination, an amount equal to Specified Credit Party Cash plus Availability.

“Local Content Entity” means any affiliate of the Company (i) that owns a Rig and (ii) the capital stock or other equity interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) but only to the extent such ownership of capital stock or other equity interests by such Person(s) is(are) required or necessary under local law or custom as a condition for the operation of such Rig in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.

50            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Material Adverse Effect” means any material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, (ii) any Borrower’s ability, individually, or the Credit Parties’ ability, taken as a whole, to perform their respective obligations under the Credit Documents, (iii) the legality, validity, binding effect, or enforceability against any Credit Party in any material respect of any Credit Document to which it is a party, or (iv) the rights and remedies of the Administrative Agent or any Lender under any Credit Document.

“Mexico Office Building” means the building located at Carretera Carmen – Puerto Real Km 11.3 Col. El Fenix, Ciudad del Carmen, Campeche C.P. 24157.

“PCbtH Service Contract” means that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC.

“Permitted Acquisition” means any acquisition by a Credit Party or any Restricted Subsidiary of the equity interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:

(a) no Change of Control, Default, or Event of Default exists or would result from such transaction;

(b) the board of directors or other similar governing body of the Person to be acquired shall have approved such transaction (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);

(c) the Person or business to be acquired shall be in a line of business permitted pursuant to the Credit Documents or, in the case of an acquisition of assets, the assets acquired are useful in the business of the Company and its Subsidiaries as conducted immediately prior to such acquisition or otherwise permitted pursuant to the Credit Documents;

(d) no less than fifteen (15) business days prior to the proposed closing date of such transaction (or such shorter period as may be agreed to by the Administrative Agent), the Borrowers shall have delivered written notice of such transaction to the Administrative Agent and the Lenders, which shall include the proposed closing date of such transaction;

(e) either:

(i) such acquisition is made with the proceeds of new, concurrent common equity of the Company, or

(ii) the requirements set forth below are satisfied with respect thereto (it being understood and agreed that, in the case of substantially concurrent transactions or a series of related transactions, such satisfaction shall be determined with respect to such transactions, on an aggregate basis):

51             Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(A) (1)(x) the Consolidated Total Net Leverage Ratio on a pro forma basis (excluding synergies) would be less than or equal to 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter and (y) the Consolidated Secured Net Leverage Ratio on a pro forma basis (excluding synergies) would be less than or equal to 2.0 to 1.0 as of the last day of the most recently ended fiscal quarter or (2) both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, in each case on a pro forma basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); and

(B) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such transaction(s); and

(f) any assets, including equity interests, acquired pursuant to such transaction(s) shall become Collateral to the extent required by the Agreed Security Principles and any Restricted Subsidiary acquired shall become a Guarantor to the extent required by the definition of “Required Guarantor” above.

“Permitted Holdco Event” means the occurrence of any event or series of events that results in the ownership of 100% of the equity interests of the Company by any Person (the “Permitted Holdco”), so long as:

(a) no Change of Control has occurred under clause (b) of the definition thereof;

(b) the terms of any management services agreement, shared services agreement, or other arrangement relating to shared services, management, overhead, employees, expenses, taxes, or other relationship between the Company or any of its Subsidiaries on the one hand, and the Permitted Holdco on the other hand, as well as any subsequent amendments or other modifications to any such agreements or arrangements, are at least as favorable to the Company as would be obtainable in an arm’s length transaction and otherwise subject to the affiliate transactions covenant described under clause 7 of “Negative Covenants” and all other covenants and restrictions contained in the Credit Facility;

(c) the Permitted Holdco has pledged 100% of the equity interests of the Company as Collateral to secure the Obligations on a first-lien basis (the terms of which shall include a negative pledge prohibiting the granting of liens on such equity interests by the Permitted Holdco to any Person other than liens granted to the Collateral Agent for the benefit of the agents, trustees, and lenders under the Credit Facility, Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any) (collectively, the “Specified Diamond Creditors”);

(d) the Permitted Holdco shall not own any material assets, equity interests, or business interests other than (i) 100% of the equity interests in the Company and (ii) 100% of the equity interests in another person whose primary business is the provision of contract drilling services, drilling rigs, and related equipment to the energy industry (a “Combination Party”); provided that, if the Permitted Holdco owns any equity interests in a Combination Party, then (A) the Company and its subsidiaries on the one hand, and the Combination Party and its subsidiaries on the other hand, are held in separate ownership silos such that (x) neither the creditors of the Permitted Holdco nor the creditors of the Combination Party and its subsidiaries shall have any recourse to the Company, its subsidiaries, or any of their respective assets, and (y) creditors of the Company and its subsidiaries shall have no recourse to the Combination Party, its subsidiaries, or any of their respective assets, and (B) all transactions and dealings between the two silos, or between the Company and its subsidiaries on the one hand, and the Permitted Holdco on the other hand, shall be subject to the affiliate transactions covenant described under clause 7 of “Negative Covenants” and all other covenants and restrictions contained in the Credit Facility;

52            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

(e) the Permitted Holdco shall not incur or suffer to exist any indebtedness, obligations or other liabilities, other than (i) the Permitted Holdco’s obligations under the Permitted Holdco Undertaking (as defined below), (ii) tax liabilities of the Permitted Holdco arising in the ordinary course of business, (iii) corporate, administrative and operating expenses of the Permitted Holdco incurred in the ordinary course of business, (iv) liabilities of the Permitted Holdco under any contracts or agreements with the Company and its subsidiaries described in clauses (b) and (c) above, and (v) liabilities of the Permitted Holdco under contracts or agreements with the Combination Party and its subsidiaries that would comply with the description in clause (b) above;

(f) the Permitted Holdco shall not engage in any activities or business other than (i) issuing shares of its own common equity interests, (ii) holding the assets and incurring the liabilities described in clauses (b), (c), (d) and (e) above and activities incidental and related thereto, and (iii) making dividends or distributions not prohibited by the Credit Documents that would not result in the structure described in the lead-in to this definition failing to meet the conditions described in this definition;

(g) on and after such Permitted Holdco Event, in the event of any Business Opportunity (to be defined in the definitive documentation, but in any case to include, without limitation, any subsequent bidding or tender opportunity for a new or extended contract fixture for a Rig (or similar opportunity to provide Rigs, drilling services, or other services in the Company’s line of business)), Permitted Holdco will ensure that the Company and its Restricted Subsidiaries, or Rigs owned by the Company and its Restricted Subsidiaries, as applicable, that meet the relevant criteria for such Business Opportunity (including availability) are included in such bid, tender, or other Business Opportunity and participate on a competitive basis in such bid, tender, or other Business Opportunity, if, in the reasonable judgment of the Company, it is in the best interest of the Company to bid or participate in such bid, tender, or other Business Opportunity ((x) taking into account all relevant costs and liabilities associated with such bid, tender, Business Opportunity, or contract fixture and (y) specifically not taking into account activity or availability of Rigs or Subsidiaries directly or indirectly owned by the Combination Party or otherwise by the Permitted Holdco outside of the Company and its Restricted Subsidiaries, or the business or interests of the Combination Party or the Permitted Holdco outside of the Company and its Restricted Subsidiaries); and

(h) on or prior to such Permitted Holdco Event, the Administrative Agent shall have received an agreement in form and substance satisfactory to the Administrative Agent, executed and delivered by the Permitted Holdco, for the benefit of the Specified Diamond Creditors, which shall constitute a Credit Document for all purposes hereunder (such undertaking, the “Permitted Holdco Undertaking”), pursuant to which the Permitted Holdco shall agree to (i) comply, and cause the Company and its Subsidiaries to comply, with the requirements of clauses (a) through (g) above in all respects and (ii) deliver to the Administrative Agent a quarterly certificate of a responsible officer of the Permitted Holdco and a responsible officer of the Company, certifying compliance with such requirements and committing to comply with such requirements at all times thereafter;

provided that each of the provisions applicable to and undertakings by the Permitted Holdco in this definition shall apply equally to any Subsidiary of the Permitted Holdco that directly or indirectly holds equity interests in the topmost entity in either the Company’s silo or any Combination Party’s silo that is a borrower, issuer, guarantor, or other obligor with respect to all of the obligations under the primary debt facilities at such silo.

“Person” means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

53            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Plan” means the chapter 11 plan of reorganization of the Existing Parent Borrower and certain of its subsidiaries (the foregoing Persons, collectively, the “Debtors”), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms thereof, including the Plan Supplement (as defined in the Plan) and any annexes, supplements, exhibits, term sheets, or other attachments thereto, filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as Bankruptcy Case No. 20-32307 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

“Plan Support Agreement” means that certain agreement between the Company and the other parties thereto, dated as of January 22, 2021, and as filed as an exhibit to the Company’s 8-K dated January 22, 2021, as amended, supplemented or otherwise modified prior to the Closing Date with the prior written consent of the Debtors and/or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement), as applicable, in accordance with the terms thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Replacement Rig” means any Rig designated prior to the Closing Date as a replacement for the Designated Rig that is approved by the Administrative Agent and Required Lenders each in their sole discretion; provided that such Replacement Rig shall be of the same class and type as the Designated Rig for which it is replacing.

“Restricted Subsidiary” means each Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Rig” means any mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, as of any date of determination, with respect to any Rig (and all related owned equipment), other than a cold-stacked Rig, the value of such Rig (and all related owned equipment), calculated as the average reflected in the most recent appraisals of such Rig conducted and delivered in compliance with clause (x) of “Affirmative Covenants” above; provided that the Rig Value of any Rig shall be equal to (w) 100.0% of such appraised value, for any Rig that is contracted with less than 12 months until its relevant contract start date or a Rig that has been idle for up to 6 months, (x) 75.0% of such appraised value, for any Rig idle for six (6) months or longer but less than nine (9) months as of such date of determination, (y) 50.0% of such appraised value, for any Rig idle for nine (9) months or longer but less than twelve (12) months as of such date of determination and (z) 0.0% of such appraised value, for any Rig idle for twelve (12) months or longer as of such date of determination; provided further that if any such Rig is stacked or otherwise idle, the Rig Value attributable to such Rig (i) shall be reduced by the amount of any reactivation costs necessary or advisable to return such Rig to working status and (ii) shall in no event be less than $0.00; provided further that, notwithstanding the foregoing, during the period from the Closing Date until the six month anniversary of the Closing Date, the Rig Value of the Great White shall not at any time be less than 50.0% of such appraised value.

54            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Rig Value Certificate” means a certificate signed by a responsible officer of the Company certifying a listing of the Rig Value for each Rig of a Credit Party, the appraisal that has been used to determine those Rig Values, and the direct owner for each such Rig, in each case as of the date of such certificate.

“Specified Credit Party Cash” means, as of any date of determination, the aggregate amount of the following (without duplication): cash on hand and cash equivalents, in each case, that are on deposit in or held in any deposit account, securities account or other bank account that is subject to (a) with respect to any U.S. account, a perfected lien in favor of the Collateral Agent pursuant to an account control agreement in favor of the Collateral Agent that is reasonably satisfactory in form and substance to the Administrative Agent or (b) with respect to any non-U.S. account, any other appropriate security arrangement in the relevant jurisdiction that is required by or effective pursuant to applicable law, and reasonably satisfactory to the Administrative Agent, to perfect the Collateral Agent’s first priority lien on such account.

“Statutory Reserve Rate” means, for any day, the percentage which is in effect for such day as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise specified, “Subsidiary” shall include each Eligible Local Content Entity and each such Person’s respective Subsidiaries. Unless the context expressly provides otherwise, references to a Subsidiary shall mean a Subsidiary of the Company.

“Tax Distributions” means in respect of any taxable period for which the Company is a member of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of the Company is the common parent, or for which the Company is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Company to pay U.S., federal, state, local, or foreign income taxes of such parent or such C corporation (including distributions to fund estimated payments of such taxes) in an amount not to exceed the amount of any U.S. federal, state, local or foreign income taxes that the Company would have paid for such taxable period had the Company been treated as a stand-alone corporate taxpayer or a standalone corporate group, calculated taking into account accumulated losses and deductions that would have been available if the Company had been so treated.

55            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

“Unrestricted Subsidiary” means (a) any Subsidiary (other than a Rig Subsidiary) of the Company that has been or is designated in writing as an Unrestricted Subsidiary in accordance with the limitations of the Credit Facility and (b) each of such Person’s Subsidiaries (other than a Rig Subsidiary).

“Use of Proceeds Certificate” means with respect to any Loan, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, duly executed by a responsible officer of the applicable Borrower (a) describing the intended use of proceeds of such Loan, which shall be a purpose permitted by the credit agreement governing the Credit Facility and (b) certifying (i) as to the proposed use of the proceeds of the applicable borrowing, which shall be a purpose permitted by the credit agreement governing the Credit Facility and (ii) that the proceeds of the applicable borrowing shall be used within five (5) business days after the making of such Loan for such specified purpose, or will otherwise be repaid to the extent required pursuant to the credit agreement governing the Credit Facility.

56            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

ADDENDUM B

INITIAL CONDITIONS

The availability of the Credit Facility on the Closing Date shall be subject solely to the satisfaction (or waiver) of the conditions precedent set forth in the Plan Support Agreement and the satisfaction (or waiver) of the following conditions; capitalized terms used but not defined herein have the meanings set forth in the Summary of Terms and Conditions to which this Addendum B is attached:

1. The Administrative Agent shall have received, subject to the Agreed Security Principles, (a) the Credit Documents, which shall, in each case, (i) be consistent with the Documentation Principles and otherwise in form and substance reasonably satisfactory to the Lead Arrangers, the Lenders, and the Borrowers and (ii) have been executed and delivered by each party thereto, (b) customary officer’s closing certificates (including incumbency certificates of officers and/or directors) certifying as to organizational documents, authorizing resolutions, certificates of existence, good standing and qualification (or such corresponding certificates or other documents to the extent the concept of good standing exists in the applicable jurisdiction) in jurisdictions of formation/organization, in each case, with respect to the Credit Parties, a solvency certificate (with respect to the Company and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions (including any initial borrowings made or deemed made and any initial Letters of Credit issued or deemed issued under the Credit Facility) contemplated to occur on the Closing Date certified by a senior authorized financial officer of the Company), an officer’s certificate, in form and detail satisfactory to the Administrative Agent, certifying (x) a complete, true, and correct organizational structure chart of the Company and its subsidiaries, which shall identify whether each entity on such chart is a Borrower, Guarantor, Restricted Subsidiary, Unrestricted Subsidiarity, Immaterial Subsidiary, Material Subsidiary, Excluded Subsidiary, Rig Subsidiary, and/or such other type of entity under the Credit Documents and (y) the reason why each entity designated as an Excluded Subsidiary is considered to be an Excluded Subsidiary, and such other certificates and instruments are customary for transactions of this type (including a perfection certificate (which shall include, among other things, (y) a schedule of all fee owned real property of the Credit Parties setting forth the fair market value of each such property as determined in the reasonable discretion of the Credit Parties and (z) a schedule of all deposit, securities, and commodity accounts owned by the Credit Parties) and evidence of insurance required by the Credit Documents), (c) a certificate of a financial officer certifying a calculation of the Threshold Ratio as of the Closing Date, and (d) customary favorable legal opinions of counsel to the Company and the other Credit Parties related to the Credit Documents (including, in addition to other customary opinions, an opinion on no conflicts with applicable laws) and reasonably satisfactory to the Administrative Agent.

2. All reasonable and documented fees and expenses due on the Closing Date to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid in full in cash on the Closing Date (or, solely in the case of the PIK Upfront Fee, shall be paid-in-kind on the Closing Date), to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrowers may reasonably agree), including any fees set forth in the Fee Letter.

3. The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations outstanding under the Existing Credit Agreement are being repaid substantially concurrently with the entering into the Credit Documents or otherwise satisfied in full and terminated in a manner consistent with the Plan (other than the HSBC Letters of Credit, which shall be deemed issued under the credit agreement governing the Credit Facility on the

57             Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Closing Date). Immediately after giving effect to the transactions contemplated hereby, the Credit Parties and their Restricted Subsidiaries shall have no indebtedness outstanding other than (a) the Loans and other extensions of credit under the Credit Facility, (b) indebtedness in respect of the Last Out Term Loans and the Last Out Notes, and (c) any other indebtedness permitted under the Credit Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that all liens on the assets of the Credit Parties and their Restricted Subsidiaries (other than liens permitted by the Credit Documents) have been released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Company.

4. (a) The terms of the Plan shall be substantially consistent with the Plan Support Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement), and such Plan Support Agreement shall not have been amended or modified in any manner that is adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Lead Arrangers, the Administrative Agent or any Lender and their respective affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on January 22, 2021, without written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) and (b) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) shall have been entered confirming the Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected (as determined in good faith by the Administrative Agent) to adversely affect the interests of the Lead Arrangers, the Administrative Agent or the Lenders and their respective affiliates, in their capacity as such, or the treatment contemplated by the Plan to the Existing RCF Lenders under the Existing Credit Agreement without the written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (the “Confirmation Order”); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

5. The Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan shall have been (or substantially concurrently with the Closing Date, shall be) substantially consummated (as defined in Section 1101 of the Bankruptcy Code) in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

6. The Administrative Agent shall have received a certificate of a responsible officer of the Company certifying that (a) all material governmental and third party approvals necessary in connection with the consummation of the Plan and the other transactions contemplated thereby, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, (b) that all representations and warranties set forth in the credit agreement governing the Credit Facility and the other Credit Documents are true and correct in all material respects (unless such representations are qualified by materiality or by a Material Adverse Effect qualification, in which case, such representations and warranties shall be true and correct in all respects), (c) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the initial extensions of credit or from the application of proceeds thereof, (d) no material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity of the credit agreement governing the Credit Facility, the other Credit Documents, or any of the transactions

58             Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

contemplated thereby, and (e) that since January 22, 2021, no Closing Date Material Adverse Effect (as defined below) shall have occurred. Solely for purposes of this paragraph 6, “Closing Date Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after January 22, 2021 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (ii) any Borrower’s ability, individually, or the ability of the Credit Parties, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by the Credit Documents, including in connection with the Credit Facility; provided, however, that any change arising from or related to any of the following shall not constitute a Closing Date Material Adverse Effect or be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur: (A) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases and actions taken in connection with the Chapter 11 Cases that are directed or authorized by the Bankruptcy Court and made in compliance with the Bankruptcy Code; and (B) any action or omission required, specifically permitted or contemplated to be taken or omitted by any of the Credit Parties, the Debtors or their Subsidiaries pursuant to the Plan Support Agreement or any Credit Document or which is otherwise taken or omitted with the consent, or at the request, of the Administrative Agent and the Required Lenders under the Credit Facility.

7. (a) The Administrative Agent shall have received aggregate Commitments from Lenders equal to or in excess of $300.0 million (before giving effect to the increase to Commitments in the amount of the PIK Upfront Fee); (b) the aggregate amount of Loans and LC Exposure on the Closing Date, after giving pro forma effect to any funding or deemed funding on the Closing Date, shall not exceed an amount equal to (i) $100.0 million, including any Loans made or deemed made in exchange for obligations owing under the Existing Credit Agreement, plus (ii) the face amount of the HSBC Letters of Credit deemed issued under the Credit Facility on the Closing Date, plus (iii) the amount of the PIK Upfront Fee, minus (iv) the amount by which the aggregate initial principal amount of the Last Out Term Loan exceeds $100.0 million; and (c) the Administrative Agent shall have received for the benefit of the Lenders a payment in cash on the Closing Date in an aggregate amount equal to the amount required pursuant to the Plan.

8. The Administrative Agent shall have received evidence that (a) the Company has received, substantially simultaneously with the effectiveness of the Credit Facility, no less than $75.0 million in new gross cash proceeds from the Last Out Notes pursuant to an indenture in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall include a commitment from the noteholders thereunder to provide no less than $35.0 million at a later date subject to certain specified conditions acceptable to the Administrative Agent), (b) the Last Out Term Loan shall have become effective, substantially simultaneously with the effectiveness of the Credit Facility, in a principal amount equal to $500.0 million, minus the Commitment Amount, and (c) the First Out/Last Out Intercreditor Agreement shall have been duly executed and delivered by each of (x) the Administrative Agent (with the consent of the requisite Lenders), (y) the requisite lenders or an authorized lender representative (with the consent of the requisite lenders) in respect of the Last Out Term Loan, and (z) the requisite holders of the Last Out Notes or an authorized representative thereof (with the consent of the requisite noteholders) (collectively, the “Consenting Stakeholders”).

59             Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

9. The Administrative Agent shall have received a certificate of a responsible officer of the Company demonstrating in reasonable detail that, as of the Closing Date, and giving pro forma effect to the Plan and the transactions contemplated thereby to occur on the Closing Date, the Company is in compliance with each Collateral Coverage Ratio.

10. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date, in each case, together with the corresponding comparative period from the prior fiscal year (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (c) unaudited interim monthly consolidated financial statements prepared by management of the Company and its subsidiaries, for each subsequent calendar month ending at least ten (10) business days before the Closing Date, (d) a pro forma unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Closing Date (as if the Closing Date had occurred on the last date of the most recently ended fiscal quarter or calendar month for which financial statements are required to be provided pursuant to clause (b) or (c) above, adjusted to give effect to the making of the initial extensions of credit under the Credit Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date), which balance sheet shall (i) not reflect any pro forma adjustments to give effect to the application of fresh start accounting, (ii) not be required to meet the requirements of Regulation S-X of the Securities Act of 1933, (iii) be certified by the chief financial officer of the Company as being prepared in good faith by the Company and (iv) reflect no indebtedness other than (x) the Loans and other extensions of credit under the Credit Facility, (y) indebtedness in respect of the Last Out Notes and Last Out Term Loan and (z) any other indebtedness permitted under the Credit Documents, (e) a summary setting forth the adjustments made to the financial information contained in the consolidated balance sheet for the most recently ended fiscal quarter or calendar month previously delivered to the Lead Arrangers pursuant to clause (b) or (c) above that are reflected in the pro forma balance sheet referred to in clause (d) above, (f) a financial forecast of the Company and its Restricted Subsidiaries for the 24-month period commencing December 31, 2020, on a quarterly basis, and (g) a budget for the Company and its Restricted Subsidiaries for the fiscal year ending December 31, 2021.

11. Subject to the Agreed Security Principles, all actions reasonably necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to permitted liens) in the Collateral (as described in the section titled “Collateral” in the Term Sheet) shall have been taken, including, (a) delivery of counterparts and exhibits for Rig mortgages, pledges and security agreements, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) the execution and delivery of control agreements in connection with deposit accounts, securities accounts, and commodity accounts within 30 days of the Closing Date (other than (a) with respect to accounts located in non-U.S. jurisdictions, which shall be delivered within 45 days of the Closing Date and (b) with respect to any accounts held at JPMorgan Chase Bank, N.A. that, within 45 days after the Closing Date, are replaced by, and all amounts therein transferred to, accounts held at HSBC Bank USA, National Association, which HSBC Bank USA, National Association accounts are subject to control agreements in favor of the Collateral Agent).

60            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

12. The Administrative Agent shall have received (a) customary UCC or equivalent lien, maritime lien, tax and judgment lien searches for the Credit Parties and their Restricted Subsidiaries reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Credit Documents, (b) certificates of registration showing the registered ownership of each Rig and certificates of ownership and encumbrances with respect to each such Rig, (c) a Fleet Status Certificate, (d) a Rig Value Certificate, (e) confirmation of class certificates for each Rig (other than stacked Rigs), (f) if any Credit Party is not organized under the laws of a State of the United States, evidence of appointment by such Credit Party of a process agent as its domestic process agent in accordance with the terms of the Credit Documents, (g) such other documents and conditions as are reasonable and customary under applicable legal requirements or custom in connection with a guarantee given by a foreign Credit Party, and (h) any such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.

13. The Administrative Agent shall have received insurance certificates, dated not more than ten (10) business days prior to the Closing Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Credit Documents.

14. The Administrative Agent and each Lender who has requested the same shall have received, at least fifteen (15) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrowers and the other Credit Parties in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrowers in a form reasonably satisfactory to the Administrative Agent and each requesting Lender. On the Closing Date, the organizational structure of the Company and its subsidiaries and their jurisdictions of organization, the Borrowers, and the Guarantors must all be satisfactory to the Administrative Agent and the Lenders in their discretion.

15. Each of (a) that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and (b) that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC (collectively, the “PCbtH Contracts”) receive treatment in the Chapter 11 Cases, including under the Plan, that is reasonably acceptable to the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement).

16. The Administrative Agent shall have (a) received executed copies of all material contracts of the Company and its Restricted Subsidiaries certified as true, correct, and complete as of the Closing Date and (b) completed a satisfactory review of all such material contracts.

17. The Administrative Agent shall have received an appraisal with respect to each Rig that is to be given Rig Value in the definition thereof, performed by Arctic Offshore, in form and detail, and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent.

18. With respect to the Chapter 11 Cases, the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date (as defined in the Plan) is reasonably acceptable to the Requisite Consenting Stakeholders (for the avoidance of doubt, if the overall size is materially consistent with the estimate provided by the

61            Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Debtors to the Consenting Stakeholders’ Advisors (as defined in the Plan Support Agreement) on November 14, 2020, then such size shall be deemed reasonably acceptable).1

[1]

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims (as defined in the Plan).

62            Summary of Terms and Conditions